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INDEX TO FINANCIAL STATEMENTS

As filed with the Securities and Exchange Commission on February 12, 2016

Registration No. 333-207397

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

AMENDMENT NO. 3
to

FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

RED ROCK RESORTS, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware (State or other jurisdiction of incorporation or organization)	7990 (Primary Standard Industrial Classification Code Number)	47-5081182 (I.R.S. Employer Identification Number)

1505 South Pavilion Center Drive
Las Vegas, Nevada 89135
(702) 495-3000
(Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

Frank J. Fertitta III
Chief Executive Officer
Red Rock Resorts, Inc.
1505 South Pavilion Center Drive
Las Vegas, Nevada 89135
(702) 495-3000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

with copies to:
Kenneth J. Baronsky, Esq. Deborah J. Conrad, Esq. Milbank, Tweed, Hadley & McCloy LLP 601 South Figueroa Street, 30th Floor Los Angeles, California 90017 (213) 892-4000	Joseph A. Hall Byron B. Rooney Davis Polk & Wardwell LLP 450 Lexington Avenue New York, New York 10017 (212) 450-4000

Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date of this registration statement.

          If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box:    ☐

          If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

          If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

          If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

          Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price(1)(2)	Amount of Registration Fee(3)

Class A Common Stock, par value $0.01 per share	$100,000,000	$10,070.00

(1)
Estimated solely for the purpose of calculating amount of registration fee in accordance with Rule 457(o) under the Securities Act of 1933, as amended.

(2)
Includes                        shares of Class A Common Stock subject to underwriters' right to purchase additional shares.

(3)
Registration fee previously paid.

          The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities, and we are not soliciting an offer to buy these securities, in any jurisdiction where the offer or sale is not permitted.

Subject to Completion
Preliminary Prospectus dated February 12, 2016

PROSPECTUS

                  Shares

Red Rock Resorts, Inc.

Class A Common Stock

        This is an initial public offering of shares of Class A Common Stock of Red Rock Resorts, Inc.

        Red Rock Resorts, Inc. is offering                  of the shares to be sold in this Offering. The selling stockholders are offering an additional            shares.

        Prior to this Offering, there has been no public market for the Class A Common Stock. It is currently estimated that the initial public offering price per share will be between $            and $            per share. We have applied to list our shares of Class A Common Stock on the Nasdaq Stock Market ("NASDAQ") under the symbol "RRR."

        Following this Offering, we will have two classes of authorized common stock. Shares of Class A Common Stock will have one vote per share. Shares of Class B Common Stock held by certain existing owners will have ten votes per share. All other shares of Class B Common Stock will have one vote per share. Affiliates of Frank J. Fertitta III, our Chairman and Chief Executive Officer, and Lorenzo J. Fertitta, a member of our board of directors, will hold the substantial majority of our issued and outstanding Class B Common Stock having ten votes per share. As a result, the Fertitta family will be able to control any action requiring the general approval of our stockholders, including the election of our board of directors, the adoption of amendments to our certificate of incorporation and bylaws and the approval of any merger or sale of substantially all of our assets. Accordingly, we will be a "controlled company." See "Management."

        See "Risk Factors" beginning on page 23 to read about factors you should consider before buying shares of our Class A Common Stock.

        Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

	Per Share	Total
Public offering price	$	$
Underwriting discounts and commissions	$	$
Proceeds, before expenses, to us(1)	$	$
Proceeds, before expenses, to the selling stockholders	$	$

(1)
The underwriters will receive compensation in addition to the underwriting discount. See "Underwriting (Conflicts of Interest)."

        To the extent that the underwriters sell more than                  shares of our Class A Common Stock, the underwriters have the option to purchase up to an additional               shares of our Class A Common Stock from us and          shares of Class A Common Stock from the selling stockholders at the initial public offering price less the underwriting discount.

        The underwriters expect to deliver the shares against payment in New York, New York on or about                        , 2016.

Deutsche Bank Securities	J.P. Morgan	BofA Merrill Lynch	Goldman, Sachs & Co.

Prospectus dated                        , 2016

red rock resorts

Portfolio of Highly Attractive Owned and/or Managed Assets

red rock
Red Rock Casino, Resort & Spa

Green Valley Ranch, Resort, Casino & Spa

Palace Station Hotel & Casino

BOULDER STATION
Boulder Station Hotel & Casino

Sunset Station Hotel & Casino

Santa Fe Station Hotel & Casino

Fiesta Henderson

Texas Station Gambling Hall & Hotel

Fiesta Rancho

CASINO
Graton Resort & Casino (Managed)

Gun Lake Casino (Managed)

red rock resorts

24,000 Slots and Video Poker Machines
470 Table Games
Graton Resort & Casino (Managed)

One of the Largest Sports and Race Betting Providers in Nevada

4,000+ Quality Hotel Rooms

World Class Pools and Spas

61 Restaurant Venues

28 Live Entertainment Venues

CENTURY THEATRES
96 State of the Art Movie Screens
in 7 Theaters

56 Bars and Lounges
Graton Resort & Casino (Managed)

280,000 Square Feet of Convention Space

282 Bowling Lanes

The statistics represented above are inclusive of 19 owned and 2 managed assets.

red rock resorts

A Leading Regional Gaming and Entertainment Operator – Time Line

BINGO PALACE

1976

- Station pioneered the Las Vegas regional market with the opening of "the Casino" near the Las Vegas Strip which was later renamed the "Bingo Palace"
- Now known as Palace Station

1993-1997

- Initial Public Offering in May 1993
- Opened Boulder Station in 1994, Texas Station in 1995, and Sunset Station in 1997

BOULDER STATION

1999

- Introduced the highly popular affinity card – the Boarding Pass
  - One of the first multi-property, multi-tiered players' clubs
- Significant majority of our 2014 gaming revenue generated by Boarding Pass members
- Voted best players' club each of the last 15 years

2000-2006

- Acquired Santa Fe Station (2000)
- Acquired Fiesta Rancho and Fiesta Henderson (2001)
- Opened Green Valley Ranch (2001)
- Opened Thunder Valley Casino (2003) – Our first Native American development and management contract
- Opened Red Rock (2006) - Flagship casino with best-in-class gaming and non-gaming amenities

FORTUNE
Station Casinos Celebrates Three Consecutive Years as One of America's Top Employers
THE 100 BEST
FORTUNE

2007

- Went private – Purchased by the Fertitta Family and Colony Capital in a management led buyout
- Recognized by FORTUNE magazine as one of its 100 Best Companies to work for four years in a row (2005-2008)

Gun Lake Casino (Managed)

2008-2011

- Completed restructuring of Company in June 2011
- Opened Gun Lake (2011) - A Native American casino in Michigan

CASINO

Graton Resort & Casino (Managed)

2012-Current

- Significant debt repayment
- Opened Graton Resort in California (2013)
- Planning the development of the North Fork Tribe's project in California red rock resorts
95
15
Bruce Woodbury Beltway
Las Vegas Blvd
Downtown
95
515
red rock
215
Castaways
30 acres
Flamingo
58 acres
Wild Wild West
76 acres
The Strip
McCarran International Airport
95
15
Durango
70 acres
215
Las Vegas Blvd
GVR
GREEN VALLEY RANCH
15
Inspirada
45 acres
2 mi.

Smaller Facilities Development Properties

        Neither we, the selling stockholders nor the underwriters have authorized anyone to provide you with information different from that contained in this prospectus, any amendment or supplement to this prospectus or any free writing prospectus prepared by us or on our behalf. Neither we, the selling stockholders nor the underwriters take any responsibility for, or can provide any assurance as to the reliability of, any information other than the information in this prospectus, any amendment or supplement to this prospectus or any free writing prospectus prepared by us or on our behalf. We, the selling stockholders and the underwriters are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted. The information in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of shares of our Class A Common Stock.

        In this prospectus, unless otherwise stated or the context otherwise requires:

  •
  the "Company," "we," "our," and "us" refer (1) subsequent to the consummation of this Offering and the reorganization transactions described under "The Reorganization of Our Corporate Structure" (referred to in this prospectus as the "Offering and Reorganization Transactions"), to Red Rock Resorts, Inc., a Delaware corporation, or "Red Rock," and its consolidated subsidiaries and (2) prior to the consummation of the Offering and Reorganization Transactions, to (a) Station Holdco LLC, a Delaware limited liability company, or "Station Holdco," and its consolidated subsidiaries for periods following June 17, 2011 and (b) Station

i

    Casinos, Inc. and its consolidated subsidiaries ("STN" or "STN Predecessor") for periods prior to June 17, 2011. See "The Reorganization of Our Corporate Structure."

  •
  On January 5, 2016, Red Rock amended its certificate of incorporation to change its name from "Station Casinos Corp." to "Red Rock Resorts, Inc."

  •
  References to LLC Units in this prospectus are to limited liability company interests in Station Holdco.

  •
  References to our "existing owners" are to the members of Station Holdco following the consummation of the Offering and Reorganization Transactions (including the merger of certain members of Station Holdco with subsidiaries of Red Rock).

  •
  When we describe the exchange of LLC Units and shares of Class B Common Stock on a "one-for-one basis" we mean that (x) one LLC Unit and one share of Class B Common Stock will be exchanged for (y) one share of Class A Common Stock.

  •
  References to our Principal Equityholders in this prospectus are to (i) FI Station Investor LLC ("FI Station Investor"), an entity that is owned by certain trusts and other entities owned or established for the benefit of Frank J. Fertitta III, our Chairman and Chief Executive Officer, and Lorenzo J. Fertitta, a member of our board of directors, and their spouses and lineal descendants and certain of our other current and former executive officers, (ii) Frank J. Fertitta III and Lorenzo J. Fertitta, or any of their spouses or lineal descendants, and (iii) any trust or entity, other than the Company, that is controlled by, or established for the benefit of, or the estate of Frank J. Fertitta or Lorenzo J. Fertitta or their spouses or lineal descendants (collectively with FI Station Investor, the "Fertitta Family Entities").

  •
  When we present information on a "pro forma" basis, such information gives pro forma effect to the Offering and Reorganization Transactions and such other transactions described in this prospectus under "Unaudited Pro Forma Condensed Combined Financial Information."

Industry and Market Data

        Although we are responsible for all disclosure contained in this prospectus, in some cases we have relied on certain market and industry data obtained from third-party sources that we believe to be reliable. Market estimates are calculated by using independent industry publications and government publications in conjunction with our assumptions about our markets. Unless otherwise noted, the independent third-party sources for the economic indicators cited herein are based on the citations set forth as footnotes to the tables appearing on pages 107 and 111 in the section of this prospectus entitled "Description of Our Business - Our Competitive Strengths." While we are not aware of any misstatements regarding any market, industry or similar data presented herein, such data involves risks and uncertainties and is subject to change based on various factors, including those discussed under the headings "Cautionary Statement Concerning Forward-Looking Statements" and "Risk Factors" in this prospectus.

Presentation of Financial Information

        Red Rock is a newly-formed Delaware corporation with no operations. Station Casinos LLC ("Station LLC") is a gaming and entertainment company that owns, operates and manages hotel and casino properties. Station Holdco LLC and Station Voteco LLC ("Station Voteco") hold all of the economic and voting interests, respectively, in Station LLC (collectively, "Station Holdco"). Station LLC operates under management agreements with Fertitta Entertainment LLC ("Fertitta Entertainment").

ii

        On April 30, 2012, Station Holdco and Fertitta Entertainment and their respective consolidated subsidiaries became under the common control of brothers Frank J. Fertitta III and Lorenzo J. Fertitta, who collectively hold more than 50% of their voting and economic interests.

        In October 2015, Station LLC entered into an agreement to purchase all of the outstanding membership interests of Fertitta Entertainment (the "Fertitta Entertainment Acquisition") which constitutes the acquisition of an entity under common control.

        Unless otherwise indicated, the historical financial information of Station Holdco, our predecessor for accounting purposes in this prospectus, represents the effect of the retrospective combination of the financial statements of Station Holdco and Fertitta Entertainment for all periods subsequent to April 30, 2012.

Non-GAAP Financial Measures

        We have included a presentation of Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization ("Adjusted EBITDA") in this prospectus that is not in accordance with generally accepted accounting principles ("GAAP"). We believe that Adjusted EBITDA is a widely used measure of operating performance in our industry and is a principal basis for valuation of gaming companies. We believe that in addition to operating income, Adjusted EBITDA is a useful financial performance measurement for assessing our operating performance because it provides information about the performance of our ongoing core operations excluding non-cash expenses, financing costs, and other non-operational items. Further, Adjusted EBITDA does not represent net income or cash flows from operating, investing or financing activities as defined by GAAP and should not be considered as an alternative to net income as an indicator of our operating performance. Additionally, Adjusted EBITDA does not consider capital expenditures and other investing activities and should not be considered as a measure of our liquidity. In addition, it should be noted that not all gaming companies that report EBITDA or adjustments to this measure may calculate EBITDA or such adjustments in the same manner as we do, and therefore, our measure of Adjusted EBITDA may not be comparable to similarly titled measures used by other gaming companies. See "Summary Historical and Unaudited Pro Forma Condensed Combined Financial and Other Data" for definitions of the non-GAAP financial measures used in this prospectus and reconciliations thereof to the most directly comparable GAAP measures.

iii

PROSPECTUS SUMMARY

        This summary highlights selected information about us and this Offering but does not contain all of the information that you should consider before investing in our Class A Common Stock. Before making an investment decision, you should read this entire prospectus carefully, including the discussion under the heading "Risk Factors" and the combined financial statements and related notes thereto contained elsewhere in this prospectus. This prospectus includes forward looking-statements that involve risks and uncertainties. See "Forward-Looking Statements" for more information.

 Our Company

        We are a leading gaming, development and management company operating 21 strategically-located casino and entertainment properties. We have developed over $5 billion of regional gaming and entertainment destinations in multiple jurisdictions. In addition, we are an established leader in Native American gaming, managing facilities in northern California and western Michigan. We began operations in 1976 with a 5,000 square foot casino featuring 100 slot machines and have grown through development and acquisitions to become a premier provider of gaming and entertainment for residents of the Las Vegas regional market and visitors. Our Las Vegas portfolio includes nine major gaming and entertainment facilities and ten smaller casinos (three of which are 50% owned), offering approximately 19,500 slot machines, 300 table games and 4,000 hotel rooms. Our Las Vegas properties are broadly distributed throughout the market and easily accessible, with over 90% of the Las Vegas population located within five miles of one of our gaming facilities. We offer convenience and a wide variety of gaming and non-gaming entertainment options to attract guests to our properties. We also provide friendly service and exceptional value in a comfortable environment. Most of our major properties are master-planned for expansion, enabling us to incrementally expand our facilities as demand dictates. We also control six highly desirable gaming-entitled development sites consisting of approximately 310 acres in Las Vegas and Reno, Nevada.

        We believe that the Las Vegas regional market is one of the most attractive gaming markets in the United States due to favorable economic and market fundamentals, a number of which drive demand for our products. The following metrics, for the most recent period available, indicate that an economic recovery is underway in the Las Vegas regional market:

  •
  Population growth was approximately two-and-a-half times the national average in 2014;

  •
  Las Vegas was among the leaders in the nation in year-over-year employment growth at 2.6%, compared to the national average of 1.9% based on preliminary data in November 2015 from the U.S. Bureau of Labor Statistics ("BLS");

  •
  Home value appreciation of 7.9%, compared to the national average of 5.6% during the twelve months ended September 30, 2015;

  •
  Las Vegas welcomed a record 42.2 million visitors for the twelve months ended November 30, 2015; and

  •
  Over $12 billion in new investments are either in the planning stages or actively under development in Las Vegas, based on public announcements.

        In addition to these favorable demand drivers, the Las Vegas regional market provides a stable and highly attractive tax structure, as well as legal limitations that restrict the development of additional off-Strip gaming properties. In particular:

  •
  Nevada offers the lowest gaming tax rate in the United States at 6.75%, and has only raised gaming taxes once in the last 28 years;

  •
  Nevada State Senate Bill 208 ("SB 208"), enacted in 1997, significantly limits the construction of casinos in the Las Vegas valley; and

  •
  No new major gaming facilities have opened in the Las Vegas regional market that cater predominantly to Las Vegas residents since 2009 and no new development of such facilities has been announced.

        We are intensely focused on providing the best possible guest experience and creating guest loyalty. Our "Boarding Pass" loyalty program, which allows members to earn and redeem rewards at any of our properties, has achieved high levels of guest use with a significant majority of our gaming revenue generated by Boarding Pass members. In addition, nearly half of the adult population of the Las Vegas metropolitan area are members of our Boarding Pass program and have visited one or more of our properties during the twelve months ended September 30, 2015. The Boarding Pass also has significant brand recognition and guest value, as evidenced by being selected "Best Players Club" for each of the last 15 years by the Las Vegas Review Journal.

        We became a publicly traded company in 1993 and, following a significant period of development and expansion between 1993 and 2007, were taken private in 2007 in a management-led buyout. Impacted by the financial crisis between 2008 and 2011, we completed a restructuring in June 2011. Since that time, we have:

  •
  Further strengthened our capital structure by:

  •
  Reducing total debt by $410 million to $2.1 billion as of September 30, 2015 (excluding a $114 million non-recourse land loan) from approximately $2.45 billion; and

  •
  Significantly reducing the ratio of total debt to Adjusted EBITDA.

  •
  Invested $350 million in capital improvements to maintain and enhance our properties, including:

  •
  Adding and renovating numerous non-gaming amenities across our portfolio;

  •
  Continuing to refresh our gaming floors with the latest products and technology;

  •
  Creating innovative technology products such as mobile sports betting applications and interactive marketing kiosks; and

  •
  Investing in information technology to improve our systems and protect our and our guests' proprietary data.

  •
  Improved our profitability:

  •
  For the year ended December 31, 2014 compared to the year ended December 31, 2013, Adjusted EBITDA increased 10.2% and Adjusted EBITDA margin improved by 207 basis points to 30.9% while net income from continuing operations increased by 265.8% following a net loss in 2013 primarily as a result of debt refinancing charges.

  •
  For the nine months ended September 30, 2015 compared to the same period in 2014, Adjusted EBITDA increased 12.8% and Adjusted EBITDA margin improved 230 basis points to 32.4% while net income from continuing operations increased by 1.6%.

        See "Summary Historical and Unaudited Pro Forma Condensed Combined Financial and Other Data" for the definition of Adjusted EBITDA and a reconciliation of this non-GAAP metric to the most directly comparable GAAP metric.

        We believe that our high-quality assets, market-wide distribution and award-winning Boarding Pass loyalty program will allow us to achieve significant benefits from improving economic conditions in Las Vegas. Further, our refined cost structure will help maximize the flow-through of net revenue to

Adjusted EBITDA, as additional economic growth drives incremental revenue at our properties. These factors position us well for future growth, including expanding our existing properties, developing our strategic real estate portfolio, pursuing new management contracts, and opportunistically acquiring existing properties and pursuing new developments in other markets.

Our Competitive Strengths

        We believe the following competitive strengths position us well for future growth and financial performance.

Portfolio of highly attractive assets broadly distributed throughout Las Vegas

        We own and operate 19 strategically-located casino and entertainment properties in the Las Vegas regional market, and over 90% of the Las Vegas population is located within five miles of one of our casinos. All of our properties enjoy convenient access and visibility from an interstate highway or major thoroughfare. As of September 30, 2015, our 19 Las Vegas properties offered the following gaming and non-gaming amenities:

  •
  19,410 slot and video poker machines featuring the latest technology and most popular themes in a variety of denominations;

  •
  310 table games, including blackjack, baccarat, craps, roulette and high-limit gaming salons;

  •
  4,041 hotel rooms ranging from standard rooms to one-of-a-kind luxury suites of more than 7,500 square feet;

  •
  114 food and beverage venues, including 56 restaurants ranging from fine dining to casual dining and 58 quick-serve outlets;

  •
  52 bars and lounges ranging from casual country to ultra-modern chic, featuring signature cocktails, live music and dancing;

  •
  270,000 square feet of flexible convention and meeting space ranging from boardrooms to ballrooms;

  •
  24 live entertainment venues ranging from intimate lounges to the 5,000-seat outdoor Sunset Amphitheater, and hosting a wide variety of acts from rock and country headliners to cover bands and comedians;

  •
  96 movie screens in seven theaters with IMAX 3D, private viewing boxes and the latest sound and seating technology; and

  •
  264 bowling lanes in four state-of-the-art facilities, featuring cosmic bowling, VIP lanes, private party suites and cocktail lounges.

        We take great pride in the appearance of our properties and have historically invested a considerable amount of capital to maintain, refresh and enhance our properties in a manner that is consistent with our high standards and to position our properties as best-in-class.

        The Las Vegas economy has begun to recover from the economic downturn and recent trends indicate that the recovery is ongoing. We believe the Las Vegas regional market is one of the most attractive gaming markets in the United States due to its strong economic and demographic fundamentals, a stable and supportive regulatory environment, the lowest gaming tax rate in the nation and significant current and announced investment.

Large and Loyal Customer Base

        We have a large and established guest database. Our Boarding Pass loyalty rewards program has achieved high levels of guest use, with a significant majority of our gaming revenue being generated by Boarding Pass members. In addition, we estimate that nearly half of the adult population of the Las Vegas metropolitan area are members of our Boarding Pass program and have visited one or more of our properties during the twelve months ended September 30, 2015. The Boarding Pass also has significant brand recognition and guest value, as evidenced by being selected "Best Players Club" for each of the last 15 years by the Las Vegas Review Journal. The Boarding Pass encourages guest loyalty and allows us to provide tailored promotions, messaging and guest experience. The program links all of our properties, allowing players to earn and redeem points at any of our properties, providing unparalleled diversity of experience, which we believe provides us with a competitive advantage. We believe that our targeted marketing strategies creates guest loyalty, as a significant majority of our Boarding Pass members who were in our database as of December 31, 2014 continued to visit our properties in the first nine months of 2015. We believe these marketing strategies will enable us to continue to grow our database and promote repeat visitation by Boarding Pass members.

Well positioned for growth

        We believe that our uniquely positioned platform will continue to benefit from the ongoing recovery of the Las Vegas economy through increased visitation and guest spend, as population, employment and average weekly earnings growth are all critical drivers of both gaming and non-gaming revenues. Based on preliminary data from the BLS, employment and average weekly earnings in the Las Vegas area were 2.6% and 5.5% higher, respectively, in November 2015 compared to November 2014. As employment levels and average weekly earnings continue to improve, we expect continued growth in gaming revenues, which at $2.2 billion for the twelve months ended November 30, 2015 remained approximately 17% below peak levels experienced in the Las Vegas regional market in 2007. We believe our existing cost structure, featuring the industry's lowest gaming tax rate, contributes to lower variable costs and creates a scalable platform to support higher margin growth. We also believe that our capital structure provides us with the flexibility to pursue additional growth opportunities.

        While a number of important regional metrics that drive demand for our products such as population, employment (measured by number of jobs) and taxable sales are above or approaching pre-recession peak levels, other metrics such as home prices and gaming revenue in the Las Vegas regional market, remain well below peak levels experienced prior to the recession.

Innovative management team and owner-operator alignment with shareholders

        We believe that one of our competitive strengths has been the ability of our highly-experienced management team, led by the Fertitta family, to identify, develop and execute innovative and value-creating opportunities. Examples include identifying the Las Vegas regional market niche in 1976, developing the regional entertainment destination concept through multiple major casino openings in the 1990's and 2000's, introducing the highly successful Boarding Pass loyalty reward program in 1999, and capitalizing on the opportunity created by Nevada's passage of SB 208 through a series of strategic acquisitions and new developments. Outside of Las Vegas, we leveraged our business model by entering into development and management agreements with several Native American tribes and developed and operated some of the most successful Native American casinos in the country.

        We have developed over $5 billion of gaming facilities, with each new property being designed for its market and benefiting from the experience gained from our prior projects. We have also developed proprietary data analytics which allow us to monitor revenues and operational expenses on a daily basis, benchmark results across properties, and provide real-time information for management decision-

making. The application of our analytics and in-house technologies have resulted in Adjusted EBITDA margins that compare favorably to our public peers over the past several years.

        The Fertitta family has maintained significant ownership in the Company since it was founded in 1976, and is expected to remain our largest shareholder after this Offering. We believe the owner-operator dynamic of the Fertitta family's continued leadership, together with its significant ownership, results in a high degree of alignment with our shareholders.

Our Business Strategy

Continue to provide a high quality, value-oriented gaming and entertainment experience

        We are committed to providing a high-value entertainment experience for our guests, as our significant level of repeat visitors demand exceptional service, variety and quality in their overall experience. We offer a broad array of gaming options, including the most popular slot and video poker products, and the latest technological innovations in slots, table games and sports wagering. We believe that providing a wide variety of entertainment options is also a significant factor in attracting guests. In particular, we feature multiple dining options at all of our major properties, which is a primary motivation for casino visits. We are dedicated to ensuring a high level of guest satisfaction and loyalty by providing attentive guest service in a convenient, friendly and casual atmosphere. As part of our commitment to providing a high value entertainment experience and to stimulate visitation, we regularly refresh and enhance our gaming and non-gaming amenities.

Generate revenue growth through targeted marketing and promotional programs

        Our significant advertising programs generate consistent brand awareness and promotional visibility. Our ability to advertise under a single brand across our portfolio also allows us to achieve material economies of scale. While we primarily advertise through traditional media such as television, radio and newspaper, we continue to increase our focus on reaching and engaging guests through social, digital and mobile solutions.

        We employ an innovative marketing strategy that utilizes our frequent high-profile promotional programs to attract and retain guests, while also establishing and maintaining a high level of brand recognition. Our proprietary customer relationship management systems are highly attuned to how guests interact with our properties and products. This information allows us to focus on targeting guests based on their preferences. We believe that our focused marketing allows us to create greater guest loyalty. We continually refine our database marketing programs to drive visitation and increase profitability. We recently introduced custom kiosk games to enhance the promotional engagement and experience of our Boarding Pass members. We plan to continue developing these custom interactive games to retain and build our guest database. We have also developed progressive mobile solutions to engage our current guests and attract new guests.

Maximize business profitability

        During our nearly 40-year history, we have developed a culture that focuses on operational excellence and cost management. We believe that this focus has contributed to Adjusted EBITDA margins that compare favorably to our public peers over the past several years. Our internally developed proprietary systems and analytical tools provide us with the ability to closely monitor revenues and operational expenses and provide real-time information for management solutions. Detailed benchmarking across our 21 properties also allows us to create and take advantage of best practices in all functional areas of our business. We believe our existing cost structure, which has low variable costs, can support significant incremental revenue growth while maximizing the flow-through of revenue to Adjusted EBITDA.

Utilize strong capital structure to drive growth and shareholder returns

        We maintain a flexible, low-leverage capital structure relative to our public peers that we believe will allow us to pursue a balance of new growth opportunities and a disciplined return of capital to our shareholders. We believe our scalable platform and extensive development and management expertise provide us the ability to build master-planned expansions, pursue acquisitions and/or seek new development opportunities in an effort to maximize shareholder returns.

Our Growth Strategy

Drive same store growth

        As the Las Vegas economy recovers, we believe population, employment levels, average weekly earnings and consumer confidence will continue to improve. We believe we are uniquely positioned to benefit from this growth through increased guest spend and visitation. We believe our existing Las Vegas portfolio should benefit from improving economic conditions resulting in ongoing same-store growth.

        In addition to our existing capacity, most of our major properties and managed casinos have been master-planned for future growth. As such, we have the ability to meet demand and increase revenue by developing additional facilities at those properties, which may include additional gaming, hotel rooms, meeting and conference space, restaurants or entertainment venues.

        The Native American gaming facilities we manage are also positioned for same-store growth. Since opening in November 2013, Graton Resort & Casino ("Graton Resort"), the largest gaming and entertainment facility in the San Francisco Bay area, has shown steadily improving business levels. Graton Resort also recently broke ground on a $175 million expansion, which includes a 200-room hotel, convention space and other resort amenities and is expected to be complete in the fall of 2016. Gun Lake Casino recently announced plans to expand its gaming, entertainment and dining offerings which are expected to open in the summer of 2017. In addition, Graton Resort and Gun Lake Casino are both positioned to benefit from the continued improvement of the overall economy, which should yield increased management fees without our need to invest additional capital.

Pursue growth opportunities

        We control six highly desirable gaming-entitled development sites consisting of approximately 310 acres in Las Vegas and Reno, Nevada. As such, we believe we are well positioned to capitalize on future demand for additional gaming and entertainment facilities driven by growth in these markets.

        We also control and continue to pursue the development of the North Fork Rancheria's casino project. The tribe's potential casino site is located adjacent to the Golden State Highway approximately 15 miles north of Fresno, California. With over 1.1 million people in the Fresno-Madera metropolitan area and approximately 22 million vehicles per year driving past the site, we believe the tribe has one of the most favorable gaming locations in the California central valley. We also believe that we may be able to leverage our existing relationships in Native American gaming and our track record of successful development and management of Native American casinos to secure additional development opportunities.

        In addition, our development and operational expertise will allow us to evaluate and potentially pursue domestic and/or international development and acquisition opportunities in both existing and emerging markets.

Industry and Market Opportunity

        Gaming continues to be a significant and growing sector of the global economy. Gaming markets can generally be categorized as either destination markets, such as the Las Vegas Strip, frequented by out-of-town visitors who travel long distances for multi-night stays, or regional markets where guests are predominantly from within 150 miles with much more frequent visitation. Regional gaming markets can be highly impacted by macroeconomic factors including population growth, unemployment, average weekly earnings growth, gas prices, consumer confidence, consumer discretionary spending, tax rates and home values. Regional gaming markets are also impacted by new supply being introduced when the state or an adjacent state legalizes or expands gaming. In addition, regional gaming markets may be impacted by regulatory changes such as a tax increase or a smoking ban, which can negatively impact gaming revenues at existing facilities.

The Las Vegas Gaming Market

        Las Vegas is the largest and most prominent gaming market in the United States with approximately 100,000 slot machines, 4,500 table games and $9 billion in gaming revenue as of and for the twelve months ended November 30, 2015 based on data from the Nevada Gaming Control Board covering Clark County, but excluding Laughlin and Mesquite. Las Vegas currently offers nearly 150,000 hotel rooms and enjoyed an occupancy rate of 86.4% in November 2015. Over the past two decades, Las Vegas resorts have focused on attracting more than just gaming patrons as operators have invested heavily in non-gaming attractions and amenities. As a result, Las Vegas has become one of the nation's most popular convention and meeting destinations and draws leisure travelers attracted to its restaurants, shopping, and entertainment, as well as its gaming amenities. Since the end of the economic recession in 2009, Las Vegas has seen a rebound in visitation, welcoming a record 42.2 million visitors for the twelve months ended November 30, 2015, up 16.1% from 2009.

The Las Vegas Regional Market

        Although world-renowned for its destination resorts along the Las Vegas Strip, southern Nevada also hosts one of the largest and most vibrant regional gaming markets in the United States. The Las Vegas regional market, comprised primarily of the residents who live and/or work in the Las Vegas area, generated revenue of $2.2 billion for the twelve months ending November 30, 2015, which was approximately 5.6% higher than the trough that occurred during the twelve months ended December 31, 2010, based on data from the Nevada Gaming Control Board covering Clark County, but excluding the Las Vegas Strip, Laughlin, Mesquite and Downtown.

Strong Population, Employment and Average Weekly Earnings Growth

        The Las Vegas economy, although severely impacted by the recession and housing crisis that spanned from 2008 to 2011, began to stabilize in 2012 and, based on population and employment growth, is once again one of the fastest growing economies in the United States. In 2014, population growth in Las Vegas was approximately two-and-a-half times the national average. Based on preliminary data for November 2015 from the BLS, Las Vegas experienced a 2.6% year-over-year increase in employment compared to the national average of 1.9%. Another important factor impacting the financial health of Las Vegas residents is average weekly earnings growth, which was 5.5% higher in November 2015 compared to November 2014 based on preliminary data from the BLS. In addition, a large portion of our guests are retirees, and Las Vegas continues to experience steady growth in retirees with the percentage of the population aged 65 and over increasing to 13.3% in 2014, from 10.6% in 2005. We believe workers and retirees will continue to be attracted to Las Vegas due to its economic momentum, availability of diverse jobs, lack of state income and estate taxes, relatively affordable housing, mild climate and multitude of entertainment and recreation options.

Increased Spending and Improving Home Values

        Businesses and consumers in Las Vegas continue to increase their spending as evidenced by 28 consecutive months of year-over-year increases in taxable retail sales from July 2013 to October 2015. Home values have also improved significantly over the past several years with the median price of an existing single family home in Las Vegas up approximately 84% as of December 2015 compared to January 2012.

Significant Capital Investment and Development

        This recent momentum has spurred another wave of investment in a number of sectors within the Las Vegas economy. Based on public announcements, over $12 billion in new project and infrastructure investments or are either in the planning stages or under active development in the Las Vegas valley. These projects include the Las Vegas Arena (MGM & AEG joint venture), Strip destination resorts Alon Las Vegas and Resorts World Las Vegas; major infrastructure expansion, including Project Neon, which is a multi-phase highway improvement project that will expand Interstate 15; the Las Vegas Convention and Visitors Authority's convention center district expansion; Union Village, a massive new healthcare complex; a number of major manufacturing facilities including the Faraday Future automotive production plant; and other public and private sector investments. A number of these projects will not only create construction jobs for area residents, but will also provide a significant number of full-time employment opportunities upon opening. In addition to the direct impact of these investments, new projects typically have the indirect effect of creating additional employment as a result of local spending.

Limited New Casino Development

        Even as the Las Vegas economy continues to rebound, new casino gaming development in the Las Vegas regional market remains limited. Since 2009, there have been no new casino openings that cater predominantly to Las Vegas residents and no new development of such facilities has been announced. We also believe that the development of new casino facilities will continue to be limited due to SB 208, which limited casino gaming in the Las Vegas valley to specified gaming districts and established more restrictive criteria for the creation of new gaming districts.

Stable Regulatory Environment and Lowest Gaming Tax Rate in the United States

        The Las Vegas regional market also benefits from local and state laws and regulations which are accommodative to business in general and, more specifically, the gaming industry, including a stable and highly favorable tax structure. Of states offering commercial gaming, Nevada has the lowest gaming tax rate at 6.75%. Further, the Nevada gaming tax rate has remained unchanged since 2003, when it was changed for the first time since 1987 and only increased by 50 basis points. By contrast, the highest gaming tax rate in the United States is 69% in New York and the average gaming tax rate in the United States is 33%.

Our Structure

        Following the consummation of the Offering and Reorganization Transactions, Red Rock will be a holding company that has no assets other than its direct and indirect equity interest in Station Holdco and its voting interest in Station LLC. Red Rock will operate and control all of the business and affairs and consolidate the financial results of Station Holdco and its subsidiaries. Prior to the completion of this Offering, Station Holdco will amend and restate its limited liability company agreement to, among other things, appoint Red Rock as its sole managing member. Red Rock, Station Holdco and the existing owners are expected to enter into an exchange agreement under which (subject to the terms of the exchange agreement) the existing owners will have the right to exchange their LLC Units, together with an equal number of shares of Class B Common Stock, for shares of Red Rock Class A Common Stock. Pursuant to such exchange agreement, the existing owners will exchange (x) one LLC Unit and one share of Class B Common Stock for (y) one share of Class A Common Stock, or, at our election, for cash, which we refer to as an exchange of LLC Units and shares of Class B Common Stock for shares of Class A Common Stock on a one-for-one basis. When LLC Units and a corresponding number of shares of Class B Common Stock are exchanged for Class A Common Stock by a holder of LLC Units pursuant to such exchange agreement, such shares of Class B Common Stock will be cancelled.

        Our business is currently managed by Fertitta Entertainment pursuant to management agreements that each have a term of 25 years and were entered into in June 2011. Frank J. Fertitta III, our Chairman and Chief Executive Officer, and Lorenzo J. Fertitta, a member of our board of directors, own a majority of the equity interests of each of Fertitta Entertainment and Station Holdco. Our executive officers (other than Daniel J. Roy) and certain other key personnel are employed by Fertitta Entertainment and provide services to us pursuant to the management agreements. As compensation for the management services provided to us, Fertitta Entertainment receives a base management fee equal to two percent of the gross revenues attributable to our properties and an incentive management fee equal to five percent of positive EBITDA of our properties. In connection with this Offering, we expect to consummate the Fertitta Entertainment Acquisition for a purchase price of $460.0 million less the amount paid by the Company in satisfaction of indebtedness of Fertitta Entertainment on the closing date, which is expected to be approximately $55.0 million, and subject to reduction for the amount, if any, of Fertitta Entertainment's liabilities that are assumed by Station LLC. The purchase price for the Fertitta Entertainment Acquisition will be paid to entities that are affiliated with Frank J. Fertitta III and Lorenzo J. Fertitta, which are the owners of a majority of the outstanding membership interests of Fertitta Entertainment, and an entity that is owned by certain current and former employees of Fertitta Entertainment, which holds the remaining membership interests in Fertitta Entertainment. The terms of the Fertitta Entertainment Acquisition were negotiated by the members of Fertitta Entertainment, on the one hand, and on the other hand by both German American Capital Corporation ("GACC") (as the holder of certain approval rights under the existing equityholders agreement for Station Holdco and its subsidiaries) and by a special committee of the board of managers of Station LLC (comprised of Dr. James E. Nave and Mr. Robert E. Lewis, each of whom was determined to be disinterested in the Fertitta Entertainment Acquisition). The special committee unanimously approved the terms of the Fertitta Entertainment Acquisition, and had the assistance and counsel of independent legal and financial advisors retained by such special committee in the negotiation and approval of such terms. At the closing of the Fertitta Entertainment Acquisition, Fertitta Entertainment is not expected to have material assets other than the management agreements for the Company's business and its workforce. In connection with the Fertitta Entertainment Acquisition, we expect to terminate the management agreements with Fertitta Entertainment by mutual agreement for no additional consideration and assume or enter into new employment agreements or other employment relationships with our executive officers and other individuals who were employed by Fertitta Entertainment and provided services to us through the management agreements prior to the consummation of the Fertitta Entertainment Acquisition. See "Certain Relationships and Related Party Transactions—Acquisition of Fertitta Entertainment."

        We estimate that the net proceeds to us from the sale of our Class A Common Stock in this Offering, after deducting underwriting discounts and commissions but before expenses, will be approximately $           million ($           million if the underwriters exercise their option to purchase additional shares in full), based on an assumed initial public offering price of $          per share (the

midpoint of the price range set forth on the cover page of this prospectus). We intend to use such net proceeds as follows:

  •
  $           million to acquire newly-issued LLC Units in Station Holdco. In turn, Station Holdco intends to:

  •
  Contribute $           million of the proceeds it receives from us to Station LLC to pay a portion of the purchase price for the Fertitta Entertainment Acquisition. The balance of the Fertitta Entertainment Acquisition will be funded by debt incurred by Station LLC. The purchase price for the Fertitta Entertainment Acquisition, including the offering proceeds that are contributed to Station LLC to fund a portion of the purchase price for the Fertitta Entertainment Acquisition, will be paid by Station LLC to entities that are affiliated with Frank J. Fertitta III and Lorenzo J. Fertitta, which are the owners of a majority of the outstanding membership interests of Fertitta Entertainment, and an entity that is owned by certain current and former employees of Fertitta Entertainment, which holds the remaining membership interests in Fertitta Entertainment.

  •
  Apply the balance of the proceeds it receives from us to pay expenses incurred in connection with the Offering and Reorganization Transactions.

  •
  $         million (or $           million if the underwriters exercise their option to purchase additional shares in full) to purchase LLC Units from certain of our existing owners, at a per-LLC Unit price equal to the price paid by the underwriters for shares of our Class A Common Stock in this Offering. Accordingly, we will not retain any of these proceeds. See "Certain Relationships and Related Party Transactions—Purchase of LLC Units from Existing Owners."

  •
  $       million to pay withholding tax obligations with respect to certain members of the Merging Blockers (as defined below).

        The following chart summarizes our organizational structure following the consummation of the Offering and Reorganization Transactions and the Fertitta Entertainment Acquisition. This chart is provided for illustrative purposes only and does not purport to represent all legal entities owned or controlled by us:

Existing Owners
Public Shareholders
Members of Merging Blockers(2)
Former Station Holdco Profit Unit Holders(3)
Class B Shares(1)
• Voting rights only
• Ten votes for each outstanding share of Class B Common Stock held by an existing owner that holds at least 30% of the LLC Units immediately after this Offering and, at the relevant record date, at least 10% of the Class A Common Stock (on an as-exchanged basis)
• One vote for each other outstanding share of Class B Common Stock
Class A Shares(1)
• % of voting power in Red Rock Resorts, Inc.(2)
• One vote for each outstanding share of Class A Common Stock
• 100% of economic interests in Red Rock Resorts, Inc.
LLC Units
• % of the outstanding LLC Units in Station Holdco LLC(4)
• Not publicly traded
• Economic rights only, subject to certain limited approval rights
• Together with one share of Class B Common Stock, exchangeable on a 1-for-1 basis for shares of Class A Common Stock
Red Rock Resorts, Inc.
Sole Managing Member and LLC Units
• % of the outstanding LLC Units in Station Holdco LLC(4)
• Not publicly traded
• Number of LLC Units held equals number of outstanding shares of Class A Common Stock
• 100% of voting power in Station Holdco LLC, subject to certain limited exceptions
Station Holdco LLC
Nonvoting Interests
Station Casinos LLC
Voting Interests
Operating Subsidiaries
Fertitta Entertainment

(1)
Shares of Class A Common Stock and Class B Common Stock vote as a single class. Each outstanding share of Class A Common Stock will be entitled to one vote, each outstanding share of Class B Common Stock that is held by a holder that, together with its affiliates, owns at least 30% of the outstanding LLC Units immediately following this Offering and, at the applicable record date, maintains direct or indirect beneficial ownership of at least 10% of the outstanding shares of Class A Common Stock (determined on an as-exchanged basis assuming that all of the LLC Units were exchanged for Class A Common Stock) will be entitled to ten votes and each other outstanding share of Class B Common Stock will be entitled to one vote. We expect that the only existing owners that will satisfy the foregoing criteria will be Fertitta Family Entities. Consequently, such entities will be the only holders of Class B Common Stock entitled to ten votes per share of Class B Common Stock immediately following this Offering. See "Principal and Selling Stockholders." In accordance with the exchange agreement to be entered into in connection with the Offering and Reorganization Transactions, holders of LLC Units will be entitled to exchange LLC Units, together with an equal number of shares of Class B Common Stock, for shares of Class A Common Stock on a one-for-one basis or, at our election, for cash.

(2)
As part of the Offering and Reorganization Transactions, ADVSTRA SC Holdings, LLC, CAPINC SC Holdings, LLC, PAIN SC Holdings, LLC, PRTN SC Holdings, LLC, STRAINC SC Holdings, LLC, Serengeti SC Blockerco LLC, PB Investor I LLC and PB Investor II LLC, Delaware entities that have elected to be taxed as a corporation for U.S. federal income tax purposes (the "Merging Blockers"), will merge with newly-formed subsidiaries of Red Rock in transactions intended to qualify as tax-free for U.S. federal income tax purposes (referred to herein as the "Blocker Mergers"). In the Blocker Mergers, the owner(s) of each Merging Blocker will collectively receive one share of Class A Common Stock for each LLC Unit owned by such Merging Blocker and such number of LLC Units as would be issuable upon a cashless exercise of the Warrants (defined below) held by such Merging Blocker. In the aggregate, approximately                shares of Class A Common Stock of Red Rock are expected to be issued as consideration in the Blocker Mergers, assuming an initial public offering price of $          per share (the midpoint of the estimated public offering price range set forth on the cover page of this prospectus). In connection with the Blocker Mergers, the Company will (i) withhold              shares of Class A Common Stock that would otherwise be issued to certain of the members of the Merging Blockers, (ii) sell such shares in this Offering, and (iii) use the net proceeds from the sale of such shares to pay withholding tax obligations with respect to such members. The number of shares of Class A Common Stock issued in the Blocker Mergers and withholding with respect thereto will depend on the actual initial public offering price per share.

  Warrants to purchase an aggregate of              LLC Units (including warrants held by the Merging Blockers) at an exercise price of $              per LLC Unit and          LLC Units at an exercise price of $          per LLC Unit (collectively, the "Warrants") will become exercisable upon consummation of this Offering. We expect that the Warrants will be amended to provide for cashless exercise for LLC Units and that all of the Warrants will be exercised promptly following consummation of this Offering. Assuming that all of the outstanding Warrants are exercised on a cashless basis and an initial public offering price of $          per share (the midpoint of the estimated public offering price range set forth on the cover page of this prospectus), an aggregate of              LLC Units will be issuable upon exercise of the Warrants.

(3)
Holders of profit units issued by Station Holdco, all of whom are current or former employees of Station LLC, will receive restricted shares of Class A Common Stock issued pursuant to the terms of our new Red Rock Resorts, Inc. 2016 Equity Incentive Plan in substitution for such profit units. As of December 31, 2015, an aggregate of 10,039,007 Station Holdco profit units were outstanding. Pursuant to the terms of the Station Holdco Amended and Restated Profit Unit Plan, an aggregate of                restricted shares of Class A Common Stock will be substituted for the outstanding Station Holdco profit units (assuming an initial public offering price of $          per share, the midpoint of the estimated public offering price range set forth on the cover page of this prospectus).

(4)
A portion of these LLC Units will be held by subsidiaries of Red Rock. Assumes no exercise of the underwriters' option to purchase additional shares. If the underwriters exercise their option to

  purchase additional shares in full, (i) the shares of Class A Common Stock held by public shareholders will constitute      % of the voting power in Red Rock, (ii) holders of Class B Common Stock will have      % of the voting power of Red Rock, (iii) the LLC Units held by the existing owners will constitute      % of the outstanding LLC Units in Station Holdco, and (iv) Red Rock will own      % of the outstanding LLC Units in Station Holdco.

        See "The Reorganization of Our Corporate Structure," "Certain Relationships and Related Party Transactions" and "Description of Capital Stock" for more information on the exchange agreement and the rights associated with our common stock and the LLC Units.

Risks Associated with our Business

        An investment in shares of our Class A Common Stock involves a high degree of risk. Below is a summary of certain key risk factors that you should consider in evaluating an investment in shares of our Class A Common Stock:

  •
  our reliance on the Las Vegas market;

  •
  the impact of business conditions, including competitive practices, changes in customer demand and the cyclical nature of the gaming and hospitality business generally, on our business and results of operations;

  •
  the impact of general economic conditions outside our control, including changes in interest rates, consumer confidence and unemployment levels, on our business and results of operations;

  •
  the effects of intense competition that exists in the gaming industry;

  •
  the risk that new gaming licenses or gaming activities, such as internet gaming, are approved and result in additional competition;

  •
  our substantial outstanding indebtedness and the effect of our significant debt service requirements on our operations and ability to compete;

  •
  the risk that we will not be able to finance our development and investment projects or refinance our outstanding indebtedness;

  •
  the impact of extensive regulation from gaming and other government authorities, including anti-money laundering laws and regulations, on our ability to operate our business and the risk that regulatory authorities may revoke, suspend, condition or limit our gaming or other licenses, impose substantial fines or take other actions that adversely affect us;

  •
  risks associated with changes to applicable gaming and tax laws that could have a material adverse effect on our financial condition;

  •
  adverse outcomes of legal proceedings and the development of, and changes in, claims or litigation reserves;

  •
  risks associated with development, construction and management of new projects or the expansion of existing facilities, including cost overruns, construction delays, environmental risks and legal or political challenges; and

  •
  the lack of a public market for our common stock.

        This list is not exhaustive. Please read the full discussion of these risks and other risks described under the caption "Risk Factors" beginning on page 23 of this prospectus.

Corporate Information

        The Company's principal executive offices are located at 1505 South Pavilion Center Drive, Las Vegas, Nevada, 89135 and its telephone number is (702) 495-3000. The Company's website address is www.sclv.com. Information contained on or accessible through the Company's website is not a part of this prospectus and the inclusion of the website address in this prospectus is an inactive textual reference only.

 THE OFFERING

Issuer	Red Rock Resorts, Inc.
Class A Common Stock Offered by Us	shares.
Class A Common Stock offered by Selling Stockholders	shares.
Underwriters' Option to Purchase Additional Shares

We and the selling stockholders have granted the underwriters a 30-day option to purchase up to                and                additional shares, respectively, of Class A Common Stock at the initial public offering price less the underwriting discount.

Class A Common Stock to Be Outstanding After this Offering

                shares (or                shares if the underwriters exercise their option to purchase additional shares in full) (or                shares if each outstanding LLC Unit were exchanged for one share of Class A Common Stock, as described under "The Reorganization of Our Corporate Structure").

Class B Common Stock to Be Outstanding After this Offering

                shares (or                shares if the underwriters exercise their option to purchase additional shares in full). In connection with the Offering and Reorganization Transactions, existing owners will purchase for nominal consideration one share of Class B Common Stock for each LLC Unit owned by such existing owner.

When LLC Units and a corresponding number of shares of Class B Common Stock are exchanged for Class A Common Stock by a holder of LLC Units pursuant to the exchange described below, such shares of Class B Common Stock will be cancelled.

Voting Power Held by Holders of Class A Common Stock After This Offering

                % (or                % if the underwriters exercise their option to purchase additional shares in full) (or 100% if each outstanding LLC Unit were exchanged for one share of Class A Common Stock, as described under "The Reorganization of Our Corporate Structure"). Each share of Class A Common Stock will be entitled to one vote. Because shares of Class A Common Stock are entitled to one vote, whenever a holder of Class B Common Stock that is entitled to ten votes per share effects an exchange of LLC Units, together with an equivalent number of shares of Class B Common Stock, for shares of Class A Common Stock, such holder's aggregate voting power with respect to Red Rock will be commensurately reduced.

Voting Power Held by Holders of Class B Common Stock After This Offering

                % (or                % if the underwriters exercise their option to purchase additional shares in full) (or 0% if each outstanding LLC Unit were exchanged for one share of Class A Common Stock, as described under "The Reorganization of Our Corporate Structure"). Each outstanding share of Class B Common Stock that is held by a holder that, together with its affiliates, owns at least 30% of the outstanding LLC Units immediately following this Offering and, at the applicable record date, maintains direct or indirect beneficial ownership of at least 10% of the outstanding shares of Class A Common Stock (determined on an as-exchanged basis assuming that all of the LLC Units were exchanged for Class A Common Stock) will be entitled to ten votes and each other outstanding share of Class B Common Stock will be entitled to one vote. Because shares of Class A Common Stock are entitled to one vote, whenever a holder of Class B Common Stock that is entitled to ten votes per share effects an exchange of LLC Units, together with an equivalent number of shares of Class B Common Stock, for shares of Class A Common Stock, such holder's aggregate voting power with respect to Red Rock will be commensurately reduced.

Exchange

LLC Units, together with an equal number of shares of Class B Common Stock, may be exchanged at any time, in certain minimum increments, for shares of our Class A Common Stock on a one-for-one basis or, at our election, for cash.

Use of Proceeds

We estimate that the net proceeds to us from the sale of our Class A Common Stock in this Offering, after deducting underwriting discounts and commissions but before expenses, will be approximately $                 million ($                 million if the underwriters exercise their option to purchase additional shares in full), based on an assumed initial public offering price of $                 per share (the midpoint of the price range set forth on the cover page of this prospectus). We intend to use such net proceeds as follows:

• $ million to acquire newly-issued LLC Units in Station Holdco. In turn, Station Holdco intends to:

•

Contribute $                 million of the proceeds it receives from us to Station LLC to pay a portion of the consideration for the Fertitta Entertainment Acquisition. The balance of the purchase price for the Fertitta Entertainment Acquisition will be funded by debt incurred by Station LLC. The purchase price for the Fertitta Entertainment Acquisition, including the offering proceeds that are contributed to Station LLC to fund a portion of the purchase price for the Fertitta Entertainment Acquisition, will be paid by Station LLC to entities that are affiliated with Frank J. Fertitta III and Lorenzo J. Fertitta, which are the owners of a majority of the outstanding membership interests of Fertitta Entertainment, and an entity that is owned by certain current and former employees of Fertitta Entertainment, which holds the remaining membership interests in Fertitta Entertainment.

• Apply the balance of the proceeds it receives from us to pay expenses incurred in connection with the Offering and Reorganization Transactions.

•

$                 million (or $                 million if the underwriters exercise their option to purchase additional shares in full), to purchase LLC Units from certain of our existing owners, at a per-LLC Unit price equal to the price paid by the underwriters for shares of our Class A Common Stock in this Offering. Accordingly, we will not retain any of these proceeds.

• $ million to pay withholding tax obligations with respect to certain members of the Merging Blockers.
We will not receive any proceeds from the sale of shares of Class A Common Stock by the selling stockholders.

Voting Rights

Holders of shares of Class A Common Stock and Class B Common Stock will be entitled to vote on all matters to be voted on by stockholders. Each outstanding share of Class A Common Stock will be entitled to one vote, each outstanding share of Class B Common Stock that is held by a holder that, together with its affiliates, owns at least 30% of the outstanding LLC Units immediately following this Offering and, at the applicable record date, maintains direct or indirect beneficial ownership of at least 10% of the outstanding shares of Class A Common Stock (determined on an as-exchanged basis assuming that all of the LLC Units were exchanged for Class A Common Stock) will be entitled to ten votes and each other outstanding share of Class B Common Stock will be entitled to one vote. We expect that the only existing owners that will satisfy the foregoing criteria will be Fertitta Family Entities. Consequently, such entities will be the only holders of Class B Common Stock entitled to ten votes per share of Class B Common Stock immediately following this Offering. See "Principal and Selling Stockholders." The shares of Class B Common Stock will have no economic rights. Each share of our Class B Common Stock will be entitled to only one vote automatically upon it being held by a holder that, together with its affiliates, did not own at least 30% of the outstanding LLC Units immediately following the consummation of this Offering or owns less than 10% of the outstanding shares of Class A Common Stock (determined on an as-exchanged basis assuming that all of the LLC Units were exchanged for Class A Common Stock). See "Description of Capital Stock—Capital Stock—Class B Common Stock—Voting Rights."

Holders of our Class A Common Stock and Class B Common Stock vote together as a single class on all matters presented to our stockholders for their vote or approval, except as otherwise required by applicable law or our amended and restated certificate of incorporation.

Dividend Policy

Following this Offering and subject to legally available funds, we intend to pay quarterly cash dividends to the holders of our Class A Common Stock initially equal to $                per share of Class A Common Stock, commencing with the                quarter of 201      .

The declaration, amount and payment of any future dividends will be at the sole discretion of our board of directors. Our board of directors will take into account general economic and business conditions, our financial condition and operating results, our available cash and current and anticipated cash needs, capital requirements, contractual, legal, tax and regulatory restrictions and implications on the payment of dividends by us to our stockholders or by our subsidiaries (including Station Holdco) to us, and such other factors as our board of directors may deem relevant. The payment of cash distributions by Station LLC to Station Holdco is restricted under the terms of the agreements governing its outstanding debt, and may be further restricted by other agreements related to indebtedness we incur in the future.

Red Rock is a holding company and has no material assets other than its direct and indirect equity interest in Station Holdco and its voting interest in Station LLC. We intend to cause Station Holdco to make distributions to us in an amount sufficient to cover cash dividends, if any, declared by us. If Station Holdco makes such distributions to Red Rock, the other holders of LLC Units will be entitled to receive proportionate distributions based on their percentage ownership of Station Holdco.

Ticker Symbol	"RRR"
Risk Factors	See "Risk Factors" and the other information included in this prospectus for a discussion of factors you should carefully consider before deciding to invest in shares of our Class A Common Stock.
Conflict of Interest

Because Deutsche Bank Securities Inc., an underwriter for this Offering, is an affiliate of GACC, which is a significant stockholder and one of our existing owners that will receive more than 5% of the net proceeds of this Offering, a conflict of interest under Financial Industry Regulatory Authority, Inc. ("FINRA") Rule 5121 is deemed to exist. Accordingly, this Offering will be conducted in accordance with that rule. See "Underwriting (Conflicts of Interest)."

        Except as otherwise indicated, all information in this prospectus:

  •
  assumes no exercise of the underwriters' option to purchase additional shares;

  •
  assumes                shares of our Class A Common Stock are issued in respect of grants of restricted stock or are issuable upon exercise of options to purchase shares of Class A Common Stock, in each case pursuant to grants that are expected to be made under the Company's 2016 Equity Incentive Plan to certain of our employees and directors in connection with the Offering. See "Executive Compensation—2016 Equity Incentive Plan";

  •
  assumes                shares of Class A Common Stock are reserved for issuance upon the exchange of LLC Units held by the existing owners immediately following this Offering;

  •
  assumes                shares of Class A Common Stock are issued in the Blocker Mergers;

  •
  assumes                restricted shares of Class A Common Stock are issued to holders of profit units issued by Station Holdco;

  •
  assumes the grant of                restricted shares of Class A Common Stock to employees and non-employee directors in connection with this Offering;

  •
  assumes                LLC Units are issued to holders of the Warrants; and

  •
  assumes an initial public offering price of $                 per share (the midpoint of the estimated public offering price range set forth on the cover page of this prospectus).

SUMMARY HISTORICAL AND UNAUDITED PRO FORMA CONDENSED
COMBINED FINANCIAL AND OTHER DATA

        The following summary historical and pro forma condensed combined financial and other data should be read in conjunction with, and are qualified by reference to, "Presentation of Financial Information," "The Reorganization of Our Corporate Structure," "Use of Proceeds," "Unaudited Pro Forma Condensed Combined Financial Information," "Selected Historical Combined Financial and Other Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the combined financial statements of Station Holdco and notes thereto included elsewhere in this prospectus.

        Station Holdco will be considered Red Rock's predecessor for accounting purposes, and the combined financial statements of Station Holdco will be our historical financial statements following this Offering. The summary historical combined financial data of Station Holdco presented below for the nine months ended September 30, 2015 and 2014 and for the years ended December 31, 2014, 2013 and 2012, and as of September 30, 2015 and December 31, 2014 and 2013, have been derived from and should be read together with the combined financial statements of Station Holdco and the accompanying notes, which are contained elsewhere in this prospectus.

        The summary unaudited pro forma condensed combined statement of operations data of Red Rock for the nine months ended September 30, 2015 and the year ended December 31, 2014 presents our combined results of operations giving pro forma effect to the Offering and Reorganization Transactions as described under "The Reorganization of Our Corporate Structure" and "Use of Proceeds" and the Fertitta Entertainment Acquisition, including the transfer of certain assets and repayment of certain liabilities not included in the Fertitta Entertainment Acquisition (and therefore not reflected in the historical combined financial statements of Station Holdco), as if such transactions occurred on January 1, 2014, and assuming no exercise of the underwriters' option to purchase additional shares.

        The summary unaudited pro forma condensed combined balance sheet data of Red Rock as of September 30, 2015 presents our combined financial position giving pro forma effect to the Offering and Reorganization Transactions as described under "The Reorganization of Our Corporate Structure" and "Use of Proceeds" and the Fertitta Entertainment Acquisition, including the transfer of certain assets and repayment of certain liabilities of Fertitta Entertainment not included in the Fertitta

Entertainment Acquisition, as if such transactions had occurred on September 30, 2015 and assuming no exercise of the underwriters' option to purchase additional shares.

	Pro Forma		Historical
			Nine Months Ended September 30,
					Year Ended December 31,
	Nine Months Ended September 30, 2015	Year Ended December 31, 2014
			2015	2014	2014	2013	2012(h)
	(unaudited)		(unaudited)
	(dollars in thousands, except per share amounts)
Statement of Operations Data:
Operating revenues:
Casino	$	$	$683,598	$662,392	$897,361	$882,241	$885,629
Food and beverage			187,565	177,357	239,212	235,722	237,770
Room			92,311	84,479	112,664	105,630	106,348
Other			52,925	53,434	70,522	67,431	69,704
Management fees			63,703	51,506	68,782	59,758	30,793

Gross revenues			1,080,102	1,029,168	1,388,541	1,350,782	1,330,244
Promotional allowances			(75,918)	(71,288)	(96,925)	(94,645)	(100,023)

Net revenues			1,004,184	957,880	1,291,616	1,256,137	1,230,221

Operating costs and expenses:
Casino			257,269	253,127	341,490	339,651	355,199
Food and beverage			121,197	117,126	157,191	161,790	161,167
Room			34,762	34,010	45,479	43,062	43,106
Other			19,537	22,161	28,979	26,580	26,987
Selling, general and administrative			253,941	240,968	320,120	327,820	308,158
Preopening			1,121	286	640	222	311
Depreciation and amortization			103,896	95,600	127,961	128,958	129,267
Management fee expense			—	—	—	—	15,581
Impairment of goodwill			—	—	—	1,183	—
Asset impairment(a)			2,101	11,739	11,739	—	10,066
Write-downs and other charges, net(b)			7,446	20,592	20,956	11,895	9,958

			801,270	795,609	1,054,555	1,041,161	1,059,800

Operating income			202,914	162,271	237,061	214,976	170,421
Earnings from joint ventures			1,070	754	924	1,603	1,773

Operating income and earnings from joint ventures			203,984	163,025	237,985	216,579	172,194
Other (expense) income:
Interest expense, net			(109,030)	(114,631)	(151,702)	(165,220)	(189,781)
Loss on extinguishment of debt(c)			(90)	(4,132)	(4,132)	(147,131)	(51,796)
Gain on Native American development(d)			—	49,074	49,074	16,974	102,816
Change in fair value of derivative instruments			(4)	(2)	(90)	(291)	(921)

			(109,124)	(69,691)	(106,850)	(295,668)	(139,682)

Income (loss) from continuing operations before income taxes			94,860	93,334	131,135	(79,089)	32,512
Income tax (expense) benefit			—	—	—	—	—

Net income (loss) from continuing operations			94,860	93,334	131,135	(79,089)	32,512
Discontinued operations(e)			(171)	(42,312)	(42,548)	(24,976)	(13,003)

Net income (loss)			94,689	51,022	88,587	(104,065)	19,509
Less: net income (loss) attributable to noncontrolling interests			5,730	(11,921)	(11,955)	(9,067)	(1,606)

Net income (loss) attributable to Red Rock	$	$	$88,959	$62,943	$100,542	$(94,998)	$21,115

Basic weighted average number of Class A Common shares outstanding
Basic net income per share applicable to Class A Common Stock	$	$
Diluted weighted average number of Class A Common shares outstanding
Diluted net income per share applicable to Class A Common Stock	$	$
Other data
Adjusted EBITDA(f)	$	$	$325,586	$288,525	$399,049	$362,117	$331,958
Capital expenditures			103,889	71,620	102,748	86,728	62,048
Number of hotel rooms(g)			4,041	4,027	4,015	4,056	4,059
Average hotel occupancy rate			94.1%	90.9%	90.6%	88.9%	87.3%
Number of slot machines(g)			23,967	24,391	24,334	20,640	20,969
Number of table games(g)			474	481	469	310	340

	Pro Forma	Historical
	As of September 30,	As of September 30,	As of December 31,
	2015	2015	2014	2013
	(unaudited)
Balance Sheet Data:
Cash and cash equivalents	$	$102,648	$122,579	$133,598
Total assets		2,952,819	2,995,959	3,098,498
Long term debt, including current portion		2,201,129	2,167,499	2,220,798
Total equity		547,200	644,117	692,821

(a)
Asset impairment primarily represents the write-down of certain parcels of land to their estimated fair values.

(b)
Write-downs and other charges, net, primarily represent losses on asset disposals, severance expense and non-routine transactions.

(c)
During the year ended December 31, 2014, we recognized a $4.1 million loss on extinguishment of debt, primarily related to Station LLC's March 2014 repricing of its term loan facility. During the year ended December 31, 2013, we recognized a $147.1 million loss on extinguishment of debt, primarily related to the refinancing of $2.1 billion of our then outstanding debt. During the year ended December 31, 2012, we recognized a $51.8 million loss on extinguishment of debt related to the refinancing of approximately $517 million of our then outstanding debt, mainly the write-off of unamortized debt discount and debt issuance costs related to the previous credit facilities. See Note 11 to the Annual Combined Financial Statements included elsewhere in this prospectus for additional information.

(d)
For the years ended December 31, 2014, 2013 and 2012, we recorded gains of $49.1 million, $17.0 million and $102.8 million, respectively, pursuant to repayments on our advances for Graton Resort. The gains were a result of the adjustment of the carrying amount of the project to fair value upon adoption of fresh-start reporting in June 2011, which resulted in the carrying amount of the advances being less than the amount due from the Graton Tribe.

(e)
Discontinued operations represents the results of Fertitta Interactive, which ceased operations in the fourth quarter of 2014. See Note 3 to the Annual Combined Financial Statements included elsewhere in this prospectus for additional information. In accordance with the accounting guidance for pro forma financial statements, discontinued operations are not included in the pro forma financial information for the nine months ended September 30, 2015 and the year ended December 31, 2014.

(f)
Adjusted EBITDA is a non-GAAP measure that is presented solely as a supplemental disclosure. We define Adjusted EBITDA as net income from continuing operations plus interest expense, net, depreciation and amortization, management fee expense, preopening expense, share-based compensation, a donation to UNLV, asset impairment, write-downs and other charges, net, loss on extinguishment of debt and change in fair value of derivative instruments, minus gain on Native American development and Adjusted EBITDA attributable to the noncontrolling interests of MPM. To evaluate Adjusted EBITDA and the trends it depicts, the components should be considered. Each of these components can significantly affect our results of operations and should be considered in evaluating our operating performance, and the impact of these components cannot be determined from Adjusted EBITDA.

  Set forth below is a reconciliation of net income (loss) from continuing operations to Adjusted EBITDA for the nine months ended September 30, 2015 and the year ended December 31, 2014, each on a pro forma basis, and the nine months ended September 30, 2015 and 2014 and the years ended December 31, 2014, 2013 and 2012.

	Pro Forma		Historical
			Nine Months Ended September 30,		Year ended December 31,
	Nine Months Ended September 30, 2015
		Year ended December 31, 2014
			2015	2014	2014	2013	2012
	(unaudited)		(unaudited)
	(dollars in thousands, except share amounts)
Net income (loss) from continuing operations	$	$	$94,860	$93,334	$131,135	$(79,089)	$32,512
Interest expense, net			109,030	114,631	151,702	165,220	189,781
Income tax expense			—	—	—	—	—
Depreciation and amortization			103,896	95,600	127,961	128,958	129,267
Management fee expense			—	—	—	—	15,581
Preopening expense			1,121	286	640	222	311
Joint venture preopening expense			—	409	435	195	—
Share-based compensation			17,097	8,699	12,757	16,359	8,129
Donation to UNLV			2,500	—	—	—	—
Asset impairment			2,101	11,739	11,739	1,183	10,066
Write-downs and other charges, net			7,446	20,592	20,956	11,895	9,958
Loss on extinguishment of debt			90	4,132	4,132	147,131	51,796
Gain on Native American development			—	(49,074)	(49,074)	(16,974)	(102,816)
Change in fair value of derivative instruments			4	2	90	291	921
Adjusted EBITDA attributable to noncontrolling interest			(12,559)	(11,825)	(13,424)	(13,274)	(13,548)

Adjusted EBITDA	$	$	$325,586	$288,525	$399,049	$362,117	$331,958

(g)
As of the last day of the period presented, including Native American properties.

(h)
Includes Fertitta Entertainment for the period April 30, 2012 through December 31, 2012.

RISK FACTORS

        An investment in our Class A Common Stock involves a high degree of risk. In addition to the other information in this prospectus, prospective investors should carefully consider the following risks before making an investment in our Class A Common Stock. The risks described in this prospectus are not the only ones we may face. Any of these risks and uncertainties could cause our actual results to differ materially from the results contemplated by the forward-looking statements set forth herein, and could otherwise have a significant adverse impact on our business, prospects, financial condition or results of operations. The trading price of our Class A Common Stock could decline due to any of these risks and uncertainties, and you could lose all or part of your investment.

        Please also read "Cautionary Statement Concerning Forward-Looking Statements" in this prospectus, where we describe additional uncertainties associated with our business and the forward-looking statements included in this prospectus.

 Risks Related to Our Business

         We depend on the Las Vegas locals and repeat visitor markets as our key markets, which subjects us to greater risks than a gaming company with more diverse operations.

        Our operating strategies emphasize attracting and retaining customers from the Las Vegas local and repeat visitor market. All of our casino properties are dependent upon attracting Las Vegas residents as well as out of town visitors. As a result of our concentration in the Las Vegas market, we have a greater degree of exposure to a number of risks than we would have if we had operations outside of the Las Vegas valley. These risks include the following:

  •
  local economic and competitive conditions;

  •
  changes in local and state governmental laws and regulations, including gaming laws and regulations;

  •
  natural and other disasters; and

  •
  a decline in the local population.

        In addition, our strategy of growth through master-planning of our casinos for future expansion was developed, in part, based on projected population growth in Las Vegas. There can be no assurance that population growth in Las Vegas will justify future development, additional casinos or expansion of our existing casino properties, which limits our ability to expand our business.

         Our business is sensitive to reductions in discretionary consumer spending as a result of downturns in the economy.

        Consumer demand for the offerings of casino hotel properties such as ours is sensitive to downturns in the economy and the corresponding impact on discretionary spending on leisure activities. Changes in discretionary consumer spending or consumer preferences brought about by factors such as perceived or actual general economic conditions and customer confidence in the economy, unemployment, the uncertainty and distress in the housing and credit markets, the impact of high energy, fuel, food and healthcare costs, the potential for bank failures, perceived or actual changes in disposable consumer income and wealth, taxes, effects or fears of war and future acts of terrorism could further reduce customer demand for the amenities that we offer and materially and adversely affect our business and results of operations.

        Our casinos draw a substantial number of customers from the Las Vegas metropolitan area, as well as nearby geographic areas, including Southern California, Arizona and Utah. While the economies of these areas have shown significant recovery, we are unable to determine the sustainability or strength of the recovery. In addition, the overall economic outlook and residential real estate market in the United States, and in particular Las Vegas, remain uncertain and our target markets, in particular Las Vegas, continue to experience significantly higher rates of unemployment than the national average. The economic downturn and adverse conditions experienced in our target markets and in the United States generally resulted in a significant decline in spending in Las Vegas, which negatively affected our results of operations. Any slowing of the recovery or a return to an economic downturn would further negatively affect our results of operations.

         We face substantial competition in the gaming industry and we expect that such competition will intensify.

        Our casino properties face competition for customers and employees from all other casinos and hotels in the Las Vegas metropolitan area including, to some degree, each other. In addition, our casino properties face competition from all smaller nonrestricted gaming locations and restricted gaming locations (locations with 15 or fewer slot machines) in the Las Vegas metropolitan area, including those that primarily target the local and repeat visitor markets. Major additions, expansions or enhancements of existing properties or the construction of new properties by competitors could also have a material adverse effect on the business of our casino properties. If our competitors operate more successfully than we do, or if they attract customers away from us as a result of aggressive pricing and promotion or enhanced or expanded properties, we may lose market share and our business could be adversely affected.

        To a lesser extent, our casino properties compete with gaming operations in other parts of the state of Nevada and other gaming markets in the United States and in other parts of the world, with state sponsored lotteries, on-and-off-track pari-mutuel wagering (a system of betting under which wagers are placed in a pool, management receives a fee from the pool, and the remainder of the pool is split among the winning wagers), card rooms, other forms of legalized gaming and online gaming. The gaming industry also includes dockside casinos, riverboat casinos, racetracks with slot machines and casinos located on Native American land. There is intense competition among companies in the gaming industry, some of which have significantly greater resources than we do. Our properties have encountered additional competition as large-scale Native American gaming on Indian lands, particularly in California, has increased and competition may intensify if more Native American gaming facilities are developed. Several states are currently considering the approval of legalized casino gaming in designated areas, expansion of existing gaming operations or additional gaming sites. In addition, internet gaming has commenced in Nevada, New Jersey and Delaware, and legislation approving internet gaming has been proposed by the federal government and other states. Internet gaming and expansion of legalized casino gaming in new or existing jurisdictions and on Native American land could result in additional competition that could adversely affect our operations, particularly to the extent that such gaming is conducted in areas close to our operations.

        For further details on competition in the gaming industry, see "Description of Our Business—Competition."

         Our success depends on key executive officers and personnel.

        Our success depends on the efforts and abilities of our executive officers and other key employees, many of whom have significant experience in the gaming industry, including, but not limited to, Frank J. Fertitta III, our Chairman of the Board and Chief Executive Officer. Competition for qualified personnel in our industry is intense, and it would be difficult for us to find experienced personnel to replace our current executive officers and employees. We believe that a loss of the services of these officers and/or personnel could have a material adverse effect on our results of operations.

         Our results of operations may be adversely impacted by the expiration or termination of our management agreements for the Gun Lake Casino and Graton Resort and we may not be successful in entering into additional management or development agreements for Native American gaming opportunities.

        Our management agreements for the Gun Lake Casino and the Graton Resort expire in February 2018 and November 2020, respectively. Our management fees from managing the Gun Lake Casino and Graton Resort were $63.3 million for the nine months ended September 30, 2015 and $68.1 million for the year ended December 31, 2014, which, based on the margins applicable to our management activities, contributed significantly to our net income for such periods. As a result, our results of operations may be adversely impacted by the expiration or termination of such agreements. Although we intend to seek additional development and management contracts with Native American tribes, we cannot be sure that we will be able to enter into any such agreements. In addition, the development of Native American gaming facilities is subject to numerous conditions and is frequently subject to protracted legal challenges. As a result, even if we are able to enter into development and management agreements for Native American gaming projects, we cannot be sure that the projects, including the North Fork project, will be completed or, if completed, that they will generate significant management fees or return on our investment.

         Union organization activities could disrupt our business by discouraging patrons from visiting our properties, causing labor disputes or work stoppages, and, if successful, could significantly increase our labor costs.

        None of our owned casino properties are currently subject to any collective bargaining agreement or similar arrangement with any union, and we believe we have excellent employee relations. However, union activists have actively sought to organize employees at certain of our casino properties in the past, and we believe that such efforts are ongoing at this time. In addition, one of our managed properties is subject to collective bargaining agreements. Accordingly, there can be no assurance that our owned casino properties or existing or future managed properties will not ultimately be unionized. Union organization efforts that may occur in the future could cause disruptions to our casino properties and discourage patrons from visiting our properties and may cause us to incur significant costs, any of which could have a material adverse effect on our results of operations and financial condition. In addition, union activities may result in labor disputes, including work stoppages, which could have a material adverse effect on our business, financial condition and results of operations. Furthermore, should employees at one or more of our properties organize, collective bargaining would introduce an element of uncertainty into planning our future labor costs, which could have a material adverse effect on the business of our casino properties and our financial condition and results of operations.

         Work stoppages, labor problems and unexpected shutdowns may limit our operational flexibility and negatively impact our future profits.

        Any work stoppage at one or more of our casino properties, including any construction projects which may be undertaken, could require us to expend significant funds to hire replacement workers, and qualified replacement labor may not be available at reasonable costs, if at all. Strikes and work stoppages could also result in adverse media attention or otherwise discourage customers from visiting our casino properties. Strikes and work stoppages involving laborers at any construction project which may be undertaken could result in construction delays and increases in construction costs. As a result, a strike or other work stoppage at one of our casino properties or any construction project could have an adverse effect on the business of our casino properties and our financial condition and results of operations. There can be no assurance that we will not experience a strike or work stoppage at one or more of our casino properties or any construction project in the future.

        In addition, any unexpected shutdown of one of our casino properties or any construction project could have an adverse effect on the business of our casino properties and our results of operations. There can be no assurance that we will be adequately prepared for unexpected events, including political or regulatory actions, which may lead to a temporary or permanent shutdown of any of our casino properties.

         The concentration and evolution of the slot machine manufacturing industry or other technological conditions could impose additional costs on us.

        We rely on a variety of hardware and software products to maximize revenue and efficiency in our operations. Technology in the gaming industry is developing rapidly, and we may need to invest substantial amounts to acquire the most current gaming and hotel technology and equipment in order to remain competitive in the markets in which we operate. In addition, we may not be able to successfully implement and/or maintain any acquired technology.

         We are subject to extensive federal, state and local regulation and governmental authorities have significant control over our operations; this control and the cost of compliance or failure to comply with such regulations that govern our operations in any jurisdiction where we operate could have an adverse effect on our business.

        Our ownership and operation of gaming facilities is subject to extensive regulation, including licensing requirements, by the states, counties and cities in which we operate. These laws, regulations and ordinances vary from jurisdiction to jurisdiction, but generally concern the responsibility, financial stability and character of the owners and managers of gaming operations as well as persons financially interested or involved in gaming operations, and we are subject to extensive background investigations and suitability standards in our gaming business. We also will become subject to regulation in any other jurisdiction where we choose to operate in the future. As such, our gaming regulators can require us to disassociate ourselves from suppliers or business partners found unsuitable by the regulators or, alternatively, cease operations in that jurisdiction. In addition, unsuitable activity on our part or on the part of our unconsolidated affiliates in any jurisdiction could have a negative effect on our ability to continue operating in other jurisdictions.

        Specifically in Nevada, our gaming operations and the ownership of our securities are subject to extensive regulation by the Nevada Gaming Commission (the "Nevada Commission"), the Nevada State Gaming Control Board (the "Nevada Board") and the Clark County Liquor and Gaming License Board (the "CCLGLB"), the Las Vegas City Council, the North Las Vegas City Council, the Henderson City Council and certain other local regulatory agencies, collectively referred to as the "Nevada Gaming Authorities." The Nevada Gaming Authorities have broad authority with respect to licensing and registration of our business entities and individuals investing in or otherwise involved with us. Although we currently are registered with, and currently hold gaming licenses issued by, the Nevada Gaming Authorities, these authorities may, among other things, revoke the gaming license of any corporate entity or the registration of a registered corporation or any entity registered as a holding company of a corporate licensee for violations of gaming regulations.

        In addition, the Nevada Gaming Authorities may, under certain conditions, revoke the license or finding of suitability of any officer, director, controlling person, stockholder, noteholder or key employee of a licensed or registered entity. If our gaming licenses were revoked for any reason, the Nevada Gaming Authorities could require the closing of our casinos, which would have a material adverse effect on our business, financial condition, results of operations or cash flows. In addition, compliance costs associated with gaming laws, regulations or licenses are significant. Any change in the laws, regulations or licenses applicable to our business or gaming licenses could require us to make substantial expenditures or could otherwise have a material adverse effect on our business, financial condition, results of operations or cash flows. For a more complete description of the gaming regulatory requirements that have an effect on our business, see "Description of Our Business—Regulation and Licensing." The regulatory environment in any particular jurisdiction may change in the future and any such change could have a material adverse effect on our results of operations. In addition, we are subject to various gaming taxes, which are subject to possible increase at any time. Increases in gaming taxation could also adversely affect our results of operations. There can be no assurance that we will be able to obtain new licenses, including any licenses that may be required if we pursue gaming opportunities in jurisdictions where we are not already licensed, or renew any of our existing licenses, or that if such licenses are obtained, that such licenses will not be conditioned, suspended or revoked, and the loss, denial or non-renewal of any of our licenses could have a material adverse effect on our business, financial condition, results of operations or cash flows.

        Further, we may not make a public offering of our securities without the prior approval of the Nevada Commission if the securities or proceeds therefrom are intended to be used to construct, acquire or finance gaming facilities in Nevada, or to retire or extend obligations incurred for such purposes. The Nevada Commission has approved this Offering and we have applied to the Nevada Commission for prior approval, subject to certain conditions, to make public offerings of securities for a period of three years (the "Shelf Approval"). The Shelf Approval, if granted, will also apply to any affiliated company wholly owned by us which is a publicly traded corporation or would thereby become a publicly traded corporation pursuant to a public offering. The Shelf Approval, if granted, may be rescinded for good cause without prior notice upon the issuance of an interlocutory stop order by the Chairman of the Nevada Board. If we are not able to obtain the Shelf Approval or if the Shelf Approval is rescinded for any reason, it could adversely impact our capital structure and liquidity and limit our flexibility in planning for, or reacting to, changes in our business and industry.

        We also deal with significant amounts of cash in our operations and are subject to various reporting and anti-money laundering regulations. We are subject to regulation under the Currency and Foreign Transactions Reporting Act of 1970, commonly known as the "Bank Secrecy Act," which, among other things, requires us to report to the Internal Revenue Service ("IRS") any currency transactions in excess of $10,000 that occur within a 24-hour gaming day, including identification of the individual transacting the currency. We are also required to report certain suspicious activity, including any transactions aggregating to $5,000 or more, where we know, suspect or have reason to suspect such transactions involve funds from illegal activity or are intended to evade federal regulations or avoid reporting requirements. In addition, under the Bank Secrecy Act we are subject to various other rules and regulations involving reporting, recordkeeping and retention. Our compliance with the Bank Secrecy Act is subject to periodic audits by the IRS, and we may be required to pay substantial penalties if we fail to comply with applicable regulations. Any violations of anti-money laundering laws or regulations by any of our properties could have an adverse effect on our financial condition, results of operations or cash flows. Such laws and regulations could change or could be interpreted differently in the future, or new laws and regulations could be enacted.

         We are subject to a variety of federal, state and local laws and regulations relating to the protection of the environment and human health and safety, which could materially affect our business, financial condition, results of operations and cash flows.

        We are subject to federal, state and local laws and regulations relating to the protection of the environment and human health and safety, including those relating to air emissions, water discharges and remediation of contamination. Such laws and regulations require us to obtain, maintain and renew environmental operating or construction permits or approvals particularly in connection with our development activities. Certain environmental laws can impose joint and several liability without regard to fault on responsible parties, including past and present owners and operators of sites, related to the investigation or remediation of sites at which hazardous wastes or materials were disposed or released. Private parties may also bring claims arising from the presence of hazardous materials on a site or exposure to such materials. We are currently involved in monitoring activities at a few of our sites due to historical or nearby operations. Increasingly stringent environmental laws, regulations or standards may make compliance with such requirements more difficult or costly or otherwise adversely affect our operations. Failure to comply with environmental laws or regulations, or any liabilities or claims arising under such laws or regulations, could require us to incur potentially significant costs or sanctions, including fines, penalties or cessation of operations, or otherwise adversely affect our business, financial condition and results of operations.

         Rising operating and other costs at our gaming properties could have a negative impact on our business.

        The operating expenses associated with our gaming properties could increase due to, among other reasons, the following factors:

  •
  changes in the federal, state or local regulations, including state and local gaming regulations or taxes, or the way such regulations are administered could impose additional restrictions or increase our operating costs;

  •
  aggressive marketing and promotional campaigns by our competitors for an extended period of time could force us to increase our expenditures for marketing and promotional campaigns in order to maintain our existing customer base and attract new customers;

  •
  as our properties age, we may need to increase our expenditures for repairs, maintenance, and to replace equipment necessary to operate our business compared to amounts that we have spent historically;

  •
  our reliance on slot play revenues and any additional costs imposed on us from vendors;

  •
  availability and cost of the many products and service we provide our customers, including food, beverages, retail items, entertainment, hotel rooms, and spa services;

  •
  availability and costs associated with insurance;

  •
  increases in costs of labor and employee benefits, including due to potential unionization of our employees;

  •
  increases in the prices of electricity, natural gas and other forms of energy; and

  •
  water shortages or other increases in the cost of water.

        If our operating expenses increase without any offsetting increase in our revenues, our results of operations would suffer.

         We may incur losses that are not adequately covered by insurance, which may harm our results of operations. In addition, our insurance costs may increase and we may not be able to obtain similar insurance coverage in the future.

        Although we maintain insurance that is customary and appropriate for our business, each of our insurance policies is subject to certain exclusions. Our property insurance coverage is in an amount that may be significantly less than the expected replacement cost of rebuilding our facilities in the event of a total loss. The lack of adequate insurance for certain types or levels of risk could expose us to significant losses in the event of a catastrophe. In addition to the damage caused to our properties by a casualty loss, we may suffer business disruption or be subject to claims by third parties that may be injured or harmed. While we carry general liability insurance and business interruption insurance, there can be no assurance that insurance will be available or adequate to cover all loss and damage to which our business or our assets might be subjected. In addition, certain casualty events, such as labor strikes, nuclear events, loss of income due to terrorism, deterioration or corrosion, insect or animal damage and pollution, may not be covered under our policies. Any losses we incur that are not adequately covered by insurance may decrease our future operating income, require us to fund replacements or repairs for destroyed property and reduce the funds available for payments of our obligations.

        We renew our insurance policies on an annual basis. To the extent that the cost of insurance coverage increases, we may be required to reduce our policy limits or agree to exclusions from our coverage.

         We are subject to litigation in the ordinary course of our business. An adverse determination with respect to any such disputed matter could result in substantial losses.

        We are, from time to time, during the ordinary course of operating our businesses, subject to various litigation claims and legal disputes, including contract, lease, employment and regulatory claims as well as claims made by visitors to our properties. There are also litigation risks inherent in any construction or development of any of our properties. Certain litigation claims may not be covered entirely or at all by our insurance policies or our insurance carriers may seek to deny coverage. In addition, litigation claims can be expensive to defend and may divert our attention from the operations of our businesses. Further, litigation involving visitors to our properties, even if without merit, can attract adverse media attention. As a result, litigation can have a material adverse effect on our businesses and, because we cannot predict the outcome of any action, it is possible that adverse judgments or settlements could significantly reduce our earnings or result in losses.

         We may incur delays and budget overruns with respect to future construction projects. Any such delays or cost overruns may have a material adverse effect on our operating results.

        We are currently providing funding for the North Fork Project (as defined herein) and have an agreement to develop the facility. In addition, we will evaluate expansion opportunities as they become available, and in the future we may develop projects in addition to the proposed North Fork Project.

        Such construction projects entail significant risks, including the following:

  •
  shortages of material or skilled labor;

  •
  unforeseen engineering, environmental or geological problems;

  •
  work stoppages;

  •
  weather interference;

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  floods;

  •
  unanticipated cost increases; and

  •
  legal or political challenges;

any of which can give rise to delays or cost overruns.

        The anticipated costs and construction periods are based upon budgets, conceptual design documents and construction schedule estimates prepared by us in consultation with our architects and contractors. Construction, equipment, staffing requirements, problems or difficulties in obtaining and maintaining any of the requisite licenses, permits, allocations or authorizations from regulatory authorities can increase the cost or delay the construction or opening of each of the proposed facilities or otherwise affect the project's planned design and features. We cannot be sure that we will not exceed the budgeted costs of these projects or that the projects will commence operations within the contemplated time frame, if at all. Budget overruns and delays with respect to expansion and development projects could have a material adverse impact on our results of operations.

         We may regularly pursue new gaming acquisition and development opportunities and may not be able to recover our investment or successfully expand to additional locations.

        We will regularly evaluate and may pursue new gaming acquisition and development opportunities in existing and emerging jurisdictions. These opportunities may take the form of joint ventures. To the extent that we decide to pursue any new gaming acquisition or development opportunities, our ability to benefit from such investments will depend upon a number of factors including:

  •
  our ability to identify and acquire attractive acquisition opportunities and development sites;

  •
  our ability to secure required federal, state and local licenses, permits and approvals, which in some jurisdictions are limited in number;

  •
  certain political factors, such as local support or opposition to development of new gaming facilities or legalizing casino gaming in designated areas;

  •
  the availability of adequate financing on acceptable terms (including waivers of restrictions in existing credit arrangements); and

  •
  our ability to identify and develop satisfactory relationships with joint venture partners.

        Most of these factors are beyond our control. Therefore, we cannot be sure that we will be able to recover our investment in any new gaming development opportunities or acquired facilities, or successfully expand to additional locations.

        We have invested, and we will likely continue to invest, in real property in connection with the pursuit of expansion opportunities. These investments are subject to the risks generally incident to the ownership of real property, including:

  •
  changes in economic conditions;

  •
  environmental risks;

  •
  governmental rules and fiscal policies; and

  •
  other circumstances over which we may have little or no control.

        The development of such properties will also be subject to restrictions under our credit agreements. We cannot be sure that we will be able to recover our investment in any such properties or be able to prevent incurring investment losses.

         We may experience difficulty integrating operations of any acquired companies and developed properties and managing our overall growth which could have a material adverse effect on our operating results.

        We may not be able to effectively manage our properties, proposed projects with Native American tribes and any future acquired companies or developed properties, or realize any of the anticipated benefits of the acquisitions, including streamlining operations or gaining efficiencies from the elimination of duplicative functions. The management of Native American gaming facilities requires continued dedication of management resources and may temporarily distract attention from our day-to-day business. In addition, to the extent we pursue expansion and acquisition opportunities, we would face significant challenges in managing our expansion projects and any other gaming operations we may acquire in the future. Failure to manage our growth effectively could have a material adverse effect on our operating results.

         We require significant capital to fund capital expenditures, pursue proposed development, expansion or acquisition opportunities or refinance our significant indebtedness.

        Our businesses are capital intensive. For our casino properties to remain attractive and competitive we must periodically invest significant capital to keep the properties well-maintained, modernized and refurbished. Similarly, future construction and development projects, including, but not limited to, the proposed North Fork Project, and acquisitions of other gaming operations could require significant additional capital. We rely on earnings and cash flow from operations to finance our business, capital expenditures, development, expansion and acquisitions and, to the extent that we cannot fund such expenditures from cash generated by operations, funds must be borrowed or otherwise obtained. We will also be required in the future to refinance our outstanding debt. Our ability to effectively operate and grow our business may be constrained if we are unable to borrow additional capital or refinance existing borrowings on reasonable terms.

        We may be unable to generate sufficient revenues and cash flows to service our debt obligations as they come due, finance capital expenditures and meet our operational needs.

        If we are unable to access sufficient capital from operations or borrowings, we may be precluded from:

  •
  maintaining or enhancing our properties;

  •
  taking advantage of future opportunities;

  •
  growing our business; or

  •
  responding to competitive pressures.

        Further, our failure to generate sufficient revenues and cash flows could lead to cash flow and working capital constraints, which may require us to seek additional working capital. We may not be able to obtain such working capital when it is required. Further, even if we were able to obtain additional working capital, it may only be available on unfavorable terms. For example, we may be required to incur additional debt, and servicing the payments on such debt could adversely affect our results of operations and financial condition. Limited liquidity and working capital may also restrict our ability to maintain and update our casino properties, which could put us at a competitive disadvantage to casinos offering more modern and better maintained facilities.

        If we do not have access to credit or capital markets at desirable times or at rates that we would consider acceptable, the lack of such funding could have a material adverse effect on our business, results of operations and financial condition and our ability to service our indebtedness.

         We may incur impairments to goodwill, indefinite-lived intangible assets, or long-lived assets which could negatively affect our results of operations.

        We test our goodwill and indefinite-lived intangible assets for impairment during the fourth quarter of each year or when a triggering event occurs, and we test other long-lived assets for impairment whenever changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If we do not achieve our projected cash flow estimates related to such assets, we may be required to record an impairment charge, which could have a material adverse impact on our financial statements. We have recognized significant impairment charges in the past as a result of a number of factors including negative industry and economic trends, reduced estimates of future cash flows, and slower than expected growth. We could be required to recognize additional impairment charges, which could have a material adverse effect on our results of operations if events that negatively impact our business should occur in the future.

         Any failure to protect our trademarks could have a negative impact on the value of our brand names and adversely affect our business.

        The development of intellectual property is part of our overall business strategy, and we regard our intellectual property to be an important element of our success. While our business as a whole is not substantially dependent on any one trademark or combination of several of our trademarks or other intellectual property, we seek to establish and maintain our proprietary rights in our business operations through the use of trademarks. Despite our efforts to protect our proprietary rights, parties may infringe our trademarks and our rights may be invalidated or unenforceable. Monitoring the unauthorized use of our intellectual property is difficult. Litigation may be necessary to enforce our intellectual property rights or to determine the validity and scope of the proprietary rights of others. Litigation of this type could result in substantial costs and diversion of resources. We cannot assure you that all of the steps we have taken to protect our trademarks will be adequate to prevent imitation of our trademarks by others. The unauthorized use or reproduction of our trademarks could diminish the value of our brand and its market acceptance, competitive advantages or goodwill, which could adversely affect our business.

         Shortages or increases in prices of energy or water may adversely affect our business and our results of operations.

        Our casinos and hotels use significant amounts of electricity, natural gas, other forms of energy and water. The southwest United States is currently experiencing a severe drought, which may result in governmentally-imposed restrictions on water use or increases in the cost of water. Any such restrictions on use of water or increases in cost could adversely impact our business and our results of operations. In addition, while no shortages of energy have been experienced recently and gasoline prices are currently lower than historical periods, energy shortages or substantial increases in the cost of electricity and gasoline in the United States have negatively affected our operating results in the past. Increased gasoline prices may cause reduced visitation to our properties because of travel costs or reductions in disposable income of our guests and increased energy prices directly impact our operating costs. Any such increases in prices could negatively affect our business in the future.

         Win rates for our gaming operations depend on a variety of factors, some beyond our control, and the winnings of our gaming customers could exceed our casino winnings.

        The gaming industry is characterized by an element of chance. In addition to the element of chance, win rates are also affected by other factors, including players' skill and experience, the mix of games played, the financial resources of players, the spread of table limits, the volume of bets played and the amount of time played. Our gaming profits are mainly derived from the difference between our casino winnings and the casino winnings of our gaming customers. Since there is an inherent element of chance in the gaming industry, we do not have full control over our winnings or the winnings of our gaming customers. If the winnings of our gaming customers exceed our winnings, we may record a loss from our gaming operations, which could have a material adverse effect on our business, financial condition, results of operations and cash flows.

         We face the risk of fraud and cheating.

        Our gaming customers may attempt or commit fraud or cheat in order to increase winnings. Acts of fraud or cheating could involve the use of counterfeit chips or other tactics, possibly in collusion with our employees. Internal acts of cheating could also be conducted by employees through collusion with dealers, surveillance staff, floor managers or other casino or gaming area staff. Failure to discover such acts or schemes in a timely manner could result in losses in our gaming operations. In addition, negative publicity related to such schemes could have an adverse effect on our reputation, potentially causing a material adverse effect on our business, financial condition, results of operations and cash flows.

         Failure to maintain the integrity of our internal or customer data, including defending our information systems against hacking, security breaches, computer malware, cyber-attacks and similar technology exploitation risks, could have an adverse effect on our results of operations and cash flows, and/or subject us to costs, fines or lawsuits.

        Our business requires the collection and retention of large volumes of data about our customers, employees, suppliers and business partners, including customer credit card numbers and other personally identifiable information of our customers and employees, in various information systems that we maintain and in those maintained by third party service providers. The integrity and protection of that data is important to our business and is subject to privacy laws enacted by various jurisdictions. The regulatory environment and the requirements imposed on us by the payment card industry surrounding information, security and privacy are evolving and may be inconsistent. Our systems may be unable to meet changing regulatory and payment card industry requirements and employee and customer expectations, or may require significant additional investments or time in order to do so. Our information systems and records, including those maintained by service providers, may be subject to security breaches, system failures, viruses, operator error or inadvertent releases of data. The steps we have taken to mitigate these risks may not be sufficient and a significant theft, loss or fraudulent use of customer, employee or company data maintained by us or by a service provider could have an adverse effect on our reputation and employee relationships and could result in remedial and other expenses, fines or litigation. A breach in the security of our information systems or those of our service providers could lead to an interruption in the operation of our systems or loss, disclosure or misappropriation of our business information and could have an adverse effect on our business, results of operations and cash flows.

Risks Related to our Capital Structure

         We have a substantial amount of indebtedness, which could have a material adverse effect on our financial condition and our ability to obtain financing in the future and to react to changes in our business.

        We have a substantial amount of debt, which requires significant principal and interest payments. As of September 30, 2015, after giving pro forma effect to the Fertitta Entertainment Acquisition, including the payment of certain liabilities not included in the acquisition, and the Offering and Reorganization Transactions, the principal amount of our outstanding indebtedness, including original issue discount and our $114 million non-recourse land loan, totaled approximately $         billion, and we have $         million of undrawn availability under our revolving credit facility. Our ability to make interest payments on our debt will be significantly impacted by general economic, financial, competitive and other factors beyond our control.

        Our substantial indebtedness could:

  •
  make it more difficult for us to satisfy our obligations under our senior notes and senior secured credit facilities and other indebtedness;

  •
  increase our vulnerability to adverse economic and general industry conditions, including interest rate fluctuations, because a portion of our borrowings, including those under our senior secured credit facilities, are and will continue to be at variable rates of interest;

  •
  require us to dedicate a substantial portion of our cash flow from operations to payments on our debt, which would reduce the availability of our cash flow from operations to fund working capital, capital expenditures or other general corporate purposes;

  •
  limit our flexibility in planning for, or reacting to, changes in our business and industry;

  •
  place us at a disadvantage compared to competitors that may have proportionately less debt;

  •
  limit our ability to obtain additional debt or equity financing due to applicable financial and restrictive covenants in our debt agreements; and

  •
  cause us to incur higher interest expense in the event of increases in interest rates on our borrowings that have variable interest rates or if we refinance existing debt at higher interest rates.

         Our indebtedness imposes restrictive financial and operating covenants that limit our flexibility in operating our business and may adversely affect our ability to compete or engage in favorable business or financing activities.

        Our credit agreements and the indenture governing our senior notes contain a number of covenants that impose significant operating and financial restrictions on us, including certain limitations on our and our subsidiaries' ability to, among other things:

  •
  incur additional debt or issue certain preferred units;

  •
  pay dividends on or make certain redemptions, repurchases or distributions in respect of our LLC Units or make other restricted payments;

  •
  make certain investments;

  •
  sell certain assets;

  •
  create liens on certain assets;

  •
  consolidate, merge, sell or otherwise dispose of all or substantially all of our assets; and

  •
  enter into certain transactions with our affiliates.

        In addition, our credit agreements contain certain financial covenants, including maintenance of a minimum interest coverage ratio and adherence to a maximum total leverage ratio.

        As a result of these covenants and restrictions, we are limited in how we conduct our business and we may be unable to raise additional debt or equity financing to compete effectively or to take advantage of new business opportunities. The restrictions caused by such covenants could also place us at a competitive disadvantage to less leveraged competitors. In addition, our ability to comply with covenants and restrictions contained in the agreements governing our indebtedness may be affected by general economic conditions, industry conditions and other events beyond our control. As a result, we cannot assure you that we will be able to comply with these covenants and restrictions.

        A failure to comply with the covenants contained in the credit agreements, the indenture governing our senior notes, or other indebtedness that we may incur in the future could result in an event of default, which, if not cured or waived, could result in the acceleration of the indebtedness and have a material adverse effect on our business, financial condition and results of operations. In the event of any default under any of our credit agreements, the lenders thereunder:

  •
  will not be required to lend any additional amount to us;

  •
  could elect to declare all borrowings outstanding, together with accrued and unpaid interest and fees, to be due and payable and terminate all commitments to extend future credit; and

  •
  could require us to apply all of our available cash to repay these borrowings.

        If we are unable to comply with the covenants in the agreements governing our indebtedness or to pay our debts, the lenders under our credit agreements could proceed against the collateral granted to them to secure that indebtedness, which includes substantially all of our assets, and the holders of our senior notes would be entitled to exercise remedies under our indenture. If our indebtedness were to be accelerated, there can be no assurance that our assets would be sufficient to repay such indebtedness in full. Moreover, in the event that such indebtedness is accelerated, there can be no assurance that we will be able to refinance it on acceptable terms, or at all. These events could result in the loss of your investment in our Class A Common Stock.

         Despite our current indebtedness levels, we and our subsidiaries may still incur significant additional indebtedness, which could increase the risks associated with our substantial indebtedness.

        We and our subsidiaries may be able to incur substantial additional indebtedness, including additional secured indebtedness, in the future. The terms of the documents governing our indebtedness restrict, but do not completely prohibit, us from doing so. As of September 30, 2015, after giving pro forma effect to the Fertitta Entertainment Acquisition and the Offering and Reorganization Transactions, including the payment of certain liabilities not included in the acquisition, we had $         million of undrawn availability under our credit facility (after giving effect to the issuance of approximately $         million of letters of credit and similar obligations). In addition, the indenture governing our senior notes allows us to issue additional notes under certain circumstances. The indenture also allows us to incur certain other additional secured and unsecured debt. Further, the indenture does not prevent us from incurring other liabilities that do not constitute indebtedness. If new debt or other liabilities are added to our current debt levels, the related risks that we and our subsidiaries now face could intensify.

         We may not be able to generate sufficient cash to service all of our indebtedness, and may be forced to take other actions to satisfy our obligations under our indebtedness, which may not be successful.

        Our ability to make scheduled payments on or to refinance our debt obligations depends on our financial condition and operating performance, which is subject to prevailing economic and competitive conditions and to certain financial, business, legislative, regulatory and other factors beyond our control. We will also be required to obtain the consent of the lenders under our credit facility to refinance material portions of our indebtedness. We cannot assure you that we will maintain a level of cash flows from operating activities sufficient to permit us to pay the principal, premium, if any, and interest on our indebtedness.

        If our cash flows and capital resources are insufficient to fund our debt service obligations, we may be forced to reduce or delay investments and capital expenditures, or to sell assets, seek additional capital or restructure or refinance our indebtedness. These alternative measures may not be successful and may not permit us to meet our scheduled debt service obligations. If our operating results and available cash are insufficient to meet our debt service obligations, we could face substantial liquidity problems and might be required to dispose of significant assets or operations to meet our debt service and other obligations. We may not be able to consummate those dispositions or to obtain the proceeds that we could realize from them, and these proceeds may not be adequate to meet any debt service obligations then due. Additionally, the documents governing our indebtedness limit the use of the proceeds from any disposition; as a result, we may not be allowed, under these documents, to use proceeds from such dispositions to satisfy all current debt service obligations.

         Our ability to service all of our indebtedness depends on our ability to generate cash flow, which is subject to factors that are beyond our control.

        Our ability to make scheduled payments on or to refinance our debt obligations depends on our financial condition and operating performance, which is subject to general economic, financial, competitive and other factors that are beyond our control. In addition, a further deterioration in the economic performance of our casino properties may cause us to reduce or delay investments and capital expenditures, or to sell assets. In the absence of such operating results and resources, we could face substantial liquidity problems and might be required to dispose of material assets or operations to meet our debt service and other obligations.

         Our substantial indebtedness exposes us to significant interest expense increases if interest rates increase.

        As of September 30, 2015, after giving pro forma effect to the Fertitta Entertainment Acquisition, including the payment of certain liabilities not included in the acquisition, and the Offering and Reorganization Transactions, approximately $             million, or        %, of our borrowings were at variable interest rates and expose us to interest rate risk. If interest rates increase, our debt service obligations on the variable rate indebtedness would increase even though the amount borrowed remained the same, and our net income would decrease. Assuming our consolidated variable interest rate indebtedness outstanding as of September 30, 2015 remains the same, an increase of 1% in the interest rates payable on our variable rate indebtedness would increase our 2015 annual estimated debt-service requirements by approximately $         million. Accordingly, an increase in interest rates from current levels could cause our annual debt-service obligations to increase significantly.

Risks Related to Our Structure and Organization

         Red Rock's only asset after the completion of this Offering will be its interest in Station Holdco and Station LLC. Accordingly it will be dependent upon distributions from Station Holdco to make payments under the tax receivable agreement, pay dividends, if any, and pay taxes and other expenses.

        Following the completion of the Offering and Reorganization Transactions, Red Rock will be a holding company and will have no assets other than its ownership of LLC Units and its voting interest in Station LLC. Red Rock will have no independent means of generating revenue. Red Rock intends to cause Station Holdco to make distributions to its members, including us, in an amount sufficient to cover all applicable taxes at assumed tax rates, payments under the tax receivable agreement and dividends, if any, declared by it. To the extent that Red Rock needs funds, and Station Holdco is restricted from making such distributions pursuant to the terms of the agreements governing its debt or under applicable law or regulation, or is otherwise unable to provide such funds, it could materially and adversely affect Red Rock's liquidity and financial condition. The earnings from, or other available assets of, Station Holdco may not be sufficient to pay dividends or make distributions or loans to Red Rock to enable it to pay taxes and other expenses and make payments under the tax receivable agreement or pay dividends on the Class A Common Stock.

        Payments of dividends, if any, will be at the discretion of our board of directors after taking into account various factors, including our business, operating results and financial condition, current and anticipated cash needs, plans for expansion and any legal or contractual limitations on our ability to pay dividends. Our credit facility and the indenture governing our senior notes include, and any financing arrangement that we enter into in the future may include, restrictive covenants that limit our ability to pay dividends and make distributions. In addition, Station Holdco is generally prohibited under Delaware law from making a distribution to a member to the extent that, at the time of the distribution, after giving effect to the distribution, liabilities of Station Holdco (with certain exceptions) exceed the fair value of its assets. Subsidiaries of Station Holdco are generally subject to similar legal limitations on their ability to make distributions to Station Holdco.

         Our Principal Equityholders have control over our management and affairs, and their interests may differ from our interests or those of our other stockholders.

        Following this Offering, each outstanding share of Class B Common Stock that is held by a holder that, together with its affiliates, owns LLC Units representing at least 30% of the outstanding LLC Units immediately following this Offering and, at the applicable record date, maintains direct or indirect beneficial ownership of at least 10% of the outstanding shares of Class A Common Stock (determined on an as-exchanged basis assuming that all of the LLC Units were exchanged for Class A Common Stock) will be entitled to ten votes and each other outstanding share of Class B Common

Stock will be entitled to one vote. As a result, following this Offering, Fertitta Family Entities will hold approximately        % of the combined voting power of Red Rock (assuming no exercise of the underwriters' option to purchase additional shares). Due to their ownership, the Fertitta Family Entities will have the power to control our management and affairs, including the power to:

  •
  elect all of our directors;

  •
  agree to sell or otherwise transfer a controlling stake in our company, which may result in the acquisition of effective control of our company by a third party; and

  •
  determine the outcome of substantially all actions requiring stockholder approval, including transactions with related parties, corporate reorganizations, acquisitions and dispositions of assets, and dividends.

        The interests of the Fertitta Family Entities may differ from our interests or those of our other stockholders and the concentration of control in the Fertitta Family Entities will limit other stockholders' ability to influence corporate matters. The concentration of ownership and voting power of the Fertitta Family Entities may also prevent or cause a change of control of our company or a change in the composition of our board of directors and will make some transactions impossible without the support of the Fertitta Family Entities, even if such events are in the best interests of our other stockholders. In addition, as a result of the concentration of voting power among the Fertitta Family Entities, we may take actions that our other stockholders do not view as beneficial, which may adversely affect our results of operations and financial condition and cause the value of your investment in our Class A Common Stock to decline.

        In addition, because the Principal Equityholders hold their ownership interest in part of our business directly and/or indirectly through Station Holdco, rather than through Red Rock, the public company, these existing owners may have conflicting interests with holders of shares of our Class A Common Stock. For example, if Station Holdco makes distributions to Red Rock, our existing owners will also be entitled to receive distributions pro rata in accordance with the percentages of their respective LLC Units and their preferences as to the timing and amount of any such distributions may differ from those of our public shareholders. Our existing owners may also have different tax positions from us which could influence their decisions regarding whether and when to dispose of assets, especially in light of the existence of the tax receivable agreement that we will enter into in connection with this Offering, whether and when to incur new, or refinance existing, indebtedness, and whether and when Red Rock should terminate the tax receivable agreement and accelerate its obligations thereunder. In addition, the structuring of future transactions may take into consideration these existing owners' tax or other considerations even where no similar benefit would accrue to us. For example, a disposition of real estate or other assets in a taxable transaction could accelerate then-existing obligations under the tax receivable agreement, which may result in differing incentives between the Principal Equityholders and Red Rock with respect to such a transaction. See "Certain Relationships and Related Party Transactions—Tax Receivable Agreement."

        Moreover, GACC will hold approximately        % of the LLC Units and        % of the voting power of Red Rock (assuming no exercise of the underwriters' option to purchase additional shares) and is a lender under our revolving credit facility and our land loan. To the extent that GACC continues to hold interests at multiple levels of our capital structure, it may have a conflict of interest and make decisions or take actions that reflect its interests as our secured lender, unsecured lender or equityholder that could have adverse consequences to our other stakeholders. See "Underwriting (Conflicts of Interest)."

         Upon the listing of our shares on NASDAQ, we will be a "controlled company" within the meaning of the rules of NASDAQ and, as a result, will qualify for, and intend to rely on, exemptions from certain corporate governance requirements. You will not have the same protections afforded to stockholders of companies that are subject to such requirements.

        Upon completion of this Offering, the Fertitta Family Entities will hold more than 50% of the voting power of our shares eligible to vote. As a result, we will be a "controlled company" under the rules of NASDAQ. Under these rules, a company of which more than 50% of the voting power in the election of directors is held by an individual, group or another company is a "controlled company" and may elect not to comply with certain corporate governance requirements, including the requirements that (i) a majority of the board of directors consist of independent directors and (ii) that the board of directors have compensation and nominating and corporate governance committees composed entirely of independent directors. Although we expect that a majority of the members of our board of directors will be independent and that our compensation and nominating and corporate governance committees will be comprised entirely of independent directors, in the future we may elect not to comply with certain corporate governance requirements that are not applicable to controlled companies.

         We will be required to pay our existing owners for certain tax benefits we may claim arising in connection with this Offering and related transactions, and the amounts we may pay could be substantial.

        We will enter into a tax receivable agreement with our existing owners that will provide for the payment by Red Rock to our existing owners of 85% of the amount of benefits, if any, that Red Rock realizes (or is deemed to realize in the case of an early termination payment by us, a change in control or a material breach by us of our obligations under the tax receivable agreement, as discussed below) as a result of (i) increases in tax basis resulting from our purchases or exchanges of LLC Units and (ii) certain other tax benefits related to our entering into the tax receivable agreement, including tax benefits attributable to payments that we are required to make under the tax receivable agreement. See "The Reorganization of Our Corporate Structure" and "Certain Relationships and Related Party Transactions—Tax Receivable Agreement."

        Any increases in tax basis, as well as the amount and timing of any payments under the tax receivable agreement, cannot reliably be predicted at this time. The amount of any such increases and payments will vary depending upon a number of factors, including, but not limited to, the timing of exchanges, the price of our Class A Common Stock at the time of the exchanges, the amount, character and timing of our income and the tax rates then applicable.

        The payments that we may make under the tax receivable agreement could be substantial. Assuming no material changes in the relevant tax law and based on our current operating plan and other assumptions, including our estimate of the tax basis of our assets as of December 31, 2014 and that Red Rock earns sufficient taxable income to realize all the tax benefits that are subject to the tax receivable agreement, we expect future payments under the tax receivable agreement relating to the purchase by Red Rock of LLC Units as part of this Offering to aggregate $         million (or $         million if the underwriters exercise their option to purchase additional shares in full) and to range over the next 15 years from approximately $         million to $         million per year (or approximately $         million to $         million per year if the underwriters exercise their option to purchase additional shares in full) and decline thereafter. The foregoing numbers are merely estimates that are based on current assumptions. The amount of actual payments could differ materially.

        Future payments to our existing owners in respect of subsequent exchanges would be in addition to these amounts and are expected to be substantial as well. It is possible that future transactions or events could increase or decrease the actual tax benefits realized and the corresponding tax receivable agreement payments. There may be a material negative effect on our liquidity if, as a result of timing discrepancies or otherwise (as described below), the payments under the tax receivable agreement exceed the actual benefits we realize in respect of the tax attributes subject to the tax receivable agreement and/or distributions to Red Rock by Station Holdco are not sufficient to permit Red Rock to make payments under the tax receivable agreement after it has paid taxes.

         In certain cases, payments under the tax receivable agreement may be accelerated and/or significantly exceed the actual benefits, if any, we realize in respect of the tax attributes subject to the tax receivable agreement.

        The tax receivable agreement will provide that in the event that we exercise our right to early termination of the tax receivable agreement, there is a change in control or a material breach by us of our obligations under the tax receivable agreement, the tax receivable agreement will terminate, and we will be required to make a payment equal to the present value of future payments under the tax receivable agreement, which payment would be based on certain assumptions, including those relating to our future taxable income. In these situations, our obligations under the tax receivable agreement could have a substantial negative impact on our liquidity, and there can be no assurance that we will be able to finance our obligations under the tax receivable agreement. In addition, these obligations could have the effect of delaying, deferring or preventing certain mergers, asset sales, other forms of business combinations or other changes of control, in particular in circumstances where our Principal Equityholders have interests that differ from those of other shareholders. Because our Principal Equityholders will retain a controlling ownership interest following the Offering, we expect that our Principal Equityholders will control the outcome of votes on all matters requiring approval by our stockholders. Accordingly, actions that affect such obligations under the tax receivable agreement may be taken even if other stockholders oppose them.

        Payments under the tax receivable agreement will be based on the tax reporting positions that we determine. Although we are not aware of any material issue that would cause the Internal Revenue Service (the "IRS") to challenge a tax basis increase, we will not be reimbursed for any payments previously made under the tax receivable agreement (although we would reduce future amounts otherwise payable under such tax receivable agreements). No assurance can be given that the IRS will agree with the allocation of value among our assets. As a result, in certain circumstances, payments could be made under the tax receivable agreement in excess of the benefit that we actually realize in respect of the increases in tax basis resulting from our purchases or exchanges of LLC Units and certain other tax benefits related to our entering into the tax receivable agreement.

         We may not be able to realize all or a portion of the tax benefits that are expected to result from the purchase of LLC Units with the net proceeds of this Offering and exchanges of LLC Units and payments made under the tax receivable agreement itself.

        Our ability to benefit from any depreciation or amortization deductions or to realize other tax benefits that we currently expect to be available as a result of the increases in tax basis created by the purchase of LLC Units from certain of our existing owners with the net proceeds of this Offering and exchanges of LLC Units, and our ability to realize certain other tax benefits attributable to payments under the tax receivable agreement itself, depend on a number of assumptions, including that we earn sufficient taxable income each year during the period over which such deductions are available and that there are no adverse changes in applicable law or regulations. If our actual taxable income is insufficient and/or there are adverse changes in applicable law or regulations, we may be unable to realize all or a portion of these expected benefits and our cash flows and stockholders' equity could be negatively affected. However, absent a change in control or other termination event with respect to the tax receivable agreement, we will generally not be required to make payments under that agreement with respect to projected tax benefits that we do not actually realize, as reported on our tax return. See "Certain Relationships and Related Party Transactions—Tax Receivable Agreement."

         We may have liabilities associated with the consummation of the Blocker Mergers.

        As part of the Offering and Reorganization Transactions, the Merging Blockers, each of which has elected to be taxed as a corporation for U.S. federal income tax purposes, will merge with one or more newly formed subsidiaries of Red Rock in transactions intended to qualify as tax-free for U.S. federal income tax purposes. Except for merger agreements with Merging Blockers that have been managed by Station Holdco, the merger agreements relating to the Blocker Mergers contain customary representations and warranties and indemnities from the owners of such Merging Blockers. As a result of the Blocker Mergers, Red Rock will indirectly become the owner of the LLC Units owned by the Merging Blockers. In the event that any of the Merging Blockers have liabilities, Red Rock may bear some, or all, of the risks relating to any such liabilities, which could be significant.

Risks Related to Ownership of Our Class A Common Stock and This Offering

         The entire net proceeds from this Offering will be used to purchase LLC Units in Station Holdco, which will use a portion of the net proceeds to acquire Fertitta Entertainment. The use of proceeds from this Offering to pay a portion of the consideration in the Fertitta Entertainment Acquisition may not yield a favorable return.

        We intend to use the entire net proceeds from this Offering to purchase newly-issued and currently existing LLC Units in Station Holdco, as described under "The Reorganization of Our Corporate Structure" and "Use of Proceeds." Accordingly, Red Rock will not retain any of these net proceeds.

        Red Rock intends to use a portion of the net proceeds from this Offering to acquire newly-issued LLC Units from Station Holdco. Station Holdco will contribute $         million of such proceeds to Station LLC to pay a portion of the purchase price for the Fertitta Entertainment Acquisition and Station LLC intends to incur additional indebtedness to fund the balance of the purchase price for the Fertitta Entertainment Acquisition. The purchase price for the Fertitta Entertainment Acquisition, including the offering proceeds that are contributed to Station LLC to fund a portion of the purchase price for the Fertitta Entertainment Acquisition, will be paid by Station LLC to entities that are affiliated with Frank J. Fertitta III and Lorenzo J. Fertitta, which are the owners of a majority of the outstanding membership interests of Fertitta Entertainment, and an entity that is owned by certain current and former employees of Fertitta Entertainment, which holds the remaining membership interests in Fertitta Entertainment. At the closing of the Fertitta Entertainment Acquisition, Fertitta Entertainment is not expected to have material assets other than the management agreements for the Company's business and its workforce. In connection with the Fertitta Entertainment Acquisition, we expect to terminate the management agreements with Fertitta Entertainment by mutual agreement for no additional consideration and assume or enter into new employment agreements or other employment relationships with our executive officers and other individuals who were employed by Fertitta Entertainment and provided services to us through the management agreements prior to the consummation of the Fertitta Entertainment Acquisition. As a result, we cannot assure you that the purchase of Fertitta Entertainment will result in a favorable return.

         There is no existing market for our Class A Common Stock. As a result, the share price for our Class A Common Stock may fluctuate significantly.

        Prior to this Offering, there has been no public market for our Class A Common Stock. We cannot provide any assurance that an active trading market will develop upon completion of this Offering or, if it does develop, that it will be sustained, which may make it difficult for you to sell your shares of Class A Common Stock at an attractive price or at all. The initial public offering price of our Class A Common Stock will be determined by negotiation among us and the representatives of the underwriters and may not be representative of the price that will prevail in the open market after the completion of this Offering. Among the factors to be considered in determining the offering price are the information presented in this prospectus; the history of, the economic conditions in and prospects for, the industry in which we compete; our markets; the ability of our management; the prospects for our future earnings; our results of operations and our current financial condition; the recent market prices of, and the demand for, publicly traded common stock of generally comparable companies; and the general condition of the securities markets at the time of this Offering. The offering price may not accurately reflect the value of our common stock and may not be realized upon any subsequent disposition of the shares. See "Underwriting (Conflicts of Interest)" for a discussion of the factors that were considered in determining the initial public offering price.

        The market price of our Class A Common Stock after this Offering may be significantly affected by factors such as quarterly variations in our results of operations, changes in government regulations, general market conditions specific to the gaming industry, changes in interest rates, changes in general economic and political conditions, volatility in the financial markets, threatened or actual litigation or government investigations, the addition or departure of key personnel, actions taken by our shareholders, including the sale or other disposition of their shares of our Class A Common Stock, differences between our actual financial and operating results and those expected by investors and analysts and changes in analysts' recommendations or projections.

        These and other factors may lower the market price of our Class A Common Stock, even though they may or may not affect our actual operating performance. As a result, our Class A Common Stock may trade at prices significantly below the public offering price or net tangible book value.

        Furthermore, in recent years the stock market has experienced significant price and volume fluctuations. This volatility has had a significant impact on the market price of securities issued by many companies, including companies in our industry. The changes frequently appear to occur without regard to the operating performance of the affected companies. Hence, the price of our Class A Common Stock could fluctuate based upon factors that have little or nothing to do with us, and these fluctuations could materially reduce the price of our Class A Common Stock and materially affect the value of your investment.

         If you purchase shares of our Class A Common Stock in this Offering, you will suffer immediate and substantial dilution of your investment.

        The initial public offering price of our Class A Common Stock is substantially higher than the pro forma net tangible book value per share of our Class A Common Stock. Therefore, if you purchase shares of our Class A Common Stock in this Offering, your interest will be diluted immediately to the extent of the difference between the initial public offering price per share of our Class A Common Stock and the pro forma net tangible book value per share of our Class A Common Stock after this Offering. See "Dilution."

         You will incur additional dilution if we raise additional capital through the issuance of new equity securities at a price lower than the initial public offering price of our Class A Common Stock or issue shares in connection with our equity incentive plan.

        If we raise additional capital through the issuance of new equity securities at a lower price than the initial public offering price, you will be subject to additional dilution. If we are unable to access the public markets in the future, or if our performance or prospects decrease, we may need to consummate a private placement or public offering of our Class A Common Stock at a lower price than the initial public offering price. In addition, any new securities may have rights, preferences or privileges senior to our Class A Common Stock. Additionally, we have reserved                        shares of our Class A Common Stock for issuance under our 2016 Equity Incentive Plan, including                         shares of our Class A Common Stock issuable upon the exercise of stock options that we intend to grant to our officers and employees and                  shares of restricted Class A Common Stock that we intend to grant to certain of our directors, officers and employees at the time of this Offering or will be issued in substitution of profit units held by current or former employees of Station LLC. Our estimate of the number of restricted shares of Class A Common Stock that will be substituted for the outstanding Station Holdco profit units assumes an initial public offering price of $             per share (the midpoint of the estimated public offering price range set forth on the cover page of this prospectus). See "Executive Compensation—2016 Equity Incentive Plan."

         The market price of our Class A Common Stock could decline due to the large number of shares of Class A Common Stock eligible for future sale upon the exchange of LLC Units by our existing owners.

        After completion of this Offering, approximately                        LLC Units of Station Holdco will be owned by our existing owners, or         % of Red Rock Class A Common Stock on a fully converted basis (or                        LLC Units and        %, respectively, if the underwriters exercise their option to purchase additional shares in full). Under the exchange agreement, each holder of shares our Class B Common Stock will be entitled to exchange its LLC Units for shares of our Class A Common Stock, as described under "The Reorganization of Our Corporate Structure" and "Certain Relationships and Related Party Transactions." We will grant registration rights with respect to the shares of Class A Common Stock delivered in exchange for LLC Units subject to the lock-up agreements described under "Underwriting (Conflicts of Interest)." See "The Reorganization of Our Corporate Structure" and "Certain Relationships and Related Party Transactions—Registration Rights."

        The market price of our Class A Common Stock could decline as a result of sales of a large number of shares of our Class A Common Stock eligible for future sale, including upon the exchange of LLC Units, or the perception that such sales could occur. These sales, or the possibility that these sales may occur, may make it more difficult for holders of our Class A Common Stock to sell such stock in the future at a time and at a price that they deem appropriate. In addition, they may make it more difficult for us to raise additional capital by selling equity securities in the future. See "Shares Eligible for Future Sale."

         We may not have sufficient funds to pay dividends on our Class A Common Stock.

        Although we intend to pay dividends on our Class A Common Stock to the extent that we have sufficient funds available for such purpose, the declaration, amount and payment of any future dividends on shares of Class A common stock will be at the sole discretion of our board of directors and we may reduce or discontinue entirely the payment of such dividends at any time. Our board of directors may take into account general and economic conditions, our financial condition and operating results, our available cash and current and anticipated cash needs, capital requirements, contractual, legal, tax and regulatory restrictions and implications on the payment of dividends by us to our stockholders or by our subsidiaries to us, and such other factors as our board of directors may deem relevant. The existing debt agreements of Station LLC limit the ability of Station LLC to make distributions to Station Holdco, which effectively restricts the ability of Station Holdco to distribute sufficient funds to permit Red Rock to pay dividends to its stockholders. In addition, Red Rock will be required to apply funds distributed by Station Holdco to pay taxes and make payments under the tax receivable agreement. Therefore, we cannot assure you that you will receive any dividends on your Class A Common Stock. Accordingly, you may need to sell your shares of Class A Common Stock to realize a return on your investment, and you may not be able to sell your shares above the price you paid for them. See "Dividend Policy."

         Anti-takeover provisions and shareholder requirements in our charter documents, provisions of Delaware law and Nevada gaming laws may delay or prevent our acquisition by a third party, which might diminish the value of our Class A Common Stock. Provisions in our debt agreements may also require an acquirer to refinance our outstanding indebtedness if a change of control occurs, which could discourage or increase the costs of a takeover.

        In addition to the Fertitta Family Entities owning approximately        % of the combined voting power of our common stock following the consummation of this Offering, which will permit them to control decisions made by our stockholders, including election of directors and change of control transactions, our amended and restated certificate of incorporation and bylaws are expected to contain provisions which could make it harder for a third party to acquire us. These provisions include certain super-majority approval requirements and limitations on actions by written consent of our stockholders at any time that the Fertitta Family Entities hold less than 10% of the LLC Units. In addition, our board of directors will have the right to issue preferred stock without stockholder approval that could be used to dilute a potential hostile acquirer. Our amended and restated certificate of incorporation will also impose some restrictions on mergers and other business combinations between us and any holder of 15% or more of our outstanding common stock other than the Fertitta Family Entities. See "Description of Capital Stock."

        The Nevada Gaming Control Act and the rules and regulations promulgated thereunder (collectively, the "Nevada Act") provides that persons who acquire beneficial ownership of more than 5% of the voting or non-voting securities of a registered corporation under Nevada gaming laws ("Registered Corporation") must report the acquisition to the Nevada Commission. The Nevada Act also requires that beneficial owners of more than 10% of the voting securities of a Registered Corporation must apply, subject to certain exceptions, to the Nevada Commission for a finding of suitability within thirty days after the Chairman of the Nevada Board mails the written notice requiring such filing.

        Further, changes in control of the Company through merger, consolidation, stock or asset acquisitions (including stock issuances in connection with restructuring transactions), management or consulting agreements, or any act or conduct by a person whereby such person obtains control, may not occur without the prior approval of the Nevada Commission. Entities seeking to acquire control of a Registered Corporation must satisfy the Nevada Board and the Nevada Commission that they meet a variety of stringent standards prior to assuming control of such Registered Corporation. The Nevada Commission may also require controlling equity holders, officers, managers and other persons having a material relationship or involvement with the entity proposing to acquire control, to be investigated and licensed as part of the approval process relating to the transaction. The Nevada legislature has declared that some corporate acquisitions opposed by management, repurchases of voting securities and corporate defense tactics affecting Nevada corporate gaming licensees, and Registered Corporations that are affiliated with those operations, may be injurious to stable and productive corporate gaming. The Nevada Act also requires prior approval of a plan of re-capitalization proposed by the Registered Corporation's board of directors or similar governing entity in response to a tender offer made directly to the Registered Corporation's equity holders for the purpose of acquiring control of the Registered Corporation.

        These anti-takeover provisions, shareholder requirements and other provisions under Delaware law and Nevada gaming laws could discourage, delay or prevent a transaction involving a change in control of our company, including transactions that our stockholders may deem advantageous, and negatively affect the trading price of our Class A Common Stock. These provisions could also discourage proxy contests and make it more difficult for you and other stockholders to elect directors of your choosing and to cause us to take other corporate actions you desire.

        Under our credit facilities, a takeover of our company would likely constitute a "change of control" and be deemed to be an event of default under such facility, which would therefore require a third-party acquirer to refinance any outstanding indebtedness under the credit facility in connection with such takeover. Under the indenture governing our senior notes, any "change of control" would require us or a third-party acquirer to make an offer to noteholders to repurchase such notes at a price equal to 101% of their principal amount, plus accrued and unpaid interest. In addition, we expect that the tax receivable agreement will provide that, in the event of a change of control, we will be required to make a payment equal to the present value of estimated future payments under the tax receivable agreement, which would result in a significant payment becoming due in the event of a change of control. These change of control provisions, and similar provisions in future agreements, are likely to increase the costs of any takeover and may discourage, delay or prevent an acquisition of our company by a third party.

         Nevada gaming laws and regulations include requirements that may discourage ownership of our Class A Common Stock or otherwise impact the price of our Class A Common Stock.

        Any beneficial owner of our voting or non-voting securities, regardless of the number of shares owned, may be required to file an application, may be investigated, and may be required to obtain a finding of suitability as a beneficial owner of our securities if the Nevada Commission has reason to believe that such ownership would otherwise be inconsistent with the declared policies of the State of Nevada. If the beneficial owner of our voting or non-voting securities who must be found suitable is a corporation, partnership, limited partnership, limited liability company or trust, it must submit detailed business and financial information, including a list of its beneficial owners, to the Nevada Board. The applicant must pay all costs of investigation incurred by the Nevada Gaming Authorities in conducting any such investigation.

        Any person who acquires more than 5% of Red Rock's voting power must report the acquisition to the Nevada Commission. Nevada gaming regulations also require that beneficial owners of more than 10% of Red Rock's voting power apply to the Nevada Commission for a finding of suitability within 30 days after the Chairman of the Nevada Board mails written notice requiring such filing. Further, an "institutional investor", as defined in the Nevada gaming regulations, that acquires more than 10%, but not more than 25%, of Red Rock's voting power may apply to the Nevada Commission for a waiver of such finding of suitability if such institutional investor holds Red Rock's voting securities for investment purposes only.

        Any person who fails or refuses to apply for a finding of suitability or a license within thirty days after being ordered to do so by the Nevada Commission, or the Chairman of the Nevada Board, may be found unsuitable. The same restrictions apply to a record owner if the record owner, after request, fails to identify the beneficial owner. Any equity holder who is found unsuitable and who holds, directly or indirectly, any beneficial ownership of the common equity of a Registered Corporation beyond such period of time as may be prescribed by the Nevada Commission may be guilty of a criminal offense. We will be subject to disciplinary action if, after we receive notice that a person is unsuitable to be an equity holder or to have any other relationship with us or our licensed or registered subsidiaries, we (i) pay that person any dividend or interest upon our securities, (ii) allow that person to exercise, directly or indirectly, any voting right conferred through securities held by that person, (iii) pay remuneration in any form to that person for services rendered or otherwise, or (iv) fail to pursue all lawful efforts to require such unsuitable person to relinquish his securities including, if necessary, the immediate purchase of said securities for the price specified by the relevant gaming authority or, if no such price is specified, the fair market value as determined by the board of directors of Red Rock. The purchase may be made in cash, notes that bear interest at the applicable federal rate or a combination of notes and cash. Additionally, the CCLGLB has the authority to approve all persons owning or controlling the stock of any corporation controlling a gaming license. The cumulative effect of these laws and regulations may discourage ownership of our Class A Common Stock or otherwise impact the price of our Class A Common Stock.

        Moreover, if any of our significant stockholders or members of Station Holdco is required to, but does not, apply for a finding or suitability or licensing or is found unsuitable by the Nevada Commission, they may rapidly liquidate their equity holdings, which could cause the market price of our Class A Common Stock to decline. Additionally, we could be required to repurchase any shares or LLC Units held by such significant stockholder or member for cash, notes bearing interest at the applicable federal rate or a combination of cash and notes. In the event that we were required to repurchase shares for cash, our cash position would be reduced and our liquidity and financial condition could be materially adversely affected. There can be no assurance that we would have sufficient cash available to meet such obligation as well as our continuing operating requirements or that, if additional financing were required, that such financing could be obtained on terms acceptable to us, if at all.

         Future offerings of debt securities or additional or increased loans, which would rank senior to our common stock upon our bankruptcy or liquidation, and future offerings of equity securities that may be senior to our common stock for the purposes of dividend and liquidating distributions, may adversely affect the market price of our Class A Common Stock.

        In the future, we may attempt to increase our capital resources through offerings of debt securities, entering into or increasing amounts under our loan agreements or additional offerings of equity securities. Upon bankruptcy or liquidation, holders of our debt securities, including holders of our senior notes, and shares of preferred stock, if any is issued, and lenders with respect to our indebtedness, including our credit facility, will receive a distribution of our available assets prior to the holders of our common stock. Additional equity offerings may dilute the holdings of our existing stockholders or reduce the market price of our common stock, or both. Our preferred stock, if issued, will likely have a preference on liquidating distributions or a preference on dividend payments or both that could limit our ability to make a dividend distribution to the holders of our common stock. Our decision to issue securities in any future offering or enter into or increase loan amounts will depend on our management's views on our capital structure and financial results, as well as market conditions and other factors beyond our control. As a result, we cannot predict or estimate the amount, timing or nature of any such future transaction, and purchasers of our Class A Common Stock in this Offering bear the risk of our future transactions reducing the market price of our Class A Common Stock and diluting their ownership interest in our company.

         If securities analysts do not publish research or reports about our company, or if they issue unfavorable commentary about us or our industry and markets or downgrade our Class A Common Stock, the price of our Class A Common Stock could decline.

        The trading market for our Class A Common Stock will depend in part on the research and reports that third-party securities analysts publish about our company and our industry and markets. One or more analysts could downgrade our Class A Common Stock or issue other negative commentary about our company or our industry or markets. In addition, we may be unable or slow to attract sufficient research coverage. Alternatively, if one or more of these analysts cease coverage of our company, we could lose visibility in the market. As a result of one or more of these factors, the trading price and volume of our Class A Common Stock could decline.

         We will incur increased costs as a result of becoming a public company.

        As a public company, we will incur significant legal, accounting and other expenses that we have not previously incurred, including costs associated with public company reporting requirements. We also have incurred and will incur costs associated with the Sarbanes-Oxley Act of 2002 and related rules implemented by the SEC and NASDAQ. The expenses incurred by public companies generally for reporting and corporate governance purposes have been increasing. We expect these rules and regulations to increase our legal and financial compliance costs and to make some activities more time-consuming and costly, although we are currently unable to estimate these costs with any degree of certainty. These laws and regulations could also make it more difficult or costly for us to obtain certain types of insurance, including director and officer liability insurance, and we may be forced to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. These laws and regulations could also make it more difficult for us to attract and retain qualified persons to serve on our board of directors, our board committees or as our executive officers. Furthermore, if we are unable to satisfy our obligations as a public company, we could be subject to delisting of our common stock, fines, sanctions and other regulatory action and potentially civil litigation.

         If we fail to maintain an effective system of internal controls, we may not be able to accurately determine our financial results or prevent fraud. As a result, our stockholders could lose confidence in our financial results, which could materially and adversely affect us.

        Effective internal controls are necessary for us to provide reliable financial reports and effectively prevent fraud. We may in the future discover areas of our internal controls that need improvement. We cannot be certain that we will be successful in implementing or maintaining adequate internal control over our financial reporting and financial processes. Furthermore, as we grow our business, our internal controls will become more complex, and we will require significantly more resources to ensure our internal controls remain effective. Additionally, the existence of any material weakness or significant deficiency would require management to devote significant time and incur significant expense to remediate any such material weakness or significant deficiency, and management may not be able to remediate any such material weakness or significant deficiency in a timely manner. The existence of any material weakness or significant deficiency in our internal control over financial reporting could also result in errors in our financial statements that could require us to restate our financial statements, cause us to fail to meet our reporting obligations and cause stockholders to lose confidence in our reported financial information, all of which could materially and adversely affect us.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

        This prospectus includes forward-looking statements, which involve risks and uncertainties. These forward-looking statements can be identified by the use of forward-looking terminology, including the terms "believes," "estimates," "projects," "anticipates," "expects," "intends," "may," "will" or "should" or, in each case, their negative, or other variations or comparable terminology. These forward-looking statements include all matters that are not historical facts. They appear in a number of places throughout this prospectus and include statements regarding our intentions, beliefs or current expectations concerning, among other things, our results of operations, financial condition, liquidity, prospects, growth, strategies, the industry in which we operate and potential acquisitions. We derive many of our forward-looking statements from our operating budgets and forecasts, which are based upon many detailed assumptions. While we believe that our assumptions are reasonable, we caution that it is very difficult to predict the impact of known factors, and, of course, it is impossible for us to anticipate all factors that could affect our actual results. All forward-looking statements are based upon information available to us on the date of this prospectus.

        By their nature, forward-looking statements involve risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future. We caution you that forward-looking statements are not guarantees of future performance and that our actual results of operations, financial condition and liquidity, and the development of the industry in which we operate may differ materially from those made in or suggested by the forward-looking statements contained in this prospectus. In addition, even if our results of operations, financial condition and liquidity and the development of the industry in which we operate are consistent with the forward-looking statements contained in this prospectus, those results or developments may not be indicative of results or developments in subsequent periods. Important factors that could cause our results to vary from expectations include, but are not limited to:

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  our reliance on the Las Vegas market;

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  the impact of business conditions, including competitive practices, changes in customer demand and the cyclical nature of the gaming and hospitality business generally, on our business and results of operations;

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  the impact of general economic conditions outside our control, including changes in interest rates, consumer confidence and unemployment levels, on our business and results of operations;

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  the effects of intense competition that exists in the gaming industry;

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  the risk that new gaming licenses or gaming activities, such as internet gaming, are approved and result in additional competition;

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  our substantial outstanding indebtedness and the effect of our significant debt service requirements on our operations and ability to compete;

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  the risk that we will not be able to finance our development and investment projects or refinance our outstanding indebtedness;

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  the impact of extensive regulation from gaming and other government authorities on our ability to operate our business and the risk that regulatory authorities may revoke, suspend, condition or limit our gaming or other licenses, impose substantial fines or take other actions that adversely affect us;

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  risks associated with changes to applicable gaming and tax laws that could have a material adverse effect on our financial condition;

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  adverse outcomes of legal proceedings and the development of, and changes in, claims or litigation reserves;

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  risks associated with development, construction and management of new projects or the expansion of existing facilities, including cost overruns, construction delays, environmental risks and legal or political challenges; and

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  the lack of a public market for our common stock.

        We caution you that the foregoing list of important factors may not contain all of the material factors that are important to you. We urge you to read this entire prospectus carefully, including the sections entitled "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Description of Our Business," for a more complete discussion of the factors that could affect our future performance and the industry in which we operate. In light of these risks, uncertainties and assumptions, the forward-looking events described in this prospectus may not occur.

        Investors are urged not to place undue reliance on forward-looking statements. In addition, the Company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of anticipated or unanticipated events or changes to projections over time unless required by federal securities laws. All subsequent written and oral forward-looking statements attributable to us or to persons acting on our behalf are expressly qualified in their entirety by the cautionary statements referred to above and contained elsewhere in this prospectus.

 THE REORGANIZATION OF OUR CORPORATE STRUCTURE

        The following actions will be taken in connection with the closing of this Offering:

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  We will amend and restate the certificate of incorporation of Red Rock to, among other things, provide for Class A Common Stock and Class B Common Stock. See "Description of Capital Stock."

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  We will issue shares of our Class B Common Stock to our existing owners for nominal consideration. Our existing owners will be issued one share of Class B Common Stock for each LLC Unit they own.

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  We will consummate the Blocker Mergers and issue shares of Class A Common Stock to the members of the Merging Blockers in proportion to the LLC Units owned by the Merging Blockers, including the LLC Units issuable upon a cashless exercise of the warrants owned by the Merging Blockers. See "Certain Relationships and Related Party Transactions—Blocker Mergers."

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  The holders of profit units issued by Station Holdco, all of whom are current or former employees of Station LLC, will be issued an aggregate of                restricted shares of Class A Common Stock pursuant to the terms our new Red Rock Resorts, Inc. 2016 Equity Incentive Plan in substitution for such profit units (assuming an initial public offering price of $           per share, the midpoint of the estimated public offering price range set forth on the cover page of this prospectus).

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  We will amend and restate the limited liability company agreement of Station Holdco to, among other things, appoint Red Rock as the sole managing member of Station Holdco. See "Certain Relationships and Related Party Transactions—Limited Liability Company Agreement of Station Holdco."

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  We will enter into an exchange agreement with our existing owners pursuant to which the existing owners will be entitled to exchange LLC Units, together with an equal number of shares of Class B Common Stock, for shares of Class A Common Stock on a one-for-one basis or, at our election, for cash. See "Certain Relationships and Related Party Transactions—Exchange Agreement."

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  We will enter into a tax receivable agreement with our existing owners that will provide for the payment by Red Rock of 85% of the amount of benefits, if any, that Red Rock realizes (or is deemed to realize in the case of an early termination payment by us, a change in control or a material breach by us of our obligations under the tax receivable agreement, as discussed below) as a result of (i) increases in tax basis resulting from purchases or exchanges of LLC Units and (ii) certain other tax benefits related to our entering into the tax receivable agreement, including tax benefits attributable to payments that we are required to make under the tax receivable agreement. See "Certain Relationships and Related Party Transactions—Tax Receivable Agreement."

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  The holders of the outstanding Warrants to purchase LLC Units are expected to exercise their Warrants on a cashless basis.

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  We will issue                    shares of our Class A Common Stock to the purchasers in this Offering (or                    shares if the underwriters exercise their option to purchase additional shares in full) in exchange for net proceeds of approximately $           million (or approximately $           million if the underwriters exercise their option to purchase additional shares in full);

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  We will use approximately $         million of the net proceeds of this Offering to purchase                LLC Units (or                LLC Units for an aggregate of $           million if the

    underwriters exercise their option to purchase additional shares in full) from certain of our existing owners, at a per-LLC Unit price equal to the price paid by the underwriters for shares of our Class A Common Stock in this Offering. Accordingly, we will not retain any of these proceeds. See "Certain Relationships and Related Party Transactions—Purchase of LLC Units from Existing Owners."

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  We will use approximately $           million of the net proceeds of this Offering to acquire                    newly-issued LLC Units in Station Holdco.

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  The selling stockholders will sell            shares of Class A Common Stock to the purchasers in this Offering (or             shares if the underwriters exercise their option to purchase additional shares in full). We will not receive any proceeds from the sale of shares of Class A Common Stock by the selling stockholders.

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  Station Holdco will contribute $           million of the proceeds it receives from Red Rock to Station LLC to pay a portion of the purchase price for the Fertitta Entertainment Acquisition and will apply the balance of the proceeds it receives from us to pay expenses incurred in connection with the Offering and Reorganization Transactions. The balance of the Fertitta Entertainment Acquisition will be funded by debt incurred by Station LLC. The purchase price for the Fertitta Entertainment Acquisition, including the offering proceeds that are contributed to Station LLC to fund a portion of the purchase price for the Fertitta Entertainment Acquisition, will be paid by Station LLC to entities that are affiliated with Frank J. Fertitta III and Lorenzo J. Fertitta, which are the owners of a majority of the outstanding membership interests of Fertitta Entertainment, and an entity that is owned by certain current and former employees of Fertitta Entertainment, which holds the remaining membership interests in Fertitta Entertainment. At the closing of the Fertitta Entertainment Acquisition, Fertitta Entertainment is not expected to have material assets other than the management agreements for the Company's business and its workforce. In connection with the Fertitta Entertainment Acquisition, we expect to terminate the management agreements with Fertitta Entertainment by mutual agreement for no additional consideration and assume or enter into new employment agreements or other employment relationships with our executive officers and other individuals who were employed by Fertitta Entertainment and provided services to us through the management agreements prior to the consummation of the Fertitta Entertainment Acquisition.

  •
  We will use approximately $       million of the net proceeds of this Offering to pay withholding tax obligations with respect to certain members of the Merging Blockers.

        The following chart summarizes our organizational structure following the consummation of the Offering and Reorganization Transactions and the Fertitta Entertainment Acquisition. This chart is provided for illustrative purposes only and does not purport to represent all legal entities owned or controlled by us:

Existing Owners
Public Shareholders
Members of Merging Blockers[2]
Former Station Holdco Profit Unit Holders[3]
Class B Shares[1]
• Voting rights only
• Ten votes for each outstanding share of Class B Common Stock held by an existing owner that holds at least 30% of the LLC Units immediately after this Offering and, at the relevant record date, at least 10% of the Class A Common Stock (on an as-exchanged basis)
• One vote for each other outstanding share of Class B Common Stock
Class A Shares[1]
• % of voting power in Red Rock Resorts, Inc.[2]
• One vote for each outstanding share of Class A Common Stock
• 100% of economic interests in Red Rock Resorts, Inc.
LLC Units
• % of the outstanding LLC Units in Station Holdco LLC[4]
• Not publicly traded
• Economic rights only, subject to certain limited approval rights
• Together with one share of Class B Common Stock, exchangeable on a 1-for-1 basis for shares of Class A Common Stock
Red Rock Resorts, Inc.
Sole Managing Member and LLC Units
• % of the outstanding LLC Units in Station Holdco LLC[4]
• Not publicly traded
• Number of LLC Units held equals number of outstanding shares of Class A Common Stock
• 100% of voting power in Station Holdco LLC, subject to certain limited exceptions
Station Holdco LLC
Nonvoting Interests
Station Casinos LLC
Voting Interests
Operating Subsidiaries
Fertitta Entertainment

(1)
Shares of Class A Common Stock and Class B Common Stock vote as a single class. Each outstanding share of Class A Common Stock will be entitled to one vote, each outstanding share of Class B Common Stock that is held by a holder that, together with its affiliates, owned LLC Units representing at least 30% of the outstanding LLC Units immediately following this Offering and, at the applicable record date, maintains direct or indirect beneficial ownership of at least 10% of the outstanding shares of Class A Common Stock (determined on an as-exchanged basis assuming that all of the LLC Units were exchanged for Class A Common Stock) will be entitled to ten votes and each other outstanding share of Class B Common Stock will be entitled to one vote. We expect that the only existing owners that will satisfy the foregoing criteria will be Fertitta Family Entities. Consequently, such entities will be the only holders of Class B Common Stock entitled to ten votes per share of Class B Common Stock immediately following this Offering. See "Principal and Selling Stockholders." In accordance with the exchange agreement to be entered into in connection with the Offering and Reorganization Transactions, holders of LLC Units will be entitled to exchange LLC Units, together with an equal number of shares of Class B Common Stock, for shares of Class A Common Stock on a one-for-one basis or, at our election, for cash.

(2)
As part of the Offering and Reorganization Transactions, the Merging Blockers will merge with newly-formed subsidiaries of Red Rock in the Blocker Mergers, which are intended to qualify as tax-free for U.S. federal income tax purposes. In the Blocker Mergers, the owner(s) of each Merging Blocker will collectively receive one share of Class A Common Stock for each LLC Unit owned by such Merging Blocker and such number of LLC Units as would be issuable upon a cashless exercise of the Warrants held by such Merging Blocker. In the aggregate, approximately                shares of Class A Common Stock of Red Rock are expected to be issued as consideration in the Blocker Mergers, assuming an initial public offering price of $           per share (the midpoint of the estimated public offering price range set forth on the cover page of this prospectus). In connection with the Blocker Mergers, the Company will (i) withhold              shares of Class A Common Stock that would otherwise be issued to certain of the members of the Merging Blockers, (ii) sell such shares in this Offering, and (iii) use the net proceeds from the sale of such shares to pay withholding tax obligations with respect to such members. The number of shares of Class A Common Stock issued in the Blocker Mergers and withholding with respect thereto will depend on the actual initial public offering price per share.

  Assuming that all of the outstanding Warrants are exercised on a cashless basis and an initial public offering price of $           per share (the midpoint of the estimated public offering price range set forth on the cover page of this prospectus), an aggregate of              LLC Units will be issuable upon exercise of the Warrants.

(3)
Holders of profit units issued by Station Holdco, all of whom are current or former employees of Station LLC, will receive restricted shares of Class A Common Stock issued pursuant to the terms our new Red Rock Resorts, Inc. 2016 Equity Incentive Plan in substitution for such profit units. As of December 31, 2015, an aggregate of 10,039,007 Station Holdco profit units were outstanding. Pursuant to the terms of the Station Holdco Amended and Restated Profit Unit Plan, an aggregate of                restricted shares of Class A Common Stock will be substituted for the outstanding Station Holdco profit units (assuming an initial public offering price of $           per share, the midpoint of the estimated public offering price range set forth on the cover page of this prospectus).

(4)
A portion of these LLC Units will be held by subsidiaries of Red Rock. Assumes no exercise of the underwriters' option to purchase additional shares. If the underwriters exercise their option to purchase additional shares in full, (i) the shares of Class A Common Stock held by public shareholders will constitute        % of the voting power in Red Rock, (ii) holders of Class B Common Stock will have        % of the voting power of Red Rock, (iii) the LLC Units held by the existing owners will constitute        % of the outstanding LLC Units in Station Holdco, and (iv) Red Rock will own        % of the outstanding LLC Units in Station Holdco.

        Following the consummation of the Offering and Reorganization Transactions, Red Rock will be a holding company and its sole assets will be its direct and indirect equity interest in Station Holdco and its voting interest in Station LLC. Red Rock will operate and control all of the business and affairs of Station Holdco and its subsidiaries. Accordingly, although Red Rock will own a minority economic interest in Station Holdco following the consummation of the Offering, Red Rock will have 100% of the voting power and will control management of Station Holdco, subject to certain exceptions, and will have 100% of the voting power of Station LLC. The combined financial results of Station Holdco and its consolidated subsidiaries (including Fertitta Entertainment) will be consolidated in our financial statements.

        Red Rock was incorporated as a Delaware corporation on September 9, 2015 as "Station Casinos Corp." and changed its name to "Red Rock Resorts, Inc." on January 5, 2016. Red Rock has not engaged in any business or other activities except in connection with its formation. Immediately prior to the completion of this Offering, Red Rock intends to amend and restate its certificate of incorporation to, among other things, authorize two classes of common stock, Class A Common Stock and Class B Common Stock. Each outstanding share of Class A Common Stock will be entitled to one vote, each outstanding share of Class B Common Stock that is held by a holder that, together with its affiliates, owns LLC Units representing at least 30% of the outstanding LLC Units immediately following this Offering and, at the applicable record date, maintains direct or indirect beneficial ownership of at least 10% of the outstanding shares of Class A Common Stock (determined on an as-exchanged basis assuming that all of the LLC Units were exchanged for Class A Common Stock) will be entitled to ten votes and each other outstanding share of Class B Common Stock will be entitled to one vote and will have the terms described under "Description of Capital Stock." We expect that the only existing owners that will satisfy the foregoing criteria will be Fertitta Family Entities. Consequently, such entities will be the only holders of Class B Common Stock entitled to ten votes per share of Class B Common Stock immediately following this Offering. See "Principal and Selling Stockholders." Red Rock's Class A Common Stock will be issued to investors in this Offering.

        Station Holdco currently owns non-voting interests in Station LLC that represent all of the economic interests of Station LLC. The voting interests of Station LLC are held by Station Voteco. Station Voteco is owned by Robert A. Cashell Jr., who is designated as a member of Station Voteco by GACC, and an entity owned by Frank J. Fertitta III and Lorenzo J. Fertitta. Immediately prior to the consummation of this Offering, Station Voteco will transfer the voting interest of Station LLC to Red Rock. No consideration will be payable to the members of Station Voteco in connection with such transfer. Upon consummation of such transfer, Station Voteco will be dissolved.

        As a result of the transactions described above:

  •
  the investors in this Offering will collectively own                    shares of our Class A Common Stock (or                     shares of our Class A Common Stock if the underwriters exercise their option to purchase additional shares in full) and Red Rock will hold                    LLC Units (or                    LLC Units if the underwriters exercise their option to purchase additional shares in full);

  •
  our existing owners will hold                    LLC Units (or                    LLC Units if the underwriters exercise their option to purchase additional shares in full), assuming a cashless exercise of the Warrants and that all of the Warrants are exercised for LLC Units and an initial public offering price of $           per share, the midpoint of the estimated public offering price range set forth on the cover page of this prospectus;

  •
  members of the Merging Blockers will hold                shares of Class A Common Stock issuable in the Blocker Mergers;

  •
  Holders of profit units issued by Station Holdco will be issued                shares of Class A Common Stock in substitution of such profit units;

  •
  the investors in this Offering will collectively have        % of the voting power in Red Rock (or        % if the underwriters exercise their option to purchase additional shares in full); and

  •
  Station Holdco's existing owners, through their holdings of our Class B Common Stock, will have        % of the voting power in Red Rock (or        % if the underwriters exercise their option to purchase additional shares in full).

        In connection with this Offering, we will enter into an exchange agreement with the existing owners of Station Holdco. Under the exchange agreement, it is expected that the existing owners of Station Holdco (and certain permitted transferees thereof) may elect or, under certain circumstances, will be obligated, subject to certain requirements, to exchange their LLC Units, together with an equal number of shares of Class B Common Stock, for shares of Class A Common Stock on a one-for-one basis or, at our election, for cash. As a holder exchanges its LLC Units, Red Rock's interest in Station Holdco will be automatically and correspondingly increased. See "Certain Relationships and Related Party Transactions—Exchange Agreement."

        The purchase of LLC Units with the net proceeds of this Offering and subsequent exchanges of LLC Units are expected to result in increases in the tax basis of the assets of Station Holdco that otherwise would not be available. These increases in tax basis may reduce the amount of tax that Red Rock would otherwise be required to pay in the future. These increases in tax basis may also decrease gains (or increase losses) on future dispositions of certain assets. In connection with the Offering and Reorganization Transactions, we will enter into a tax receivable agreement with the existing owners of Station Holdco that is expected to provide for the payment by Red Rock to those owners of 85% of the amount of the benefits, if any, that Red Rock realizes or is deemed to realize as a result of (i) these increases in tax basis and (ii) certain other tax benefits related to our entering into the tax receivable agreement, including tax benefits attributable to payments under the tax receivable agreement. These payment obligations are obligations of Red Rock and not of Station Holdco. We expect that all of the intangible assets, including goodwill, of Station Holdco at the time of this Offering allocable to LLC Units acquired or deemed acquired in taxable transactions by Red Rock from existing owners of Station Holdco will be amortizable for tax purposes. Red Rock and its stockholders will retain the remaining 15% of the tax benefits that Red Rock is deemed to realize. See "Certain Relationships and Related Party Transactions—Tax Receivable Agreement."

        All existing owners of Station Holdco other than Red Rock also will hold shares of Class B Common Stock. Although these shares will have no economic rights, they will allow those owners of Station Holdco to exercise voting power at Red Rock, the managing member of Station Holdco. Under our amended and restated certificate of incorporation, each outstanding share of Class B Common Stock that is held by a holder that, together with its affiliates, owned LLC Units representing at least 30% of the outstanding LLC Units immediately following this Offering and, at the applicable record date, maintains direct or indirect beneficial ownership of at least 10% of the outstanding shares of Class A Common Stock (determined on an as-exchanged basis assuming that all of the LLC Units were exchanged for Class A Common Stock) will be entitled to ten votes and each other outstanding share of Class B Common Stock will be entitled to one vote. We expect that the only existing owners that will satisfy the foregoing criteria will be Fertitta Family Entities. Consequently, such entities will be the only holders of Class B Common Stock entitled to ten votes per share of Class B Common Stock immediately following this Offering. See "Principal and Selling Stockholders." Holders of LLC Units will be entitled to exchange LLC Units, together with an equal number of shares of Class B Common Stock, for shares of Class A Common Stock on a one-for-one basis or, at our election, for cash. Accordingly, as existing owners of Station Holdco exchange LLC Units and shares of Class B Common Stock for shares of Class A Common Stock or, at our election, for cash pursuant to the exchange agreement, the voting power afforded to them by their shares of Class B Common Stock will be correspondingly reduced. After completion of this Offering, the existing owners will beneficially own shares of Class B Common Stock that represent        % of the voting power represented by our outstanding common stock and will have effective control over the outcome of votes on all matters requiring approval by our stockholders.

        We will grant registration rights to existing members of Station Holdco with respect to shares of Class A Common Stock delivered in exchange for LLC Units and shares of Class A Common Stock issued pursuant to the Blocker Mergers subject to the lock-up agreements discussed under "Underwriting (Conflicts of Interest)". In addition, such members will be entitled to request to participate in, or "piggyback" on, certain registrations of any of our securities offered for sale by us at any time after the completion of this Offering and the Principal Equityholders and GACC will be entitled to cause the Company to register the shares of Class A Common Stock they could acquire upon exchange of their LLC Units, subject to certain contractual restrictions, including the terms of the lock-up agreements discussed under "Underwriting (Conflicts of Interest)". See "Certain Relationships and Related Party Transactions—Registration Rights."

        Pursuant to the amended and restated limited liability company agreement of Station Holdco that will be entered into in connection with this Offering, it is expected that Red Rock, as sole managing member, will have the right to determine when distributions will be made to the members of Station Holdco and the amount of any such distributions, other than with respect to tax distributions as described below. If Station Holdco authorizes a distribution, such distribution will be made to the members of Station Holdco, including Red Rock, pro rata in accordance with the percentages of their respective LLC Units.

        Red Rock will incur U.S. federal, state and local income taxes on its allocable share of any taxable income of Station Holdco. Subject to certain limitations, the amended and restated limited liability company agreement will provide, subject to Station Holdco having available cash and compliance with applicable agreements governing our indebtedness, for quarterly (and in some cases more frequent) cash distributions to the holders of LLC Units, including Red Rock. Red Rock will receive a pro rata portion of any distribution from Station Holdco. Generally, tax distributions will be computed by first determining the tax amount of each holder of LLC Units, which amount will generally equal the taxable income allocated to each holder of LLC Units (with certain adjustments) and then multiplying that income by an assumed tax rate. Station Holdco will then determine an aggregate tax distribution amount by reference to the highest individual LLC Unit holder's tax amount and, subject to certain limitations, will distribute that aggregate amount to all holders of LLC Units as of the tax distribution date based on their percentage ownership interests at the time of the distribution. See "Certain Relationships and Related Party Transactions—Limited Liability Company Agreement of Station Holdco."

USE OF PROCEEDS

        We estimate that the net proceeds to us from the sale of our Class A Common Stock in this Offering, after deducting underwriting discounts and commissions but before expenses, will be approximately $           million ($           million if the underwriters exercise in full their option to purchase additional shares) based on an assumed initial public offering price of $          per share (the midpoint of the price range set forth on the cover page of this prospectus). We intend to use such net proceeds as follows:

  •
  $           million to acquire newly-issued LLC Units in Station Holdco. In turn, Station Holdco intends to:

  •
  Contribute $           million of the proceeds it receives from us to pay a portion of the purchase price for the Fertitta Entertainment Acquisition. The balance of the purchase price for the Fertitta Entertainment Acquisition will be funded by debt incurred by Station LLC. The purchase price for the Fertitta Entertainment Acquisition, including the offering proceeds that are contributed to Station LLC to fund a portion of the purchase price for the Fertitta Entertainment Acquisition, will be paid by Station LLC to entities that are affiliated with Frank J. Fertitta III and Lorenzo J. Fertitta, which are the owners of a majority of the outstanding membership interests of Fertitta Entertainment, and an entity that is owned by certain current and former employees of Fertitta Entertainment, which holds the remaining membership interests in Fertitta Entertainment. See "Capitalization" for additional details regarding the terms of the debt financing for the balance of the purchase price for the Fertitta Entertainment Acquisition.

  •
  Apply the balance of the proceeds it receives from us to pay expenses incurred in connection with this Offering.

  •
  $           million (or $             million if the underwriters exercise their option to purchase additional shares in full), to purchase LLC Units from certain of our existing owners, at a per-LLC Unit price equal to the price paid by the underwriters for shares of our Class A Common Stock in this Offering. Accordingly, we will not retain any of these proceeds.

  •
  $         million to pay withholding tax obligations with respect to certain members of the Merging Blockers.

        We will not receive any proceeds from the sale of shares of Class A Common Stock by the selling stockholders.

        Each $1.00 increase (decrease) in the assumed initial public offering price of $          per share, which is the midpoint of the price range set forth on the cover page of this prospectus, would increase (decrease) the net proceeds to us from this Offering by approximately $         million, assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting underwriting discounts and commissions and offering expenses payable by us. We may also increase or decrease the number of shares we are offering. An increase of 1,000,000 shares offered by us would increase the net proceeds to us from this Offering by approximately $         million, after deducting the underwriting discount and estimated offering expenses payable by us. Conversely, a decrease of 1,000,000 shares in the number of shares offered by us would decrease the net proceeds to us from this Offering by approximately $         million, after deducting underwriting discounts and commissions and offering expenses payable by us. The as adjusted information discussed above is illustrative only and will be adjusted based on the actual public offering price and other terms of this Offering determined at pricing.

        The purchase price for the Fertitta Entertainment Acquisition will be paid to Fertitta Business Management LLC, a Nevada limited liability company, LNA Investments, LLC, a Nevada limited liability company, KVF Investments, LLC, a Nevada limited liability company, and FE Employeeco LLC, a Delaware limited liability company, which are all owned or were formed for the benefit of Frank J. Fertitta III and Lorenzo J. Fertitta or their children or are owned by the executive officers of the Company and other current and former employees of Fertitta Entertainment. See "Certain Relationships and Related Party Transactions—Acquisition of Fertitta Entertainment." The terms of the Fertitta Entertainment Acquisition were negotiated by the members of Fertitta Entertainment, on the one hand, and on the other hand by both GACC (as the holder of certain approval rights under the existing equityholders agreement for Station Holdco and its subsidiaries) and by a special committee of the board of managers of Station LLC (comprised of Dr. James E. Nave and Mr. Robert E. Lewis, each of whom was determined to be disinterested in the Fertitta Entertainment Acquisition). The special committee unanimously approved the terms of the Fertitta Entertainment Acquisition, and had the assistance and counsel of independent legal and financial advisors retained by such special committee in the negotiation and approval of such terms.

 DIVIDEND POLICY

        Following this Offering and subject to legally available funds, we intend to pay quarterly cash dividends to the holders of our Class A Common Stock initially equal to $        per share of Class A Common Stock, commencing with the            quarter of 201  . The declaration, amount and payment of any future dividends on shares of Class A Common Stock will be at the sole discretion of our board of directors and we may reduce or discontinue entirely the payment of such dividends at any time. Our board of directors may take into account general and economic conditions, our financial condition and operating results, our available cash and current and anticipated cash needs, capital requirements, contractual, legal, tax and regulatory restrictions and implications on the payment of dividends by us to our stockholders or by our subsidiaries to us, and such other factors as our board of directors may deem relevant.

        Red Rock is a holding company and has no material assets other than its direct and indirect equity interest in LLC Units in Station Holdco and its voting interest of Station LLC. We intend to cause Station Holdco to make distributions to us in an amount sufficient to cover cash dividends, if any, declared by us. If Station Holdco makes such distributions to Red Rock, the other holders of LLC Units will also be entitled to receive distributions pro rata in accordance with the percentages of their respective limited liability company interests.

        The existing debt agreements of Station LLC, including those governing its credit facility and senior notes, contain restrictive covenants that limit its ability to make distributions. Because the only asset of Station Holdco is Station LLC, the limitations on such distributions will effectively limit the ability of Station Holdco to make distributions to Red Rock. In addition, any financing arrangements that we or any of our subsidiaries enter into in the future may contain similar restrictions. In addition, Station Holdco is generally prohibited under Delaware law from making a distribution to a member to the extent that, at the time of the distribution, after giving effect to the distribution, liabilities of Station Holdco (with certain exceptions) exceed the fair value of its assets. Subsidiaries of Station Holdco, including Station LLC and its subsidiaries, are generally subject to similar legal limitations on their ability to make distributions to their members or equityholders.

        Because Red Rock must pay taxes and make payments under the tax receivable agreement, amounts ultimately distributed as dividends to holders of our Class A Common Stock are expected to be less than the amounts distributed by Station Holdco to its members on a per LLC Unit basis.

        Station Holdco made distributions to its existing owners in the amount of $153.3 million and $69.2 million during 2014 and 2013, respectively. Station Holdco distributed $188.4 million to its existing owners in the nine months ended September 30, 2015.

 CAPITALIZATION

        The following table sets forth the cash and cash equivalents and capitalization as of September 30, 2015 for:

  •
  Station Holdco; and

  •
  Red Rock on a pro forma basis to give effect to the Offering and Reorganization Transactions described under "The Reorganization of Our Corporate Structure" and "Use of Proceeds" and the effect of the transfer of certain assets and repayment of certain liabilities of Fertitta Entertainment not included in the Fertitta Entertainment Acquisition as if such transactions had occurred on September 30, 2015.

        The information in this table should be read in conjunction with "The Reorganization of Our Corporate Structure," "Use of Proceeds," "Unaudited Pro Forma Condensed Combined Financial Information," "Selected Historical Combined Financial and Other Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the combined financial statements and related notes included elsewhere in this prospectus.

	As of September 30, 2015
	Station Holdco Actual	Red Rock Pro Forma(1)
	(amounts in thousands) (unaudited)
Cash and cash equivalents	$102,648	$

Current portion of long term debt(3)	$114,770	$

Debt:
7.50% Senior Notes due 2021(2)	$500,000	$
Term Loan(3)	1,411,926
Restructured Land Loan(2)	114,117
Fertitta Entertainment Credit Facility and other debt	69,160
Other debt of Station LLC	35,325

Total long term debt, less current portion	$2,130,528	$

Equity:
Class A Common Stock, $0.01 par value per share, 500,000,000 shares authorized and shares issued and outstanding on a pro forma basis	—
Class B Common Stock, $0.01 par value per share, 100,000,000 shares authorized and shares issued and outstanding on a pro forma basis	—
Additional paid-in capital and accumulated other comprehensive loss	—

Total members' equity/total stockholders' equity attributable to us	524,735
Noncontrolling interest	22,465

Total members'/stockholders' equity(4)	547,200

Total capitalization	$2,792,498	$

(1)
A $1.00 decrease or increase in the assumed initial public offering price would result in approximately a $         million decrease or increase in the pro forma amounts of each of (i) cash and cash equivalents, (ii) additional paid-in capital, (iii) total stockholders' equity attributable to us, (iv) total stockholders' equity and (v) total capitalization, assuming the total number of shares offered by us remains the same and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

(2)
Long term debt amounts reflect the principal amount of indebtedness and do not include unamortized debt discounts recorded in accordance with GAAP. Accordingly, the amounts reflected in the table above will not agree to the amounts reported on our combined balance sheet.

(3)
As of September 30, 2015, we had $271.8 million of borrowing availability under our $350 million revolving credit facility, which is net of outstanding letters of credit and similar obligations totaling $33.2 million. We expect to incur approximately $         million of indebtedness under our revolving credit facility to finance a portion of the purchase price for the Fertitta Entertainment Acquisition, which is included in current portion of long term debt.

(4)
Pro forma stockholders' equity reflects a net decrease of $         million comprising an increase of $           million as a result of the issuance of our Class A Common Stock, offset by a reduction of $           million related to the Fertitta Entertainment Acquisition and $         million related to our purchase of LLC units from our existing owners. The cash payments for the Fertitta Entertainment Acquisition and the purchase of LLC units from our existing owners are accounted for as equity distributions to our existing owners because Station Holdco and Fertitta Entertainment are entities under common control.

 DILUTION

        If you invest in our Class A Common Stock, your interest will be diluted to the extent of the difference between the initial public offering price per share of our Class A Common Stock and the pro forma net tangible book value per share of our Class A Common Stock after this Offering. Dilution results from the fact that the per share offering price of the Class A Common Stock is substantially in excess of the pro forma net tangible book value per share of our Class A Common Stock after this Offering.

        The pro forma net tangible book value of Red Rock as of September 30, 2015 would have been $             million or $            per share of Class A Common Stock. Pro forma net tangible book value represents the amount of total tangible assets less total liabilities, and pro forma net tangible book value per share of Class A Common Stock represents pro forma net tangible book value divided by the number of shares of Class A Common Stock outstanding, in each case, after giving effect to the Offering and Reorganization Transactions described under "The Reorganization of Our Corporate Structure" and the effect of the transfer of certain assets and repayment of certain liabilities of Fertitta Entertainment not included in the Fertitta Entertainment Acquisition assuming that all of the holders of LLC Units (other than Red Rock) exchanged their LLC Units, together with all outstanding shares of Class B Common Stock, for shares of Class A Common Stock on a one-for-one basis.

        After giving effect to the sale of the            shares of Class A Common Stock in this Offering, at an assumed initial public offering price of $            per share (the midpoint of the range set forth on the cover page of this prospectus), the receipt and application of the net proceeds as described under "Use of Proceeds" and after giving effect to the Offering and Reorganization Transactions and the effect of the transfer of certain assets and repayment of certain liabilities of Fertitta Entertainment not included in the Fertitta Entertainment Acquisition, Red Rock's as adjusted pro forma net tangible book value as of September 30, 2015 would have been $             million or $            per share of Class A Common Stock assuming that all of the holders of LLC Units (other than Red Rock) exchanged their LLC Units, together with all outstanding shares of Class B Common Stock, for shares of Class A Common Stock on a one-for-one basis. The following table illustrates this per share dilution assuming the underwriters do not exercise their option to purchase additional shares:

Assumed initial public offering price per share of Class A Common Stock	$
Pro forma net tangible book value per share of Class A Common Stock as of September 30, 2015(1)
Increase in pro forma net tangible book value per share of Class A Common Stock attributable to new investors(2)
Decrease in pro forma net tangible book value per share of Class A Common Stock resulting from Fertitta Entertainment Acquisition(2)

As adjusted pro forma net tangible book value per share of Class A Common Stock after Offering and Fertitta Entertainment Acquisition(3)

Dilution per share of Class A Common Stock to new investors	$

(1)
Reflects            outstanding shares of Class A Common Stock, consisting of (i)             outstanding shares of Class A Class A Common Stock issued in connection with the Blocker Mergers, (ii)             outstanding shares of Class A Common Stock issued in substitution for profit units issued by Station Holdco to current or former employees of the Company and (iii)             outstanding shares of Class A Common Stock issuable upon the exchange of LLC Units and corresponding shares of Class B Common Stock to be held by existing owners immediately prior to this Offering.

(2)
Pro forma stockholders' equity reflects a partial increase of $             million as a result of the issuance of our Class A Common Stock, offset by a reduction of $             million related to our purchase of LLC units from our existing owners. Pro forma stockholders' equity also reflects a reduction of $             million related to the Fertitta Entertainment Acquisition. The cash payments for the purchase of LLC units from our existing owners and the Fertitta Entertainment Acquisition are accounted for as equity distributions to our existing owners because Station Holdco and Fertitta Entertainment are entities under common control.

(3)
Reflects            outstanding shares of Class A Common Stock, consisting of (i)             shares of Class A Common Stock to be issued in this Offering and (ii) the            shares described in note (1) above less the            shares of Class A Common Stock issuable upon the exchange of LLC Units and corresponding shares of Class B Common Stock to be purchased from certain of our existing owners using a portion of the net proceeds from this Offering and             shares of Class A Common Stock withheld and sold in this Offering to pay withholding tax obligations with respect to certain members of the Merging Blockers. Does not reflect the grant of          restricted shares of Class A Common Stock to employees and non-employee directors in connection with this Offering.

        Dilution is determined by subtracting pro forma net tangible book value per share of Class A Common Stock after the Offering from the initial public offering price per share of Class A Common Stock. Because our existing owners do not own any Class A Common Stock or other economic interests in Red Rock (other than shares of Class A Common Stock to be issued in the Blocker Mergers or in substitution of outstanding profit units of Station Holdco), we have presented dilution in pro forma net tangible book value per share of Class A Common Stock to investors in this Offering assuming that all of the holders of LLC Units in Station Holdco (other than Red Rock) exchanged their LLC Units, together with all outstanding shares of Class B Common Stock, for shares of Class A Common Stock on a one-for-one basis in order to more meaningfully present the dilutive impact on the investors in this Offering.

        A $1.00 increase (decrease) in the assumed initial public offering price of $            per share of Class A Common Stock would increase (decrease) our pro forma net tangible book value after this Offering by $             million and the dilution per share to new investors by $            , in each case assuming the number of shares of Class A Common Stock offered, as set forth on the cover page of this prospectus, remains the same and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us in connection with this Offering.

        To the extent the underwriters' option to purchase additional shares is exercised, there will be further dilution to new investors.

        The following table sets forth, on the same pro forma basis, as of September 30, 2015, the number of shares of Class A Common Stock purchased from Red Rock, the total consideration paid, or to be paid, and the average price per share paid, or to be paid, by existing owners and by the new investors, assuming that all of the existing holders of LLC Units (other than Red Rock) exchanged their LLC Units, together with all outstanding shares of Class B Common Stock, for shares of our Class A Common Stock on a one-for-one basis:

	Shares of Class A Common Stock Purchased			Total Consideration
Average Price Per Share of Class A Common Stock
	Number	Percent		Amount		Percent
Existing owners			%		$—	—%		$—
New investors				$			$

Total				$			$

        A $1.00 increase (decrease) in the assumed initial public offering price of $            per share of Class A Common Stock would increase (decrease) total consideration paid by existing owners and new investors in this Offering by $            and $             million, respectively, and would increase (decrease) the average price per share paid by existing owners and new investors by $            and $            , respectively, assuming the number of shares of Class A Common Stock offered, as set forth on the cover page of this prospectus, remains the same and after deducting the estimated underwriting discounts and offering expenses payable by us in connection with this Offering.

        To the extent the underwriters' option to purchase additional shares is exercised, there will be further dilution to new investors.

        We may choose to raise additional capital due to market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans. To the extent additional capital is raised through the sale of equity or convertible securities, the issuance of these securities could result in further dilution to our stockholders.

 UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

        We derived the unaudited pro forma condensed combined financial information set forth below through the application of pro forma adjustments to the historical combined financial statements of Station Holdco included elsewhere in this prospectus. The combined financial statements of Station Holdco comprise the financial statements of Station Holdco, Station Voteco, Station LLC and Fertitta Entertainment and each of their respective consolidated subsidiaries. These entities are under the common control of brothers Frank J. Fertitta III and Lorenzo J. Fertitta, who collectively hold more than 50% of the voting and economic interest of Station Holdco, Station Voteco, Station LLC, and Fertitta Entertainment.

        We have historically operated our business through Station LLC under management agreements with Fertitta Entertainment. In October 2015, Station LLC entered into an agreement to purchase all of the outstanding membership interests of Fertitta Entertainment for aggregate cash consideration of $460 million (the "Fertitta Entertainment Acquisition"). Because Station Holdco and Fertitta Entertainment are under common control, the purchase constitutes an acquisition of an entity under common control for accounting purposes. The acquisition will result in a change in reporting entity requiring retrospective combination of the entities' consolidated financial statements as if the combination had been in effect since the inception of common control, which was established on April 30, 2012. Our predecessor entity for accounting purposes is Station Holdco (the "Predecessor"). See "Presentation of Financial Information."

        The following unaudited pro forma condensed combined financial information gives pro forma effect to the Offering and Reorganization Transactions as described under "The Reorganization of Our Corporate Structure" and "Use of Proceeds" and the Fertitta Entertainment Acquisition, including the effect of the transfer of certain assets and repayment of certain liabilities of Fertitta Entertainment not included in the Fertitta Entertainment Acquisition, as if such transactions occurred on January 1, 2014 in the case of the condensed combined statement of operations for the year ended December 31, 2014 and for the nine months ended September 30, 2015, and on September 30, 2015, in the case of the condensed combined balance sheet as of September 30, 2015, and are based on available information and certain assumptions we believe are reasonable, but are subject to change. All pro forma adjustments and their underlying assumptions are described more fully in the notes to our unaudited pro forma condensed combined statements of operations and unaudited pro forma condensed combined balance sheet.

        The unaudited pro forma condensed combined financial information should be read in conjunction with the sections of this prospectus captioned "The Reorganization of Our Corporate Structure," "Use of Proceeds," "Capitalization," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the historical combined financial statements and related notes included elsewhere in this prospectus.

        The unaudited pro forma condensed combined financial information was prepared in accordance with Article 11 of Regulation S-X. The unaudited pro forma condensed combined financial information is included for informational purposes only and does not purport to reflect the results of operations or financial position that would have occurred had we operated as a public company during the periods presented. The unaudited pro forma condensed combined financial information does not purport to be indicative of our results of operations or financial position had the Offering and Reorganization Transactions occurred on the dates assumed. The unaudited pro forma condensed combined financial information also does not project our results of operations or financial position for any future period or date.

        The pro forma adjustments principally give effect to:

  •
  the issuance of            shares of Class B Common Stock to our existing owners;

  •
  the issuance of            shares of Class A Common Stock of Red Rock in connection with this Offering;

  •
  the issuance of            shares of Class A Common Stock of Red Rock in connection with the Blocker Mergers;

  •
  the issuance of            LLC Units upon an assumed cashless exercise of Warrants;

  •
  the issuance of an aggregate of            restricted shares of Class A Common Stock pursuant to the terms of our new Red Rock Resorts, Inc. 2016 Equity Incentive Plan in substitution for an aggregate of 10,039,007 profit units of Station LLC as of December 31, 2015 held by individuals who are our employees or former employees;

  •
  the incurrence of $             million of borrowings and the application of a portion of the proceeds of this Offering to pay the $460 million purchase price in the Fertitta Entertainment Acquisition;

  •
  the transfer of certain net assets by Fertitta Entertainment prior to, and the repayment of certain liabilities of Fertitta Entertainment in connection with, the Fertitta Entertainment Acquisition;

  •
  the purchase by Red Rock of LLC Units from certain of our existing owners;

  •
  the execution of a tax receivable agreement by and between Red Rock and Station Holdco and the recognition of a related payable under such agreement arising as a result of the purchase by Red Rock of LLC Units from certain of our existing owners;

  •
  the recognition of deferred tax assets related to the increase in the tax basis of the LLC Units in Station Holdco purchased from certain of our existing owners as compared to their GAAP carrying value and deferred tax liabilities related to the book basis of the LLC Units held by the Blocker Merger entities, exceeding the tax basis of the LLC units, based on an effective income tax rate of 35%;

  •
  the consolidation of Station Holdco and its consolidated subsidiaries into Red Rock's financial statements in accordance with Accounting Standards Codification ("ASC") 810, pursuant to which Red Rock will record a noncontrolling interest in Station Holdco;

  •
  with regard to the unaudited pro forma condensed combined statements of operations, a provision for corporate income taxes on the income attributable to Red Rock at an effective rate of 35%, which includes a provision for U.S. Federal income taxes. The operations of the Company are primarily conducted in the state of Nevada, which does not have a corporate level income tax. The Company has operations in Michigan and California which are insignificant;

  •
  compensation expense associated with the grant of stock options and            restricted shares of Class A Common Stock to employees and non-employee directors in connection with our new Red Rock Resorts, Inc. 2016 Equity Incentive Plan; and

  •
  transaction expenses incurred in connection with this Offering.

        We have not made an adjustment for additional accounting, legal and information technology costs that we expect to incur as a result of being a public company. As a public company, we expect our general and administrative expenses to increase in an amount that we cannot determine at this time due to greater expenses related to corporate governance, SEC reporting and other compliance matters.

        The unaudited pro forma condensed combined financial information presented assumes no exercise by the underwriters of the option to purchase up to an additional            shares of Class A Common Stock from us and that the shares of Class A Common Stock to be sold in this Offering are sold at $            per share of Class A Common Stock, which is the midpoint of the price range indicated on the front cover of this prospectus.

RED ROCK RESORTS, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF SEPTEMBER 30, 2015

(in thousands, except for shares and per share data)

	Station Holdco	Pro Forma Adjustments Attributable to the Offering and Reorganization Transactions (excluding the Fertitta Entertainment Acquisition)		As Adjusted Before the Fertitta Entertainment Acquisition	Pro Forma Adjustments Attributable to the Fertitta Entertainment Acquisition			Red Rock Pro Forma
ASSETS
Current assets:
Cash and cash equivalents	$102,648		$2(a)	$			$2(g)	$
Restricted cash	1,067
Receivables, net	34,543
Inventories	8,859
Prepaid gaming tax	20,786
Prepaid expenses and other current assets	10,372
Current assets of discontinued operations	196
Assets held for sale	15,346

Total current assets	193,817
Property and equipment, net	2,145,485						2(h)
Goodwill	195,676
Intangible assets, net	154,581
Land held for development	174,320
Investments in joint ventures	14,358
Native American development costs	11,264
Deferred tax asset	—		2(b)
Related party note receivable	17,382						2(h)
Other assets, net	45,936		2(c)				2(h)

Total assets	$2,952,819	$		$	$			$

LIABILITIES AND MEMBERS'/STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$21,734	$		$		$—		$
Accrued interest payable	3,988						2(h)
Other accrued liabilities	146,185		2(c)
Current portion of long-term debt	114,770						2(h)
Current liabilities of discontinued operations	106

Total current liabilities	286,783
Long-term debt, less current portion	2,086,359						2(h)
Deficit investment in joint venture	2,312
Interest rate swap and other long-term liabilities, net	30,165
Payable to related parties pursuant to tax receivable agreement	—		2(b)

Total liabilities	2,405,619

Commitments and contingencies
Members'/stockholders' equity:
Members'/stockholders' equity, issued and outstanding
Class A Common Stock, par value $0.01 per share, 500,000,000 shares authorized; shares issued and outstanding on a pro forma basis			2(d)
Class B Common Stock, par value $0.00001 per share, 100,000,000 shares authorized; shares issued and outstanding on a pro forma basis			2(d)
Combined members' equity	531,428		2(d)
Additional paid-in capital	—		2(e)				2(i)
Accumulated other comprehensive loss	(6,693)

Total members'/stockholders' equity attributable to Red Rock	524,735
Noncontrolling interest	22,465		2(f)

Total members'/stockholders' equity	547,200

Total liabilities and members'/stockholders' equity	$2,952,819	$		$	$			$

RED ROCK RESORTS, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2014

(in thousands, except for shares and per share data)

	Station Holdco	Pro Forma Adjustments Attributable to the Offering and Reorganization Transactions (excluding the Fertitta Entertainment Acquisition)		As Adjusted Before the Fertitta Entertainment Acquisition	Pro Forma Adjustments Attributable to the Fertitta Entertainment Acquisition		Red Rock Pro Forma
Operating revenues:
Casino	$897,361	$		$	$		$
Food and beverage	239,212
Room	112,664
Other	70,522
Management fees	68,782

Gross revenues	1,388,541
Promotional allowances	(96,925)

Net revenues	1,291,616

Operating costs and expenses:
Casino	341,490
Food and beverage	157,191
Room	45,479
Other	28,979
Selling, general and administrative	320,120		3(a)
Preopening	640
Depreciation and amortization	127,961
Asset impairment	11,739
Write-downs and other charges, net	20,956

	1,054,555

Operating income	237,061
Earnings from joint ventures	924

Operating income and earnings from joint ventures	237,985
Other (expense) income:
Interest expense, net	(151,702)					3(c)
Loss on extinguishment of debt	(4,132)
Gain on Native American development	49,074
Change in fair value of derivative instruments	(90)

Income before income tax expense	131,135
Income tax expense	—		3(e)

Net income from continuing operations	131,135
Net income from continuing operations attributable to noncontrolling interest	6,734		3(f)

Net income from continuing operations attributable to Red Rock	$124,401	$		$	$		$

Supplemental pro forma net income per share data 3(g)
Basic weighted average number of Class A Common shares outstanding
Basic net income from continuing operations per share applicable to Class A Common Stock							$
Diluted weighted average number of Class A Common shares outstanding
Diluted net income per share applicable to Class A Common Stock from continuing operations							$

RED ROCK RESORTS, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2015

(in thousands, except for shares and per share data)

	Station Holdco	Pro Forma Adjustments Attributable to the Offering and Reorganization Transactions (excluding the Fertitta Entertainment Acquisition)		As Adjusted Before the Fertitta Entertainment Acquisition	Pro Forma Adjustments Attributable to the Fertitta Entertainment Acquisition		Red Rock Pro Forma
Operating revenues:
Casino	$683,598	$		$	$		$
Food and beverage	187,565
Room	92,311
Other	52,925
Management fees	63,703

Gross revenues	1,080,102
Promotional allowances	(75,918)

Net revenues	1,004,184

Operating costs and expenses:
Casino	257,269
Food and beverage	121,197
Room	34,762
Other	19,537
Selling, general and administrative	253,941		3(a)
Preopening	1,121
Depreciation and amortization	103,896
Asset impairment	2,101
Write-downs and other charges, net	7,446		3(b)

	801,270

Operating income	202,914
Earnings from joint ventures	1,070

Operating income and earnings from joint ventures	203,984
Other expense:
Interest expense, net	(109,030)		3(c)			3(c)
Loss on extinguishment of debt	(90)					3(d)
Change in fair value of derivative instruments	(4)

Income before income tax expense	94,860
Income tax expense	—		3(e)

Net income from continuing operations	94,860
Net income from continuing operations attributable to noncontrolling interest	5,803		3(f)

Net income from continuing operations attributable to Red Rock	$89,057	$		$	$		$

Supplemental pro forma net income per share data 3(g)
Basic weighted average number of Class A Common shares outstanding
Basic net income from continuing operations per share applicable to Class A Common Stock							$
Diluted weighted average number of Class A Common shares outstanding
Diluted net income from continuing operations per share applicable to Class A Common Stock							$

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

1. Basis of Presentation and the Offering

        We derived the unaudited pro forma condensed combined financial information set forth below through the application of pro forma adjustments to the historical combined financial statements of Station Holdco included elsewhere in this prospectus. We have historically operated our business through Station LLC under management agreements with Fertitta Entertainment. Our predecessor entity for accounting purposes is Station Holdco. The combined financial statements of Station Holdco comprise the financial statements of Station Holdco, Station Voteco, Station LLC, and Fertitta Entertainment and their respective consolidated subsidiaries. The following unaudited pro forma condensed combined financial information gives pro forma effect to the Offering and Reorganization Transactions, as described under "The Reorganization of Our Corporate Structure" and "Use of Proceeds" and the Fertitta Entertainment Acquisition, including the transfer of certain assets and repayment of certain liabilities of Fertitta Entertainment not included in the Fertitta Entertainment Acquisition, as if such transactions occurred on January 1, 2014 in the case of the condensed combined statement of operations for the year ended December 31, 2014 and for the nine months ended September 30, 2015, and on September 30, 2015 in the case of the condensed combined balance sheet as of September 30, 2015, and are based on available information and certain assumptions we believe are reasonable, but are subject to change. All pro forma adjustments and their underlying assumptions are described more fully in the notes to our unaudited pro forma condensed combined statements of operations and unaudited pro forma condensed combined balance sheet.

        For the year ended December 31, 2014 and for the nine months ended September 30, 2015, and on September 30, 2015, Station Holdco represented all of our operations and held all of our assets and liabilities. Red Rock was incorporated September 9, 2015 and has not conducted any operations since its inception. Red Rock does not have any assets or liabilities. Accordingly, the unaudited pro forma condensed combined statements of operations for the year ended December 31, 2014 and the nine months ended September 30, 2015 and the unaudited pro forma condensed combined balance sheet as of September 30, 2015 present the historical financial condition of the Predecessor as a starting point for the pro forma presentation. As described in "The Reorganization of Our Corporate Structure," Red Rock will become the sole managing member of Station LLC. The unaudited pro forma condensed combined balance sheet and condensed combined statements of operations are based on the historical combined balance sheet and statements of operations of Station Holdco and related adjustments.

2. Unaudited Pro Forma Condensed Combined Balance Sheet Adjustments

        The Unaudited Pro Forma Condensed Combined Balance Sheet reflects the effect of the following pro forma adjustments:

  (a)
  Reflects the net effect on cash and cash equivalents of the receipt of gross proceeds of $         million from the Offering, based on an assumed sale of                shares of Class A Common Stock at an assumed initial public offering price of $        per share, which is the midpoint of the price range listed on the cover page of this prospectus, a portion of which will be used to purchase newly-issued LLC Units in Station Holdco. Red Rock intends to use the remaining net proceeds to purchase LLC Units from certain of Station Holdco's existing owners. A $1.00 increase or decrease in the assumed initial public offering price of $        per share would increase or decrease the net proceeds we receive from this Offering by approximately $         million, assuming the number of shares offered by us as set forth on the cover page of this prospectus remains the same and after deducting offering expenses. See "Use of Proceeds."

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS (Continued)

2. Unaudited Pro Forma Condensed Combined Balance Sheet Adjustments (Continued)

    Cash adjustments are as follows (in thousands):

Gross proceeds from this Offering of $ million, net of underwriting discounts and commissions of $ million	$
less:
Purchase of LLC Units from existing owners at $ per unit
Portion of Class A Common Stock issued in connection with the Blocker Mergers withheld to satisfy income tax withholding with respect to certain members of the Merging Blockers
Professional fees and expenses related to this Offering

$

  (b)
  Pro forma adjustments reflect the effects of the tax receivable agreement on our combined balance sheet as a result of Red Rock's purchase of LLC Units from certain existing owners. Pursuant to the tax receivable agreement, Red Rock will be required to make cash payments to these existing owners equal to 85% of the savings, if any, in U.S. federal, state and local taxes that Red Rock actually realizes, or in some circumstances is deemed to realize, as a result of certain future tax benefits to which Red Rock may become entitled. These tax benefit payments are not necessarily conditioned upon one or more of the existing owners maintaining a continued ownership interest in either Station Holdco or Red Rock. Red Rock expects to benefit from the remaining 15% of the tax benefits, if any, that it may actually realize.

    As a result, as of the date of Red Rock's purchase of LLC Units from existing owners in this Offering, on a cumulative basis, the net effect of accounting for income taxes and the tax receivable agreement on our financial statements will be a net decrease in stockholders' equity. The amounts to be recorded for both the deferred tax assets and the liability for our obligations under the tax receivable agreement have been estimated and are based on the assumption that there are no material changes in the relevant tax law and that we earn sufficient taxable income in each year to realize the full tax benefit of the amortization of our assets. A summary of the adjustments is as follows:

    •
    we will record a net increase of $         million in deferred tax assets for estimated income tax effects of the increase in the tax basis of the purchased LLC Units, and a decrease in deferred tax assets resulting from the book basis of the LLC Units held by the Blocker Merger entities exceeding the tax basis of the LLC Units, based on an effective income tax rate of 35%. The operations of the Company are primarily conducted in the state of Nevada, which does not have a corporate level income tax. The Company has minimal operations in Michigan and California which result in nominal state and local income taxes;

    •
    we will record a $         million liability due to existing owners under the tax receivable agreement, which represents 85% of the estimated realizable tax benefit resulting from (i) the increase in tax basis in the tangible and intangible assets of Station Holdco on the date of this Offering related to the purchased LLC Units as noted above and (ii) certain other tax benefits related to entering into the tax receivable agreement, including tax benefits attributable to payments under the tax receivable agreement; and

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS (Continued)

2. Unaudited Pro Forma Condensed Combined Balance Sheet Adjustments (Continued)

    •
    we will record a net decrease to additional paid-in capital of $         million, relating to (x) the Blocker Mergers, (y) increase in the tax basis of certain LLC Units, and (z) the difference between the increase in deferred tax assets and the increase in liability due to existing owners under the tax receivable agreement (see note (e)).

    Pursuant to the terms of the exchange agreement that we will enter into in connection with the Offering and Reorganization Transactions, holders of LLC Units will have the right to exchange their LLC Units (together with shares of Class B Common Stock) for shares of Class A Common Stock or cash, at our election. Any exchanges of LLC Units (together with shares of Class B Common Stock) for shares of Class A Common Stock pursuant to the exchange agreement may result in increases in the tax basis of the tangible and intangible assets of Station Holdco (85% of the realized tax benefits from which will be due to the exchanging LLC Unit holders and recorded as an additional payable pursuant to the tax receivable agreement) that otherwise would not have been available. These exchanges and the resulting effects of the tax receivable agreement on our combined financial statements have not been reflected in the unaudited pro forma condensed combined financial statements.

  (c)
  Expenses related to this Offering and the Fertitta Entertainment Acquisition are estimated to be approximately $         million. Of this amount approximately $     million is expected to be paid from the proceeds received by Red Rock in this Offering (see note (a) above). For the nine months ended September 30, 2015, we expensed $     million of costs related to these transactions, of which $     million is recorded in accrued liabilities and will be paid after September 30, 2015. Included in other assets are deferred offering expenses of $     million, of which $     million is recorded in accrued liabilities at September 30, 2015. An aggregate of $     million of such expenses will be offset against equity (see note (e)) and the remainder will be expensed.

  (d)
  Reflects the Offering and Reorganization Transactions, as described under "The Reorganization of Our Corporate Structure," including (i) the elimination of existing members' equity of $         million in consolidation of Station Holdco into the financial statements of Red Rock, (ii) the issuance of shares of Class B Common Stock to Station Holdco's existing owners, (iii) the issuance of shares of Class A Common Stock in the Blocker Mergers (iv) the issuance of shares of Class A Common Stock in this Offering for $         million, and (v) the issuance of restricted shares of Class A Common Stock to certain employees or former employees in substitution of profit units held by those individuals in Station Holdco.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS (Continued)

2. Unaudited Pro Forma Condensed Combined Balance Sheet Adjustments (Continued)

  (e)
  In connection with the Offering and Reorganization Transactions, the following pro forma adjustments were recorded to additional paid-in capital.

Net proceeds received by Red Rock from this offering	$
Offering expenses, excluding $ million recorded in accrued liabilities representing unpaid expenses recognized for the nine months ended September 30, 2015
Par value of Class A Common Stock issued
Purchase of LLC Units from existing owners
Portion of Class A Common Stock issued in connection with the Blocker Mergers withheld to satisfy income tax withholding with respect to certain members of the Merging Blockers
Acquisition of noncontrolling interest of Station Holdco (see note (f))
Decrease to additional paid-in capital as described in note (b)

$

  (f)
  After the Offering and Reorganization Transactions, as described in "The Reorganization of Our Corporate Structure," our only material asset will be the direct and indirect ownership of        % of the LLC Units and voting interest in Station LLC and our only business will be to act as the sole managing member of Station Holdco. Therefore, pursuant to ASC 810 Consolidations, we will consolidate the financial results of Station Holdco into our financial statements. The ownership interests of the other members of Station Holdco will be accounted for as a noncontrolling interest in our financial statements after this Offering. Immediately following this Offering, the noncontrolling interest will represent        % of the outstanding LLC Units calculated as follows:

Total pro forma Red Rock stockholders' equity	$
Net liabilities attributable to Red Rock controlling interest less:
Historical noncontrolling interest of Station Holdco

Pro forma equity of Station Holdco

Pro forma equity attributable to % noncontrolling interest of Red Rock	$

  (g)
  In connection with the Fertitta Entertainment Acquisition, the following pro forma adjustments were recorded to cash and cash equivalents to reflect borrowings under

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS (Continued)

2. Unaudited Pro Forma Condensed Combined Balance Sheet Adjustments (Continued)

    Station LLC's revolving credit facility, the use of the remaining proceeds of this Offering (see "Use of Proceeds") and use of the proceeds from the borrowings as follows:

Borrowings under Station LLC's revolving credit facility	$
Repayment of principal balance outstanding under the Fertitta Entertainment credit facility
Payment of Fertitta Entertainment purchase price, as adjusted for repayment of the Fertitta Entertainment credit facility

$

  (h)
  We determined the Fertitta Entertainment Acquisition will constitute an acquisition of an entity under common control which will not require the application of the acquisition method of accounting under ASC 805, Business Combinations. On April 30, 2012, Station Holdco and Fertitta Entertainment and their respective consolidated subsidiaries came under the common control of brothers Frank J. Fertitta III and Lorenzo J. Fertitta, who collectively hold more than 50% of their voting and economic interests. Accordingly, the column representing the historical financial information of Station Holdco, our predecessor for accounting purposes, represents the effect of the retrospective combination of the financial statements of Station Holdco and Fertitta Entertainment for all periods subsequent to April 30, 2012. The pro forma adjustments reflect the transfer of related party notes receivable and certain other assets and liabilities of Fertitta Entertainment prior to the consummation of the Fertitta Entertainment Acquisition and the repayment of all amounts outstanding under the Fertitta Entertainment credit facility substantially concurrently with the consummation of the Fertitta Entertainment Acquisition. As a result of such transactions, we did not acquire such assets and liabilities in connection with the Fertitta Entertainment Acquisition. In addition, the pro forma adjustment to current portion of long-term debt reflects $         million in borrowings under the Red Rock revolving credit facility, the proceeds of which will be used for the Fertitta Entertainment Acquisition.

  (i)
  Reflects a $         million distribution to the equity holders of Fertitta Entertainment in consideration paid in respect of the $460 million purchase price for the Fertitta Entertainment Acquisition, less $         million which will be repaid to the lenders under the Fertitta Entertainment credit facility and the impact of $         million in assets, net of liabilities, excluded from the Fertitta Entertainment Acquisition (see note (h)).

3. Unaudited Pro Forma Condensed Combined Statement of Operations Adjustments

        The Unaudited Pro Forma Condensed Combined Statements of Operations reflect the effect of the following pro forma adjustments:

  (a)
  Reflects compensation expense associated with the grant of stock options and                restricted shares of Class A Common Stock to employees and non-employee directors in connection with our new Red Rock Resorts, Inc. 2016 Equity Incentive Plan in connection with this Offering.

    In connection with this Offering, restricted shares of Class A Common Stock will be issued to certain employees or former employees in substitution of profit units held by those individuals

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS (Continued)

3. Unaudited Pro Forma Condensed Combined Statement of Operations Adjustments (Continued)

    in Station Holdco. The fair value of the replacement awards is equal to the fair value of the awards cancelled and no incremental stock-based compensation adjustment was recorded in the unaudited pro forma condensed combined statement of operations.

  (b)
  Reflects a pro forma adjustment for offering expenses that were expensed for the nine months ended September 30, 2015. No offering expenses were incurred for the year ended December 31, 2014.

  (c)
  In connection with the repayment of indebtedness outstanding under the Fertitta Entertainment credit facility, the transfer of the related party note receivable of Fertitta Entertainment prior to the consummation of the Fertitta Entertainment Acquisition, and the incurrence of additional debt to pay a portion of the purchase price for the Fertitta Entertainment Acquisition, the following pro forma adjustments were recorded to interest expense, net.

	Year Ended December 31, 2014	Nine Months Ended September 30, 2015
Addition of interest expense associated with borrowings under Station LLC's revolving credit facility.	$	$

Elimination of historical interest expense related to the Fertitta Entertainment credit agreement.	$	$
Elimination of historical interest income related to Fertitta Entertainment related party note receivable

	$	$

    A hypothetical 0.125% increase or decrease in the expected weighted average interest rate would increase or decrease interest expense associated with borrowings under Station LLC's revolving credit facility by approximately $                for the year ended December 31, 2014 and $                for the nine months ended September 30, 2015.

  (d)
  Reflects a pro forma adjustment for the loss on extinguishment of debt recorded related to the March 26, 2015 amendment to the Fertitta Entertainment credit agreement. No loss on extinguishment of debt related to the Fertitta Entertainment credit agreement was incurred for the year ended December 31, 2014.

  (e)
  Following the Offering and Reorganization Transactions, we will be subject to U.S. federal income taxes and state and local taxes with respect to our allocable share of any net taxable income of Station Holdco. As a result, the pro forma statement of operations reflects an adjustment to provide for corporate income taxes at our estimated effective rate of 35% for U.S. federal income taxes. The operations of the Company are primarily conducted in the state of Nevada, which does not have a corporate level income tax. The Company has minimal operations in Michigan and California which will result in nominal state and local income taxes.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS (Continued)

3. Unaudited Pro Forma Condensed Combined Statement of Operations Adjustments (Continued)

    The provision for income taxes from operations differs from the amount of income tax computed by applying the applicable U.S. statutory federal income tax rate to income before provision for income taxes as follows:

Federal statutory rate	35%
State and local rate	—%
Rate benefit from flow-through entity	%

Pro forma effective tax rate	%

    Our effective tax rate includes a rate benefit attributable to the fact that, after this transaction, approximately        % of Red Rock's earnings will not be subject to corporate level taxes as the applicable income tax expense will be incurred by, and be the obligation of, the members of Station Holdco holding the noncontrolling interests.

  (f)
  After the Offering and Reorganization Transactions, as described in "The Reorganization of Our Corporate Structure," Red Rock will become the sole managing member of Station Holdco and will initially have a minority economic interest in Station Holdco but will have 100% of the voting power and control the management of Station Holdco. Immediately following the Offering, the noncontrolling interest, representing the ownership interests of the members of Station Holdco other than Red Rock, will be        %. Net income attributable to the noncontrolling interest holders of Red Rock represents        % of income before provision for income taxes, as well as net income attributable to noncontrolling interest holders of Station LLC.

  (g)
  Basic and diluted pro forma income per share from continuing operations does not consider Class B Common Stock as these shares do not participate in earnings of Red Rock. As a result, the shares of Class B Common Stock are not considered participating securities and are not included in the weighted average shares outstanding for purposes of computing pro forma net income per share from continuing operations. Diluted pro forma income per share from continuing operations is calculated using the treasury stock method with respect to restricted stock and stock options, and the if-converted method for the exchange of LLC Units and Class B Common Stock for an equal number of Class A Common Stock.

SELECTED HISTORICAL COMBINED FINANCIAL AND OTHER DATA

        The selected historical financial data presented have been derived from Station Holdco and its predecessor entities' combined financial statements which, except for periods ended on or before December 31, 2011, are contained elsewhere in this prospectus.

        You should read the financial information presented below in conjunction with Station Holdco's combined financial statements and accompanying notes included elsewhere in this prospectus, as well as "The Reorganization of Our Corporate Structure," "Use of Proceeds," "Capitalization" and "Management's Discussion and Analysis of Financial Condition and Results of Operation," included elsewhere in this prospectus. The information presented below reflects financial data for:

  •
  Station Holdco for the nine months ended September 30, 2015 and 2014 and the years ended December 31, 2014, 2013 and 2012, and for the period from June 17, 2011 through December 31, 2011;

  •
  STN Predecessor for the period from January 1, 2011 through June 16, 2011, and for the year ended December 31, 2010; and

  •
  Green Valley Ranch Gaming, LLC (the "GVR Predecessor," and collectively with the STN Predecessor, the "Predecessors") for the period from January 1, 2011 through June 16, 2011, and for the year ended December 31, 2010.

        As a result of our adoption of fresh-start reporting on June 17, 2011, the selected combined financial data for periods ended on or after December 31, 2011 is not comparable in many respects with the historical consolidated financial data of the Predecessors.

	Successor						Predecessors
	Station Holdco						STN Predecessor.	Green Valley Ranch Gaming, LLC	STN Predecessor	Green Valley Ranch Gaming, LLC
	Historical
	Nine Months Ended September 30,					Period From June 17, 2011 Through December 31, 2011
			Year Ended December 31,
							Period From January 1, 2011 Through June 16, 2011		Year Ended December 31, 2010
	2015	2014	2014	2013	2012(h)
	(unaudited)
	(dollars in thousands)						(dollars in thousands)
Statement of Operations Data:
Operating revenues:
Casino	$683,598	$662,392	$897,361	$882,241	$885,629	$452,951	$339,703	$59,100	$699,401	$120,580
Food and beverage	187,565	177,357	239,212	235,722	237,770	119,735	85,436	19,484	163,215	39,517
Room	92,311	84,479	112,664	105,630	106,348	54,924	36,326	9,753	73,454	19,492
Other	52,925	53,434	70,522	67,431	69,704	39,658	28,072	4,205	59,086	8,006
Management fees	63,703	51,506	68,782	59,758	30,793	13,482	10,765	—	22,394	—

Gross revenues	1,080,102	1,029,168	1,388,541	1,350,782	1,330,244	680,750	500,302	92,542	1,017,550	187,595
Promotional allowances	(75,918)	(71,288)	(96,925)	(94,645)	(100,023)	(51,351)	(35,605)	(8,490)	(72,595)	(17,823)

Net revenues	1,004,184	957,880	1,291,616	1,256,137	1,230,221	629,399	464,697	84,052	944,955	169,772

Operating costs and expenses:
Casino	257,269	253,127	341,490	339,651	355,199	178,266	136,037	23,574	289,168	52,410
Food and beverage	121,197	117,126	157,191	161,790	161,167	88,979	60,717	12,407	107,311	23,903
Room	34,762	34,010	45,479	43,062	43,106	22,403	15,537	3,064	32,321	6,686
Other	19,537	22,161	28,979	26,580	26,987	16,896	10,822	2,125	19,979	3,649
Selling, general and administrative	253,941	240,968	320,120	327,820	308,158	154,643	110,300	18,207	219,479	38,734
Corporate	—	—	—	—	—	—	15,818	—	34,899	—
Preopening	1,121	286	640	222	311	718	1,752	—	16,272	—
Depreciation and amortization	103,896	95,600	127,961	128,958	129,267	67,023	61,162	9,512	153,316	21,613
Management fee expense	—	—	—	—	15,581	21,819	—	3,112	—	6,014
Asset impairment(a)	2,101	11,739	11,739	1,183	10,066	2,100	—	—	262,020	—
Write-downs and other charges, net(b)	7,446	20,592	20,956	11,895	9,958	4,041	3,953	104	19,245	9,209

	801,270	795,609	1,054,555	1,041,161	1,059,800	556,888	416,098	72,105	1,154,010	162,218

Operating income	202,914	162,271	237,061	214,976	170,421	72,511	48,599	11,947	(209,055)	7,554
Earnings (losses) from joint ventures(c)	1,070	754	924	1,603	1,773	(1,533)	(945)	—	(248,495)	—
Gain on dissolution of joint venture(c)	—	—	—	—	—	—	250	—	124,193	—

Operating income and earnings (losses) from joint ventures	203,984	163,025	237,985	216,579	172,194	70,978	47,904	11,947	(333,357)	7,554
Other (expense) income:
Interest expense, net	(109,030)	(114,631)	(151,702)	(165,220)	(189,781)	(92,299)	(43,294)	(20,582)	(104,582)	(48,644)
Loss on extinguishment of debt(d)	(90)	(4,132)	(4,132)	(147,131)	(51,796)	1,183	—	—	—	—
Gain on Native American development(e)	—	49,074	49,074	16,974	102,816	—	—	—	—	—
Interest and other expense from joint ventures	—	—	—	—	—	—	(15,452)	—	(66,709)	—
Change in fair value of derivative instruments	(4)	(2)	(90)	(291)	(921)	—	397	—	(42)	(50,550)

	(109,124)	(69,691)	(106,850)	(295,668)	(139,682)	(91,116)	(58,349)	(20,582)	(171,333)	(99,194)

	Successor						Predecessors
	Station Holdco						STN Predecessor.	Green Valley Ranch Gaming, LLC	STN Predecessor	Green Valley Ranch Gaming, LLC
	Historical
	Nine Months Ended September 30,					Period From June 17, 2011 Through December 31, 2011
			Year Ended December 31,
							Period From January 1, 2011 Through June 16, 2011		Year Ended December 31, 2010
	2015	2014	2014	2013	2012(h)
	(unaudited)
	(dollars in thousands)						(dollars in thousands)
Net income (loss) from continuing operations	94,860	93,334	131,135	(79,089)	32,512	(20,138)	(10,445)	(8,635)	(504,690)	(91,640)
Discontinued operations(f)	(171)	(42,312)	(42,548)	(24,976)	(13,003)	—	—	—	—	—
Reorganization items, net(g)	—	—	—	—	—	—	3,259,995	634,999	(82,748)	—

Income (loss) before income taxes	94,689	51,022	88,587	(104,065)	19,509	(20,138)	3,249,550	626,364	(587,438)	(91,640)
Income tax benefit	—	—	—	—	—	—	107,924	—	21,996	—

Net income (loss)	94,689	51,022	88,587	(104,065)	19,509	(20,138)	3,357,474	626,364	(565,442)	(91,640)
Less: net income (loss) attributable to noncontrolling interests	5,730	(11,921)	(11,955)	(9,067)	(1,606)	4,955	24,321	—	(1,673)	—

Net income (loss) attributable to Station Holdco or Station LLC members; Station Casinos, Inc. stockholders; Green Valley Ranch Gaming, LLC members, as applicable	$88,959	$62,943	$100,542	$(94,998)	$21,115	$(25,093)	$3,333,153	$626,364	$(563,769)	$(91,640)

Balance Sheet Data:
Cash and cash equivalents, excluding restricted cash	$102,648		$122,579	$133,598	$129,006	$95,821			$165,357	$40,603
Total assets	2,952,819		2,995,959	3,098,498	3,118,136	3,178,349			3,954,143	485,620
Total debt	2,201,129		2,167,499	2,220,798	2,094,223	2,195,227			5,921,755	766,742
Total equity	547,200		644,117	692,821	838,941	842,476			(2,886,248)	(419,300)

(a)
During the nine months ended September 30, 2015 and years ended December 31, 2014, 2013, 2012, 2011 and 2010 we recorded approximately $2.1 million, $11.7 million, $1.2 million, $10.1 million, $2.1 million and $262.0 million, respectively, in non-cash asset impairment charges to write down certain long-lived assets to their estimated fair values. Included in these amounts are goodwill impairment charges of $1.2 million and $60.4 million for the years ended December 31, 2013 and 2010, respectively.

(b)
Write-downs and other charges, net primarily represent losses on asset disposals, severance expense and non-routine transactions.

(c)
During the year ended December 31, 2010, STN recognized a loss of $234.5 million as a result of recording its 50% share of asset impairment losses of a 50% owned joint venture. In addition, a joint venture was dissolved and STN recognized a $124.2 million gain on dissolution as a result of writing off the deficit carrying amount of the investment.

(d)
During the year ended December 31, 2014, we recognized a $4.1 million loss on extinguishment of debt, primarily related to Station LLC's March 2014 repricing of its term loan facility. During the year ended December 31, 2013, we recognized a $147.1 million loss on extinguishment of debt, primarily related to the refinancing of $2.1 billion of our then outstanding debt. During the year ended December 31, 2012, we recognized a $51.8 million loss on extinguishment of debt related to the refinancing of approximately $517 million of our then outstanding debt, mainly the write-off of unamortized debt discount and debt issuance costs related to the previous credit facilities. See Note 11 to the Annual Combined Financial Statements included elsewhere in this prospectus for additional information.

(e)
For the years ended December 31, 2014, 2013 and 2012, we recorded gains of $49.1 million, $17.0 million and $102.8 million, respectively, pursuant to repayments on our advances for Graton Resort. The gains were a result of the adjustment of the carrying amount of the project to fair value upon adoption of fresh-start reporting in June 2011, which resulted in the carrying amount of the advances being less than the amount due from the Graton Tribe.

(f)
Discontinued operations represents the results of Fertitta Interactive, which ceased operations in the fourth quarter of 2014. See Note 3 to the Annual Combined Financial Statements included elsewhere in this prospectus for additional information.

(g)
For the period from January 1, 2011 through June 16, 2011, our Predecessors recognized net gains of approximately $3.9 billion as a direct result of the Chapter 11 bankruptcy cases.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        You should read the discussion and analysis in this section in conjunction with "Presentation of Financial Information," "Unaudited Pro Forma Condensed Combined Financial Information," "Selected Historical Combined Financial and Other Data" and the combined financial statements and accompanying notes included elsewhere in this prospectus. In addition to historical information, this discussion and analysis contains forward-looking statements that are subject to numerous risks and other uncertainties, including, but not limited to, those described in the "Risk Factors" section of this prospectus. Our actual results may differ materially from those anticipated in the forward-looking statements. See "Risk Factors" and "Cautionary Statement Concerning Forward-Looking Statements."

Overview

        We are a gaming, development and management company established in 1976 that develops and operates casino entertainment properties. We currently own and operate nine major gaming and entertainment facilities and ten smaller casinos (three of which are 50% owned) in the Las Vegas regional market. In addition, we manage Graton Resort & Casino ("Graton Resort") in Sonoma County, California, which opened on November 5, 2013, and Gun Lake Casino ("Gun Lake") in Allegan County, Michigan, which opened in February 2011.

        Our operating results are greatly dependent on the level of casino revenue generated at our properties. A substantial portion of our operating income is generated from our gaming operations, primarily from slot play, which represents approximately 80% to 85% of our casino revenue. We use our non-gaming offerings, such as restaurants, hotels and other entertainment amenities, to attract customer traffic to our casino properties. The majority of our revenue is cash-based and as a result, fluctuations in our revenues have a direct impact on our cash flows from operations. Because our business is capital intensive, we rely heavily on the ability of our properties to generate operating cash flow to repay debt financing and fund capital expenditures.

        A significant portion of our business is dependent upon customers who live and/or work in the Las Vegas metropolitan area. Although Las Vegas experienced high levels of unemployment and foreclosures during the economic downturn from 2008 to 2011, the local economy has begun to recover and recent trends indicate the recovery is ongoing. In 2014, Las Vegas experienced population growth approximately 2.5 times the national average. Based on preliminary November 2015 data from the BLS, Las Vegas experienced year-over-year employment growth of 2.6% compared to the national average of 1.9%. Home values in Las Vegas also appreciated 7.9% during the twelve months ended September 30, 2015 and businesses and consumers in Las Vegas continue to increase their spending as evidenced by 28 consecutive months of year-over-year increases in taxable retail sales from July 2013 to October 2015.

        Notwithstanding recent improvements in employment, home prices and taxable sales, the Las Vegas economy has not fully recovered from the impacts of the economic downturn; however, we believe the recent stabilization of the Las Vegas economy, positive trends in many of the key economic indicators and future projects and infrastructure investments provide a foundation for future growth in our business. Although we experienced improved operating results in 2014 and the first three quarters of 2015 due, in part, to more favorable local economic conditions and reduced gasoline prices, we cannot be sure if, or how long, these favorable market conditions will persist or that they will continue to positively impact our results of operations.

Our Key Performance Indicators

        We use certain key indicators to measure the performance of our gaming operations.

Gaming revenue measures:

  •
  Slot handle, which means the dollar amount wagered in slot machines, and table game drop, which means the total amount of cash and net markers issued that are deposited in table games drop boxes. Slot handle and table game drop are measures of volume.

  •
  Win represents the amount of wagers retained by us and recorded as casino revenue.

  •
  Hold represents win as a percentage of slot handle or table games drop.

        As our customers are primarily Las Vegas residents, our hold percentages are generally consistent from period to period. Fluctuations in our casino revenue are primarily due to the volume and spending levels of customers at our properties.

Food and beverage revenue measures:

  •
  Average guest check, which means the average amount spent per customer visit and is a measure of volume and product offerings.

  •
  Number of guests served is an indicator of volume.

Room revenue measures:

  •
  Occupancy is calculated by dividing total occupied rooms, including complimentary rooms, by total rooms available.

  •
  Average daily rate ("ADR") is calculated by dividing total room revenue, which includes the retail value of complimentary rooms, by total rooms occupied, including complimentary rooms.

  •
  Revenue per available room is calculated by dividing total room revenue by total rooms available.

Effects of the Reorganization of Our Corporate Structure

        Red Rock was formed for the purpose of this Offering and has engaged to date only in activities in contemplation of this Offering. Red Rock will be a holding company that has no material assets other than its direct and indirect equity interest in Station Holdco and its voting interest in Station LLC. For more information regarding our reorganization and holding company structure, see "The Reorganization of Our Corporate Structure." Upon completion of this Offering, all of our business will be conducted through Station Holdco and its subsidiaries, and the financial results of Station Holdco and its consolidated subsidiaries will be included in the consolidated financial statements of Red Rock.

        Prior to the Offering and Reorganization Transactions, Station Holdco was not subject to any entity-level federal income taxation. As a result, the members of Station Holdco paid taxes with respect to their allocable shares of its net taxable income. Following the Offering and Reorganization Transactions, all of the earnings of Red Rock will be subject to federal income taxation.

        We expect that exchanges of LLC Units, as well as the initial purchase with the net proceeds of this Offering of LLC Units from certain of our existing owners, will result in increases in the tax basis in our share of the tangible and intangible assets of Station LLC that otherwise would not have been available. These increases in tax basis may reduce the amount of tax that Red Rock would otherwise be required to pay in the future. The tax receivable agreement will require us to pay 85% of the amount of benefits, if any, that we realize (or are deemed to realize in the case of an early termination payment by us, a change in control or a material breach by us of our obligations under the tax receivable agreement, as discussed above) to the existing holders of LLC Units (and their permitted transferees). Furthermore, payments under the tax receivable agreement will give rise to additional tax benefits and therefore additional payments under the tax receivable agreement itself. See "Certain Relationships and Related Party Transactions—Tax Receivable Agreement."

Presentation

        Our combined financial statements include the financial statements of Station Holdco, Station Voteco, Station LLC and its consolidated subsidiaries, and Fertitta Entertainment and its consolidated subsidiaries. Because these entities are under the common control of brothers Frank J. Fertitta III and Lorenzo J. Fertitta, our combined financial statements include the historical accounts of Fertitta Entertainment for all periods subsequent to April 30, 2012, the date common control commenced.

        Additional information about our results of operations is included herein and in the notes to our audited combined financial statements for the three years ended December 31, 2014 (the "Annual Combined Financial Statements") and our condensed combined financial statements for the nine months ended September 30, 2015 and 2014 (the "Interim Combined Financial Statements") and the notes thereto included elsewhere in this prospectus.

Results of Operations for the Nine Months Ended September 30, 2015 and 2014

        The following table presents information about our results of continuing operations (dollars in thousands):

	Nine Months Ended September 30,
			Percent change
	2015	2014
Net revenues	$1,004,184	$957,880	4.8%
Operating income	202,914	162,271	25.0%
Casino revenues	683,598	662,392	3.2%
Casino expenses	257,269	253,127	1.6%
Margin	62.4%	61.8%
Food and beverage revenues	187,565	177,357	5.8%
Food and beverage expenses	121,197	117,126	3.5%
Margin	35.4%	34.0%
Room revenues	92,311	84,479	9.3%
Room expenses	34,762	34,010	2.2%
Margin	62.3%	59.7%
Other revenues	52,925	53,434	(1.0)%
Other expenses	19,537	22,161	(11.8)%
Management fee revenue	63,703	51,506	23.7%
Selling, general and administrative expenses	253,941	240,968	5.4%
Percent of net revenues	25.3%	25.2%
Depreciation and amortization	103,896	95,600	8.7%
Asset impairment	2,101	11,739	n/m
Write-downs and other charges, net	7,446	20,592	n/m
Interest expense, net	109,030	114,631	(4.9)%
Loss on extinguishment of debt	90	4,132	n/m
Gain on Native American development	—	49,074	n/m

n/m = Not meaningful

        Net Revenues.    Net revenues for the nine months ended September 30, 2015 increased by 4.8% as compared to the prior year period, reflecting increases in casino, food and beverage, room and management fee revenue, partially offset by a decrease in other revenues, all of which are discussed below. We believe the increase in net revenues is primarily due to the ongoing economic recovery described above, as well as our strategic marketing activities.

        Operating Income.    Operating income increased by 25.0% to $202.9 million for the nine months ended September 30, 2015 as compared to $162.3 million for the nine months ended September 30, 2014. Components of operating income for the nine month comparative periods are discussed below.

        Casino.    Casino revenues for the nine months ended September 30, 2015 increased by $21.2 million or 3.2% as compared to the prior year period, primarily due to higher slot and table games revenue, partially offset by lower race and sports revenue. The increase in slot revenue was primarily attributable to a 2.7% increase in slot handle, while the increase in table games revenue was attributable to a 5.9% increase in drop and a 0.75 percentage point improvement in hold percentage. The decrease in race and sports revenue was primarily due to a 1.1 percentage point decrease in hold percentage. For the nine months ended September 30, 2015, casino expenses increased by $4.1 million or 1.6% as compared to the prior year period, commensurate with the increase in revenues.

        Food and Beverage.    For the nine months ended September 30, 2015, food and beverage revenue increased by 5.8% as compared to the prior year period due to increased volume at our restaurants, including the impact of several new restaurants, as well as higher catering revenue from convention and meeting business. For the nine months ended September 30, 2015, the number of restaurant guests served increased by 2.7% as compared to the prior year period, and the average guest check increased slightly. Food and beverage expenses increased by 3.5% for the nine months ended September 30, 2015 as compared to the prior year period, mainly due to the increased volume at our restaurants.

        Room.    For the nine months ended September 30, 2015, room revenues increased by 9.3% due to a 6.8% improvement in ADR and a 320 basis point increase in occupancy as compared to the prior year period. We believe the improvement in our hotel results is due to our ongoing focus on yield management. Room expenses increased by 2.2% for the nine months ended September 30, 2015 as compared to the prior year period, primarily due to higher payroll and related costs resulting from the higher occupancy rate. The following table presents key information about our hotel operations:

	Nine Months Ended September 30,
	2015	2014
Occupancy	94.1%	90.9%
Average daily rate	$79.17	$74.13
Revenue per available room	$74.47	$67.35

        Other.    Other revenues primarily represent revenues from tenant leases, retail outlets, bowling, spas and entertainment. Other revenues decreased by $0.5 million, or 1.0%, for the nine months ended September 30, 2015 as compared to the prior year period. Other expenses decreased by $2.6 million, or 11.8%, for the nine months ended September 30, 2015 as compared to the prior year period. The decrease in other revenues and other expenses was mainly due to lower fuel prices at our Wild Wild West truck plaza.

        Management Fee Revenue.    Management fee revenue, which is based on the operating results of our managed properties, primarily represents fees earned from our management agreements with Graton Resort and Gun Lake. For the nine months ended September 30, 2015, management fee revenue increased to $63.7 million, or 23.7%, as compared to $51.5 million for the prior year period, due to improved results from both Graton Resort and Gun Lake. This improvement resulted from increased casino revenues due to higher slot handle, as well as lower interest cost as a result of a debt refinancing at Graton Resort. Management fee revenue also includes reimbursable costs, which represent amounts received or due pursuant to our management agreements with Native American tribes for the reimbursement of expenses, primarily payroll costs, that we incur on their behalf. For the nine months ended September 30, 2015, reimbursable revenues decreased to $5.3 million as compared to $5.6 million for the prior year period.

        Selling, General and Administrative ("SG&A").    SG&A expenses for the nine months ended September 30, 2015 increased to $253.9 million, or 5.4%, as compared to $241.0 million for the prior year period, mainly due to higher compensation expense, as well as a $2.5 million donation to the University of Nevada, Las Vegas ("UNLV") to contribute to the construction of a building for the hotel college.

        Depreciation and Amortization.    For the nine months ended September 30, 2015, depreciation and amortization expense increased to $103.9 million as compared to $95.6 million for the prior year period, primarily due to accelerated depreciation during the current year period related to remodeling projects.

        Asset Impairment.    Asset impairment for the nine months ended September 30, 2015, primarily represents the write-down of the carrying amount of a parcel of land held for sale to its estimated fair value less cost to sell. Asset impairment for the nine months ended September 30, 2014 represented the write-down of 101 acres of land held for development in Reno, Nevada to its estimated fair value less cost to sell. In September 2014, we entered into an agreement to sell the land, and the sale was completed in the fourth quarter of 2014.

        Write-downs and Other Charges, net.    Write-downs and other charges, net includes losses on asset disposals, severance expense and non-routine transactions. For the nine months ended September 30, 2015, write-downs and other charges, net, totaled $7.4 million. Included in this amount was a $6.4 million gain on the sale of land held for development, primarily land in northern California, offset by losses on disposal of property and equipment and the write-off of certain joint venture investments and canceled debt offering costs, as well as $4.4 million of transaction-related expenses for the anticipated initial public offering and the Fertitta Entertainment purchase. For the nine months ended September 30, 2014, write-downs and other charges, net, totaled $20.6 million and included charges related to the abandonment of certain assets, including an amphitheater and an outdoor water feature, as well as several restaurant remodeling projects.

        Interest Expense, net.    Interest expense, net for the nine months ended September 30, 2015 decreased to $109.0 million, or 4.9%, as compared to $114.6 million for the prior year period. The decrease in interest expense, net for the nine months ended September 30, 2015 as compared to the prior year period was primarily due to principal reductions on Station LLC's $1.6 billion term loan and the impact of the March 2014 repricing of the term loan, which resulted in an interest rate reduction of 75 basis points on that portion of our debt. In addition, interest expense, net includes the impact of interest rate swaps that are designated in cash flow hedging relationships, which effectively converted $1.0 billion of our variable-rate debt to a fixed rate. In July 2015, one of the interest rate swaps matured and certain deferred losses that were being reclassified from accumulated other comprehensive loss into interest expense became fully amortized. As a result, interest expense on interest rate swaps decreased to $7.2 million for the nine months ended September 30, 2015 as compared to $9.7 million for the prior year period.

        Loss on Extinguishment of Debt.    In March 2014, we recognized a loss on extinguishment of debt of $4.1 million related to the repricing of Station LLC's term loan, primarily representing third-party fees and costs.

        Gain on Native American Development.    During the second quarter of 2014, we recognized a gain on Native American development of $49.1 million as a result of receiving payment in full of the outstanding advances due from the Federated Indians of Graton Rancheria in connection with the development of Graton Resort.

        Discontinued Operations.    Discontinued operations represents the operating results of Fertitta Interactive, which ceased operations in November 2014. The net loss from discontinued operations for the nine months ended September 30, 2015 was $171,000 as compared to $42.3 million for the prior year period. See Note 2—Fertitta Interactive, in the Interim Combined Financial Statements included elsewhere in this prospectus for additional information.

        Net Income (Loss) Attributable to Noncontrolling Interests.    Net income (loss) attributable to noncontrolling interests represents the portion of net income (loss) of MPM and Fertitta Interactive that is not attributable to the Company. The change in net income (loss) attributable to noncontrolling interests for the nine months ended September 30, 2015 as compared to the prior year period was primarily due to the discontinuation of operations of Fertitta Interactive.

Results of Operations for the Years Ended December 31, 2014, 2013 and 2012

        The following tables present information about our results of continuing operations (dollars in thousands):

Year Ended December 31, 2014 Compared to Year Ended December 31, 2013

	Year Ended December 31,
			Percent change
	2014	2013
Net revenues	$1,291,616	$1,256,137	2.8%
Operating income	237,061	214,976	10.3%
Casino revenues	897,361	882,241	1.7%
Casino expenses	341,490	339,651	0.5%
Margin	61.9%	61.5%
Food and beverage revenues	239,212	235,722	1.5%
Food and beverage expenses	157,191	161,790	(2.8)%
Margin	34.3%	31.4%
Room revenues	112,664	105,630	6.7%
Room expenses	45,479	43,062	5.6%
Margin	59.6%	59.2%
Other revenues	70,522	67,431	4.6%
Other expenses	28,979	26,580	9.0%
Management fee revenue	68,782	59,758	15.1%
Selling, general and administrative expenses	320,120	327,820	(2.3)%
Percent of net revenues	24.8%	26.1%
Depreciation and amortization	127,961	128,958	(0.8)%
Asset impairment	11,739	1,183	n/m
Write-downs and other charges, net	20,956	11,895	76.2%
Interest expense, net	151,702	165,220	(8.2)%
Loss on extinguishment of debt	4,132	147,131	n/m
Gain on Native American development	49,074	16,974	n/m

n/m = not meaningful

 Year Ended December 31, 2013 Compared to Year Ended December 31, 2012

	Year Ended December 31,
			Percent change
	2013	2012
Net revenues	$1,256,137	$1,230,221	2.1%
Operating income	214,976	170,421	26.1%
Casino revenues	882,241	885,629	(0.4)%
Casino expenses	339,651	355,199	(4.4)%
Margin	61.5%	59.9%
Food and beverage revenues	235,722	237,770	(0.9)%
Food and beverage expenses	161,790	161,167	0.4%
Margin	31.4%	32.2%
Room revenues	105,630	106,348	(0.7)%
Room expenses	43,062	43,106	(0.1)%
Margin	59.2%	59.5%
Other revenues	67,431	69,704	(3.3)%
Other expenses	26,580	26,987	(1.5)%
Management fee revenue	59,758	30,793	94.1%
Selling, general and administrative expenses	327,820	308,158	6.4%
Percent of net revenues	26.1%	25.0%
Depreciation and amortization	128,958	129,267	(0.2)%
Management fee expense	—	15,581	n/m
Asset impairment	1,183	10,066	n/m
Write-downs and other charges, net	11,895	9,958	19.5%
Interest expense, net	165,220	189,781	(12.9)%
Loss on extinguishment of debt	147,131	51,796	n/m
Gain on Native American development	16,974	102,816	n/m

n/m = not meaningful

        Net Revenues.    Net revenues for the year ended December 31, 2014 increased by 2.8% to $1.29 billion as compared to $1.26 billion for the year ended December 31, 2013. The increase in net revenues during 2014 was due to management fee revenue from Graton Resort, which opened in November 2013, as well as improvements in casino and room revenue.

        Net revenues for the year ended December 31, 2013 increased by 2.1% as compared to net revenues of $1.23 billion for the year ended December 31, 2012. The increase in net revenues during 2013 was primarily a result of management fees from Graton Resort, including a development fee of $8.2 million, which offset declines in casino, food and beverage and room revenues. The components of net revenues are discussed below.

        Operating Income.    Operating income increased by 10.3% to $237.1 million for the year ended December 31, 2014 as compared to $215.0 million for the prior year due to management fee revenue from Graton Resort, as well as improvements in operating income from casino and rooms.

        Operating income increased by 26.1% to $215.0 million for the year ended December 31, 2013 as compared to $170.4 million for the prior year, primarily due to improved operating results at our properties, as well as the impact of management fees from Graton Resort. The components of operating income are discussed below.

        Casino.    Casino revenues increased by $15.2 million, or 1.7%, to $897.4 million for the year ended December 31, 2014 as compared to $882.2 million for the prior year due to increased slot revenues and sports win, which was primarily attributable to a slight increase in hold percentages. Casino expenses decreased slightly for the year ended December 31, 2014 as compared to the prior year due to our continued focus on operating efficiencies.

        Casino revenues decreased slightly for the year ended December 31, 2013 as compared to the prior year. The decrease was primarily due to lower casino volume at our properties, which we believe was attributable to the general weakness of the economy. In addition, we believe the expiration of the federal payroll tax cut in January 2013 had likely negatively affected the discretionary spending of our patrons during 2013. Casino expenses decreased by 4.4% for the year ended December 31, 2013 compared to the prior year, primarily due to our ongoing cost savings efforts.

        Food and Beverage.    Food and beverage revenues for the year ended December 31, 2014 increased by 1.5% to $239.2 million as compared to $235.7 million for 2013. The improvement was primarily due to a $3.9 million increase in catering revenue, partially offset by the impact of the closure of several restaurants during the year for renovation. For the year ended December 31, 2014, the average guest check increased by 2.5% as compared to the prior year, and the number of restaurant guests served decreased by 1.8% due to the restaurant closures. Food and beverage expense for the year ended December 31, 2014 decreased as compared to the prior year, mainly due to lower payroll and related costs as a result of the restaurant closures.

        Food and beverage revenues for the year ended December 31, 2013 decreased by 0.9% to $235.7 million as compared to $237.8 million for the prior year. Beverage revenue decreased by 10.1% during the year ended December 31, 2013 as compared to 2012, which was partially offset by a 3.7% increase in food revenue. For the year ended December 31, 2013, the average guest check and the number of restaurant guests served increased slightly as compared to 2012. The decrease in beverage revenue for the year ended December 31, 2013 was primarily due to closure of several bars and lounges for conversion or remodeling, as well as a reduction in entertainment offerings, such as outdoor concerts. Food and beverage expense for the year ended December 31, 2013 increased slightly as compared to 2012.

        Room.    The following table shows key information about our hotel operations:

	Year Ended December 31,
	2014	2013	2012
Occupancy	90.6%	88.9%	87.3%
Average daily rate	$74.53	$70.63	$71.92
Revenue per available room	$67.49	$62.79	$62.77

        Room revenues for the year ended December 31, 2014 increased by 6.7% as compared to the prior year due to a 170 basis point improvement in the occupancy rate and a 5.5% improvement in ADR. Room expenses for the year ended December 31, 2014 increased by 5.6% as compared to the prior year, mainly due to higher payroll and related costs associated with the increased occupancy. We believe the improvement in our hotel results for the year ended December 31, 2014 as compared to the prior year was due to our focus on yield management.

        Room revenues for the year ended December 31, 2013 decreased slightly as compared to 2012 due to a slight decrease in ADR, partially offset by a 160 basis point improvement in the occupancy rate. Room expenses for the year ended December 31, 2013 remained flat as compared to 2012.

        Other.    Other revenues primarily include revenues from entertainment, gift shops, bowling, leased outlets and spas. Other revenues for the year ended December 31, 2014 increased by 4.6% to $70.5 million as compared to $67.4 million for the prior year, primarily due to increased revenue from our retail shops. Other expenses for the year ended December 31, 2014 increased by 9.0% to $29.0 million as compared to the prior year, largely due to the increased sales at our retail shops. Other revenues for the year ended December 31, 2013 decreased by 3.3% as compared to the prior year, primarily due to a reduction in our entertainment offerings. Other expenses for the year ended December 31, 2013 decreased slightly as compared to the prior year.

        Management Fee Revenue.    Management fee revenue is based on the operating results of our managed properties, and primarily represents fees earned from our management agreements with Graton Resort, which opened in November 2013, and Gun Lake. For the year ended December 31, 2014, management fee revenue increased to $68.8 million, or 15.1%, as compared to $59.8 million for the prior year primarily due to a full year of management fees from Graton Resort in 2014, compared to two months in the prior year. Under our management agreement with the Graton Tribe, we receive a management fee of 24% of Graton Resort's net income (as defined in the management agreement) through November 2017 and 27% of Graton Resort's net income for the period from December 2017 through November 2020.

        Management fee revenue also includes reimbursable costs, which represent amounts received or due pursuant to our management agreements with Native American tribes for the reimbursement of expenses, primarily payroll costs, that we incur on their behalf. We recognize reimbursable cost revenues on a gross basis, with an offsetting amount charged to operating expenses. Management fee revenue for the year ended December 31, 2014 included $7.5 million of reimbursable costs, primarily related to our management agreement with the Graton Tribe, as compared to $12.6 million for the prior year. Reimbursable costs for Graton Resort were higher for the year ended December 31, 2013 due to costs incurred in preparation for its opening. Excluding reimbursable costs, management fee revenue increased by $14.1 million or 29.9% for the year ended December 31, 2014 as compared to 2013.

        Management fee revenue for the year ended December 31, 2013 increased by 94.1% as compared to 2012. The increase was primarily due to the opening of Graton Resort, which contributed $14.7 million in management fees for 2013, including a one-time development fee of $8.2 million which we earned upon opening. In addition, we recognized reimbursable costs of $12.6 million for the year ended December 31, 2013, primarily from Graton Resort. Excluding reimbursable costs, management fee revenue increased by $16.3 million or 53.1% for the year ended December 31, 2013 as compared to 2012.

        Selling, General and Administrative ("SG&A").    SG&A expenses decreased by 2.3% to $320.1 million for the year ended December 31, 2014 as compared to $327.8 million for the prior year, mainly due to a $5.1 million reduction in reimbursable expenses under our management agreements, partially offset by increases in various other SG&A expenses. Excluding reimbursable expenses, SG&A expenses for the year ended December 31, 2014 decreased less than 1.0% as compared to the prior year.

        SG&A expenses increased by 6.4% to $327.8 million for the year ended December 31, 2013 as compared to $308.2 million for 2012. SG&A expenses for the year ended December 31, 2013 included $12.6 million in reimbursable expenses related to our Native American management agreements, primarily Graton Resort, as noted above. Excluding reimbursable expenses, SG&A expenses for the year ended December 31, 2013 increased by 2.3% as compared to 2012. SG&A expense for the year ended December 31, 2013 includes a full year of expense for Fertitta Entertainment, whereas in the prior year, Fertitta Entertainment is included only for the period April 30, 2012 through December 31, 2012 as a result of common control commencing on April 30, 2012.

        Depreciation and Amortization.    Depreciation and amortization expense for the year ended December 31, 2014 decreased slightly to $128.0 million as compared to $129.0 million for the prior year. Depreciation and amortization expense for the year ended December 31, 2013 decreased slightly to $129.0 million as compared to $129.3 million for 2012. The year over year decreases in depreciation and amortization were primarily due to shorter-lived assets becoming fully depreciated, partially offset by amortization of the Graton management contract intangible asset, which began in November 2013.

        Management Fee Expense.    Effective June 17, 2011, certain wholly-owned subsidiaries of Fertitta Entertainment entered into 25-year management agreements with Station LLC and certain of its subsidiaries. All of Station LLC's executive officers (other than Daniel J. Roy) and certain other key personnel are employed by Fertitta Entertainment and provide services to Station LLC pursuant to the management agreements. Upon consummation of the Fertitta Entertainment Acquisition, Station LLC expects to assume or enter into new employment agreements or other employment relationships with its executive officers and other individuals who were employed by Fertitta Entertainment and provided services to Station LLC through the management agreements prior to the consummation of the Fertitta Entertainment Acquisition.

        Management fee expense has been eliminated in combination for all periods subsequent to April 30, 2012, the date common control commenced. For the four months ended April 30, 2012, management fee expense under the agreements with Fertitta Entertainment totaled $15.6 million, which included a base management fee equal to 2% of gross revenues and an incentive management fee equal to 5% of positive EBITDA (as defined in the management agreements) for each of the managed properties.

        Asset Impairment.    During the year ended December 31, 2014 we sold approximately 101 acres of land held for development in Reno, Nevada for approximately $2.0 million and recognized an impairment loss of $11.7 million to write down the carrying amount of the land to its estimated fair value less cost to sell. During the year ended December 31, 2013, we recognized a goodwill impairment charge of $1.2 million related to two taverns. During the year ended December 31, 2012, we recorded impairment losses of $10.1 million to write down the carrying amounts of certain parcels of land to their estimated fair values.

        Write-downs and Other Charges, net.    Write-downs and other charges, net includes charges such as losses on asset disposals, severance expense and non-routine transactions. Write-downs and other charges, net, for the year ended December 31, 2014 totaled $21.0 million, primarily due to the abandonment of certain assets, including an amphitheater and an outdoor water feature, as well as several restaurant renovation projects. For the year ended December 31, 2013, write-downs and other charges, net totaled $11.9 million, primarily representing net losses on asset disposals. For the year ended December 31, 2012, write-downs and other charges, net totaled $10.0 million, which included a $5.0 million settlement paid in satisfaction of an option granted to a former owner of Green Valley Ranch to reacquire an ownership interest in the property as provided in a settlement agreement.

        Interest Expense, net.    The following table presents summarized information about our interest expense (in thousands):

	Year Ended December 31,
	2014	2013	2012
Interest cost, net of interest income	$133,520	$141,555	$122,996
Amortization of debt discount and debt issuance costs	18,182	23,665	70,506
Less capitalized interest	—	—	(3,721)

Interest expense, net	$151,702	$165,220	$189,781

        Interest expense, net, for the year ended December 31, 2014 was $151.7 million as compared to $165.2 million for the prior year. In March 2014, we completed a repricing of our $1.625 billion term loan facility, which resulted in an interest rate reduction of 75 basis points. The term loan repricing reduced our cash interest expense by approximately $8.8 million for the year ended December 31, 2014.

        Interest expense, net, for the year ended December 31, 2013 was $165.2 million as compared to $189.8 million for 2012. In March 2013, we refinanced approximately $2.1 billion of our outstanding long-term debt, which resulted in an increase in the contractual interest rates on the refinanced debt. The majority of the refinancing was accounted for as a debt extinguishment. As a result of the refinancing transaction, a significant portion of our debt discount was written off. The decrease in interest expense during 2013 as compared to 2012 was primarily due to lower debt discount amortization during the current year, partially offset by the impact of the higher interest rates on the refinanced debt.

        Interest expense, net, includes the impact of our interest rate swaps that are designated in cash flow hedging relationships, which effectively converted $1.0 billion of our variable-rate debt to a fixed rate. For the years ended December 31, 2014, 2013 and 2012, interest rate swaps increased our interest expense by $12.9 million, $13.1 million and $12.4 million, respectively. These amounts include deferred losses on discontinued cash flow hedging relationships that are being reclassified from accumulated other comprehensive loss into interest expense as the previously hedged cash flows continue to occur. Approximately $8.4 million of deferred losses on discontinued cash flow hedging relationships is expected to be reclassified from accumulated other comprehensive loss into interest expense, net, during 2015.

        Loss on Extinguishment of Debt.    During the year ended December 31, 2014, we recognized a $4.1 million loss on extinguishment of debt, primarily related to the March 2014 repricing of our term loan facility. During the year ended December 31, 2013, we recognized a $147.1 million loss on extinguishment of debt, primarily related to the refinancing of approximately $2.1 billion of our then outstanding long-term debt. During the year ended December 31, 2012, we recognized a $51.8 million loss on extinguishment of debt, primarily related to the refinancing of approximately $517.0 million of our then outstanding long-term debt. These losses primarily resulted from the write-off of unamortized debt discounts and debt issuance costs related to previous credit facilities. See Note 11—Long-term Debt, in the Annual Combined Financial Statements contained elsewhere in this prospectus for additional information about these transactions.

        Gain on Native American Development.    For the years ended December 31, 2014, 2013 and 2012, we recognized gains as a result of repayments on our advances to Graton Resort. The gains were due to the adjustment of the carrying amount of the project to fair value upon our adoption of fresh-start reporting in 2011, and our deferral of the return on the advances until the carrying amount had been recovered and the return was collected or realizable. In 2012, we received a payment of $194.2 million from the Graton Tribe as a partial repayment of development costs we had advanced. We recognized a gain of $102.8 million representing the difference between the carrying amount of the advances and the payment received. During December 2013, we recognized an additional gain of $17.0 million on the advances, and in 2014 we recognized a gain of $49.1 million when we received the final payment of the remaining amounts due from the Graton Tribe. We have no ongoing contractual obligation related to amounts collected from the Graton Tribe, and the amounts are nonrefundable.

        Change in Fair Value of Derivative Instruments.    Fluctuations in interest rates can cause the fair value of our interest rate swaps to change each reporting period. For interest rate swaps not designated as hedging instruments and the ineffective portion of designated interest rate swaps, changes in fair value are recognized as gains or losses in our Combined Statements of Operations. For the years ended December 31, 2014, 2013 and 2012, we recognized losses of $0.1 million, $0.3 million and $0.9 million, respectively, representing changes in the fair value of our interest rate swaps. See Note 12—Derivative Instruments, in the Annual Combined Financial Statements for additional information.

        Discontinued Operations.    Discontinued operations represents the operating results of Fertitta Interactive, which ceased operating in November 2014. The net loss from discontinued operations for the years ended December 31, 2014, 2013 and 2012 was $42.5 million, $25.0 million and $13.0 million, respectively. See Note 3—Fertitta Interactive, in the Annual Combined Financial Statements for additional information.

Financial Condition and Liquidity

        As of September 30, 2015, our primary cash requirements following the consummation of this Offering for the remainder of 2015, including the impact of the Fertitta Entertainment Acquisition, are expected to include (i) approximately $460 million for the purchase price for the Fertitta Entertainment Acquisition, (ii) required principal and interest payments on our indebtedness, totaling approximately $51 million and $28 million, respectively, (iii) approximately $25 million to $30 million for capital expenditures, and (iv) distributions to our stockholders.

        We expect to fund the purchase price for the Fertitta Entertainment Acquisition with a portion of the net proceeds from this Offering and borrowings under our $350 million revolving credit facility (the "Revolving Credit Facility"). We believe that cash flows from operations, available borrowings under our Revolving Credit Facility, other debt financings and existing cash balances will be adequate to satisfy our anticipated uses of capital for the next twelve months. We regularly assess our projected capital requirements for capital expenditures, repayment of debt obligations, and payment of other general corporate and operational needs. In the long term, we expect that we will fund our capital requirements with a combination of cash generated from operations, borrowings under our Revolving Credit Facility and the issuance of new debt or equity as market conditions may permit. However, our cash flow and ability to obtain debt or equity financing on terms that are satisfactory to us, or at all, may be affected by a variety of factors, many of which are outside of our control, including competition, general economic and business conditions and financial markets. As a result, we cannot provide any assurance that we will generate sufficient income and liquidity to meet all of our liquidity requirements or other obligations.

        The indenture (the "Indenture") governing our 7.50% Senior Notes due 2021 (the "Notes") and the credit agreement (the "Credit Facility") governing our $1.625 billion term loan facility (the "Term Loan Facility") and Revolving Credit Facility each contain, and future debt financing arrangement may contain, covenants limiting the ability of Station LLC to make distributions and other payments to its members, including Station Holdco. Red Rock will rely on distributions from Station Holdco to fund its capital requirements. In general, the Indenture governing the Notes and the Credit Facility limit distributions and other payments pursuant to a formula which permits distributions and payments to be made if they, together with any other "restricted payments," do not exceed 50% of cumulative net income since January 1, 2013 (less 100% of all losses during such period), plus certain other amounts, including proceeds from the issuance of equity securities or equity contributions. Based on such formula as of September 30, 2015 after giving effect to the Fertitta Entertainment Acquisition and the Offering and Reorganization Transactions, Station LLC would have had the ability to make up to approximately $         million of distributions to its members. Any such distributions would be made by Station Holdco and would, in turn, be made by Station Holdco to its members on a pro-rata basis based on the percentage of their respective membership interests. The capital needs of Red Rock are expected to be substantially limited to required tax payments, legal and accounting expenses incurred in connection with its reporting obligations as a public company, compensation paid to its directors, its obligations under the tax receivable agreement and payment of dividends to its stockholders to the extent that such dividends are declared by the board of directors of Red Rock. As a result, we expect that the restrictions on distributions contained in the Indenture governing our Notes and our Credit

Facility will not adversely impact the liquidity of Red Rock in the foreseeable future. However, there can be no assurance that such restrictions will not impact the liquidity of Red Rock in future periods.

  Dividend Policy

        Following this Offering and subject to legally available funds, we intend to pay quarterly cash dividends to the holders of our Class A Common Stock initially equal to $        per share of Class A Common Stock, commencing with the                quarter of 201    . The declaration, amount and payment of any future dividends on shares of our Class A Common Stock will be at the sole discretion of our board of directors and we may reduce or discontinue entirely the payment of such dividends at any time.

        Red Rock Resorts, Inc. is a holding company and has no material assets other than its direct and indirect ownership of LLC Units in Station Holdco and its voting interest in Station LLC. We intend to cause Station Holdco to make distributions to us in an amount sufficient to cover cash dividends, if any, declared by us. If Station Holdco makes such distributions to us, the other holders of LLC Units will also be entitled to receive distributions pro rata in accordance with the percentages of their respective limited liability company interests.

        The existing debt agreements of Station LLC, including those governing its credit facility and senior notes, contain restrictive covenants that limit its ability to make distributions. Because the only asset of Station Holdco is Station LLC, the limitations on such distributions will effectively limit the ability of Station Holdco to make distributions to Red Rock. In addition, any financing arrangements that we or any of our subsidiaries enter into in the future may contain similar restrictions. Furthermore, Station Holdco's ability to pay dividends may be limited by applicable provisions of Delaware law and subsidiaries of Station Holdco, including Station LLC and its subsidiaries, are generally subject to similar legal limitations on their ability to make distributions to their members or equityholders. See "Risk Factors—Risks Related to Ownership of our Class A Common Stock and This Offering—We may not have sufficient funds to pay dividends on our Class A Common Stock" and "Dividend Policy."

Capital Resources

        Cash.    At September 30, 2015, we had $102.6 million in cash and cash equivalents, which is primarily used for the day-to-day operations of our properties.

        Revolving Credit Facility.    At September 30, 2015, Station LLC's borrowing availability under its revolving credit facility was $271.8 million, subject to continued compliance with the terms of the Credit Facility, which is net of outstanding letters of credit and similar obligations totaling $33.2 million. Subject to obtaining additional commitments under the Credit Facility, Station LLC has the ability to increase its borrowing capacity thereunder in an aggregate principal amount not to exceed the greater of (a) $350 million and (b) an unlimited amount, if certain conditions are met and pro forma first lien leverage is less than or equal to 4.5x. Station LLC's ability to incur additional debt pursuant to such increased borrowing capacity is subject to compliance with the covenants in the Credit Facility and the indenture, including pro forma compliance with the financial covenants contained in the Credit Facility, and compliance with the covenants contained in the Credit Facility and the Indenture limiting the ability of Station LLC to incur additional indebtedness.

Cash Flow

        Following is a summary of our cash flow information (amounts in thousands):

	Nine Months Ended September 30,		Year Ended December 31,
	2015	2014	2014	2013	2012
	(unaudited)
Cash flows provided by (used in):
Operating activities	$250,705	$192,725	$269,791	$250,690	$217,836
Investing activities	(81,566)	(10,365)	(42,887)	(94,237)	97,101
Financing activities	(189,611)	(211,359)	(241,668)	(148,536)	(279,970)

  Cash Flows from Operations

        Our operating cash flows primarily consist of operating income generated by our properties (excluding depreciation and other non-cash charges), interest paid and changes in working capital accounts such as inventories, prepaid expenses, receivables and payables. The majority of our revenue is generated from our slot machine and table game play, which is conducted primarily on a cash basis. Our food and beverage, room and other revenues are also primarily cash-based. As a result, fluctuations in our revenues have a direct impact on our cash flow from operations.

  Nine Months Ended September 30, 2015 and 2014

        For the nine months ended September 30, 2015, cash provided by operating activities increased to $250.7 million as compared to $192.7 million for the prior year period, primarily due to the improved operating results at our properties. Cash paid for interest decreased to $101.7 million for the nine months ended September 30, 2015 as compared to $104.4 million for the prior year period, primarily as a result of the March 2014 repricing of Station LLC's term loan facility and a decrease in the principal amount outstanding on our debt. Cash flows from operating activities also reflect normal fluctuations in our working capital accounts. Operating cash flows for the nine months ended September 30, 2014 included $19.5 million of cash used for discontinued operations. For the nine months ended September 30, 2015, operating cash flows for discontinued operations were nominal.

  Years Ended December 31, 2014, 2013 and 2012

        For the year ended December 31, 2014, net cash provided by operating activities totaled $269.8 million, compared to $250.7 million for the prior year. The increase in net cash provided by operating activities for the year ended December 31, 2014 as compared to the prior year was due to a $12.6 million increase in management fees from Graton Resort, partially offset by an increase of $10.8 million in cash paid for interest on our debt, as well as normal fluctuations in our working capital accounts. For the year ended December 31, 2013, our net cash provided by operating activities increased by $32.9 million as compared to $217.8 million for the year ended December 31, 2012. The increase in net cash provided by operating activities during the year ended December 31, 2013 was primarily due to year over year improvement in our operating results, including an increase in management fees and an improvement in our casino operating margin. In addition, cash flows from operations increased as compared to 2012 due to normal changes in working capital accounts. Operating cash flows for the years ended December 31, 2014, 2013 and 2012 included $24.5 million, $20.5 million and $6.2 million, respectively, of net cash outflows for discontinued operations.

  Cash Flows from Investing Activities

  Nine Months Ended September 30, 2015 and 2014

        During the nine months ended September 30, 2015, we paid $103.9 million for capital expenditures, consisting primarily of various renovation projects at our properties, and we paid $1.6 million in reimbursable advances for the North Fork project. In addition, during the nine months ended September 30, 2015 we received $25.2 million in proceeds from asset sales, primarily from the sale of land that was previously held for development.

        During the nine months ended September 30, 2014, we paid $71.6 million for capital expenditures and $2.1 million for reimbursable advances for the North Fork project. In addition, during the nine months ended September 30, 2014, we received $66.0 million in repayments on our advances for Graton Resort.

  Years Ended December 31, 2014, 2013 and 2012

        During the year ended December 31, 2014, we paid $102.7 million for capital expenditures, consisting primarily of various renovation projects at our properties, information technology equipment purchases and slot machine purchases, and we paid $2.6 million in reimbursable advances for the North Fork Project. In addition, during the year ended December 31, 2014, we received repayments totaling $66.0 million on our advances for Graton Resort, which have now been repaid in full.

        During the year ended December 31, 2013, we paid $86.7 million for capital expenditures, primarily for slot machine purchases, information technology equipment, additional casino offerings and various remodeling projects, and we paid $3.6 million in reimbursable advances for the North Fork Project.

        During the year ended December 31, 2012, we paid $62.0 million for capital expenditures. In addition, in 2012, we acquired a 50.1% ownership interest in Fertitta Interactive, which previously operated online gaming in Nevada and New Jersey, for $20.7 million. We accounted for the investment as a common control transaction and accordingly, our net cash provided by investing activities included a $7.7 million cash outflow equal to the historical cost of the net assets acquired. The excess of the purchase price paid over the historical cost of the net assets acquired was reflected as a deemed distribution within cash flows from financing activities.

  Cash Flows from Financing Activities

  Nine Months Ended September 30, 2015 and 2014

        During the nine months ended September 30, 2015, Station LLC reduced its outstanding indebtedness by $29.8 million, and Fertitta Entertainment incurred $53.5 million in additional indebtedness, which was primarily used for an asset purchase. During the same period, we paid $188.4 million in distributions to our members, and MPM and Fertitta Interactive paid $9.2 million and $0.2 million, respectively, in distributions to noncontrolling interest holders.

        During the nine months ended September 30, 2014, we reduced our outstanding indebtedness by $61.9 million and paid $135.0 million in distributions to our members. During the same period, MPM paid $8.1 million in distributions to noncontrolling interest holders, and Fertitta Interactive received capital contributions totaling $9.8 million from noncontrolling interest holders to fund its operations. In addition, we paid $2.5 million in fees and costs related to the March 2014 repricing of Station LLC's Term Loan Facility.

  Years Ended December 31, 2014, 2013 and 2012

        During the year ended December 31, 2014, we paid $74.3 million in principal payments on our indebtedness and $153.3 million in distributions to our members. For the same period, MPM paid $10.1 million in distributions to noncontrolling interest holders and Fertitta Interactive received capital contributions of $10.0 million from noncontrolling interest holders to fund its operations. In addition, we paid $2.5 million in fees and costs related to Station LLC's March 2014 debt repricing.

        During the year ended December 31, 2013, we paid $69.2 million in distributions to our members, and MPM paid $10.2 million in distributions to noncontrolling interest holders. During 2013, Fertitta Interactive received capital contributions from noncontrolling interest holders totaling $15.3 million. In addition, Station LLC paid $35.9 million in fees and costs related to the refinancing of approximately $2.1 billion of its outstanding indebtedness in March 2013.

        During the year ended December 31, 2012, we reduced our outstanding debt by approximately $206.5 million and we paid $26.8 million in fees and costs related to the refinancing of certain long-term debt. In addition, we paid $25.9 million in distributions to our members, MPM paid $11.3 million in distributions to noncontrolling interest holders, and Fertitta Interactive received $8.6 million in capital contributions from noncontrolling interest holders to fund its operations. In connection with our purchase of Fertitta Interactive, which was accounted for as a common control transaction, we recognized a deemed distribution of $12.6 million representing the excess of the purchase price paid over the historical cost of the net assets acquired.

Outstanding Indebtedness

        As of September 30, 2015 and December 31, 2014, our long-term debt consisted of the following (amounts in thousands):

	September 30, 2015	December 31, 2014
	(unaudited)
$1.625 billion Term Loan Facility, due March 1, 2020, interest at a margin above LIBOR or base rate (4.25% at September 30, 2015 and December 31, 2014, respectively), net of unamortized discount of $36.0 million and $42.1 million, respectively	$1,436,647	$1,503,831
$350 million Revolving Credit Facility, due March 1, 2018, interest at a margin above LIBOR or base rate (4.38% at September 30, 2015)	45,000	—
$500 million 7.50% Senior Notes, due March 1, 2021, net of unamortized discount of $4.8 million and $5.3 million, respectively	495,197	494,682
Restructured Land Loan, due June 16, 2016, interest at a margin above LIBOR or base rate (3.69% and 3.67% at September 30, 2015 and December 31, 2014, respectively), net of unamortized discount of $3.3 million and $6.7 million, respectively	110,780	106,783
Other long-term debt, weighted-average interest of 4.35% and 4.21% at September 30, 2015 and December 31, 2014, respectively, maturity dates ranging from 2016 to 2027	113,505	62,203

Total long-term debt	2,201,129	2,167,499
Current portion of long-term debt	(114,770)	(83,892)

Total long-term debt, net	$2,086,359	$2,083,607

  Credit Facility

        On March 1, 2013, Station LLC entered into a credit agreement (the "Credit Facility") consisting of a $1.625 billion term loan facility (the "Term Loan Facility") and a $350 million revolving credit facility (the "Revolving Credit Facility"). The Term Loan Facility is fully drawn and will mature on March 1, 2020. On March 18, 2014, we completed a repricing of the Term Loan Facility. The interest rate under the amended Term Loan Facility is at our option, either LIBOR plus 3.25% or base rate plus 2.25%, subject to a minimum LIBOR rate of 1.00%. Under the terms of the amended Term Loan Facility, we must pay a 1.0% premium if we prepay the Term Loan Facility prior to March 18, 2015. On or after March 18, 2015, we may, at our option, prepay the Term Loan Facility at par.

        The interest rate under the Revolving Credit Facility is at our option, either LIBOR plus a margin of up to 3.50%, or base rate plus a margin of up to 2.50%, subject to a leverage-based grid. Additionally, we are subject to a fee of 0.50% per annum on the unused portion of the Revolving Credit Facility. Subject to the satisfaction of certain conditions, amounts may be borrowed under the Revolving Credit Facility, which shall be fully available at any time prior to maturity on March 1, 2018. At September 30, 2015, our borrowing availability under the Revolving Credit Facility was $271.8 million, which is net of outstanding letters of credit and similar obligations totaling $33.2 million.

        Subject to obtaining additional commitments under the Credit Facility, we have the ability to increase our borrowing capacity thereunder in an aggregate principal amount not to exceed the greater of (a) $350 million and (b) an unlimited amount, if certain conditions are met and pro forma first lien leverage is less than or equal to 4.5x. Our ability to incur additional debt pursuant to such increased borrowing capacity is subject to compliance with the covenants in the Credit Facility and the Indenture governing our 7.50% Senior Notes, including pro forma compliance with the financial covenants contained in the Credit Facility and compliance with covenants contained in the Credit Facility and Indenture limiting our ability to incur additional indebtedness.

        All of our obligations under the Credit Facility are guaranteed by all of Station LLC's subsidiaries other than unrestricted subsidiaries. At September 30, 2015, the unrestricted subsidiaries were NP Landco Holdco LLC ("Landco Holdco") and its subsidiaries, MPM and NP Restaurant Holdco LLC ("Restaurant Holdco"). The Credit Facility is secured by substantially all of our and our restricted subsidiaries' current and future personal property assets, and mortgages on the real property and improvements owned or leased by all nine of our major casino properties: Red Rock, Green Valley Ranch, Palace Station, Boulder Station, Texas Station, Sunset Station, Santa Fe Station, Fiesta Rancho, and Fiesta Henderson, and certain after-acquired real property based on thresholds. The Credit Facility is also secured by a pledge of all of Station LLC's equity.

        The Credit Facility contains a number of customary covenants that, among other things and subject to certain exceptions, restrict our ability and the ability of our restricted subsidiaries to incur or guarantee additional debt; create liens on collateral; engage in mergers, consolidations or asset dispositions; make distributions; make investments, loans or advances; engage in certain transactions with affiliates or subsidiaries; engage in lines of business other than our core business and related businesses; or issue certain preferred units. The Credit Facility also requires that we maintain a maximum total leverage ratio ranging from 6.50 to 1.00 at September 30, 2015 to 5.00 to 1.00 in 2017 and a minimum interest coverage ratio ranging from 3.00 to 1.00, provided that a default of the financial ratio covenants shall only become an event of default under the Term Loan Facility if the lenders providing the Revolving Credit Facility take certain affirmative actions after the occurrence of a default of such financial ratio covenants. At September 30, 2015, our total leverage ratio was 4.53 to 1.00 and our interest coverage ratio was 3.91 to 1.00, both as defined in the Credit Facility, and we believe we were in compliance with all applicable covenants. After giving pro forma effect to the Fertitta Entertainment Acquisition, including the payment of certain liabilities not included in the

acquisition, and the Offering and Reorganization Transactions, at September 30, 2015, our total leverage ratio would have been        to 1.00 and our interest coverage ratio would have been        to 1.00.

        We are required to make quarterly principal payments, which began on June 30, 2013, of 0.25% of the original principal amount of the Term Loan Facility. We are also required to make prepayments on the Term Loan Facility with a portion of our excess cash flow as follows: (i) 50% of excess cash flow so long as no default has occurred and its total leverage ratio is above 4.50 to 1.00 or a default has occurred and is continuing, (ii) 25% of excess cash flow so long as no default has occurred and our total leverage ratio is less than or equal to 4.50 to 1.00, or (iii) 0% of excess cash flow so long as no default has occurred and our total leverage ratio is less than or equal to 3.50 to 1.00. In addition, subject to certain customary carve-outs and reinvestment provisions, we are required to use all net cash proceeds of asset sales or other dispositions, all proceeds from the issuance or incurrence of additional debt, and all proceeds from the receipt of insurance and condemnation awards to make prepayments on the Term Loan Facility.

        The Credit Facility contains a number of customary events of default including, among other things, nonpayment of principal when due; nonpayment of interest, fees or other amounts after a five business day grace period; material inaccuracy of representations and warranties; violation of covenants (subject, in the case of certain covenants, to certain grace periods); cross-default; bankruptcy events; certain Employee Retirement Income Security Act events; material judgments; and a change of control. If any event of default occurs, the lenders under the Credit Facility would be entitled to take various actions, including accelerating amounts due thereunder and taking all actions permitted to be taken by a secured creditor.

  Senior Notes

        On March 1, 2013, Station LLC issued $500 million in aggregate principal amount of 7.50% senior notes due March 1, 2021 (the "Notes"), pursuant to an indenture among Station LLC, the guarantors party thereto and Wells Fargo Bank, National Association, as trustee (the "Indenture"). The Notes are guaranteed by all of Station LLC's subsidiaries other than unrestricted subsidiaries. Interest is due March 1 and September 1 of each year, and commenced September 1, 2013. Prior to March 1, 2016, we may redeem the Notes plus accrued and unpaid interest and a make-whole premium specified in the Indenture. Prior to March 1, 2016, we are also entitled to redeem up to 35% of the original aggregate principal amount of the Notes with proceeds of certain equity financings at the redemption prices specified in the Indenture.

        On or after March 1, 2016, we may redeem all or a portion of the Notes at the redemption prices (expressed as percentages of the principal amount) set forth below plus accrued and unpaid interest and additional interest to the applicable redemption date:

Years Beginning March 1,	Percentage
2016	105.625%
2017	103.750%
2018	101.875%
2019 and thereafter	100.000%

        If we experience certain change of control events (as defined in the Indenture), we must offer to repurchase the Notes at a purchase price in cash equal to 101% of the aggregate principal amount outstanding plus accrued and unpaid interest thereon to the date of repurchase and make an offer to repurchase the Notes at a purchase price equal to 100% of the principal amount of the purchased notes if we have excess net proceeds (as defined in the Indenture) from certain asset sales.

  Restructured Land Loan

        On June 17, 2011, Station LLC's indirect wholly owned subsidiary, CV PropCo, LLC ("CV Propco"), as borrower, entered into an amended and restated credit agreement (the "Restructured Land Loan") with Deutsche Bank AG Cayman Islands Branch ("Deutsche Bank") and JPMorgan Chase Bank, N.A. ("JPM") as initial lenders (the "Land Loan Lenders"), consisting of a term loan facility with an initial principal amount of $105 million. The initial maturity date of the Restructured Land Loan is June 16, 2016. The interest rate on the Restructured Land Loan is, at CV Propco's option, either LIBOR plus 3.50%, or base rate plus 2.50% for the first five years. All interest on the Restructured Land Loan will be paid in kind for the first five years. CV Propco has two options to extend the maturity date for one additional year to be available subject to absence of default, payment of up to a 1.00% extension fee for each year, and a step-up in interest rate to not more than LIBOR plus 4.50% or base rate plus 3.50% in the sixth year, and not more than LIBOR plus 5.50% or base rate plus 4.50% in the seventh year. In addition, CV Propco is required to enter into an interest rate agreement that fixes or caps LIBOR at 5.00% during each of the extended maturity periods. Interest accruing in the sixth and seventh years shall be paid in cash. There are no scheduled minimum principal payments prior to final stated maturity, but the Restructured Land Loan is subject to mandatory prepayments with excess cash and, subject to certain exceptions, with casualty or condemnation proceeds. CV Propco has the intent and ability to execute the first one-year extension option which would extend the maturity date to June 16, 2017, and accordingly, the amounts outstanding under the Restructured Land Loan were excluded from the current portion of long-term debt at September 30, 2015.

        The Restructured Land Loan contains a number of customary covenants that, among other things and subject to certain exceptions, restrict CV Propco's ability and the ability of its restricted subsidiaries to incur or guarantee additional debt; create liens on collateral; engage in activity that requires CV Propco to be licensed as a gaming company; engage in mergers, consolidations or asset dispositions; make distributions; make investments, loans or advances; engage in certain transactions with affiliates or subsidiaries; or make capital expenditures. We believe CV Propco was in compliance with all applicable covenants at September 30, 2015.

        The Restructured Land Loan contains a number of customary events of default (subject to grace periods and cure rights). If any event of default occurs, the lenders under the Restructured Land Loan would be entitled, in certain cases, to take various actions, including accelerating amounts due thereunder and taking all actions permitted to be taken by a secured creditor.

        The Restructured Land Loan is guaranteed by NP Tropicana LLC ("NP Tropicana," an indirect subsidiary of Station LLC), Landco Holdco (a subsidiary of Station LLC and parent of CV Propco and NP Tropicana) and all subsidiaries of CV Propco. The Restructured Land Loan is secured by a pledge of CV Propco and NP Tropicana equity and all tangible and intangible assets of NP Tropicana, Landco Holdco and CV Propco and its subsidiaries, principally consisting of land located on the southern end of Las Vegas Boulevard at Cactus Avenue and land surrounding Wild Wild West. The Restructured Land Loan is also secured by the leasehold interest in the land on which Wild Wild West is located. The land carry costs of CV Propco are supported by Station LLC under a limited support agreement and recourse guaranty (the "Limited Support Agreement"). Under the Limited Support Agreement, Station LLC guarantees the net operating costs of CV Propco and NP Tropicana. Such net operating costs include timely payment of all capital expenditures, taxes, insurance premiums, other land carry costs and any indebtedness payable by CV Propco (excluding debt service for the Restructured Land Loan), as well as rent, capital expenditures, taxes, management fees, franchise fees, maintenance, and other costs of operations and ownership payable by NP Tropicana. Under the Limited Support Agreement, Station LLC also guarantees certain recourse liabilities of CV Propco and NP Tropicana under the Restructured Land Loan, including, without limitation, payment and performance of the Restructured Land Loan in the event any of CV Propco, Landco Holdco or NP Tropicana files or acquiesces in the filing of a bankruptcy petition or similar legal proceeding. As part of the consideration for the Land Loan Lenders' agreement to enter into the Restructured Land Loan, CV Propco and NP Tropicana issued warrants to the Land Loan Lenders (or their designees) for up to 60% of the outstanding equity interests of each of CV Propco and NP Tropicana exercisable for a nominal exercise price commencing on the earlier of (i) the date that the Restructured Land Loan is repaid, (ii) the date CV Propco sells any land to a third party, and (iii) the fifth anniversary of the Restructured Land Loan.

  Other Long-term Debt

        Other long-term debt includes the financing of our corporate office building, amounts outstanding under the Fertitta Entertainment credit facility, certain financed equipment purchases, and other long-term obligations.

  Corporate Office Lease

        We lease our corporate office building under a lease agreement that was entered into in 2007 pursuant to a sale-leaseback arrangement with a third-party real estate investment firm. The lease has an initial term of 20 years with four additional five-year extension options. The lease also contains two options for us to repurchase the corporate office building, one option at the end of year five of the original lease term, which was not exercised, and another at the end of year ten of the original lease term. These options to repurchase the building constitute continuing involvement under the accounting guidance for sale-leaseback transactions involving real estate. As a result, the sale-leaseback transaction is accounted for as a financing transaction until the repurchase options expire. The lease payment in effect at December 31, 2014 was $3.2 million on an annualized basis, which will increase by approximately 1.25% annually to approximately $3.8 million in the final year of the original term. At September 30, 2015, the carrying amount of the corporate office building obligation was $34.4 million.

  Fertitta Entertainment Credit Facility

        On December 24, 2013, Fertitta Entertainment entered into an amended and restated credit agreement (the "FE Credit Facility") with Bank of America, N.A. and JP Morgan Chase Bank, N.A., consisting of a $20 million term loan and a $30 million revolving credit facility. At December 31, 2014, $17.0 million was outstanding under the $20 million term loan and $3.9 million was drawn under the $30 million revolving credit facility. The proceeds from the FE Credit Facility were used to repay all of the revolving loans then outstanding under Fertitta Entertainment's existing credit facility, along with associated fees and expenses. At December 31, 2014, the maturity date of the FE Credit Facility was December 24, 2016. The interest rate on the FE Credit Facility is at Fertitta Entertainment's option, either LIBOR plus 4.50% or base rate plus 3.50%. Fertitta Entertainment is required to make quarterly principal payments of $750,000 on the term loan, which began on March 31, 2014. The credit agreement governing the FE Credit Facility contains a number of customary covenants and events of default and we believe Fertitta Entertainment was in compliance with all applicable covenants at December 31, 2014. On March 26, 2015, Fertitta Entertainment amended the FE Credit Facility, increasing the revolving credit facility to $55 million and lowering the interest rate to either LIBOR plus a margin of up to 4.0% or base rate plus a margin of up to 3.0%, as selected by Fertitta Entertainment and subject to a leverage-based grid. In addition, the amendment extended the maturity date of the FE Credit Facility to December 24, 2017. At September 30, 2015, $18.5 million was outstanding under the term loan facility and $33.9 million was drawn under the revolving credit facility. All amounts outstanding under the FE Credit Facility are expected to be repaid, and the FE Credit Facility is expected to be terminated, upon consummation of the Fertitta Entertainment Acquisition.

  Fertitta Entertainment Promissory Note

        In September 2015, Fertitta Entertainment borrowed $22.0 million pursuant to a secured promissory note to finance an asset purchase. The promissory note has a term of five years and requires Fertitta Entertainment to make monthly principal and interest payments. The promissory note bears interest at LIBOR plus 5.25% and contains a number of customary covenants and events of default.

Derivative Instruments

        We have entered into various interest rate swaps to manage our exposure to interest rate risk. At September 30, 2015, we had one variable-to-fixed interest rate swap with a notional amount of $1.0 billion. This interest rate swap effectively fixes the interest rates on $1.0 billion of our variable-rate debt to a fixed rate of 5.02%, and the full notional amount of the interest rate swap has been designated as a cash flow hedge of interest rate risk for accounting purposes. As of September 30, 2015, we paid a fixed interest rate of 1.77% and received a variable interest rate of 1.00% on our interest rate swaps, which is the LIBOR floor stipulated in the agreement. The changes in fair value of the effective portion of our designated interest rate swaps are recognized in other comprehensive income, and the changes in fair value of any ineffective portion of designated interest rate swaps, as well as any interest rate swaps not designated as hedging instruments, are recognized in change in fair value of derivative instruments as they occur. See Note 12 to the Annual Combined Financial Statements and Note 5 to the Interim Combined Financial Statements for further information about our derivative and hedging activities and the related accounting.

  Restrictive Covenants

        During the nine months ended September 30, 2015, there were no changes in the covenants included in the credit agreement governing Station LLC's Credit Facility or the Indenture. A description of these covenants is included in "Liquidity and Capital Resources." We believe that as of September 30, 2015, Station LLC was in compliance with the covenants contained in the Credit Facility and the Indenture.

  Off-Balance Sheet Arrangements

        We have not entered into any transactions with special purpose entities nor do we have any derivative arrangements other than the previously discussed interest rate swap. We do not have any retained or contingent interest in assets transferred to an unconsolidated entity. At September 30, 2015, we had outstanding letters of credit and similar obligations totaling $33.2 million.

  Contractual Obligations

        The following table summarizes our contractual obligations at December 31, 2014 (amounts in thousands):

	Payments Due by Period
	Less than 1 year	1 - 3 years	3 - 5 years	Thereafter	Total
Long-term debt(a)	$83,892	$261,395	$73,717	$1,802,584	$2,221,588
Interest on long-term debt and interest rate swaps(b)	115,482	219,879	189,542	56,541	581,444
Operating leases	8,773	17,531	17,360	388,155	431,819
Other(c)	39,526	9,374	6,383	15	55,298

Total contractual cash obligations	$247,673	$508,179	$287,002	$2,247,295	$3,290,149

(a)
Includes scheduled principal payments and estimated excess cash flow payments on long-term debt outstanding at December 31, 2014. Additional information about our long-term debt is included in Note 11 to the Annual Combined Financial Statements. The amount due in less than one year includes a $61.0 million excess cash flow payment on Station LLC's Term Loan that was paid in March 2015.

(b)
Includes contractual interest payments on fixed and variable rate long-term debt outstanding at December 31, 2014 based on outstanding amounts and interest rates in effect at that date, and projected cash payments on interest rate swaps. Additional information about our derivative instruments is included in Note 12 to the Annual Combined Financial Statements.

(c)
Includes employment contracts, long-term stay-on agreements, open purchase orders, natural gas purchase contracts, equipment purchase obligations and other long term obligations.

        There have been no material changes to our contractual obligations since December 31, 2014.

  Inflation

        We do not believe that inflation has had a significant impact on our revenues, results of operations or cash flows in the last three fiscal years.

Native American Development

        We have development and management agreements with the Mono, a federally recognized Native American tribe located near Fresno, California, pursuant to which we will assist the Mono in developing, financing and operating a gaming and entertainment facility to be located on Highway 99 north of the city of Madera, California. See Note 8 to the Annual Combined Financial Statements and Note 3 to the Interim Combined Financial Statements for additional information.

Regulation and Taxes

        We are subject to extensive regulation by Nevada Gaming Authorities, as well as regulation by gaming authorities in the other jurisdictions in which we operate, including the National Indian Gaming Commission ("NIGC"), the California Gambling Control Commission, the Federated Indians of Graton Rancheria Gaming Commission and the Gun Lake Tribal Gaming Commission. In addition, we will be subject to regulation, which may or may not be similar to that in Nevada, by any other jurisdiction in which we may conduct gaming activities in the future.

        The gaming industry represents a significant source of tax revenue, particularly to the State of Nevada and its counties and municipalities. From time to time, various state and federal legislators and officials have proposed changes in tax law, or in the administration of such law, affecting the gaming industry. The Nevada legislature meets every two years for 120 days and when special sessions are called by the Governor. The most recent legislative session ended on June 1, 2015. There were no specific proposals to increase taxes on gaming revenue during the most recent legislative session, but there are no assurances that an increase in taxes on gaming or other revenue will not be proposed and passed by the Nevada Legislature in the future.

Critical Accounting Policies and Estimates

        The preparation of financial statements in conformity with GAAP requires us to make estimates and judgments that are subject to an inherent degree of uncertainty. Certain accounting estimates and assumptions may have a material impact on our financial statements due to the significant levels of subjectivity and judgment involved and the susceptibility of such estimates and assumptions to change. We base our estimates on historical experience, information that is currently available to us and various other assumptions that we believe are reasonable under the circumstances, and we evaluate our estimates on an ongoing basis. Actual results may differ from these estimates, and such differences could have a material effect on our combined financial statements. Our significant accounting policies are described in Note 2 to the Annual Combined Financial Statements. Following is a discussion of our accounting policies that involve critical estimates and assumptions.

  Long-Lived Assets

        Our business is capital intensive and a significant portion of our capital is invested in property and equipment and other long-lived assets. We review long-lived assets for impairment whenever events or changes in circumstances indicate the carrying amount of an asset may not be recoverable. We evaluate the recoverability of our long-lived assets by estimating the future cash flows the asset is expected to generate, and comparing these estimated cash flows, on an undiscounted basis, to the carrying amount of the asset. If the carrying amount is greater, the asset is considered to be impaired, and we recognize an impairment charge equal to the amount by which the carrying amount of the asset exceeds its fair value. We test our long-lived assets for impairment at the reporting unit level.

        Inherent in the calculation of fair values are various estimates and assumptions, including estimates of future cash flows expected to be generated by an asset or asset group. We base our cash flow estimates on the current regulatory, political and economic climates in the areas where we operate, recent operating information and projections for our properties. These estimates could be negatively impacted by changes in federal, state or local regulations, economic downturns, changes in consumer preferences, or events affecting various forms of travel and access to our properties. Future cash flow estimates are, by their nature, subjective and actual results may differ materially from our estimates. The most significant assumptions used in determining cash flow estimates include forecasts of future operating results, margins, tax rates, capital expenditures, depreciation expense, working capital requirements, long-term growth rates and terminal year free cash flows. Cash flow estimates and their impact on fair value are highly sensitive to changes in many of these assumptions. If our ongoing estimates of future cash flows are not met, we may be required to record impairment charges in future accounting periods.

        Property and Equipment.    At September 30, 2015, the carrying amount of our property and equipment was approximately $2.15 billion, which represents approximately 72.7% of our total assets. We make estimates and assumptions when accounting for property and equipment. We compute depreciation using the straight-line method over the estimated useful lives of the assets, and our depreciation expense is highly dependent on the assumptions we make about the estimated useful lives of our assets. We estimate the useful lives of our property and equipment based on our experience with similar assets and our estimate of the usage of the asset. Whenever events or circumstances occur that change the estimated useful life of an asset, we account for the change prospectively. We must also make judgments about the capitalization of costs. Costs of major improvements are capitalized, while costs of normal repairs and maintenance are charged to expense as incurred. If an asset or asset group is disposed or retired before the end of its previously estimated useful life, we may be required to accelerate our depreciation expense or recognize a loss on disposal.

        Goodwill.    We test our goodwill for impairment as of October 1 of each year, and we perform interim goodwill impairment tests whenever events or changes in circumstances indicate that our goodwill may be impaired. We perform our goodwill impairment testing at the reporting unit level, and we consider each of our operating properties to be a reporting unit. We test goodwill for impairment by comparing the estimated fair value of a reporting unit with its carrying amount, including goodwill. If the carrying amount of the reporting unit exceeds its estimated fair value, then the goodwill of the reporting unit may be impaired. To measure goodwill impairment, if any, we estimate the implied fair value of the reporting unit's goodwill by allocating the estimated fair value of the reporting unit to the assets and liabilities of the reporting unit, as if the reporting unit had been acquired in a business combination. If the carrying amount of the reporting unit's goodwill exceeds its implied fair value, an impairment loss is recognized in an amount equal to the excess. We estimate the fair value of a reporting unit using the present value of expected future cash flows along with value indications provided by the current valuation multiples of comparable publicly traded companies. The estimation of the fair value of a reporting unit requires management to make critical estimates, assumptions and judgments, including estimating the expected future cash flows and selecting appropriate discount rates, valuation multiples and market comparables. Application of alternative estimates and assumptions could produce significantly different results.

        At September 30, 2015, our goodwill totaled $195.7 million, of which approximately 87% was associated with one of our properties. As of our 2014 annual goodwill testing date, the estimated fair value of this property exceeded its carrying amount by approximately 18%. If the fair value of this property should decline in the future, we may be required to recognize a goodwill impairment charge, which could be material. Several of our other properties also have goodwill. The excess of those properties' fair values over their carrying amounts ranged from 14% to 32%, and declines in the fair values of any of those properties could also result in goodwill impairment charges. A property's fair value may decline as a result of a decrease in the property's actual or projected operating results or changes in significant assumptions and judgments used by management in the estimation process, including the discount rate and market multiple.

        In the third quarter of 2014 we performed an interim goodwill impairment test for Fertitta Interactive when we ceased operations in New Jersey, and we recorded an impairment charge of $5.6 million to write off all of Fertitta Interactive's goodwill, which is included in discontinued operations. See Note 3 to the Annual Combined Financial Statements for additional information about Fertitta Interactive.

        Indefinite-Lived Intangible Assets.    Our indefinite-lived intangible assets primarily represent the value of our brands. At September 30, 2015, the carrying amount of our indefinite-lived intangible assets totaled $77.5 million. Indefinite-lived intangible assets are not amortized unless management determines that their useful life is no longer indefinite. We test our indefinite-lived intangible assets for impairment annually as of October 1 of each year, and whenever events or changes in circumstances indicate that an asset may be impaired, by comparing the carrying amount of the asset to its estimated fair value. If the carrying amount of the asset exceeds its estimated fair value, we recognize an impairment charge equal to the excess. We estimate the fair value of our brands using a derivation of the income approach to valuation based on estimated royalties avoided through ownership of the assets. The fair values of certain of our properties' indefinite lived intangible assets are equal to the carrying amounts, and the recoverability is highly sensitive to changes in projected operating results.

Accordingly, any decrease in the projected operating results of a property could require us to recognize an impairment charge, which could be material.

        Finite-Lived Intangible Assets.    Our finite-lived intangible assets primarily represent the value of our management contracts and customer relationships. We amortize our finite-lived intangible assets over their estimated useful lives using the straight-line method, and we periodically evaluate the remaining useful lives of our finite-lived intangible assets to determine whether events or circumstances warrant a revision to the remaining period of amortization.

        Our management contract intangible assets represent the value associated with management agreements under which we provide management services to various casino properties, primarily Native American casinos which we have developed or are currently developing. We estimate the fair values of management contract intangible assets using discounted cash flow techniques based on future cash flows expected to be received in exchange for providing management services. We amortize our management contract intangible assets using the straight-line method over their expected useful lives, which is generally equal to the initial term of the management agreement. We begin recognizing amortization expense when the managed property commences operations and management fees are being earned. The recoverability of our management contract intangible assets is dependent upon the operating results of the managed casinos and the likelihood that the casino project we are currently developing is successfully completed.

        Our customer relationship intangible assets represent the value associated with our rated casino guests. We estimate the fair values of our customer relationship intangible assets using a variation of the cost approach. The recoverability of our customer relationship intangible assets could be affected by, among other things, increased competition within the gaming industry, a downturn in the economy, declines in customer spending which would impact the expected future cash flows associated with the rated casino guests, declines in the number of customer visits which could impact the expected attrition rate of the rated casino guests, and erosion of operating margins associated with rated casino guests.

  Native American Development Costs.

        We incur certain costs associated with our development and management agreements with Native American tribes (the "Tribes") which are reimbursable by the Tribes, and we capitalize these costs as long-term assets. The assets are typically transferred to the Tribe at such time as the Tribe secures third-party financing, or the gaming facility is completed. We earn a return on the costs incurred for the acquisition and development of Native American projects. Due to the uncertainty surrounding the estimated cost to complete and the collectability of the stated return, we account for the return using the cost recovery method. Recognition of the return is deferred until the assets are transferred to the Tribe, the carrying amount of the assets has been fully recovered, and the return has been collected or is realizable. Development costs and the related return are typically repaid by the Tribes from a project's third-party financing or from operating cash flows of the casino after opening. Accordingly, the recoverability of our development costs is highly dependent upon the Tribe's success in obtaining third-party financing and our ability to operate the project successfully upon its completion. Our evaluation of the recoverability of our Native American development costs requires us to apply a significant amount of judgment.

        We evaluate our Native American development costs for impairment whenever events or changes in circumstances indicate that the carrying amount of the project might not be recoverable, taking into consideration all available information. Among other things, we consider the status of the project, any contingencies, the achievement of milestones, any existing or potential litigation and regulatory matters when evaluating our Native American projects for impairment. If an indicator of impairment exists, we compare the estimated future cash flows of the asset, on an undiscounted basis, to the carrying amount of the asset. If the undiscounted expected future cash flows for a project do not exceed its carrying amount, then the asset is written down to its estimated fair value. We estimate a project's fair value using a discounted cash flow model and market comparables, when available. Our estimate of the undiscounted future cash flows of a Native American development project is based on consideration of all positive and negative evidence about the future cash flow potential of the project including, but not limited to, the likelihood that the project will be successfully completed, the status of required approvals, and the status and timing of the construction of the project, as well as current and projected economic, political, regulatory and competitive conditions that may adversely impact the project's operating results. In certain circumstances, we may discontinue funding of a project due to a revision of its expected potential, or otherwise determine that our advances are not recoverable and as a result, we may be required to write off the entire carrying amount of a project. See Note 8 to the Annual Combined Financial Statements for additional information about the status of our Native American development activities.

  Player Rewards Program

        We have a player rewards program (the "Rewards Program") which allows customers to earn points based on their gaming activity. Points may be redeemed at all of our Las Vegas area properties for cash, free slot play, food and beverage at any of our restaurants and bars, rooms, entertainment and merchandise. We record a liability for the estimated cost of outstanding points earned under the Rewards Program that we believe will ultimately be redeemed. We record the estimated cost of points expected to be redeemed for cash and free slot play under the Rewards Program as a reduction of casino revenue. The estimated cost of points expected to be redeemed for food, beverage, rooms, entertainment and merchandise is charged to casino expense. Cost is estimated based on assumptions about the mix of goods and services for which points will be redeemed and the incremental departmental cost of providing the goods and services.

  Self-Insurance Reserves

        We are currently self-insured up to certain stop loss amounts for workers' compensation and general liability costs. Insurance claims and reserves include accruals of estimated settlements for known claims, as well as accruals of estimates for claims incurred but not reported. In estimating these accruals, we evaluate historical loss experience and make judgments about the expected levels of costs per claim. We believe changes in medical costs, trends in claims of our employee base, accident frequency and severity and other factors could materially affect our estimates for these liabilities. We continually monitor changes in employee demographics, incident and claim type, evaluate our self-insurance accruals, and adjust our accruals based on our evaluation of these qualitative data points.

  Derivative Instruments

        We enter into interest rate swaps in order to manage interest rate risks associated with our debt. We recognize our derivative instruments at fair value in our Combined Balance Sheets as either assets or liabilities. The fair value of our interest rate swaps is subject to significant estimation and a high degree of variability between periods. A description of the assumptions we use in estimating the fair value of interest rate swaps is included in "Quantitative And Qualitative Disclosures About Market Risk." The accounting for changes in the fair value of derivative instruments (i.e. gains or losses) depends on the intended use of the derivative, whether we have elected to designate a derivative in a hedging relationship and apply hedge accounting, and whether the hedging relationship has satisfied the criteria necessary to qualify for hedge accounting. Our interest rate swap is intended to hedge our exposure to variability in expected future cash flows related to interest payments on our debt, and at September 30, 2015, our interest rate swap qualified for and was designated in a cash flow hedging relationship. Fluctuations in interest rates can cause the fair value of our derivative instruments to change each reporting period. See Note 12 to the Annual Combined Financial Statements for additional information about our derivative and hedging activities.

  Litigation, Claims and Assessments

        We are defendants in various lawsuits relating to routine matters incidental to our business and we assess the potential for any lawsuits or claims brought against us on an ongoing basis. For ongoing litigation and potential claims, we use judgment in determining the probability of loss and whether a reasonable estimate of loss, if any, can be made. We accrue a liability when we believe a loss is probable and the amount of the loss can be reasonably estimated. As the outcome of litigation is inherently uncertain, it is possible that certain matters may be resolved for materially different amounts than previously accrued or disclosed.

  Share-Based Compensation

        Share-based compensation includes profit interests granted to employees pursuant to various equity compensation plans. For equity awards, we measure share-based compensation expense at the grant date based on the fair value of the award and recognize the expense over the requisite service period. For certain share-based compensation awards that may be settled in cash, we apply liability accounting by remeasuring the fair value of the awards at each reporting date and recognizing changes in fair value within compensation expense, until such awards are settled. We estimate the fair value of share-based compensation awards using an option pricing method. Key inputs we use in applying the option pricing method are total equity value, equity volatility, risk free rate and time to liquidity event. We estimate total equity value using a combination of the income approach, which incorporates cash flow projections that are discounted at an appropriate rate, and the market approach, which involves applying a market multiple to our projected operating results. We estimate volatility based on the historical equity volatility of comparable publicly-traded companies. Because there has been no public market for our equity prior to the Offering and Reorganization Transactions, the estimates and assumptions we use in our share-based compensation valuations are highly complex and subjective. Following the Offering and Reorganization Transactions, such subjective valuations and estimates will no longer be necessary because we will rely on the market price of our common stock to determine the fair value of our share-based compensation awards. See Note 15 to the Annual Combined Financial Statements for additional information about our share-based compensation.

Qualitative and Quantitative Disclosures About Market Risk

        Market risk is the risk of loss arising from adverse changes in market rates and prices, such as interest rates, foreign currency exchange rates and commodity prices.

        Our primary exposure to market risk is interest rate risk associated with our long-term debt. We evaluate our exposure to market risk by monitoring interest rates in the marketplace. We attempt to limit our exposure to interest rate risk by managing the mix of our long-term and short-term borrowings, and by using interest rate swaps to hedge against the earnings effects of interest rate fluctuations. Borrowings under our credit agreements bear interest at a margin above LIBOR or base rate (each as defined in the credit agreements) as selected by us. The total amount of outstanding borrowings is expected to fluctuate and may be reduced from time to time.

        At September 30, 2015, $1.71 billion of the borrowings under our credit agreements are based on LIBOR plus applicable margins of 3.25% to 5.25%. The LIBOR rate underlying the LIBOR-based borrowings outstanding under our Credit Facility was 1.00%, which is the LIBOR floor stipulated in the agreement. The LIBOR rate underlying the borrowings under our Restructured Land Loan and the Fertitta Entertainment debt ranged from 0.194% to 0.250% at September 30, 2015. The weighted-average interest rates for variable-rate debt shown in the long-term debt table below are calculated using the rates in effect as of September 30, 2015. We cannot predict the LIBOR or base rate interest rates that will be in effect in the future, and actual rates will vary. Based on our outstanding borrowings as of September 30, 2015, an assumed 1% increase in variable interest rates would cause our annual interest cost to increase by approximately $3.3 million, after giving effect to our interest rate swaps and the 1% LIBOR floor described above.

        We are also exposed to interest rate risk related to our interest rate swap agreements which we use to hedge a portion of our variable-rate debt. As of September 30, 2015, we had one variable-to-fixed interest rate swap with a notional amount of $1.0 billion which effectively hedged a portion of the interest rate risk on borrowings under our credit agreements. Our interest rate swap, which is designed as a cash flow hedge, is matched with specific debt obligations and qualifies for hedge accounting. In July 2015, one of our interest rate swaps with a notional amount of $700 million matured, and the notional amount of the remaining interest rate swap that matures in 2017 increased by the same amount. We do not use derivative financial instruments for trading or speculative purposes. Interest differentials resulting from designated interest rate swap agreements are recorded on an accrual basis as an adjustment to interest expense. Interest rate movements also affect the fair value of our interest rate swap, which is reflected within non-current liabilities in our combined balance sheets.

        The fair values of interest rate swaps are determined using widely accepted valuation techniques including discounted cash flow analysis on the expected cash flows of each instrument. This analysis reflects the contractual terms of the agreements, including the period to maturity, and uses observable market-based inputs, including forward interest rate curves. We incorporate credit valuation adjustments to appropriately reflect both our own nonperformance risk and the respective counterparty's nonperformance risk in the fair value measurements. Fair value is subject to significant estimation and a high degree of variability between periods; however, to the extent that the interest rate swaps are effective in hedging the designated risk, the changes in the fair value of these interest rate swaps are deferred in other comprehensive income on our combined balance sheets. Certain future events, including prepayment, refinancing or acceleration of the hedged debt, could cause all or a portion of these hedges to become ineffective. The changes in the fair value of ineffective portions of our interest rate swaps are recognized in our combined statements of operations in the period of change. In addition, we are exposed to credit risk should our counterparties fail to perform under the terms of the interest rate swap agreements; however, we seek to minimize our exposure to this risk by entering into interest rate swap agreements with highly rated counterparties, and we do not believe we were exposed to significant credit risk as of September 30, 2015.

        The following table provides information about future principal maturities, excluding original issue discounts, of our long-term debt and the related weighted-average contractual interest rates in effect at September 30, 2015 (dollars in millions):

	Expected maturity date
								Fair Value
	2015	2016	2017	2018	2019	Thereafter	Total
Long-term debt:
Fixed rate	$1.0	$3.7	$3.3	$3.1	$2.9	$525.1	$539.1	$566.6
Weighted-average interest rate	5.20%	4.93%	4.57%	4.25%	4.00%	7.32%
Variable rate(a)	$50.2	$180.1	$99.2	$53.7	$18.5	$1,304.5	$1,706.2	$1,679.8
Weighted-average interest rate	4.37%	3.91%	4.13%	4.30%	4.40%	4.26%

(a)
Based on variable interest rates and margins in effect at September 30, 2015.

        The following table provides information about notional amounts and weighted-average interest rates by contractual maturity dates for our interest rate swap agreements, as well as the fair value of the liabilities, at September 30, 2015 (dollars in millions):

	Expected maturity date
								Fair value
	2015(a)	2016	2017	2018	2019	Thereafter	Total
Interest rate swaps:
Notional amount	$33.1	$47.1	$872.8	$—	$—	$—	$953.0	$10.3
Weighted-average fixed interest rate payable(a)	1.77%	1.77%	1.77%	—%	—%	—%	1.77%
Weighted-average variable interest rate receivable(b)	1.00%	1.00%	1.00%	—%	—%	—%	1.00%

(a)
Based on actual fixed interest rates payable.

(b)
At September 30, 2015, the receive rate on our interest rate swaps is equal to 1.00% which is the LIBOR floor stipulated in the agreements.

        Additional information about our long-term debt and interest rate swap agreements is included in Notes 11 and 12 to the Annual Combined Financial Statements and Notes 4 and 5 to the Interim Combined Financial Statements.

DESCRIPTION OF OUR BUSINESS

Our Company

        We are a leading gaming, development and management company operating 21 strategically-located casino and entertainment properties. We have developed over $5 billion of regional gaming and entertainment destinations in multiple jurisdictions. In addition, we are an established leader in Native American gaming, managing facilities in northern California and western Michigan. We began operations in 1976 with a 5,000 square foot casino featuring 100 slot machines and have grown through development and acquisitions to become a premier provider of gaming and entertainment for residents of the Las Vegas regional market and visitors. Our Las Vegas portfolio includes nine major gaming and entertainment facilities and ten smaller casinos (three of which are 50% owned), offering approximately 19,500 slot machines, 300 table games and 4,000 hotel rooms. Our Las Vegas properties are broadly distributed throughout the market and easily accessible, with over 90% of the Las Vegas population located within five miles of one of our gaming facilities. We offer convenience and a wide variety of gaming and non-gaming entertainment options to attract guests to our properties. We also provide friendly service and exceptional value in a comfortable environment. Most of our major properties are master-planned for expansion, enabling us to incrementally expand our facilities as demand dictates. We also control six highly desirable gaming-entitled development sites consisting of approximately 310 acres in Las Vegas and Reno, Nevada.

        We believe that the Las Vegas regional market is one of the most attractive gaming markets in the United States due to favorable economic and market fundamentals, a number of which drive demand for our products. The following metrics, for the most recent period available, indicate that an economic recovery is underway in the Las Vegas regional market:

  •
  Population growth was approximately two-and-a-half times the national average in 2014;

  •
  Las Vegas was among the leaders in the nation in year-over-year employment growth at 2.6%, compared to the national average of 1.9% based on preliminary data for November 2015 from the BLS;

  •
  Home value appreciation of 7.9%, compared to the national average of 5.6% during the twelve months ended September 30, 2015;

  •
  Las Vegas welcomed a record 42.2 million visitors for the twelve months ended November 30, 2015; and

  •
  Over $12 billion in new investments are either in the planning stages or actively under development in Las Vegas, based on public announcements.

        In addition to these favorable demand drivers, the Las Vegas regional market provides a stable and highly attractive tax structure, as well as legal limitations that restrict the development of additional off-Strip gaming properties. In particular:

  •
  Nevada offers the lowest gaming tax rate in the United States at 6.75%, and has only raised gaming taxes once in the last 28 years;

  •
  Nevada SB 208, enacted in 1997, significantly limits the construction of casinos in the Las Vegas valley; and

  •
  No new major gaming facilities have opened in the Las Vegas regional market that cater predominantly to Las Vegas residents since 2009 and no new development of such facilities has been announced.

        We are intensely focused on providing the best possible guest experience and creating guest loyalty. Our "Boarding Pass" loyalty program, which allows members to earn and redeem rewards at any of our properties, has achieved high levels of guest use with a significant majority of our gaming revenue generated by Boarding Pass members. In addition, we estimate that nearly half of the adult population of the Las Vegas metropolitan area are members of our Boarding Pass program and have visited one or more of our properties during the twelve months ended September 30, 2015. The Boarding Pass also has significant brand recognition and guest value, as evidenced by being selected "Best Players Club" for each of the last 15 years by the Las Vegas Review Journal.

        We became a publicly traded company in 1993 and, following a significant period of development and expansion between 1993 and 2007, were taken private in 2007 in a management-led buyout. Impacted by the financial crisis, we completed a restructuring in June 2011. Since that time, we have:

  •
  Further strengthened our capital structure by:

  •
  Reducing total debt by $410 million to $2.1 billion as of September 30, 2015 (excluding a $114 million non-recourse land loan) from approximately $2.45 billion; and

  •
  Significantly reducing the ratio of total debt to Adjusted EBITDA.

  •
  Invested $350 million in capital improvements to maintain and enhance our properties, including:

  •
  Adding and renovating numerous non-gaming amenities across our portfolio;

  •
  Continuing to refresh our gaming floors with the latest products and technology;

  •
  Creating innovative technology products such as mobile sports betting applications and interactive marketing kiosks; and

  •
  Investing in information technology to improve our systems and protect our proprietary data.

  •
  Improved our profitability:

  •
  For the year ended December 31, 2014 compared to the year ended December 31, 2013, Adjusted EBITDA increased 10.2% and Adjusted EBITDA margin improved by 207 basis points to 30.9% while net income from continuing operations increased by 265.8% following a net loss in 2013 primarily as a result of debt refinancing charges.

  •
  For the nine months ended September 30, 2015 compared to the same period in 2014, Adjusted EBITDA increased 12.8% and Adjusted EBITDA margin improved 230 basis points to 32.4% while net income from continuing operations increased by 1.6%.

        See "Summary Historical and Unaudited Pro Forma Condensed Combined Financial and Other Data" for definition of Adjusted EBITDA and a reconciliation of this non-GAAP metric to the most directly comparable GAAP metric.

        We believe that our high-quality assets, market-wide distribution and award-winning Boarding Pass loyalty program will allow us to achieve significant benefits from the economic growth in Las Vegas. Further, our refined cost structure will help maximize the flow-through of net revenue to Adjusted EBITDA, as additional economic growth drives incremental revenue at our properties. These factors position us well for future growth, including expanding our existing properties, developing our strategic real estate portfolio, pursuing new management contracts, and opportunistically acquiring existing properties and pursuing new developments in other markets.

Our Competitive Strengths

        We believe the following competitive strengths position us well for future growth and financial performance.

Portfolio of highly attractive assets broadly distributed throughout Las Vegas

        We own and operate 19 strategically-located casino and entertainment properties in the Las Vegas regional market, and over 90% of the Las Vegas population is located within five miles of one of our casinos. All of our properties enjoy convenient access and visibility from an interstate highway or major thoroughfare. As of September 30, 2015, our 19 Las Vegas properties offered the following gaming and non-gaming amenities:

  •
  19,410 slot and video poker machines featuring the latest technology and most popular themes in a variety of denominations;

  •
  310 table games, including blackjack, baccarat, craps, roulette and poker and high-limit gaming salons;

  •
  4,041 hotel rooms ranging from standard rooms to one-of-a-kind luxury suites of more than 7,500 square feet;

  •
  114 food and beverage venues, including 56 restaurants ranging from fine dining to casual dining and 58 quick-serve outlets;

  •
  52 bars and lounges ranging from casual country to ultra-modern chic, featuring signature cocktails, live music and dancing;

  •
  270,000 square feet of flexible convention and meeting space ranging from boardrooms to ballrooms;

  •
  24 live entertainment venues ranging from intimate lounges to the 5,000-seat outdoor Sunset Amphitheater, and hosting a wide variety of acts from rock and country headliners to cover bands and comedians;

  •
  96 movie screens in seven theaters with IMAX 3D, private viewing boxes and the latest sound and seating technology; and

  •
  264 bowling lanes in four state-of-the-art facilities, featuring cosmic bowling, VIP lanes, private party suites and cocktail lounges.

        We take great pride in the appearance of our properties and have historically invested significant capital to maintain, refresh and enhance our properties in a manner that is consistent with our high standards and to position our properties as best-in-class.

        The Las Vegas economy has begun to recover from the economic downturn and recent trends indicate the recovery is ongoing. In 2014, Las Vegas experienced population growth approximately two-and-a-half times the national average. Based on preliminary data for November 2015 from the BLS, Las Vegas experienced year-over-year employment growth of 2.6%, compared to the national average of 1.9%. Las Vegas continues to experience steady growth in its population of retirees with the percentage of the population aged 65 and over increasing to 13.3% in 2014, from 10.6% in 2005. Home values in Las Vegas also appreciated 7.9% during the twelve months ended September 30, 2015, compared to the national average of 5.6%. In addition, over $12 billion in new projects and infrastructure investments have been publicly announced and are either in the planning stages or are under development. Meanwhile, Las Vegas also welcomed a record 42.2 million visitors in the twelve months ended November 30, 2015. We do not currently operate internationally and, therefore, have not been impacted by recent negative gaming trends experienced in international markets. This, along with our minimal exposure to negative currency fluctuations, reduces the risk and volatility of our business.

        We believe the Las Vegas regional market is one of the most attractive gaming markets in the United States due to its strong economic and demographic fundamentals, a stable and supportive regulatory environment, the lowest gaming tax rate in the nation and significant current and announced investment.

Large and Loyal Customer Base

        We have a large and established guest database. Our Boarding Pass loyalty rewards program has achieved high levels of guest use, with a significant majority of our gaming revenue being generated by Boarding Pass members. In addition, nearly half of the adult population of the Las Vegas metropolitan area are members of our Boarding Pass program and have visited one or more of our properties during the twelve months ended September 30, 2015. The Boarding Pass also has significant brand recognition and guest value, as evidenced by being selected "Best Players Club" for each of the last 15 years by the Las Vegas Review Journal. The Boarding Pass encourages guest loyalty and allows us to provide tailored promotions, messaging and guest experience. The program links all of our properties, allowing players to earn and redeem points at any of our properties, providing unparalleled diversity of experience, which we believe provides us with a competitive advantage. We believe that our targeted marketing strategies creates guest loyalty, as a significant majority of our Boarding Pass members who were in our database as of December 31, 2014 continued to visit our properties in the first nine months of 2015. We believe these marketing strategies will enable us to continue to grow our database and promote repeat visitation by Boarding Pass members.

Well positioned for growth

        We believe that our uniquely positioned platform will continue to benefit from the ongoing recovery of the Las Vegas economy through increased visitation and guest spend, as population, employment and average weekly earnings growth are all critical drivers of both gaming and non-gaming revenues. Based on preliminary data from the BLS, employment and average weekly earnings in the Las Vegas area were 2.6% and 5.5% higher, respectively, in November 2015 compared to November 2014. As employment levels and average weekly earnings continue to improve, we expect continued growth in gaming revenues, which at $2.2 billion for the twelve months ended November 30, 2015 remained approximately 17% below peak levels experienced in the Las Vegas regional market in 2007. We believe our existing cost structure, featuring the industry's lowest gaming tax rate, contributes to lower variable costs and creates a scalable platform to support higher margin growth. We also believe that our capital structure provides us with the flexibility to pursue additional growth opportunities.

        While a number of important regional metrics that drive demand for our products such as population, employment (measured by number of jobs) and taxable sales are approaching pre-recession peak levels, other metrics such as home prices and gaming revenue in the Las Vegas regional market, remain well below peak levels experienced prior to the recession, as shown in the table below:

(1)
Presented in thousands.

(2)
Presented in millions.

(3)
Presented for the twelve months preceding such date.

(4)
Source: United States Bureau of Labor Statistics, Las Vegas MSA; Employment, Hours, and Earnings

(5)
Source: United States Bureau of Labor Statistics; Las Vegas MSA

(6)
Source: United States Bureau of Labor Statistics; Las Vegas MSA; Industry: Private; Data Type: Average Weekly Earnings of All Employees

(7)
Source: Nevada Department of Taxation; Clark County

(8)
Source: Greater Las Vegas Association of Realtors

(9)
Source: Las Vegas Convention and Visitors Authority; Las Vegas Area

(10)
Source: Nevada Gaming Control Board; Las Vegas Gaming Market & Las Vegas Regional Gaming Market

Innovative management team and owner-operator alignment with shareholders

        We believe that one of our competitive strengths has been the ability of our highly-experienced management team, led by the Fertitta family, to identify, develop and execute innovative and value-creating opportunities. Examples include identifying the Las Vegas regional market niche in 1976, developing the regional entertainment destination concept through multiple major casino openings in the 1990's and 2000's, introducing the highly successful Boarding Pass loyalty reward program in 1999, and capitalizing on the opportunity created by Nevada's passage of SB 208 through a series of strategic acquisitions and new developments. Outside of Las Vegas, we leveraged our business model by entering into development and management agreements with several Native American tribes and developed and operated some of the most successful Native American casinos in the country.

        We have developed over $5 billion of gaming facilities, with each new property being tailored to its market and benefiting from the experience gained from our prior projects. We have also developed proprietary data analytics which allow us to monitor revenues and operational expenses on a daily basis, benchmark results across properties, and provide real-time information for management decision-making. The application of our analytics and in-house technologies have resulted in Adjusted EBITDA margins that compare favorably to our public peers since 2011.

        The Fertitta family has maintained significant ownership in the Company since it was founded in 1976, and is expected to remain our largest shareholder, holding approximately         % of the outstanding Class A common stock of the Company (on an as-converted basis and assuming an initial public offering price of $        per share, the midpoint of the estimated public offering price range set forth on the cover page of this prospectus) after this Offering and the application of a portion of the proceeds to purchase LLC Units from certain of our existing owners. We believe the owner-operator dynamic of the Fertitta family's continued leadership, together with its significant ownership, results in a high degree of alignment with our shareholders.

Our Business Strategy

Continue to provide a high quality, value-oriented gaming and entertainment experience

        We are committed to providing a high-value entertainment experience for our guests, as our significant level of repeat visitors demand exceptional service, variety and quality in their overall experience. We offer a broad array of gaming options, including the most popular slot and video poker products, and the latest technological innovations in slots, table games and sports wagering. We believe that providing a wide variety of entertainment options is also a significant factor in attracting guests. In particular, we feature multiple dining options at all of our major properties, which is a primary motivation for casino visits. We are dedicated to ensuring a high level of guest satisfaction and loyalty by providing attentive guest service in a convenient, friendly and casual atmosphere. As part of our commitment to provide a high value entertainment experience, we regularly refresh and enhance our gaming and non-gaming amenities to stimulate visitation.

Generate revenue growth through targeted marketing and promotional programs

        Our significant advertising programs generate consistent brand awareness and promotional visibility. Our ability to advertise under a single brand across our portfolio also allows us to achieve material economies of scale. While we primarily advertise through traditional media such as television, radio and newspaper, we continue to increase our focus on reaching and engaging guests through social, digital and mobile solutions.

        We employ an innovative marketing strategy that utilizes our frequent high-profile promotional programs to attract and retain guests, while also establishing and maintaining a high level of brand recognition. Our proprietary customer relationship management systems are highly attuned to how guests interact with our properties and products. This information allows us to focus on targeting guests based on their preferences. We believe that our focused marketing allows us to create greater guest loyalty. We continually refine our database marketing programs to drive visitation and increase profitability. We recently introduced custom kiosk games to enhance the promotional engagement and experience of our Boarding Pass members. We plan to continue developing these custom interactive games to retain and build our guest database. We have also developed progressive mobile solutions to engage our current guests and attract new guests.

Maximize business profitability

        During our nearly 40-year history, we have developed a culture that focuses on operational excellence and cost management. We believe that this focus has contributed to Adjusted EBITDA margins that compare favorably to our public peers over the past several years. Our internally developed proprietary systems and analytical tools provide us with the ability to closely monitor revenues and operational expenses and provide real-time information for management solutions. Detailed benchmarking across our 21 properties also allows us to create and take advantage of best practices in all functional areas of our business. We believe our existing cost structure, which has low variable costs, can support significant incremental revenue growth while maximizing the flow-through of revenue to Adjusted EBITDA.

Utilize strong capital structure to drive growth and shareholder returns

        We maintain a flexible, low-leverage capital structure relative to our public peers that we believe will allow us to pursue a balance of new growth opportunities and a disciplined return of capital to our shareholders. We believe our scalable platform and extensive development and management expertise provide us the ability to build master-planned expansions, pursue acquisitions and/or seek new development opportunities in an effort to maximize shareholder returns.

Our Growth Strategy

Drive same store growth

        As the Las Vegas economy recovers, we expect population, employment levels, average weekly earnings and consumer confidence to continue to rise. We believe we are uniquely positioned to benefit from this growth through increased guest spend and visitation. Prior to the recession in 2008, the Las Vegas regional gaming market experienced a compounded annual growth rate of 8.8% from 1997 to 2007, with gaming revenues peaking at $2.6 billion. Between 2008 and 2010, the market declined 14% to $2.0 billion and, as of November 30, 2015, remains approximately 17% below its peak. Similarly, Las Vegas hotel revenue per available room for the twelve months ended November 30, 2015 remains approximately 12% below its peak in 2007. We believe our existing Las Vegas portfolio should benefit from improving economic conditions resulting in ongoing same-store growth.

        In addition to our existing capacity, most of our major properties and managed casinos have been master-planned for future growth. As such, we have the ability to meet demand and increase revenue by developing additional facilities at those properties, which may include additional gaming, hotel rooms, meeting and conference space, restaurants or entertainment venues.

        The Native American gaming facilities we manage are also positioned for same-store growth. Since opening in November 2013, Graton Resort & Casino ("Graton Resort"), the largest gaming and entertainment facility in the San Francisco Bay area, has shown steadily improving business levels. Graton Resort also recently broke ground on a $175 million expansion, which includes a 200-room hotel, convention space and other resort amenities and is expected to be complete in the fall of 2016. Gun Lake Casino recently announced plans to expand its gaming, entertainment and dining offerings which are expected to open in the summer of 2017. In addition, Graton Resort and Gun Lake Casino are both positioned to benefit from the continued improvement of the overall economy, which should yield increased management fees without our need to invest additional capital.

Pursue growth opportunities

        We control six highly desirable gaming-entitled development sites consisting of approximately 310 acres in Las Vegas and Reno, Nevada. As such, we believe we are well positioned to capitalize on future demand for additional gaming and entertainment facilities driven by growth in these markets.

        We also control and continue to pursue the development of the North Fork Rancheria's casino project. The tribe's potential casino site is located adjacent to the Golden State Highway approximately 15 miles north of Fresno, California. With over 1.1 million people in the Fresno-Madera metropolitan area and over 22 million vehicles per year driving past the site, we believe the tribe has one of the most favorable gaming locations in the California central valley. We also believe that we may be able to leverage our existing relationships in Native American gaming and our track record of successful development and management of Native American casinos to secure additional development opportunities.

        In addition, our development and operational expertise will allow us to evaluate and potentially pursue domestic and/or international development and acquisition opportunities in both existing and emerging markets.

Industry and Market Opportunity

        Gaming continues to be a significant and growing sector of the global economy. Based on 2014 gaming revenues, the size of the global casino gaming industry is estimated to be approximately $176.9 billion. Casino gaming is generally defined as facilities that offer slot machines (or video lottery terminals) and table games. In 2014, commercial casinos located in the United States generated approximately $38 billion and Native American casinos generated more than $28 billion in gaming revenue. Casino gaming revenue generated by commercial and Native American casinos has rebounded from post-recession lows in 2009, growing $5.6 billion through 2014 due in large part to improving economic conditions throughout the United States and to new gaming supply in states such as Ohio and California.

United States Commercial and Native American Gaming Revenue

Dollars in billions

Source: UNLV Center for Gaming Research, July 2015; National Indian Gaming Commission

        Gaming markets can generally be categorized as either destination markets, such as the Las Vegas Strip, frequented by out-of-town visitors who travel long distances for multi-night stays, or regional markets where guests are predominantly from within 150 miles with much more frequent visitation. Regional gaming markets can be highly impacted by macroeconomic factors including population growth, unemployment, average weekly earnings growth, gas prices, consumer confidence, consumer discretionary spending, tax rates and home values. Regional gaming markets are also impacted by new supply being introduced when the state or an adjacent state legalizes or expands gaming. In addition, regional gaming markets may be impacted by regulatory changes such as a tax increase or a smoking ban, which can negatively impact gaming revenues at existing facilities.

The Las Vegas Gaming Market

        Las Vegas is the largest and most prominent gaming market in the United States with approximately 100,000 slot machines, 4,500 table games and $9 billion in gaming revenue as of and for the twelve months ended November 30, 2015 based on data from the Nevada Gaming Control Board covering Clark County, but excluding Laughlin and Mesquite. Las Vegas currently offers nearly 150,000 hotel rooms and enjoyed an occupancy rate of 86.4% in November 2015. Over the past two decades, Las Vegas resorts have focused on attracting more than just gaming patrons as operators have invested heavily in non-gaming attractions and amenities. As a result, Las Vegas has become one of the nation's most popular convention and meeting destinations and draws leisure travelers attracted to its restaurants, shopping, and entertainment, as well as its gaming amenities. Since the end of the economic recession in 2009, Las Vegas has seen a rebound in visitation, welcoming a record 42.2 million visitors for the twelve months ended November 30, 2015, up 16.1% from 2009.

Las Vegas Visitor Volume

In millions

Source: Las Vegas Convention and Visitors Authority

The Las Vegas Regional Market

        Although world-renowned for its destination resorts along the Las Vegas Strip, southern Nevada also hosts one of the largest and most vibrant regional gaming markets in the United States. The Las Vegas regional market, comprised primarily of the residents who live and/or work in the Las Vegas area, generated revenue of $2.2 billion for the twelve months ending November 30, 2015, which was approximately 5.6% higher than the trough that occurred during the twelve months ended December 31, 2010, based on data from the Nevada Gaming Control Board covering Clark County, but excluding the Las Vegas Strip, Laughlin, Mesquite and Downtown.

Strong Population, Employment and Average Weekly Earnings Growth

        The Las Vegas economy, although severely impacted by the recession and housing crisis that spanned from 2008 to 2011, began to stabilize in 2012 and, based on population and employment growth, is once again one of the fastest growing economies in the United States. In 2014, population growth in Las Vegas was approximately two-and-a-half times the national average. Based on preliminary data for November 2015, from the BLS, Las Vegas experienced a 2.6% year-over-year increase in employment compared to the national average of 1.9%. Another important factor impacting the financial health of Las Vegas residents is average weekly earnings growth which was 5.5% higher in November 2015 compared to November 2014 based on preliminary data from the BLS. In addition, a large portion of our guests are retirees, and Las Vegas continues to experience steady growth in retirees with the percentage of the population aged 65 and over increasing to 13.3% in 2014, from 10.6% in 2005. We believe workers and retirees will continue to be attracted to Las Vegas due to its economic momentum, availability of diverse jobs, lack of state income and estate taxes, relatively affordable housing, mild climate and multitude of entertainment and recreation options. The following metrics demonstrate favorable trends in the Las Vegas economy:

(1)
Presented in thousands.

(2)
Presented in millions.

(3)
Presented for the twelve months preceding such date.

(4)
Source: Nevada State Demographer; Clark County (fiscal years)

(5)
Source: United States Bureau of Labor Statistics, Las Vegas MSA; Employment, Hours, and Earnings

(6)
Source: United States Bureau of Labor Statistics; Las Vegas MSA

(7)
Source: United States Bureau of Labor Statistics; Las Vegas MSA; Industry: Private; Data Type: Average Weekly Earnings of All Employees

(8)
Source: Nevada Department of Taxation; Clark County

(9)
Source: Greater Las Vegas Association of Realtors

(10)
Source: Las Vegas Convention and Visitors Authority; Las Vegas Area

(11)
Source: Nevada Gaming Control Board; Las Vegas Gaming Market & Las Vegas Regional Gaming Market

Increased Spending and Improving Home Values

        Businesses and consumers in Las Vegas continue to increase their spending as evidenced by 28 consecutive months of year-over-year increases in taxable retail sales from July 2013 to October 2015. Home values have also improved significantly over the past several years with the median price of an existing single family home in Las Vegas up approximately 84% as of August 2015 compared to January 2012.

Significant Capital Investment and Development

        This recent momentum has spurred another wave of investment in a number of sectors within the Las Vegas economy. Based on public announcements, over $12 billion in new project and infrastructure investments are either in the planning stages or under active development in the Las Vegas valley. These projects include the Las Vegas Arena (MGM & AEG joint venture), Strip destination resorts Alon Las Vegas and Resorts World Las Vegas; major infrastructure expansion, including Project Neon, which is a multi-phase highway improvement project that will expand Interstate 15; the Las Vegas Convention and Visitors Authority's convention center district expansion; Union Village, a massive new healthcare complex; a number of major manufacturing facilities including the Faraday Future automotive production plant; and other public and private sector investments. A number of these projects will not only create construction jobs for area residents, but will also provide a significant number of full-time employment opportunities upon opening. In addition to the direct impact of these investments, new projects typically have the indirect effect of creating additional employment as a result of local spending.

Limited New Casino Development

        Even as the Las Vegas economy continues to rebound, new casino gaming development in the Las Vegas regional market remains limited. Since 2009, there have been no new casino openings that cater predominantly to Las Vegas residents and no new development of such facilities has been announced. We also believe that the development of new casino facilities will continue to be limited due to SB 208, which limited casino gaming in the Las Vegas valley to specified gaming districts and established more restrictive criteria for the creation of new gaming districts.

Stable Regulatory Environment and Lowest Gaming Tax Rate in the United States

        The Las Vegas regional market also benefits from local and state laws and regulations which are accommodative to business in general and, more specifically, the gaming industry, including a stable and highly favorable tax structure. Of states offering commercial gaming, Nevada has the lowest gaming tax rate at 6.75%. Further, the Nevada gaming tax rate has remained unchanged since 2003, when it was changed for the first time since 1987 and only increased by 50 basis points. By contrast, the highest gaming tax rate in the United States is 69% in New York and the average gaming tax rate in the United States is 33%.

Our Properties

        Set forth below is certain information as of September 30, 2015 concerning our properties.

	Hotel Rooms	Slots(1)	Gaming Tables(2)	Acreage
Owned Properties
Red Rock	796	2,858	68	64
Green Valley Ranch	495	2,304	44	40
Palace Station	1,011	1,660	40	30
Boulder Station	299	2,597	33	54
Texas Station	199	1,702	18	47
Sunset Station	457	2,115	35	80
Santa Fe Station	200	2,383	39	39
Fiesta Rancho	100	1,174	13	25
Fiesta Henderson	224	1,448	16	46
Wild Wild West	260	165	4	20
Wildfire Rancho	—	162	—	5
Wildfire Boulder	—	167	—	2
Wildfire Sunset	—	137	—	1
Wildfire Lake Mead	—	57	—	3
Wildfire Valley View	—	35	—	—
Wildfire Anthem	—	15	—	—
50% Owned Properties
Barley's	—	198	—	—
The Greens	—	38	—	—
Wildfire Lanes	—	195	—	—

Las Vegas Property Total	4,041	19,410	310	456
Managed Properties
Gun Lake Casino	—	1,631	33	147
Graton Resort & Casino	—	2,926	131	254

All Properties Total	4,041	23,967	474	857

(1)
Includes slot and video poker machines.

(2)
Generally includes blackjack ("21"), craps, roulette, pai gow, baccarat, let it ride and three-card poker.

Red Rock

        Red Rock opened in 2006 and is strategically located at the intersection of Interstate 215 and Charleston Boulevard in the Summerlin master-planned community in Las Vegas, Nevada. The AAA Four Diamond resort features an elegant desert oasis theme with a contemporary design featuring luxury amenities. In addition to its standard guest rooms, the hotel offers six styles of suites, including one-of-a-kind custom villas and penthouse suites. Additional non-gaming amenities include ten full-service restaurants, a 16-screen movie theater complex, approximately 94,000 square feet of meeting and convention space, a full-service spa, a 72-lane bowling center, a Kid's Quest child care facility and a gift shop. In 2014, we completed several major capital projects at Red Rock, including the mall connector and Restaurant Row. The mall connector is a new parking area and walkway which offers our guests convenient parking and access to and from Downtown Summerlin, a new 1.6 million square foot outdoor shopping, dining and entertainment center located adjacent to Red Rock. Restaurant Row links, via a pedestrian walkway, five of our premier restaurants including Hearthstone

Kitchen & Cellar, Libre Mexican Restaurant, which opened in February 2016, Yard House, Lucille's Smokehouse Bar-B-Que and Salute, a new Italian restaurant that opened in 2015. Other full-service restaurants at Red Rock include T-bones Chophouse, 8 Noodle Bar, the Grand Café, Feast Buffet (which features live-action themed buffets offering options that include Mexican, Italian, barbecue, American and Chinese cuisines) and the Sandbar pool cafe. Red Rock also features numerous bars and lounges including Rocks Lounge, Onyx Bar, Sandbar and Lucky Bar. Red Rock also offers a variety of quick-serve restaurants.

Green Valley Ranch

        Green Valley Ranch opened in 2001 and is strategically located at the intersection of Interstate 215 and Green Valley Parkway in Henderson, Nevada. Green Valley Ranch is approximately five minutes from McCarran International Airport and seven minutes from the Las Vegas Strip. Green Valley Ranch was designed to complement the Green Valley master-planned community. The AAA Four Diamond resort features a Mediterranean style villa theme with non-gaming amenities including four full-service restaurants, a 4,200-square-foot non-gaming arcade, a state-of-the-art spa with outdoor pools, a 10-screen movie theater complex, a Kid's Quest child care facility, two gift shops, approximately 65,000 square feet of meeting and convention space and an entertainment lounge. Green Valley Ranch also offers an 8-acre outdoor complex featuring private poolside cabanas and a contemporary poolside bar and grill. Green Valley Ranch's full-service restaurants include Hank's Fine Steaks and Martinis, Tides Seafood & Sushi Bar, Pizza Rock by Tony Gemignani, the Grand Café, the Turf Club Grill and the Feast Buffet. Green Valley Ranch also offers a variety of quick-serve restaurants. Guests may also enjoy the Drop Bar, a centerpiece of the casino, the Lobby Bar, which is open to the lobby entrance and the pool area, and the Sip Bar.

Palace Station

        Palace Station opened in 1976 and is strategically located at the intersection of Sahara Avenue and Interstate 15, one of Las Vegas' most heavily traveled areas. Palace Station is a short distance from McCarran International Airport and from major attractions on the Las Vegas Strip and downtown Las Vegas. Palace Station features a turn-of-the-20th-century railroad station theme with non-gaming amenities including seven full-service restaurants, two additional bars, two swimming pools, an approximately 20,000-square-foot banquet and convention center and a gift shop. Palace Station's full-service restaurants offer a variety of enjoyable meals at reasonable prices, and include the Charcoal Room Steakhouse, the Grand Café, the Feast Buffet, The Oyster Bar, Food Express Chinese Restaurant, and Little Tony's Italian Trattoria, which opened in 2015. Palace Station also offers a variety of quick-serve restaurants.

Boulder Station

        Boulder Station opened in 1994 and is strategically located at the intersection of Boulder Highway and Interstate 515. Boulder Station is located approximately four miles east of the Las Vegas Strip and approximately four miles southeast of downtown Las Vegas. Boulder Station features a turn-of-the-20th-century railroad station theme with non-gaming amenities including five full-service restaurants, a 750-seat entertainment lounge, three additional bars, an 11-screen movie theater complex, a Kid's Quest child care facility, a swimming pool, a non-gaming video arcade and a gift shop. These restaurants, which offer a variety of enjoyable meals at reasonable prices, include the Grand Café, Feast Buffet, The Broiler Steakhouse, Pasta Cucina and Cabo Mexican Restaurant. Boulder Station also offers a variety of quick-serve restaurants.

Texas Station

        Texas Station opened in 1995 and is strategically located at the intersection of Lake Mead Boulevard and Rancho Drive in North Las Vegas. Texas Station features a friendly Texas atmosphere, highlighted by distinctive early Texas architecture with non-gaming amenities including four full-service restaurants, a Kid's Quest child care facility, a 300-seat entertainment lounge, a 2,000-seat event center, seven additional bars, an 18-screen movie theater complex, a swimming pool, a non-gaming video arcade, a gift shop, a 60-lane bowling center and approximately 42,000 square feet of meeting and banquet space. Texas Station's full-service restaurants offer a variety of enjoyable meals at reasonable prices, and include the Grand Café, Austins Steakhouse, Feast Buffet and Texas Star Oyster Bar. In addition, guests also enjoy the unique features of several bars and lounges including the Sports Bar, Martini Ranch, Whiskey Bar, Garage Bar, A-Bar, Splitz Bar and South Padre Lounge. Texas Station also offers a variety of quick-serve restaurants.

Sunset Station

        Sunset Station opened in 1997 and is strategically located at the intersection of Interstate 515 and Sunset Road. Situated in a highly concentrated commercial corridor along Interstate 515, Sunset Station has prominent visibility from the freeway and the Sunset commercial corridor. Sunset Station is located approximately 4.5 miles east of McCarran International Airport and approximately 5.5 miles southeast of Boulder Station. Sunset Station features a Spanish/Mediterranean style theme with non-gaming amenities including six full-service restaurants, approximately 13,000 square feet of meeting space, a 500-seat entertainment lounge, a 5,000-seat outdoor amphitheater, six additional bars, a gift shop, a non-gaming video arcade, a 13-screen movie theater complex, a 72-lane bowling center, a Kid's Quest child care facility and a swimming pool. Sunset Station's full-service restaurants, which include the Grand Café, Sonoma Cellar Steakhouse, Pasta Cucina, Cabo Mexican Restaurant, Feast Buffet, and Oyster Bar, offer a variety of enjoyable meals at reasonable prices. Guests also enjoy the Gaudi Bar, a centerpiece of the casino featuring over 8,000 square feet of stained glass. Sunset Station also offers a variety of quick-serve restaurants.

Santa Fe Station

        We purchased Santa Fe Station in 2000 and subsequently refurbished and expanded the facility. Santa Fe Station is strategically located at the intersection of Highway 95 and Rancho Drive, approximately five miles northwest of Texas Station. Santa Fe Station features non-gaming amenities including four full-service restaurants, a gift shop, a non-gaming video arcade, a swimming pool, a 500-seat entertainment lounge, four additional bars, a 60-lane bowling center, a 16-screen movie theater complex, a Kid's Quest child care facility and over 14,000 square feet of meeting and banquet facilities. Santa Fe Station's full-service restaurants include The Charcoal Room, Cabo Mexican Restaurant, the Grand Café and Feast Buffet. Guests also enjoy Revolver Saloon and Dance Hall and 4949 Lounge, a centerpiece of the casino. Santa Fe Station also offers a variety of quick-serve restaurants.

Fiesta Rancho

        We purchased Fiesta Rancho in 2001. Fiesta Rancho is strategically located at the intersection of Lake Mead Boulevard and Rancho Drive in North Las Vegas across from Texas Station. Fiesta Rancho features a Southwestern theme with non-gaming amenities including three full-service restaurants, a gift shop, a non-gaming video arcade, a swimming pool, a 600-seat entertainment lounge, a regulation-size ice skating rink and four additional bars. Fiesta Rancho's full-service restaurants include Garduno's Mexican Restaurant, the Festival Buffet and Denny's. Fiesta Rancho also offers a variety of quick-serve restaurants.

Fiesta Henderson

        We purchased Fiesta Henderson in 2001 and subsequently refurbished and expanded the facility. Fiesta Henderson is strategically located at the intersection of Interstate 215 and Interstate 515 in Henderson, Nevada, approximately three miles southeast of Sunset Station. Fiesta Henderson features four full-service restaurants, a 12-screen movie theater complex, a gift shop, a swimming pool, three bars and lounges and meeting space. Fiesta Henderson's full-service restaurants include Fuego Steakhouse, Amigo's Mexican Cantina, Café Fiesta and Festival Buffet. Fiesta Henderson also offers a variety of quick-serve restaurants.

Wild Wild West

        We entered into a long-term lease of the Wild Wild West in 1998. Wild Wild West is strategically located on Tropicana Avenue immediately adjacent to Interstate 15. Wild Wild West's non-gaming amenities include a full-service restaurant, a bar, a gift shop and a truck plaza. In 2009, the Wild Wild West hotel was rebranded as Days Inn—Las Vegas under a franchise agreement with Days Inn Worldwide.

Wildfire Rancho

        We purchased Wildfire Rancho in 2003. Wildfire Rancho is located on Rancho Drive across from Texas Station. Wildfire Rancho's non-gaming amenities include a lounge, outdoor patio and a full-service restaurant.

Wildfire Boulder and Wildfire Sunset

        We purchased Wildfire Boulder and Wildfire Sunset in 2004. Both properties are located in Henderson, Nevada, and offer non-gaming amenities which include a full-service restaurant and a bar. Wildfire Boulder is located approximately seven miles southeast of Fiesta Henderson. Wildfire Sunset is located next to Sunset Station.

Wildfire Lake Mead

        We purchased Wildfire Lake Mead, located in Henderson, Nevada, in 2006. The property closed in 2012 for a complete renovation, and reopened in 2014. Wildfire Lake Mead features a sports lounge, a bar and quick service food offerings.

Wildfire Valley View and Wildfire Anthem

        We purchased Wildfire Valley View, located in Las Vegas, Nevada, in August 2013 and Wildfire Anthem, a tavern located in Henderson, Nevada, in July 2013. Non-gaming amenities offered by Wildfire Valley View and Wildfire Anthem include a bar and quick service food offerings.

Barley's, The Greens and Wildfire Lanes

        We own a 50% interest in three smaller properties in Henderson, Nevada including Barley's, a casino and brew pub, The Greens, a restaurant and lounge, and Wildfire Lanes, which features a full-service restaurant, a bar and an 18-lane bowling center.

Managed Properties

Gun Lake Casino

        We manage Gun Lake Casino ("Gun Lake") in Allegan County, Michigan, which opened in February 2011, on behalf of the Match-E-Be-Nash-She-Wish Band of Pottawatomi Indians of Michigan,

a federally recognized Native American tribe commonly referred to as the Gun Lake Tribe. Gun Lake is located on U.S. Highway 131 between Grand Rapids, Michigan and Kalamazoo, Michigan. We have a 50% ownership interest in the manager of Gun Lake, MPM Enterprises, LLC ("MPM"), which receives a management fee of approximately 30% of the net income of Gun Lake under a seven year management contract that commenced in February 2011. Under the terms of the MPM operating agreement, our portion of the management fee is 50% of the first $24 million of management fees earned, 83% of the next $24 million of management fees earned, and 93% of any management fees in excess of $48 million, each calculated on an annual basis.

Graton Resort & Casino

        We manage Graton Resort & Casino ("Graton Resort") in Sonoma County, California, which opened in November 2013, on behalf of the Federated Indians of Graton Rancheria (the "Graton Tribe"), a federally recognized Native American tribe. Graton Resort is located just west of U.S. Highway 101 near Rohnert Park, California, approximately 43 miles north of San Francisco. It is the largest gaming and entertainment facility in the Bay Area. Graton Resort offers various dining options including four full-service restaurants and eight fast-casual restaurants. On September 2, 2015, the Graton Tribe broke ground on a $175 million expansion of the Graton Resort that will include 200 hotel rooms, meeting and convention space, a spa, a resort-style pool, a lobby bar and additional casino space. The management agreement has a term of seven years from the opening date. For the first four years of the agreement, we will receive a management fee of 24% of Graton Resort's net income (as defined in the management agreement) and for the fifth through seventh years, we will receive a management fee of 27% of Graton Resort's net income.

Developable Land

        We control approximately 310 acres of developable land comprised of six strategically-located parcels in Las Vegas and Reno, Nevada, each of which is zoned for casino gaming and other commercial uses. The following is a description of such parcels:

  •
  Durango/I-215:  We own approximately 70 acres located at the intersection of Durango Road and I-215 in the southwestern area of the Las Vegas valley. The site has excellent visibility and access from I-215. As a result of gaming and land use restrictions, there are no other casino sites, other than those owned by the Company, within approximately 5.4 miles of this site.

  •
  Wild Wild West/Viva:  We control approximately 96 acres of land located at the intersection of Tropicana Boulevard and I-15, less than one-half mile from the Las Vegas strip. We lease and have an option to purchase the land under the Wild Wild West Gambling Hall & Hotel, which is approximately 20 acres, and own the remaining 76 acres that are adjacent to the leased portion of the parcel. This parcel has excellent visibility and access from I-15, on which approximately 225,000 cars per day pass by the site.

  •
  Flamingo/I-215:  We own approximately 58 acres located at the intersection of Flamingo Road and I-215 in the master-planned community of Summerlin. The site has excellent visibility and access from I-215.

  •
  Via Inspirada/Bicentennial Parkway:  We own approximately 45 acres located on Via Inspirada near Bicentennial Parkway, approximately 6 miles southwest of Green Valley Ranch. This property is the only casino gaming entitled property in the master-planned community of Inspirada.

  •
  Boulder Highway:  We own approximately 30 acres at the intersection of Boulder Highway and Oakey Boulevard approximately 1.5 miles southeast of downtown Las Vegas. This property has grandfathered gaming entitlements that predate room and other amenity requirements which creates greater flexibility in the development of a project on this site and for the potential sale of a portion of the parcel for non-gaming development.

  •
  South Virginia Street/I-580 (Reno):    We own approximately eight acres on South Virginia Street near I-580, directly across from the Reno-Sparks Convention Center. The Reno-Sparks and Washoe County Area attracted over 4.7 million visitors in 2015, according to the Reno-Sparks Convention and Visitors Authority.

    In addition, we own two additional development sites that are zoned for casino gaming and other commercial uses, certain of which are currently for sale. From time to time we may acquire additional parcels or sell portions of our existing sites that are not necessary to the development of additional gaming facilities.

Native American Development

North Fork Rancheria of Mono Indian Tribe

        We have entered into development and management agreements with the North Fork Rancheria of Mono Indians (the "Mono"), a federally recognized Native American tribe located near Fresno, California, under which we will assist the Mono in developing and operating a gaming and entertainment facility (the "North Fork Project") to be located on a 305-acre site (the "North Fork Site") located on Highway 99 north of the city of Madera in Madera County, California. The North Fork Site was taken into trust for the benefit of the Mono by the United States Department of the Interior ("DOI") on February 5, 2013.

        The management agreement has a term of seven years from the opening of the facility and provides for a management fee of 40% of the facility's net income. As currently contemplated, the North Fork Project is expected to include approximately 2,000 slot machines, approximately 40 table games and several restaurants. Development of the North Fork Project is subject to certain governmental and regulatory approvals, including, but not limited to, approval of the management agreement by the NIGC.

        In 2010, the Bureau of Indian Affairs ("BIA") published notice in the Federal Register that the environmental impact statement for the North Fork Project had been finalized. In 2011, the Assistant Secretary of the Interior for Indian Affairs issued his determination that gaming on the North Fork Site would be in the best interest of the Mono and would not be detrimental to the surrounding community. On August 31, 2012, the Governor of California concurred with the Assistant Secretary's determination that placing the North Fork Site in trust was in the best interest of the Mono and was not detrimental to the surrounding community. On the same day, the Governor signed a tribal-state Class III gaming compact (the "2012 Compact") between the State and the Mono. The California Assembly and Senate passed Assembly Bill 277 ("AB 277") ratifying the 2012 Compact on May 2, 2013 and June 27, 2013, respectively. The 2012 Compact is intended to regulate gaming at the North Fork Project on the North Fork Site, and provides for the Mono to operate up to 2,000 slot machines in return for sharing up to 15% of the net revenues from Class III gaming devices with the State of California, Madera County, the City of Madera, and other Native American tribes, which includes payments due to local authorities under any memorandum of understanding.

        On July 3, 2013, opponents of the North Fork Project filed a referendum challenging AB 277. On October 22, 2013, the BIA published notice in the Federal Register that the 2012 Compact was deemed effective. On November 20, 2013, the referendum challenging AB 277 was qualified for the November 2014 state-wide ballot as "Proposition 48." The opponents contend that the qualification of the referendum suspended AB 277 and that the compact was void unless Proposition 48 was approved by a majority of voters in the November 4, 2014 general election. On November 4, 2014, Proposition 48 failed. On March 17, 2015, the Mono filed suit against the State of California to obtain a compact with the State or procedures from the Assistant Secretary of the Interior for Indian Affairs under which Class III gaming may be conducted on the North Fork Site. The State filed its answer to the Mono's complaint in May 2015. On August 17, 2015, the Mono filed a motion for judgment on the pleadings and the State filed its opposition and cross motion for judgment on the pleadings on September 17, 2015. The Mono's reply brief was filed on October 8, 2015 and the State's reply brief was filed on October 29, 2015. On November 13, 2015 the district court issued its order granting judgment in favor of the Mono and ordering the parties to conclude a compact within 60 days (see North Fork Rancheria of Mono Indians v. State of California). The parties were unable to conclude a compact within such period and on January 13, 2016, the district court filed its Order to Show Cause as to why the court should not order the parties to submit to mediation. On January 26, 2016, the court filed its order confirming the selection of a mediator and requiring the parties to submit their last, best offers for a compact to the mediator within ten days. On February 8, 2016, the mediation was conducted and on

February 11, 2016, the mediator issued her decision selecting the Mono's compact as the compact that best comports with the law and the orders from the district court. The State has 60 days in which to consent to the selected compact or it will be submitted to the Secretary of the Interior for the adoption of procedures to allow the Mono to conduct class III gaming at the North Fork Site.

        No assurances can be provided as to whether the Mono will be successful in obtaining an effective tribal-state gaming compact. In addition, the development of the North Fork Project is subject to numerous ongoing legal challenges and receipt of required regulatory approvals and financing. There can be no assurance that the North Fork Project will be successfully completed nor that future events and circumstances will not change our estimates of the timing, scope, and potential for successful completion or that any such changes will not be material. There can be no assurance that we will recover all of our investment in the North Fork Project even if it is successfully completed and opened for business. See Note 8 to the Annual Combined Financial Statements for additional information about the North Fork Project.

Intellectual Property

        We use a variety of trade names, service marks, trademarks, patents and copyrights in our operations and believe that we have all the licenses necessary to conduct our continuing operations. We have registered several service marks, trademarks, patents and copyrights with the United States Patent and Trademark Office or otherwise acquired the licenses to use those which are material to conduct our business. We own patents and patent applications with expiration dates ranging from 2018 to 2028 relating to technologies that allow us to track the wagering activities and geographic location of our players. We also own patents relating to unique casino games. We file copyright applications to protect our creative artworks, which are often featured in property branding, as well as our distinctive website content.

Seasonality

        Our cash flows from operating activities are somewhat seasonal in nature. Our operating results are traditionally strongest in the fourth quarter and weakest during the third quarter.

Competition

        Our casino properties face competition from all other casinos and hotels in the Las Vegas area, including to some degree, from each other. We compete with other nonrestricted casino/hotels, as well as restricted gaming locations, by focusing on repeat customers and attracting these customers through innovative marketing programs. Our value-oriented, high-quality approach is designed to generate repeat business. Additionally, our casino properties are strategically located and designed to permit convenient access and ample parking, which are critical factors in attracting local visitors and repeat patrons.

        Currently, there are approximately 40 major gaming properties located on or near the Las Vegas Strip, 17 located in the downtown area and several located in other areas of Las Vegas. We also face competition from 146 nonrestricted gaming locations in the Clark County area primarily targeted to the local and repeat visitor markets. In addition, our casino properties face competition from restricted gaming locations (sites with 15 or fewer slot machines) in the greater Las Vegas area. As of December 31, 2015, there were approximately 1,400 restricted gaming locations in the Las Vegas area with approximately 13,800 slot machines. Major additions, expansions or enhancements of existing properties or the construction of new properties by competitors could have a material adverse effect on our business.

        The Nevada legislature enacted SB 208 in 1997. This legislation identified certain gaming enterprise districts wherein casino gaming development would be permitted throughout the Las Vegas valley and established more restrictive criteria for the establishment of new gaming enterprise districts. We believe the growth in gaming supply in the Las Vegas locals market has been, and will continue to be, limited by the provisions of SB 208.

        To a lesser extent, we compete with gaming operations in other parts of the state of Nevada, such as Reno, Laughlin and Lake Tahoe, and other gaming markets throughout the United States and in other parts of the world, and with state sponsored lotteries, on-and-off-track wagering on horse and other races, card rooms, online gaming and other forms of legalized gambling. The gaming industry also includes land-based casinos, dockside casinos, riverboat casinos, racetracks with slots and casinos located on Native American land. There is intense competition among companies in the gaming industry, some of which have significantly greater resources than we do. Several states are currently considering legalizing casino gaming in designated areas. Legalized casino gaming in such states and on Native American land could result in additional competition and could adversely affect our operations, particularly to the extent that such gaming is conducted in areas close to our operations. We also face competition from internet poker operators in Nevada. In addition, legislation approving internet gaming has been proposed by the federal government and other states. Expansion of internet gaming and legalized casino gaming in new or existing jurisdictions and on Native American land could result in additional competition for our Nevada operations and for the gaming facilities that we manage for Native American tribes.

        Native American gaming in California, as it currently exists, has had little, if any, impact on our Nevada operations to date, although there are no assurances as to the future impact it may have. In total, the State of California has signed and ratified Tribal-State Compacts with 72 Native American tribes. Currently there are 60 Native American gaming facilities in operation in the State of California. These Native American tribes are allowed to operate slot machines, lottery games, and banked and percentage games (including "21") on Native American lands. A banked game is one in which players compete against the licensed gaming establishment rather than against one another. A percentage game is one in which the house does not directly participate in the game, but collects a percentage of the amount of bets made, winnings collected, or the amount of money changing hands. It is not certain whether any expansion of Native American gaming in California will affect our Nevada operations given that visitors from California make up Nevada's largest visitor market. Increased competition from Native American gaming in California may result in a decline in our revenues and may have a material adverse effect on our business.

Regulation and Licensing

        In addition to gaming regulations, our business is subject to various federal, state and local laws and regulations of the United States and Nevada. These laws and regulations include, but are not limited to, restrictions concerning employment and immigration status, currency transactions, zoning and building codes, protection of human health and safety and the environment, marketing and advertising, privacy and telemarketing. Since we deal with significant amounts of cash in our operations we are subject to various reporting and anti-money laundering regulations. Any violations of anti-money laundering laws or any of the other laws or regulations to which we are subject could result in regulatory actions, fines, or other penalties. Any material changes, new laws or regulations or material differences in interpretations by courts or governmental authorities or material regulatory actions, fines, penalties or other actions could adversely affect our business and operating results.

  Nevada Gaming Regulations

        The ownership and operation of casino gaming facilities and the manufacture and distribution of gaming devices in Nevada are subject to the Nevada Act and various local ordinances and regulations. Our gaming operations in Nevada are subject to the licensing and regulatory control of the Nevada

Commission, the Nevada Board, the Las Vegas City Council, the CCLGLB, the North Las Vegas City Council, the Henderson City Council and certain other local regulatory agencies.

        The laws, regulations and supervisory procedures of the Nevada Gaming Authorities are based upon declarations of public policy which are concerned with, among other things: (i) the prevention of unsavory or unsuitable persons from having a direct or indirect involvement with gaming at any time or in any capacity; (ii) the establishment and maintenance of responsible accounting practices and procedures; (iii) the maintenance of effective controls over the financial practices of licensees, including the establishment of minimum procedures for internal controls and the safeguarding of assets and revenues, providing reliable record keeping and requiring the filing of periodic reports with the Nevada Gaming Authorities; (iv) the prevention of cheating and fraudulent practices; and (v) providing a source of state and local revenues through taxation and licensing fees. Changes in such laws, regulations and procedures could have an adverse effect on our gaming operations.

        Our indirect subsidiaries that conduct gaming operations in Nevada are required to be licensed by the Nevada Gaming Authorities. The gaming licenses require the periodic payment of fees and taxes and are not transferable. NP Red Rock LLC, NP Boulder LLC, NP Palace LLC, NP Sunset LLC, NP Tropicana LLC, NP Fiesta LLC, NP Gold Rush LLC, NP Lake Mead, LLC, NP Magic Star LLC, NP Rancho LLC, NP Santa Fe LLC, NP Texas LLC, Station GVR Acquisition, LLC, SC SP 2 LLC, NP LML LLC and NP River Central LLC hold licenses to conduct nonrestricted gaming operations. Our ownership in NP Tropicana LLC is held through NP Landco Holdco LLC, which has a registration as an intermediary company and a license as a member and manager of NP Tropicana LLC. Our ownership in SC SP 2 LLC is held through SC SP Holdco LLC which has a registration as an intermediary company and a license as a member and manager of SC SP 2 LLC. Town Center Amusements, Inc., a Limited Liability Company ("TCAI") is licensed to conduct nonrestricted gaming operations at Barley's. Greens Café, LLC ("GC") is licensed to conduct nonrestricted gaming operations at The Greens, and Sunset GV, LLC ("SGV") is licensed to conduct nonrestricted gaming operations at Wildfire Lanes. A license to conduct "nonrestricted" operations is a license to conduct an operation of (i) at least 16 slot machines, (ii) any number of slot machines together with any other game, gaming device, race book or sports pool at one establishment, (iii) a slot machine route, (iv) an inter-casino linked system, or (v) a mobile gaming system. SC SP 4 LLC holds a restricted gaming license.

        We are required to periodically submit detailed financial and operating reports to the Nevada Commission and provide any other information that the Nevada Commission may require. Substantially all material loans, leases, sales of securities and similar financing transactions by us and our licensed or registered subsidiaries must be reported to or approved by the Nevada Commission and/or the Nevada Board.

        We have been found suitable to indirectly own the equity interests in our licensed and registered subsidiaries (the "Gaming Subsidiaries") and we are registered with the Nevada Commission as a publicly traded corporation for purposes of the Nevada Act (a "Registered Corporation"). As a Registered Corporation, we will be required to periodically submit detailed financial and operating reports to the Nevada Board and provide any other information the Nevada Board may require. No person may become a more than 5% stockholder or holder of more than a 5% interest in, or receive any percentage of gaming revenue from the Gaming Subsidiaries without first obtaining licenses, approvals and/or applicable waivers from the Nevada Gaming Authorities. Substantially all material loans, leases, sales of securities and similar financing transactions by us and our Gaming Subsidiaries must be reported to or approved by the Nevada Gaming Authorities.

        The Nevada Gaming Authorities may investigate any individual who has a material relationship to, or material involvement with, a Registered Corporation or its licensed subsidiaries, in order to determine whether such individual is suitable or should be licensed as a business associate of a

Registered Corporation or a gaming licensee. Officers, directors and certain key employees of our licensed subsidiaries must file applications with the Nevada Gaming Authorities and may be required to be licensed or found suitable by the Nevada Gaming Authorities. Our officers, managers and key employees who are actively and directly involved in gaming activities of our licensed subsidiaries may be required to be licensed or found suitable by the Nevada Gaming Authorities. The Nevada Gaming Authorities may deny an application for licensing for any cause that they deem reasonable. A finding of suitability is comparable to licensing, and both require submission of detailed personal and financial information followed by a thorough investigation. The applicant for licensing or a finding of suitability must pay all the costs of the investigation. Changes in licensed positions must be reported to the Nevada Gaming Authorities and, in addition to their authority to deny an application for a finding of suitability or licensure, the Nevada Gaming Authorities have jurisdiction to disapprove a change in corporate position.

        If the Nevada Gaming Authorities were to find an officer, director or key employee unsuitable for licensing or unsuitable to continue to have a relationship with us or our licensed subsidiaries, the companies involved would have to sever all relationships with such person. In addition, the Nevada Commission may require our licensed subsidiaries to terminate the employment of any person who refuses to file the appropriate applications. Determinations of suitability or questions pertaining to licensing are not subject to judicial review in Nevada.

        If it were determined that the Nevada Act was violated by a licensed subsidiary, the gaming licenses it holds could be limited, conditioned, suspended or revoked, subject to compliance with certain statutory and regulatory procedures. In addition, the Company, our licensed subsidiaries and the persons involved could be subject to substantial fines for each separate violation of the Nevada Act at the discretion of the Nevada Commission. Further, a supervisor could be appointed by the Nevada Commission to operate our properties, and under certain circumstances, earnings generated during the supervisor's appointment (except for the reasonable rental value of the premises) could be forfeited to the State of Nevada. Limitation, conditioning or suspension of the gaming licenses of the licensed subsidiaries or the appointment of a supervisor could (and revocation of any such gaming license would) have a material adverse effect on our gaming operations.

        Any beneficial owner of our equity securities, regardless of the number of shares owned, may be required to file an application, may be investigated, and may be required to obtain a finding of suitability as a beneficial owner of our securities if the Nevada Commission has reason to believe that such ownership would otherwise be inconsistent with the declared policies of the State of Nevada. If the beneficial owner of our equity securities who must be found suitable is a corporation, partnership, limited partnership, limited liability company or trust, it must submit detailed business and financial information, including a list of its beneficial owners, to the Nevada Board. The applicant must pay all costs of investigation incurred by the Nevada Gaming Authorities in conducting any such investigation.

        The Nevada Act provides that persons who acquire beneficial ownership of more than 5% of the voting or non-voting securities of a Registered Corporation must report the acquisition to the Nevada Commission. The Nevada Act also requires that beneficial owners of more than 10% of the voting securities of a Registered Corporation must apply to the Nevada Commission for a finding of suitability within thirty days after the Chairman of the Nevada Board mails the written notice requiring such filing. An "institutional investor," as defined in the Nevada Commission's regulations, which acquires beneficial ownership of more than 10%, but not more than 25%, of our voting securities may apply to the Nevada Commission for a waiver of such finding of suitability if such institutional investor holds the voting securities for investment purposes only. An institutional investor that has obtained a waiver may, in certain circumstances, hold up to 29% of our voting securities and maintain its waiver for a limited period of time. An institutional investor shall not be deemed to hold voting securities for investment purposes unless the voting securities were acquired and are held in the ordinary course of business as an institutional investor and not for the purpose of causing, directly or indirectly, the election of a majority of the members of our board of directors, any change in our corporate charter, bylaws, management policies or our operations, or any of our gaming affiliates, or any other action which the Nevada Commission finds to be inconsistent with holding our voting securities for investment purposes only. Activities which are not deemed to be inconsistent with holding voting securities for investment purposes only include: (i) voting on all matters voted on by stockholders; (ii) making financial and other inquiries of management of the type normally made by securities analysts for informational purposes and not to cause a change in our management, policies or operations; and (iii) such other activities as the Nevada Commission may determine to be consistent with such investment intent.

        Any person who fails or refuses to apply for a finding of suitability or a license within thirty days after being ordered to do so by the Nevada Commission, or the Chairman of the Nevada Board, may be found unsuitable. The same restrictions apply to a record owner if the record owner, after request, fails to identify the beneficial owner. Any equity holder who is found unsuitable and who holds, directly or indirectly, any beneficial ownership of the common equity of a Registered Corporation beyond such period of time as may be prescribed by the Nevada Commission may be guilty of a criminal offense. We will be subject to disciplinary action if, after we receive notice that a person is unsuitable to be an equity holder or to have any other relationship with us or our licensed or registered subsidiaries, we (i) pay that person any dividend or interest upon our securities, (ii) allow that person to exercise, directly or indirectly, any voting right conferred through securities held by that person, (iii) pay remuneration in any form to that person for services rendered or otherwise, or (iv) fail to pursue all lawful efforts to require such unsuitable person to relinquish his securities including, if necessary, the immediate purchase of said securities for the price specified by the relevant gaming authority or, if no such price is specified, the fair market value as determined by the board of directors of Red Rock. The purchase may be made in cash, notes that bear interest at the applicable federal rate or a combination of notes and cash. Additionally, the CCLGLB has the authority to approve all persons owning or controlling the stock of any corporation controlling a gaming license.

        The Nevada Commission may, in its discretion, require the holder of any debt security of a Registered Corporation to file applications, be investigated and be found suitable to own the debt security of a Registered Corporation if the Nevada Commission has reason to believe that such ownership would otherwise be inconsistent with the declared policies of the State of Nevada. If the Nevada Commission determines that a person is unsuitable to own such security, then pursuant to the Nevada Act, the Registered Corporation can be sanctioned, including the loss of its approvals, if without the prior approval of the Nevada Commission, it: (i) pays to the unsuitable person any dividend, interest, or any distribution whatsoever; (ii) recognizes any voting right by such unsuitable person in connection with such securities; (iii) pays the unsuitable person remuneration in any form; or (iv) makes any payment to the unsuitable person by way of principal, redemption, conversion, exchange, liquidation or similar transaction.

        We are required to maintain a current membership interest ledger in Nevada, which may be examined by the Nevada Gaming Authorities at any time. If any securities are held in trust by an agent or by a nominee, the record holder may be required to disclose the identity of the beneficial owner to the Nevada Gaming Authorities. Failure to make such disclosure may be grounds for finding the record holder unsuitable. We are also required to render maximum assistance in determining the identity of the beneficial owner.

        We may not make a public offering of our securities without the prior approval of the Nevada Commission if the securities or proceeds therefrom are intended to be used to construct, acquire or finance gaming facilities in Nevada, or to retire or extend obligations incurred for such purposes. We have been granted Nevada Commission approval for the Offering addressed in this registration statement. We have also applied to the Nevada Commission for prior approval, subject to certain conditions, to make public offerings of securities for a period of three years (the "Shelf Approval"). The Shelf Approval, if granted, will also apply to any affiliated company wholly owned by us which is a publicly traded corporation or would thereby become a publicly traded corporation pursuant to a public offering. The Shelf Approval, if granted, may be rescinded for good cause without prior notice upon the issuance of an interlocutory stop order by the Chairman of the Nevada Board. The Shelf Approval, if granted, will not constitute a finding, recommendation or approval by any of the Nevada Gaming Authorities as to the accuracy or adequacy of any offering memorandum or the investment merits of the securities offered thereby. Any representation to the contrary is unlawful.

        Changes in control of the Company through merger, consolidation, stock or asset acquisitions (including stock issuances in connection with restructuring transactions), management or consulting agreements, or any act or conduct by a person whereby such person obtains control, may not occur without the prior approval of the Nevada Commission. Entities seeking to acquire control of a Registered Corporation must satisfy the Nevada Board and the Nevada Commission that they meet a variety of stringent standards prior to assuming control of such Registered Corporation. The Nevada Commission may also require controlling equity holders, officers, managers and other persons having a material relationship or involvement with the entity proposing to acquire control, to be investigated and licensed as part of the approval process relating to the transaction.

        The Nevada legislature has declared that some corporate acquisitions opposed by management, repurchases of voting securities and corporate defense tactics affecting Nevada corporate gaming licensees, and Registered Corporations that are affiliated with those operations, may be injurious to stable and productive corporate gaming. The Nevada Commission has established a regulatory scheme to ameliorate the potentially adverse effects of these business practices upon Nevada's gaming industry and to further Nevada's policy to: (i) assure the financial stability of corporate gaming licensees and their affiliates; (ii) preserve the beneficial aspects of conducting business in the corporate form; and (iii) promote a neutral environment for the orderly governance of corporate affairs. Approvals are, in certain circumstances, required from the Nevada Commission before a Registered Corporation can make exceptional repurchases of voting securities above the current market price thereof and before a corporate acquisition opposed by management can be consummated. The Nevada Act also requires prior approval of a plan of re-capitalization proposed by the Registered Corporation's board of directors or similar governing entity in response to a tender offer made directly to the Registered Corporation's equity holders for the purpose of acquiring control of the Registered Corporation.

        License fees and taxes, computed in various ways depending on the type of gaming or activity involved, are payable to the State of Nevada and to the counties and cities in which the Nevada licensee's respective operations are conducted. Depending upon the particular fee or tax involved, these fees and taxes are payable either monthly, quarterly or annually and are based upon either: (i) a percentage of the gross revenues received; (ii) the number of gaming devices operated; or (iii) the number of table games operated. A live entertainment tax is also paid by casino operations where admission charges are imposed for entry into certain entertainment venues. Nevada licensees that hold a license as an operator of a slot route, or manufacturer's or distributor's license also pay certain fees and taxes to the State of Nevada.

        Any person who is licensed, required to be licensed, registered, required to be registered, or is under common control with such persons (collectively, "Licensees"), and who proposes to become involved in a gaming venture outside of Nevada, is required to deposit with the Nevada Board, and thereafter maintain, a revolving fund in the amount of $10,000 to pay the expenses of investigation by the Nevada Board of their participation in such foreign gaming. The revolving fund is subject to increase or decrease at the discretion of the Nevada Commission. Thereafter, licensees are required to comply with certain reporting requirements imposed by the Nevada Act. Licensees are also subject to disciplinary action by the Nevada Commission if they knowingly violate any laws of the foreign jurisdiction pertaining to the foreign gaming operation, fail to conduct the foreign gaming operation in accordance with the standards of honesty and integrity required of Nevada gaming operations, engage in activities or enter into associations that are harmful to the State of Nevada or its ability to collect gaming taxes and fees, or employ, contract with or associate with a person in the foreign operation who has been denied a license or finding of suitability in Nevada on the grounds of unsuitability or whom a court in the state of Nevada has found guilty of cheating. The loss or restriction of our gaming licenses in Nevada would have a material adverse effect on our business and could require us to cease gaming operations in Nevada.

  Nevada Liquor Regulations

        There are various local ordinances and regulations as well as state laws applicable to the sale of alcoholic beverages in Nevada. Palace Station, Wildfire Rancho, Wildfire Valley View and Santa Fe Station are subject to liquor licensing control and regulation by the Las Vegas City Council. Red Rock, Boulder Station and Wild Wild West are subject to liquor licensing control and regulation by the CCLGLB. Texas Station and Fiesta Rancho are subject to liquor licensing control and regulation by the North Las Vegas City Council. Sunset Station, Green Valley Ranch, Fiesta Henderson, Barley's, Wildfire Sunset, Wildfire Boulder, The Greens, Wildfire Anthem, Wildfire Lanes and Wildfire Lake Mead are subject to liquor licensing control and regulation by the Henderson City Council. All liquor licenses are revocable and are, in some jurisdictions, not transferable. The agencies involved have full power to limit, condition, suspend or revoke any such license, and any such disciplinary action could (and revocation would) have a material adverse effect on the operations of our licensed subsidiaries.

  Native American Gaming Regulations

        The terms and conditions of management contracts and the operation of casinos and all gaming on land held in trust for Native American tribes in the United States are subject to the Indian Gaming Regulatory Act of 1988 (the "IGRA"), which is administered by the NIGC and the gaming regulatory agencies of state and tribal governments. The IGRA is subject to interpretation by the NIGC and may be subject to judicial and legislative clarification or amendment.

        The IGRA established three separate classes of tribal gaming: Class I, Class II and Class III. Class I gaming includes all traditional or social games solely for prizes of minimal value played by a tribe in connection with celebrations or ceremonies. Class II gaming includes games such as bingo, pull-tabs, punchboards, instant bingo (and electronic or computer-aided versions of such games) and non-banked card games (those that are not played against the house), such as poker. Class III gaming is casino-style gaming and includes banked table games such as blackjack, craps and roulette, and gaming machines such as slots, video poker, lotteries and pari-mutuel wagering, a system of betting under which wagers are placed in a pool, management receives a fee from the pool, and the remainder of the pool is split among the winning wagers.

        The IGRA requires NIGC approval of management contracts for Class II and Class III gaming, as well as the review of all agreements collateral to the management contracts. The NIGC will not approve a management contract if a director or a 10% shareholder of the management company: (i) is an elected member of the governing body of the Native American tribe which is the party to the management contract; (ii) has been or subsequently is convicted of a felony or gaming offense; (iii) has knowingly and willfully provided materially important false information to the NIGC or the tribe; (iv) has refused to respond to questions from the NIGC; or (v) is a person whose prior history, reputation and associations pose a threat to the public interest or to effective gaming regulation and control, or create or enhance the chance of unsuitable activities in gaming or the business and financial arrangements incidental thereto. In addition, the NIGC will not approve a management contract if the management company or any of its agents have attempted to unduly influence any decision or process of tribal government relating to gaming, or if the management company has materially breached the terms of the management contract or the tribe's gaming ordinance or resolution, or a trustee, exercising the skill and due diligence that a trustee is commonly held to, would not approve the management contract. A management contract can be approved only after the NIGC determines that the contract provides for, among other things: (i) adequate accounting procedures and verifiable financial reports, which must be furnished to the tribe; (ii) tribal access to the daily operations of the gaming enterprise, including the right to verify daily gross revenues and income; (iii) minimum guaranteed payments to the tribe, which must have priority over the retirement of development and construction costs; (iv) a ceiling on the repayment of such development and construction costs and (v) a contract term not exceeding five years and a management fee not exceeding 30% of net revenues (as determined by the NIGC); provided that the NIGC may approve up to a seven year term and a management fee not to exceed 40% of net revenues if the NIGC is satisfied that the capital investment required, and the income projections for the particular gaming activity require the larger fee and longer term. There is no periodic or ongoing review of approved contracts by the NIGC. The only post-approval action that could result in possible modification or cancellation of a contract would be as the result of an enforcement action taken by the NIGC based on a violation of the law or an issue affecting suitability.

        The IGRA prohibits all forms of Class III gaming unless the tribe has entered into a written agreement with the state that specifically authorizes the types of Class III gaming the tribe may offer (a "tribal-state compact"). These tribal-state compacts provide, among other things, the manner and extent to which each state will conduct background investigations and certify the suitability of the manager, its officers, directors, and key employees to conduct gaming on Native American lands.

        Title 25, Section 81 of the United States Code states that "no agreement shall be made by any person with any tribe of Indians, or individual Indians not citizens of the United States, for the payment or delivery of any money or other thing of value in consideration of services for said Indians relative to their lands unless such contract or agreement be executed and approved" by the Secretary or his or her designee. An agreement or contract for services relative to Native American lands which fails to conform with the requirements of Section 81 is void and unenforceable. All money or other things of value paid to any person by any Native American or tribe for or on his or their behalf, on account of such services, in excess of any amount approved by the Secretary or his or her authorized representative will be subject to forfeiture. We intend to comply with Section 81 with respect to any other contract with an Indian tribe in the United States.

        Native American tribes are sovereign nations with their own governmental systems, which have primary regulatory authority over gaming on land within the tribes' jurisdiction. Therefore, persons engaged in gaming activities on tribal lands, including the Company, are subject to the provisions of tribal ordinances and regulations. Tribal gaming ordinances are subject to review by the NIGC under certain standards established by the IGRA. The NIGC may determine that some or all of the ordinances require amendment, and those additional requirements, including additional licensing requirements, may be imposed on us.

        Several bills have been introduced in Congress that would amend the IGRA. Any amendment of the IGRA could change the governmental structure and requirements within which tribes could conduct gaming, and may have an adverse effect on our results of operations or impose additional regulatory or operational burdens. In addition, any amendment to or expiration of a tribal-state compact may have an adverse effect on our results of operations or impose additional regulatory or operational burdens.

  General Gaming Regulations in Other Jurisdictions

        If we become involved in gaming operations in any other jurisdictions, such gaming operations will subject us and certain of our officers, directors, key employees, equity holders and other affiliates ("Regulated Persons") to strict legal and regulatory requirements, including mandatory licensing and approval requirements, suitability requirements, and ongoing regulatory oversight with respect to such gaming operations. Such legal and regulatory requirements and oversight will be administered and exercised by the relevant regulatory agency or agencies in each jurisdiction (the "Regulatory Authorities"). We and the Regulated Persons will need to satisfy the licensing, approval and suitability requirements of each jurisdiction in which we seek to become involved in gaming operations. These requirements vary from jurisdiction to jurisdiction, but generally concern the responsibility, financial stability and character of the owners and managers of gaming operations as well as persons financially interested or involved in gaming operations. In general, the procedures for gaming licensing, approvals and findings of suitability require the Company and each Regulated Person to submit detailed personal history information and financial information to demonstrate that the proposed gaming operation has adequate financial resources generated from suitable sources and adequate procedures to comply with the operating controls and requirements imposed by law and regulation in each jurisdiction, followed by a thorough investigation by such Regulatory Authorities. In general, the Company and each Regulated Person must pay the costs of such investigation. An application for any gaming license, approval or finding of suitability may be denied for any cause that the Regulatory Authorities deem reasonable. Once obtained, licenses and approvals may be subject to periodic renewal and generally are not transferable. The Regulatory Authorities may at any time revoke, suspend, condition, limit or restrict a license, approval or finding of suitability for any cause that they deem reasonable. Fines for violations may be levied against the holder of a license or approval and in certain jurisdictions, gaming operation revenues can be forfeited to the state under certain circumstances. There can be no assurance that we will obtain all of the necessary licenses, approvals and findings of suitability or that our officers, directors, key employees, other affiliates and certain other stockholders will satisfy the suitability requirements in one or more jurisdictions, or that such licenses, approvals and findings of suitability, if obtained, will not be revoked, limited, suspended or not renewed in the future. We may be required to submit detailed financial and operating reports to Regulatory Authorities.

        Failure by us to obtain, or the loss or suspension of, any necessary licenses, approval or findings of suitability would prevent us from conducting gaming operations in such jurisdiction and possibly in other jurisdictions, which may have an adverse effect on our results of operations.

  Anti-Money Laundering Laws

        Our services are generally subject to federal anti-money laundering laws, including the Bank Secrecy Act, as amended by the USA PATRIOT Act, and similar state laws. On an ongoing basis, these laws require us, among other things, to: (i) report large cash transactions and suspicious activity; (ii) screen transactions against the U.S. government's watch-lists, such as the watch-list maintained by the Office of Foreign Assets Control; (iii) prevent the processing of transactions to or from certain countries, individuals, nationals and entities; (iv) identify the dollar amounts loaded or transferred at any one time or over specified periods of time, which requires the aggregation of information over multiple transactions; (v) gather and, in certain circumstances, report customer information; (vi) comply with consumer disclosure requirements; and (vii) register or obtain licenses with state and federal agencies in the United States and seek registration of any retail distributors when necessary.

        Anti-money laundering regulations are constantly evolving. We continuously monitor our compliance with anti-money laundering regulations and implement policies and procedures to make our business practices flexible, so we can comply with the most current legal requirements. We cannot predict how these future regulations might affect us. Complying with future regulation could be expensive or require us to change the way we operate our business.

Environmental Matters

        Although we are currently involved in monitoring activities at a few of our sites due to historical or nearby operations, compliance with federal, state and local laws and regulations relating to the protection of the environment to date has not had a material effect upon our capital expenditures, earnings or competitive position and we do not anticipate any material adverse effects in the future based on the nature of our future operations.

Employees

        As of November 30, 2015, we had approximately 11,670 employees, including employees of our 50% owned properties but excluding all managed properties that are owned by third party employers. None of our owned casino properties are currently subject to any collective bargaining agreement or similar arrangement with any union. However, union activists have actively sought to organize employees at certain of our properties in the past, and we believe that such efforts are ongoing at this time. In addition, one of our managed properties has a collective bargaining agreement that covers approximately 525 employees as of November 30, 2015 and is expected to enter into a second collective bargaining agreement covering approximately 25 employees.

MANAGEMENT AND DIRECTORS

        The following table sets forth certain information concerning the executive officers of Station Holdco as of the date of this prospectus. We expect the current executive officers to act in the same capacities for Red Rock. We expect the following individuals listed as directors will serve on the board of directors of Red Rock, all of whom are either members of the board of directors of Station Holdco or board of managers of Station LLC.

Name	Age	Position
Frank J. Fertitta III(*)	53	Chairman of Board of Directors and Chief Executive Officer
Stephen L. Cavallaro	58	Executive Vice Chairman
Richard J. Haskins	52	President
Marc J. Falcone	42	Executive Vice President, Chief Financial Officer and Treasurer
Daniel J. Roy	56	Executive Vice President and Chief Operating Officer
Lorenzo J. Fertitta(*)	47	Director
Robert A. Cashell, Jr.	50	Director
James E. Nave, D.V.M.	71	Director
Robert E. Lewis	70	Director

(*)
Frank J. Fertitta III and Lorenzo J. Fertitta are brothers.

        The following is a biographical summary of the experience of our directors and executive officers:

        Frank J. Fertitta III.    Mr. Fertitta has served as Chief Executive Officer of the Company since June 2011, Chief Executive Officer of Fertitta Entertainment since April 2011, and Chief Executive Officer of Red Rock and the Chairman of Red Rock's board of directors since October 5, 2015, and a member of Station Holdco's board of directors since June 2011. Mr. Fertitta also served as President of the Company from January 2011 to October 2012. Mr. Fertitta served as Chairman of the board of directors of STN from February 1993, Chief Executive Officer of STN from July 1992 and President of STN from July 2008, in each case through June 17, 2011, Mr. Fertitta also served as President of STN from 1989 until July 2000. He has held senior management positions since 1985, when he was named General Manager of Palace Station. He was elected a director of STN in 1986, at which time he was also appointed Executive Vice President and Chief Operating Officer. Mr. Fertitta is a co-owner of Fertitta Entertainment and Zuffa, LLC which is the parent company of the Ultimate Fighting Championship, a martial arts promotion organization. We believe that Mr. Fertitta's experience and business expertise in the gaming industry, as well as his position as one of our principal equityholders, give him the qualifications and skills to serve on the board of directors of Red Rock.

        Stephen L. Cavallaro.    Mr. Cavallaro has served as Executive Vice Chairman of Red Rock since October 5, 2015, President of the Company and Fertitta Entertainment since October 2012, and as Chief Operating Officer of the Company and Fertitta Entertainment since June 2013. Mr. Cavallaro served as the Chairman, President and Chief Executive Officer of Cavallaro Consulting Group from 2005 to 2012. From 2001 to 2004, Mr. Cavallaro was Executive Vice President and Chief Operating Officer of Station Casinos, Inc. From 2000 to 2001, he served as Chairman, President and CEO of Cavallaro Consulting Group. Mr. Cavallaro served as President and Chief Executive Officer of Travelscape.com from 1999 to 2000. Mr. Cavallaro served as Executive Vice President and Chief Operating Officer of Harveys Casino Resorts from 1996 to 1999. From 1994 to 1995, he served as Senior Vice President and General Manager of Hard Rock Hotel & Casino.

        Richard J. Haskins.    Mr. Haskins has served as President of Red Rock since October 5, 2015 and Executive Vice President, General Counsel and Secretary of the Company and Fertitta Entertainment since January 2011 and April 2011, respectively. Mr. Haskins served as Executive Vice President and Secretary of STN from July 2004 and served as General Counsel of STN from April 2002, in each case through June 17, 2011. He previously served as Assistant Secretary of STN from September 2003 to July 2004, as Vice President and Associate General Counsel of STN from November 1998 to March 2002 and as General Counsel of Midwest Operations of STN from November 1995 to October 1998. Mr. Haskins is a member of the American Bar Association, the Missouri Bar Association and Nevada Bar Association.

        Marc J. Falcone.    Mr. Falcone has served as Chief Financial Officer of Fertitta Entertainment since November 2010, Executive Vice President and Chief Financial Officer of Red Rock since October 5, 2015, and Executive Vice President and Chief Financial Officer of the Company since June 2011. Mr. Falcone also has served as our Treasurer since January 2013. From June 2008 to October 2010, Mr. Falcone worked at Goldman Sachs where he focused on restructuring transactions in the hospitality and gaming sectors under that firm's Whitehall division. From May 2006 to June 2008 Mr. Falcone was a senior analyst at Magnetar Capital, LLC (an alternative asset management firm), covering the gaming, lodging, leisure, REIT and airline industries. From May 2002 to June 2006, Mr. Falcone was a Managing Director for Deutsche Bank Securities Inc. covering gaming, lodging and leisure companies and was recognized as one of the industry's top analysts. Prior to joining Deutsche Bank Securities Inc., Mr. Falcone worked for Bear Stearns & Co., also covering the gaming, lodging, and leisure industries.

        Daniel J. Roy.    Mr. Roy has served as Executive Vice President and Chief Operating Officer of Red Rock since October 5, 2015 and as Executive Vice President of Operations for the Company since June 2013. From February 2013 to June 2013, Mr. Roy served as Senior Vice President of Gaming Operations for the Company. From 2009 to 2012, Mr. Roy served as Executive Vice President of Operations for Warner Gaming. From 2001 to 2009, Mr. Roy served as Senior Vice President of Operations for Station Casinos, Inc. From 1997 to 2001, Mr. Roy served as Senior Vice President of Iowa Operations for Harvey's Casinos Resorts.

        Lorenzo J. Fertitta.    Mr. Fertitta has served as a member of Red Rock's board of directors since its formation in September 2015 and as a member of Station Holdco's board of directors since June 2011 and served as Vice Chairman of the board of directors of STN from December 2003 and as a director from 1991, in each case through June 17, 2011. Mr. Fertitta also served as President of STN from July 2000 until June 30, 2008. Mr. Fertitta is a co-owner of Fertitta Entertainment and Zuffa, LLC and has served as the chairman and chief executive officer of Zuffa since June 2008. From 1991 to 1993, he served as Vice President of STN. Mr. Fertitta served as President and Chief Executive Officer of Fertitta Enterprises, Inc. from June 1993 to July 2000, where he was responsible for managing an investment portfolio consisting of marketable securities and real property. Mr. Fertitta served as a member of the board of directors of the Nevada Resort Association from 2001 to 2008. Mr. Fertitta served as a director of the American Gaming Association from December 2005 to May 2008 and as a commissioner on the Nevada State Athletic Commission from November 1996 until July 2000. We believe that Mr. Fertitta's experience and business expertise in the gaming industry, as well as his position as one of our principal equityholders, give him the qualifications and skills to serve on the board of directors of Red Rock.

        Robert A. Cashell, Jr.    Mr. Cashell has served as a member of Red Rock's board of directors since its formation in September 2015 and as a member of Station Holdco's board of managers since June 2011. He has been involved in the gaming industry for over 25 years, beginning in management training in 1979 at Boomtown Hotel and Casino in Northern Nevada. From 1991 to 1998, Mr. Cashell served as General Manager of the Horseshoe Club in Reno, Nevada. Since 1995, Mr. Cashell has also served as President of Northpointe Sierra, Inc. which owns and operates 5 casinos within TA and Petro Travel Centers in northern and southern Nevada under the brand name Alamo Casino. Since 2001, Mr. Cashell has owned and served as President of Topaz Lodge and Casino in Gardnerville, Nevada. Between 2003 and 2007, Mr. Cashell managed other gaming properties in Nevada on behalf of owners and investment groups. In 2013, Mr. Cashell acquired the Winners Inn and Pete's Gambling Hall in Winnemucca, Nevada and serves as the company's President. Since 2000, Mr. Cashell has served as the Chairman of Heritage Bancorp and Heritage Bank of Nevada. We believe that Mr. Cashell's experience and business experience in the gaming industry give him the qualifications and skills to serve on the board of directors of Red Rock.

        James E. Nave, D.V.M.    Dr. Nave has served as a member of Red Rock's board of directors since its formation in September 2015 and as a member of Station Holdco's board of directors since June 2011 and served as a director of STN from March 2001 until June 17, 2011. During that period, he was the Chairman of the Audit Committee and served on the Governance and Compensation Committee. Dr. Nave has been an owner of the Tropicana Animal Hospital since 1974 and has been the owner and manager of multiple veterinary hospitals since 1976. Dr. Nave served on the board of directors of Bank of Nevada (formerly Bank West of Nevada) from 1994 to January 2014. Dr. Nave has served on the board of directors of Western Alliance Bancorporation since 2003, where he also serves as a member of the Audit and Compensation Committees. Dr. Nave also served as the Director of International Affairs for the American Veterinary Medical Association (the "AVMA") from July 2001 to July 2013. Previously Dr. Nave served as the Globalization Liaison Agent for Education and Licensing of the AVMA, and he was also the Chairperson of the AVMA's National Commission for Veterinary Economics Issues from 2001 through July 2007. In addition, Dr. Nave is a member and past President of the Nevada Veterinary Medical Association, the Western Veterinary Conference and the American Veterinary Medical Association. He is also a member of the Clark County Veterinary Medical Association, the National Academy of Practitioners, the American Animal Hospital Association and previously served on the Executive Board of the World Veterinary Association. Dr. Nave was the chairman of the University of Missouri College of Veterinary Medicine Development Committee from 1984 to 1992. He was also a member of the Nevada State Athletic Commission from 1988 to 1999 and served as its chairman from 1989 to 1992 and from 1994 to 1996. We believe that Dr. Nave's financial and business expertise, including his diversified background of managing and directing a variety of public and private organizations, give him the qualifications and skills to serve on the board of directors of Red Rock.

        Robert E. Lewis.    Mr. Lewis has served as a member of Red Rock's board of directors since its formation in September 2015 and as a member of Station Holdco's board of directors since June 2011 and served as a director of STN from May 2004 until November 2007. While a Director of STN, he served on the Audit and Governance and Compensation Committees. Mr. Lewis has served as president of the Nevada Division of Lewis Operating Corp., a builder and owner of rental communities, shopping centers, office buildings and industrial parks of distinction, since December 1999. Mr. Lewis became the president of the Nevada Region of Kaufman and Broad Home Corporation upon the merger of Lewis Homes Management Corp. and Kaufman and Broad Home Corporation in January 1999. He served in that capacity until December 1999. Prior to the merger, Mr. Lewis ran the Nevada operations of the Lewis Homes group of companies and its affiliates for 25 years. He has served as a director for the National Association of Home Builders and as a director and President of the Southern Nevada Home Builders Association from 1987 to 1988. Mr. Lewis served on the Executive Committee of the Nevada Development Authority, served as its Legislative Committee Co-Chairman for a number of years, and was its Secretary from 1995 to 1997. He served as the Chairman of the Las Vegas District Council of the Urban Land Institute from 2002 to 2005 and served on the Clark County Community Growth Task Force from 2004 to 2005. We believe that Mr. Lewis's experience and business expertise give him the qualifications and skills to serve on the board of directors of Red Rock.

Board of Directors

        The board of directors of Red Rock currently consists of five members. In accordance with the amended and restated certificate of incorporation and amended and restated bylaws that will become effective in connection with the Offering, the number of directors on the board of directors of Red Rock will be determined from time to time by the board of directors of Red Rock or by shareholder vote. Each director is to hold office until his or her successor is duly elected and qualified or until his or her earlier death, resignation or removal. At any meeting of the board of directors of Red Rock, except as otherwise required by law, a majority of the total number of directors then in office will constitute a quorum for all purposes.

        The directors will serve for a one-year term. There will be no limit on the number of terms a director may serve on our board of directors. Directors may be removed, with or without cause, upon the affirmative vote of holders of at least a majority of the voting power of the outstanding shares of our capital stock entitled to vote generally in the election of directors, voting together as a single class. Our amended and restated certificate of incorporation also provides that any vacancy on the board of directors may be filled by a majority of the directors then in office.

        The board of directors of Red Rock and its committees will have supervisory authority over Red Rock and Station Holdco.

Director Independence

        Under the listing requirements and rules of NASDAQ, independent directors must comprise a majority of a listed company's board of directors within a specified period of the completion of its initial public offering. In addition, NASDAQ rules require that, subject to specified exceptions, each member of a listed company's audit, compensation and nominating and corporate governance committees be independent. Under NASDAQ rules, a director will only qualify as an "independent director" if such person is not an executive officer or employee of the listed company and, in the opinion of that company's board of directors, that person does not otherwise have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

        Upon completion of this Offering, we will be a "controlled company" under the rules of NASDAQ. Under these rules, a company of which more than 50% of the voting power in the election of directors is held by an individual, group or another company is a "controlled company" and may elect not to comply with certain corporate governance requirements, including the requirement that a majority of the board of directors consist of independent directors. Although we expect that a majority of the members of our board of directors will be independent and that our compensation and nominating and corporate governance committees will be comprised entirely of independent directors, in the future we may elect not to comply with certain corporate governance requirements that are not applicable to controlled companies.

        Audit committee members must also satisfy the independence criteria set forth in Rule 10A-3 under the Exchange Act. In order to be considered independent for purposes of Rule 10A-3, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the audit committee, the board of directors, or any other board committee, (1) accept, directly or indirectly, any consulting, advisory, or other compensatory fee from the listed company or any of its subsidiaries; or (2) be an affiliated person of the listed company or any of its subsidiaries.

Committees of the Board

  Audit

        Our Audit Committee consists of Dr. James E. Nave, D.V.M., Robert E. Lewis and Robert A. Cashell, Jr. The board of directors of Red Rock has determined that Dr. Nave qualifies as an "audit committee financial expert" as such term is defined in Item 407(d)(5) of Regulation S-K and that each of Dr. Nave and Messrs. Lewis and Cashell are "independent" for purposes of Rule 10A-3 of the

Securities Exchange Act of 1934 and under applicable listing standards. The board of directors of Red Rock has determined that the composition of its Audit Committee satisfies the independence requirements of the SEC and the applicable listing standards.

        Our Audit Committee charter requires that the Audit Committee oversee our corporate accounting and financial reporting processes. The primary responsibilities and functions of our Audit Committee are, among other things, as follows:

  •
  approve in advance all auditing services, including the provision of comfort letters in connection with securities offerings and various non-audit services permitted by applicable law to be provided to the Company by its independent auditors;

  •
  evaluate our independent auditor's qualifications, independence and performance;

  •
  determine and approve the engagement and compensation of our independent auditor;

  •
  meet with our independent auditor to review and approve the plan and scope for each audit and review and recommend action with respect to the results of such audit;

  •
  annually evaluate our independent auditor's internal quality-control procedures and all relationships between the independent auditor and the Company which may impact their objectivity and independence;

  •
  monitor the rotation of partners and managers of the independent auditor, as required;

  •
  review our consolidated financial statements;

  •
  review our critical accounting policies and estimates, including any significant changes in the Company's selection or application of accounting principles;

  •
  review analyses prepared by management and/or the independent auditor setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements;

  •
  resolve any disagreements between management and the independent auditor regarding financial reporting;

  •
  review and discuss with the Company's independent auditor and management the Company's audited financial statements, including related disclosures;

  •
  discuss with our management and our independent auditor the results of our annual audit and the review of our audited financial statements;

  •
  establish procedures for the receipt, retention and treatment of complaints regarding internal accounting controls or auditing matters and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters; and

  •
  retain, in its sole discretion, its own separate advisors.

  Compensation

        Our compensation committee consists of Dr. James E. Nave, D.V.M., Robert E. Lewis and Robert A. Cashell, Jr. Our board of directors has determined that each of these directors is independent under applicable listing standards and qualifies as a non-employee director for purposes of Rule 16b-3 under the Exchange Act.

        Pursuant to its charter, the primary responsibilities and functions of our compensation committee are, among other things, as follows:

  •
  evaluate the performance of executive officers in light of certain corporate goals and objectives and determine and approve their compensation packages;

  •
  recommend to the board of directors new compensation programs or arrangements if deemed appropriate;

  •
  recommend to the board of directors compensation programs for directors based on the practices of similarly situated companies;

  •
  counsel management with respect to personnel compensation policies and programs;

  •
  review and approve all equity compensation plans of the Company;

  •
  oversee the Company's assessment of any risks arising from its compensation programs and policies likely to have a material adverse effect on the Company;

  •
  prepare an annual report on executive compensation for inclusion in our proxy statement; and

  •
  retain, in its sole discretion, its own separate advisors.

  Nominating and Corporate Governance

        Our nominating and governance committee consists of Dr. James E. Nave, D.V.M., Robert E. Lewis and Robert A. Cashell, Jr. Our board of directors has determined that each of these directors is independent under applicable listing standards and qualifies as a non-employee director for purposes of Rule 16b-3 under the Exchange Act.

        Pursuant to its charter, the primary responsibilities and functions of our nominating and corporate governance committee are, among other things, as follows:

  •
  establish standards for service on our board of directors and nominating guidelines and principles;

  •
  identify, screen and review qualified individuals to be nominated for election to our board of directors and to fill vacancies or newly created board positions;

  •
  assist the board of directors in making determinations regarding director independence as well as the financial literacy and expertise of Audit Committee members and nominees;

  •
  establish criteria for committee membership and recommend directors to serve on each committee;

  •
  consider and make recommendations to our board of directors regarding its size and composition, committee composition and structure and procedures affecting directors;

  •
  conduct an annual evaluation and review of the performance of existing directors;

  •
  review and monitor compliance with, and the effectiveness of, the Company's Corporate Governance Guidelines and its Code of Business Conduct and Ethics;

  •
  monitor our corporate governance principles and practices and make recommendations to our board of directors regarding governance matters, including the certificate of incorporation, our bylaws and charters of our committees; and

  •
  retain, in its sole discretion, its own separate advisors.

  Other Committees

        Our board of directors may establish other committees as it deems necessary or appropriate from time to time.

Board Leadership Structure

        Our current leadership structure permits the roles of Chairman of the Board and Chief Executive Officer to be filled by the same or different individuals. Frank J. Fertitta III is Chairman of the board of directors and Chief Executive Officer of Red Rock. Our board of directors has determined this structure to be in the best interests of the Company and its stockholders at this time due to Mr. Fertitta's extensive knowledge of the Company and the gaming industry, as well as fostering greater communication between our management and the board of directors.

        Furthermore, Dr. James E. Nave, D.V.M. has been designated as our lead independent director. As the board's lead independent director, Dr. Nave holds a critical role in assuring effective corporate governance and in managing the affairs of our board of directors. Among other responsibilities, Dr. Nave will:

  •
  preside over executive sessions of the board of directors and over board meetings when the Chairman of the Board is not in attendance;

  •
  consult with the Chairman of the Board and other board members on corporate governance practices and policies, and assume the primary leadership role in addressing issues of this nature if, under the circumstances, it is inappropriate for the Chairman of the Board to assume such leadership;

  •
  meet informally with other outside directors between board meetings to assure free and open communication within the group of outside directors;

  •
  assist the Chairman of the Board in preparing the board agenda so that the agenda includes items requested by non-management members of our board of directors;

  •
  administer the annual board evaluation and reporting the results to the Nominating and Corporate Governance Committee; and

  •
  assume other responsibilities that the non-management directors might designate from time to time.

        The board of directors will periodically review the leadership structure and may make changes in the future.

Board Risk Oversight

        The board of directors will be actively involved in oversight of risks that could affect the Company. The board of directors expects to satisfy this responsibility through full reports by each committee chair (principally, the Audit Committee chair) regarding such committee's considerations and actions, as well as through regular reports directly from the officers responsible for oversight of particular risks within the Company.

        The Audit Committee will be primarily responsible for overseeing the risk management function at the Company on behalf of the board of directors. In carrying out its responsibilities, the Audit Committee will work closely with management. The Audit Committee will meet at least quarterly with members of management and, among things, receive an update on management's assessment of risk exposures (including risks related to liquidity, credit and operations, among others). The Audit Committee chair will provide periodic reports on risk management to the full board of directors.

        In addition to the Audit Committee, the other committees of the board of directors will consider the risks within their areas of responsibility. For example, the Compensation Committee will consider the risks that may be implicated by the Company's executive compensation programs. The Company does not believe that risks relating to its compensation policies and practices are reasonably likely to have a material adverse effect on the Company.

Code of Ethics and Business Conduct

        The board of directors has adopted a Code of Business Conduct and Ethics (the "Code of Ethics") that is applicable to all directors, employees and officers of the Company. The Code of Ethics will constitute the Company's "code of ethics" within the meaning of Section 406 of the Sarbanes-Oxley Act. The Company intends to disclose future amendments to certain provisions of the Code of Ethics, or waivers of such provisions applicable to the Company's directors and executive officers, on the Company's website at www.sclv.com.

        The Code of Ethics will be available on the Company's website at www.sclv.com. In addition, printed copies of the Code of Ethics will be available upon written request to Investor Relations, Red Rock Resorts, Inc., 1505 South Pavilion Center Drive, Las Vegas, Nevada 89135.

Compensation Committee Interlocks and Insider Participation

        None of the members of the Compensation Committee has ever been an officer or employee of the Company or any of its subsidiaries. None of the Company's named executive officers (as set forth under "Executive Compensation") has ever served as a director or member of the Compensation Committee (or other board committee performing equivalent functions) of another entity, one of whose executive officers served in either of those capacities for the Company.

Stockholder Communications with the Board of Directors

        Stockholders may send communications to our board of directors by writing to Red Rock Resorts, Inc., 1505 South Pavilion Center Drive, Las Vegas, Nevada 89135, Attention: Board of Directors.

 EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

        This section discusses the material elements of the compensation of each of our executive officers as of December 31, 2015 identified below, whom we refer to as our "Named Executive Officers":

  •
  Frank J. Fertitta III, Chairman of the Board and Chief Executive Officer;

  •
  Stephen L. Cavallaro, Executive Vice Chairman;

  •
  Richard J. Haskins, President;

  •
  Marc J. Falcone, Executive Vice President, Chief Financial Officer and Treasurer; and

  •
  Daniel J. Roy, Executive Vice President and Chief Operating Officer.

        During 2015, all of our Named Executive Officers other than Mr. Roy were employees of Fertitta Entertainment (the "FE NEOs"). The FE NEOs were not compensated directly by the Company; however, they received compensation for services as our executive officers from Fertitta Entertainment, to whom we paid management fees. See "Certain Relationships and Related Transactions" for additional information about our management relationship with affiliates of Fertitta Entertainment. As a result of the management arrangements, the compensation of the FE NEOs was determined exclusively by Fertitta Entertainment and we did not influence the determination of the amount or elements of such compensation. Accordingly, we did not have an executive compensation program for the FE NEOs. However, in connection with this Offering, we expect to acquire all of the outstanding membership interests of Fertitta Entertainment. In connection with the consummation of the Fertitta Entertainment Acquisition, we expect to enter into new employment agreements with the FE NEOs. See "Looking Ahead: Post-IPO Compensation" for additional information about our current post-IPO compensation intentions.

        In anticipation of this Offering, we designated Mr. Roy as an executive officer of the Company. Prior to such designation, our board of directors determined Mr. Roy's compensation in a manner consistent with Mr. Roy's employment agreement and generally consistent with compensation paid to similarly situated Company executives. In connection with this Offering, we expect to enter into a new employment agreement with Mr. Roy. See "Looking Ahead: Post-IPO Compensation" for additional information about our current post-IPO compensation intentions.

        Set forth below is information about all compensation for services rendered to us or our subsidiaries by the FE NEOs in all capacities pursuant to the management agreements and compensation paid by the Company to Mr. Roy, in each case for the years ended December 31, 2015, 2014 and 2013.

SUMMARY COMPENSATION TABLE

        The following table sets forth information regarding compensation paid by Fertitta Entertainment to the FE NEOs and by Station LLC to Mr. Roy for services rendered to us in all executive capacities during the years ended December 31, 2015, 2014 and 2013.

Name and Principal Position	Year	Salary($)(b)	Bonus ($)(c)	Stock Awards ($)(d)	Option Awards ($)(e)	All Other Compensation ($)(f)	Total ($)
Frank J. Fertitta III	2015	1,000,000	1,000,000	—	—	529,998	2,529,998
Chairman of the Board	2014	1,000,000	1,000,000	—	—	527,433	2,527,433
and Chief Executive Officer	2013	1,000,000	1,000,000	—	—	394,500	2,394,500
Stephen L. Cavallaro	2015	1,000,108	1,239,961	—	—	67,658	2,307,727
Executive Vice Chairman	2014	1,031,698	1,205,402	—	—	61,941	2,299,041
	2013	1,030,493	1,000,000	9,666,034	—	51,309	11,747,836
Richard J. Haskins	2015	620,192	625,000	—	—	11,500	1,256,692
President	2014	503,846	500,000	—	—	14,200	1,018,046
	2013	521,586	500,000	—	—	17,900	1,039,486
Marc J. Falcone	2015	600,000	475,000	—	—	17,533	1,092,533
Executive Vice President,	2014	503,846	500,000	—	—	26,803	1,030,649
Chief Financial Officer and	2013	529,011	500,000	—	—	34,924	1,063,935
Treasurer
Daniel J. Roy(a)	2015	513,762	500,000	—	—	21,852	1,035,614
Executive Vice President and	2014	500,000	400,000	—	—	20,598	920,598
Chief Operating Officer	2013	373,558	300,000	927,902	—	414	1,601,874

(a)
Mr. Roy commenced employment in February 2013.

(b)
Amounts shown are salary amounts earned without consideration as to the year of payment.

(c)
Amounts represent bonuses earned without consideration as to the year of payment.

(d)
Amount reflects the full grant date fair value of the FI Station Investor profit units, Fertitta Entertainment profit units or Station Holdco profit units, as applicable, granted during 2013 computed in accordance with ASC Topic 718, rather than the amounts paid to or realized by the named individual. The assumptions used in the valuation of such awards are set forth in Note 15 to the audited combined financial statements included in this prospectus. See the discussion under the caption "Equity Based Compensation" for a discussion of equity incentives granted to the Named Executive Officers.

(e)
See the discussion under the caption "Equity Based Compensation" for a discussion of equity incentives granted to the Named Executive Officers.

(f)
All Other Compensation for 2015 consisted of the following:

Benefits and Perquisites ($)	Frank J. Fertitta III		Stephen L. Cavallaro	Richard J. Haskins	Marc J. Falcone	Daniel J. Roy
Life insurance	216,890		26,005	2,700	4,005	13,557
Executive medical	66,622		33,329	3,500	8,528	8,295
Tax preparation services	—		8,324	5,300	5,000	—
Other	246,486	(i)	—	—	—	—

Total	529,998		67,658	11,500	17,533	21,852

(i)
Represents personal use of aircraft leased by Fertitta Entertainment.

Discussion of Summary Compensation Table

        The annual base salary for each FE NEO other than Frank J. Fertitta III is set forth in his employment agreement with Fertitta Entertainment. Mr. Fertitta does not have an employment agreement with Fertitta Entertainment. The base salary for each of the FE NEOs is reviewed on an annual basis and is subject to adjustment (for increase but not for decrease) based on an evaluation of the executive's performance. Actual base salary amounts, stock awards, cash bonus awards and other compensation for 2015 were determined by Fertitta Entertainment's managing members. The annual base salary for Mr. Roy is set forth in his employment agreement with the Company. Mr. Roy's base salary is reviewed on an annual basis and is subject to increase based on an evaluation of Mr. Roy's performance. Mr. Roy's actual base salary, stock awards, cash bonus awards and other compensation for 2015 were determined by our board of directors in a manner consistent with Mr. Roy's employment agreement and generally consistent with compensation paid to similarly situated Company executives.

        The base salaries, stock awards, cash bonus awards and other compensation that were awarded to each Named Executive Officer during the years ended December 31, 2015, 2014 and 2013 are detailed in the above tables. A description of the material terms of the Named Executive Officers' employment agreements is set forth below.

        Fertitta Entertainment entered into employment agreements with Mr. Cavallaro on October 10, 2012, with Mr. Falcone on October 29, 2009, and with Mr. Haskins as of June 16, 2011 (collectively, the "FE NEO Employment Agreements"). All of the FE NEO Employment Agreements have five-year terms, but are subject to automatic three-year extensions unless Fertitta Entertainment or the FE NEO who is party thereto gives notice at least 30 days prior to the end of the then-current term or unless the employment agreement is otherwise terminated pursuant to the terms of such agreement. The FE NEO Employment Agreements do not prohibit the FE NEOs from engaging in charitable and community affairs or managing personal investments during the term of their employment.

        Each FE NEO Employment Agreement provides for a base salary (to be reviewed annually for increase but not decrease) and an annual cash bonus to be based on the FE NEO's performance and to be determined by Fertitta Entertainment's managing members. The annual base salary for the FE NEOs as provided in the employment agreements with Fertitta Entertainment is $1,000,000 for Mr. Cavallaro, $500,000 for Mr. Falcone and $500,000 for Mr. Haskins. The base salary for Messrs. Falcone and Haskins was increased to $600,000 per year in December 2014, and the base salary for Mr. Haskins was subsequently increased to $725,000 per year in November 2015. The employment agreements for each of Messrs. Cavallaro, Falcone and Haskins provide for a target bonus of 100% of such executive's annual base salary; provided, however, that Mr. Cavallaro's employment agreement provides for a guaranteed bonus of $1,000,000 for each of 2013 and 2014.

        The FE NEO Employment Agreements provide that the FE NEOs are also entitled to certain other benefits and perquisites in addition to those made available to Fertitta Entertainment's management generally. Perquisites include, but are not limited to, four weeks of vacation per year for Messrs. Falcone and Haskins and five weeks of vacation per year for Mr. Cavallaro.

        The Company entered into an employment agreement with Mr. Roy on January 1, 2014, which was subsequently amended on November 1, 2015. Mr. Roy's employment agreement provides for a five-year term ending October 31, 2020, subject to automatic one-year extensions unless either party gives notice at least 30 days prior to the end of the then-current term or unless the employment agreement is otherwise terminated pursuant to its terms.

        Mr. Roy's employment agreement provides for an annual base salary (to be reviewed annually and which may be increased) of $600,000 ($500,000 prior to November 1, 2015) and an annual bonus, pursuant to our discretionary bonus plan, with a target amount equal to 100% of Mr. Roy's annual base salary. Mr. Roy's actual annual bonus amount is based upon the achievement of certain goals and objectives, as well as our overall performance. Mr. Roy's employment agreement entitles him to certain other benefits and perquisites in addition to those made available to our salaried employees generally. Perquisites for Mr. Roy include, but are not limited to, four weeks of vacation per year.

        For a discussion of the benefits to be paid to the Named Executive Officers upon termination of their Employment Agreements, please see the section entitled "Potential Payments Upon Termination of Employment" below.

  Equity-Based Compensation

        Prior to this Offering, long-term incentive compensation was provided to the FE NEOs in the form of an indirect interest in non-voting limited liability company membership interests in Fertitta Entertainment and FI Station Investor. The purpose of the indirect interest in membership interests of Fertitta Entertainment (the "FE Profit Units") and FI Station Investor (the "FI Profit Units" and, together with the FE Profit Units, the "FE NEO Profit Units") is to allow certain officers and members of our management to participate in our long-term growth and financial success through indirect ownership of an interest in Fertitta Entertainment, the manager of our properties, and FI Station Investor, an indirect owner of a majority equity interest in the Company. Each FE NEO (with the exception of Mr. Fertitta) has received an award of FE Profit Units and FI Profit Units.

        The FE Profit Units and FI Profit Units held by each of the FE NEOs have vested. Vested FE NEO Profit Units are subject to call rights of Fertitta Entertainment or FI Station Investor, as applicable, in the event of termination of employment of the holder thereof for any reason, and subject to forfeiture in the event of termination of employment of the holder for specified acts or violations of employment agreements. The FE Profit Units permit the holders thereof to participate in distributions made by Fertitta Entertainment following the return of capital contributions to the holders of common units of Fertitta Entertainment and will be purchased by Station LLC along with all other equity interests in Fertitta Entertainment in connection with the Fertitta Entertainment Acquisition. The FI Profit Units permit the holders thereof to participate in distributions made by FI Station Investor following the return of capital contributions and a return on investment of 15% per annum to the holders of common units of FI Station Investor. The FE Profit Units and FI Profit Units held by the FE NEOs as of December 31, 2015 represented approximately 7.2% and 6.1% of the total outstanding units in Fertitta Entertainment and FI Station Investor, respectively.

        Long-term incentive compensation is provided to Mr. Roy in the form of an indirect interest in Station Holdco profits interests granted pursuant to the Station Holdco LLC Amended and Restated Profit Units Plan (the "Station Profit Units Plan"). The purpose of the Station Holdco profit units is to allow certain officers and members of our management to participate in our long-term growth and financial success through direct or indirect ownership of an interest in Station Holdco.

        Pursuant to the Station Profit Units Plan, Mr. Roy was granted 504,392 Station Holdco profit units on April 25, 2013 (which are scheduled to vest 25% on the first four anniversaries of January 24, 2013) and 250,000 Station Holdco profit units on July 31, 2013 (which are scheduled to vest 25% on the first four anniversaries of the grant date). Pursuant to the Station Profit Units Plan, unvested Station Holdco profit units will immediately vest upon a "Change of Control" (as such term is defined in the Station Profit Units Plan). Unvested Station Holdco profit units are subject to forfeiture upon termination of employment of the holder thereof. Vested Station Holdco profit units are subject to call rights of Station Holdco in the event of termination of employment of the holder thereof.

OUTSTANDING EQUITY AWARDS

        The following table sets forth information concerning all unvested equity-based awards held by the Named Executive Officers as of December 31, 2015.

Profit Unit Awards
Name	Number of Profit Units That Have Not Vested (#)(a)	Market Value of Profit Units That Have Not Vested ($)(b)
Frank J. Fertitta III	—	—
Stephen L. Cavallaro	—	—
	—	—
Richard J. Haskins	—	—
	—	—
Marc J. Falcone	—	—
	—	—
Daniel J. Roy(1)	377,196

(a)
Represents indirect interest in profit units of Station Holdco.

(1)
126,098 of Mr. Roy's unvested awards vested on January 24, 2016, 126,098 of Mr. Roy's unvested awards will vest on January 24, 2017, and 62,500 of Mr. Roy's unvested awards will vest on each of July 31, 2016 and July 31, 2017. All vesting is conditioned upon Mr. Roy being an employee of Station LLC or its affiliates on the vesting date.

(b)
The market value per Profit Unit is based on the value of the Company implied by an assumed initial public offering price of $             per share (the midpoint of the price range set forth on the cover page of this prospectus).

 PROFIT UNITS VESTED DURING 2015

        The following table sets forth information concerning the vesting of profit unit awards during the year ended December 31, 2015:

	Profit Unit Awards
Name	Number of Profit Units Acquired on Vesting (#)(a)		Value Realized on Vesting ($)(b)
Frank J. Fertitta III	—		—
Stephen L. Cavallaro	1,500	FE	6,003,000
	2,709,352	FI
Richard J. Haskins	500	FE	2,001,000
	1,128,896.5	FI
Marc. J. Falcone	—	FE	—
	1,128,896.5	FI
Daniel J. Roy	188,598	Station
		Holdco

(a)
Represents the vesting of FE Profit Units, FI Profit Units or Station Holdco profit units, as applicable.

(b)
The market value per FE Profit Unit is based on the value of Fertitta Entertainment implied by the consideration paid to be paid for the equity interests of Fertitta Entertainment in connection with the Fertitta Entertainment Acquisition. The market value per FI Profit Unit and Station Holdco Profit Unit is based on the value of the Company implied by an assumed initial public offering price of $            per share (the midpoint of the price range set forth on the cover page of this prospectus).

Potential Payments upon Termination of Employment Or Change In Control

  FE NEO Employment Agreements

        Each of the FE NEOs (other than Frank J. Fertitta III) is party to an employment agreement that requires Fertitta Entertainment to make payments and provide benefits to such FE NEO upon the termination of his employment with Fertitta Entertainment under various scenarios. The FE NEO Employment Agreements do not provide for any additional payments or benefits under a voluntary termination of employment by the FE NEO or involuntary termination by Fertitta Entertainment for "Cause" (as defined in the applicable FE NEO Employment Agreement). Under those scenarios, the FE NEOs are only entitled to their accrued and unpaid obligations, such as salary. The Company is not required to make any payments to the FE NEOs upon termination of employment by Fertitta Entertainment.

        A description of the payments and benefits that Fertitta Entertainment is required to provide to the FE NEOs under their FE NEO Employment Agreements upon various termination events is set forth below.

  Employment Agreement with Mr. Roy

        Mr. Roy is party to an employment agreement that requires the Company to make payments and provide benefits to Mr. Roy upon the termination of his employment with us under various scenarios. Mr. Roy's employment agreement does not provide for any additional payments or benefits under a voluntary termination of employment by Mr. Roy or involuntary termination by us for "Cause" (as defined in Mr. Roy's employment agreement). Under those scenarios, Mr. Roy is only entitled to his accrued and unpaid obligations, such as salary and any annual bonus awarded but not yet paid. A description of the payments and benefits that we are required to provide to Mr. Roy under his employment agreement upon various termination events is set forth below.

  Termination as a Result of Death or Disability

        In the event that an FE NEO (other than Frank J. Fertitta III) or Mr. Roy is terminated as a result of his death or disability, he or his legal representative will receive all salary due to the Named Executive Officer under his employment agreement as of the date of his death or disability. In addition, the Named Executive Officer or his legal representative will receive any compensation accrued and payable as of the date of death or disability.

  Termination Without Cause

        In the event an FE NEO (other than Frank J. Fertitta III) or Mr. Roy is terminated without Cause, other than due to death or disability, the Named Executive Officer will receive an amount equal to his base salary, paid over a period of 12 months in equal installments after the date of termination of his employment, and continuation (or, in the case of Mr. Roy, reimbursement for the COBRA continuation cost) of medical insurance for 12 months. In addition, each FE NEO (other than Frank J. Fertitta III) will receive a pro-rata portion of the annual bonus for the year in which he is terminated.

  Payments Upon Change in Control

        Upon the occurrence of a change of control of the Company, the FI Profit Units held by the FE NEOs will immediately vest. The vesting schedule of the FE Profit Units is not affected by a change of control of the Company. All of the FI Profit Units and FE Profit Units held by the FE NEOs are vested. Pursuant to the Station Profit Units Plan, all unvested Station Holdco profit units will immediately vest upon a "Change of Control" (as such term is defined in the Station Profit Units Plan).

Looking Ahead: Post-IPO Compensation

  Retention of a Compensation Consultant

        Prior to this Offering, we retained Pay Governance LLC, a compensation consulting firm, to evaluate our compensation programs and to provide guidance with respect to developing and implementing our compensation philosophy and programs as a public company.

Profit Units

        Holders of profit units issued by Station Holdco, all of whom are current or former employees of the Company, will receive restricted shares of Class A Common Stock issued pursuant to the terms our new Red Rock Resorts, Inc. 2016 Equity Incentive Plan in substitution for such profit units. As of December 31, 2015, an aggregate of 10,039,007 Station Holdco profit units were outstanding. Pursuant to the terms of the Station Holdco Amended and Restated Profit Units Plan, an aggregate of            restricted shares of Class A Common Stock will be substituted for the outstanding Station Holdco profit units (assuming an initial public offering price of $            per share, the midpoint of the estimated public offering price range set forth on the cover page of this prospectus).

2016 Equity Incentive Plan

        We have adopted, subject to the approval of our stockholders, the Red Rock Resorts, Inc. 2016 Equity Incentive Plan (the "Equity Incentive Plan").

  Purpose

        The Equity Incentive Plan authorizes the Compensation Committee, or another committee designated by the Board and made up of two or more eligible directors (as applicable, the "Committee"), to provide equity-based or other incentive-based compensation for the purpose of attracting and retaining directors, employees and certain consultants and providing our directors, employees and such consultants incentives and rewards for superior performance.

        The Equity Incentive Plan is designed to comply with the requirements of applicable federal and state securities laws, and the Internal Revenue Code of 1986, as amended (the "Code"), including allowing us to issue awards that may comply with the performance-based exclusion from the deduction limitations under Section 162(m) of the Code.

  Shares Subject to the Equity Incentive Plan

        The number of shares of our Class A Common Stock that may be issued under the Equity Incentive Plan is            , which represents 10% of total number of outstanding shares of Class A Common Stock determined on an as-exchanged basis. No more than 100% of the total number of shares available for issuance under the Equity Incentive Plan may be issued upon the exercise of incentive stock options (ISOs). The number of shares with respect to awards (including options and stock appreciation rights (SARs)) that may be granted under the Equity Incentive Plan to any individual participant in any single fiscal year may not exceed shares (with grants to non-employee directors limited to            shares), and the maximum number of shares that may be paid to any individual participant in connection with awards intended to qualify as "performance-based compensation" under Section 162(m) of the Code in respect of a single calendar year (including as a portion of the applicable performance period) may not exceed            shares (or the cash equivalent of such shares), each as subject to potential adjustment as described in the Equity Incentive Plan.

        Any shares of our Class A Common Stock covered by an award granted under the Equity Incentive Plan, which for any reason is canceled, forfeited or expires or is settled in cash, will again be available for awards under the Equity Incentive Plan. In addition, (i) shares not issued or delivered as a result of the net settlement of an outstanding stock option or SAR, (ii) shares used to pay the exercise price or withholding taxes related to an outstanding award, and (iii) shares repurchased by the Company using proceeds realized by the Company in connection with a participant's exercise of an option or SAR, will again become available for grant.

        Subject to the Equity Incentive Plan's share counting rules, Class A Common Stock covered by awards granted under the Equity Incentive Plan will not be counted as used unless and until the shares are actually issued or transferred. However, shares issued or transferred under awards granted under the Equity Incentive Plan in substitution for or conversion of, or in connection with an assumption of, stock options, SARs, restricted stock, restricted stock units (RSUs) or other stock or stock-based awards held by awardees of an entity engaging in a corporate acquisition or merger transaction with us or any of our subsidiaries will not count against (or be added back to) the aggregate share limit or other Equity Incentive Plan limits described above. Additionally, shares available under certain plans that we or our subsidiaries may assume in connection with corporate transactions from another entity may be available for certain awards under the Equity Incentive Plan, under circumstances further described in the Equity Incentive Plan, but will not count against the aggregate share limit or other Equity Incentive Plan limits described above. The various limits described above are subject to potential adjustment as described in the Equity Incentive Plan.

  Equity Incentive Plan Administration

        The Equity Incentive Plan is administered by the Committee. The Committee generally may select eligible employees to whom awards are granted, determine the types of awards to be granted and the number of shares covered by awards and set the terms and conditions of awards. The Committee's determinations and interpretations under the Equity Incentive Plan will be binding on all interested parties. The Committee may delegate to a subcommittee or to officers certain authority with respect to the granting of awards other than awards to certain officers and directors as specified in the Equity Incentive Plan.

  Eligibility

        Awards may be granted by the Committee to any of our employees or certain qualifying consultants, or to employees or certain qualifying consultants of our affiliates, or non-employee directors who are members of our Board or the board of directors of our affiliates; provided that ISOs may only be granted to our employees or employees of our parents or subsidiaries, consistent with Section 422 of the Code.

  No Repricing Without Shareholder Approval

        Except in connection with a corporate transaction or other adjustment event described in the Equity Incentive Plan, repricing of underwater options and SARs is prohibited without stockholder approval under the Equity Incentive Plan.

  Types of Awards Under the Equity Incentive Plan

        Stock Options.    Option rights may be granted that entitle the optionee to purchase shares of our Class A Common Stock at a price not less than (except with respect to Substitute Awards described below) fair market value at the date of grant, and may be ISOs, nonqualified stock options, or combinations of the two. Stock options granted under the Equity Incentive Plan will be subject to such terms and conditions, including exercise price and conditions and timing of exercise, as may be determined by the Committee and specified in the applicable award agreement. Payment in respect of the exercise of an option granted under the Equity Incentive Plan may be made (i) in cash or its equivalent; (ii) in the discretion of the Committee and subject to such rules as may be established by the Committee and applicable law, by exchanging shares owned by the optionee (which are not the subject of any pledge or other security interest and which have been owned by such optionee for at least six months); (iii) in the discretion of the Committee and subject to such rules as may be established by the Committee and applicable law, through delivery of irrevocable instructions to a broker to sell the shares being acquired upon exercise of the option and to deliver promptly to us an amount equal to the aggregate exercise price; (iv) in the discretion of the Committee and subject to such rules as may be established by the Committee and applicable law, by having us withhold from shares otherwise deliverable an amount equal to the aggregate option exercise price; (v) by a combination of the foregoing; or (vi) by such other methods as may be approved by the Committee and subject to such rules as may be established by the Committee and applicable law; provided that the combined value of all cash and cash equivalents and the fair market value of such shares so tendered to us or withheld as of the date of such tender or withholding is at least equal to the aggregate exercise price of the option. No stock option may be exercisable more than 10 years from the date of grant.

        Stock Appreciation Rights.    SARs granted under the Equity Incentive Plan will be subject to such terms and conditions, including grant price and the conditions and limitations applicable to exercise thereof, as may be determined by the Committee and specified in the applicable award agreement. SARs may be granted in tandem with another award, in addition to another award, or freestanding and unrelated to another award. Each SAR will entitle the participant to receive an amount equal to the excess of the fair market value of a share of our Class A Common Stock on the date of exercise of the SAR over the grant price thereof (which may not be (except with respect to Substitute Awards described below) less than fair market value on the date of grant). The Committee, in its sole discretion, will determine whether a SAR will be settled in cash, shares or a combination of cash and shares. No SAR may be exercisable more than 10 years from the date of grant.

        Restricted Stock and Restricted Stock Units.    Restricted stock and RSUs granted under the Equity Incentive Plan will be subject to such terms and conditions, including the duration of the period during which, and the conditions, if any, under which, the restricted stock and RSUs may vest and/or be forfeited to us, as may be determined by the Committee in its sole discretion. Each RSU will have a value equal to the fair market value of a share of our Class A Common Stock. RSUs will be paid in cash, shares, other securities or other property, as determined by the Committee in its sole discretion, upon or after the lapse of the restrictions applicable thereto or otherwise in accordance with the applicable award agreement. Dividends paid on any Restricted Stock or dividend equivalents paid on any RSUs will be paid directly to the participant, withheld by us subject to vesting of the Restricted Stock or RSUs under the terms of the applicable award agreement, or may be reinvested in additional Restricted Stock or in additional RSUs, as determined by the Committee in its sole discretion.

        Performance Awards.    Performance awards granted under the Equity Incentive Plan will consist of a right which is (i) denominated in cash or shares, (ii) valued, as determined by the Committee, in accordance with the achievement of such performance goals during such performance periods as the Committee will establish, and (iii) payable at such time and in such form as the Committee will determine. Subject to the terms of the Equity Incentive Plan and any applicable award agreement, the Committee will determine the performance goals to be achieved during any performance period, the length of any performance period, the amount of any performance award and the amount and kind of any payment or transfer to be made pursuant to any performance award. Performance awards may be paid in a lump sum or in installments following the close of the performance period (as set forth in the applicable award agreement) or, in accordance with procedures established by the Committee, on a deferred basis. The Committee may require or permit the deferral of the receipt of performance awards upon such terms as the Committee deems appropriate and in accordance with Section 409A of the Code.

        Other Stock-Based Awards.    In addition to the foregoing types of awards, the Committee will have authority to grant to participants an "other stock-based award" (as defined in the Equity Incentive Plan), which will consist of any right which is (i) not a stock option, SAR, restricted stock or RSU or performance award and (ii) an award of shares or an award denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, shares of our Class A Common Stock (including, without limitation, securities convertible into shares of our Class A Common Stock), as deemed by the Committee to be consistent with the purposes of the Equity Incentive Plan; provided that any such rights must comply, to the extent deemed desirable by the Committee, with Rule 16b-3 and applicable law. Subject to the terms of the Equity Incentive Plan and any applicable award agreement, the Committee will determine the terms and conditions of any such other stock-based award, including the price, if any, at which securities may be purchased pursuant to any other stock-based award granted under the Equity Incentive Plan.

        Dividend Equivalents.    In the sole discretion of the Committee, an award, whether made as another stock-based award or as any other type of award issuable under the Equity Incentive Plan (other than options or SARs), may provide the participant with the right to receive dividends or dividend equivalents, payable in cash, shares, other securities or other property and on a current or deferred basis. However, for awards with respect to which any applicable performance criteria or goals have not been achieved, dividends and dividend equivalents may be paid only on a deferred basis, to the extent the underlying award vests.

  Performance Criteria

        The Equity Incentive Plan requires that the Committee establish measurable "Performance Criteria" for purposes of any award under the Plan that is intended to qualify as "performance-based compensation" under Section 162(m) of the Code. The Performance Criteria that will be used to establish such performance goal(s) will be based on one or more, or a combination of, the following: (i) return on net assets; (ii) pretax income before allocation of corporate overhead and bonus; (iii) budget; (iv) net income; (v) division, group or corporate financial goals; (vi) return on stockholders' equity; (vii) return on assets; (viii) return on capital; (ix) revenue; (x) profit margin; (xi) earnings per Share; (xii) net earnings; (xiii) operating earnings; (xiv) free cash flow; (xv) attainment of strategic and operational initiatives; (xvi) appreciation in and/or maintenance of the price of the Shares or any other publicly-traded securities of the Company; (xvii) market share; (xviii) gross profits; (xix) earnings before interest and taxes; (xx) earnings before interest, taxes, depreciation and amortization; (xxi) operating expenses; (xxii) capital expenses; (xxiii) enterprise value; (xxiv) equity market capitalization; (xxv) economic value-added models and comparisons with various stock market indices; or (xxvi) reductions in costs. To the extent required under Section 162(m) of the Code, the Committee will, not later than the 90th day of a performance period (or, if longer, within the maximum period allowed under Section 162(m) of the Code), define in an objective fashion the manner of calculating the Performance Criteria it selects to use for such performance period. Performance awards can be granted that either are intended to or not intended to qualify as "performance-based compensation" under Section 162(m) of the Code.

  Amendments

        The Board may amend the Equity Incentive Plan from time to time without further approval by our stockholders, except where (i) the amendment would materially increase the benefits accruing to participants under the Equity Incentive Plan, (ii) the amendment would materially increase the number of securities which may be issued under the Equity Incentive Plan, or (iii) stockholder approval is required by applicable law or securities exchange rules and regulations, and provided that no such action that would materially impair the rights of any participant with respect to awards previously granted under the Equity Incentive Plan will be effective without the participant's consent.

  Transferability

        Each award, and each right under any award, will be exercisable only by the participant during the participant's lifetime, or, if permissible under applicable law, by the participant's guardian or legal representative, and no award may be sold, assigned, pledged, attached, alienated or otherwise transferred or encumbered by a participant, other than by will or by the laws of descent and distribution, and any such purported sale, assignment, pledge, attachment, alienation, transfer or encumbrance will be void and unenforceable against us or any affiliate; provided that the designation of a beneficiary will not constitute a sale, assignment, pledge, attachment, alienation, transfer or encumbrance. In no event will any award granted under the Equity Incentive Plan be transferred for value. However, the Committee may permit the transferability of an award under the Equity Incentive Plan by a participant to certain members of the participant's immediate family or trusts for the benefit of such persons or other entities owned by such persons.

  Adjustments

        The number and kind of shares covered by outstanding awards and available for issuance or transfer (and Equity Incentive Plan limits) under the Equity Incentive Plan and, if applicable, the prices per share applicable thereto, are subject to adjustment in the event of dividend or other distribution (whether in the form of cash, shares, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of shares or other securities of ours, issuance of warrants or other rights to purchase our shares or other securities, or other corporate transaction or event. In the event of any such transaction, the Committee may, in its discretion, adjust to prevent dilution or enlargement of benefits (i) the number of our shares or other securities (or number and kind of other securities or property) with respect to which awards may be granted, (ii) the number of our shares or other securities of (or number and kind of other securities or property) subject to outstanding awards, and (iii) the grant or exercise price with respect to any award or, if deemed appropriate, make provision for a cash payment to the holder of an outstanding award in consideration for the cancellation of such award, which, in the case of options and SARs will equal the excess, if any, of the fair market value of the shares subject to such options or SARs over the aggregate exercise price or grant price of such options or SARs. However, such adjustment to the Equity Incentive Plan limits will be made only if and to the extent that such adjustment would not cause any ISO to fail to so qualify.

  Change of Control

        Unless a "Replacement Award" (as defined in the Equity Incentive Plan) is provided to the participant and unless otherwise (i) determined by the Committee at the date of grant, or (ii) set forth in the applicable award agreement, in the event of a "Change in Control" (as defined in the Equity Incentive Plan), each then outstanding option and SAR will become fully vested and exercisable and the restrictions applicable to each outstanding restricted stock award, RSU, performance award or other stock-based award will lapse and the award will be fully vested (with any applicable performance goals deemed to have been achieved at a target level as of the date of such vesting). Unless otherwise provided in the Equity Incentive Plan, and at the discretion of the Committee, a spin-off of a division or subsidiary of the Company to its stockholders will not constitute a Change in Control.

        With respect to a replacement award held by a participant during the two year period after a Change in Control, upon the termination of employment or service by the Company without Cause or termination of employment by the participant for Good Reason (each, as defined in the Equity Incentive Plan, unless otherwise defined in an applicable award agreement or individual employment, severance, or similar agreement) (an "Involuntary Termination"), (i) all Replacement Awards held by the participant will become fully vested and, if applicable, exercisable and free of restrictions (with any applicable performance goals deemed to have been achieved at a target level as of the date of such vesting), and (ii) all options and SARs held by the participant immediately before such termination of employment that the participant also held as of the date of the Change in Control or that constitute Replacement Awards will remain exercisable for a period of 90 days following the Involuntary Termination or until the expiration of the stated term of the option or SAR, whichever period is shorter (subject to any longer period of exercisability that may be provided in the applicable award agreement).

        Unless otherwise provided in the Equity Incentive Plan or an award agreement, to the extent any Equity Incentive Plan or award agreement provision would cause a payment of deferred compensation upon a Change in Control or termination of service that is subject to Section 409A of the Code, then payment will not be made unless the provisions comply with Section 409A of the Code. Any payment that would have been made but for the application of the preceding sentence will be made in accordance with the payment schedule that would have applied in the absence of a Change in Control or termination of employment or service, but disregarding any future service or performance requirements.

  Withholding Taxes

        A participant may be required to pay to us, and, subject to Section 409A of the Code, we will have the right and are authorized to withhold from any award, from any payment due or transfer made under any award or under the Plan or from any compensation or other amount owing to a participant the amount (in cash, shares, other securities, other awards or other property) of any applicable withholding taxes in respect of an award, its exercise, or any payment or transfer under an award or under the Equity Incentive Plan and to take such other action as may be necessary in our opinion to satisfy all obligations for the payment of such taxes. In the discretion of the Committee and subject to such rules as the Committee may adopt and applicable law, a participant may satisfy, in whole or in part, the withholding liability by delivery of shares owned by the participant (which are not subject to any pledge or other security interest and which have been owned by the participant for at least six months) with a fair market value equal to such withholding liability or by having us withhold from the number of shares otherwise issuable upon the occurrence of a vesting event a number of shares with a fair market value equal to such withholding liability.

  Detrimental Activity and Recapture Provisions

        Any award agreement may provide for the cancellation or forfeiture of an award or the forfeiture and repayment of any gain related to an award, or other provisions intended to have a similar effect, upon terms and conditions determined by the Committee, if a participant, either during (i) his or her employment or other service with us or an affiliate or (ii) within a specific period after termination of employment or service, engages in any "detrimental activity" (as defined in such award agreement). In addition, any award agreement may provide for the cancellation or forfeiture of an award or the forfeiture and repayment to us of any gain related to an award, or other provisions intended to have a similar effect, upon such terms and conditions as may be determined by the Committee from time to time or under Section 10D of the Exchange Act, or the rules of any national securities exchange or national securities association on which our Class A Common Stock is traded.

  Termination

        No grant will be made under the Equity Incentive Plan more than 10 years after the date on which the Equity Incentive Plan is approved by the Board, but all grants made on or prior to such date will continue in effect thereafter subject to the terms thereof and of the Equity Incentive Plan.

  Registration on Form S-8

        In connection with this Offering, we intend to file a registration statement on Form S-8 to register the total number of shares of our Class A Common Stock that may be issued under the Equity Incentive Plan.

IPO Equity Grants

        On the pricing date of this Offering, contingent upon the closing of this Offering, we intend to grant equity incentive awards to each of our Named Executive Officers (other than Mr. Fertitta) under the Equity Incentive Plan. These awards are expected to consist of (i) stock options to acquire shares of Class A Common Stock, at an exercise price equal to the per share offering price of the Class A Common Stock, with the number of shares subject to such stock options being that necessary to cause the Black-Scholes-Merton value of such stock options on the pricing date of this Offering to be equal to $10 million; and (ii)             restricted shares of Class A Common Stock. The stock option awards will vest in installments of 25% on each of the first four anniversaries of the date of this Offering. The restricted stock awards will vest in installments of 50% on each of the third and fourth anniversaries of the date of this Offering.

New Employment Agreements

        In connection with this Offering, we intend to enter into a new employment agreement with each of our Named Executive Officers (the "New Employment Agreements"), with the New Employment

Agreements to be effective as of the date of this Offering. The following is a summary of the anticipated terms of the New Employment Agreements.

        The New Employment Agreements have a fixed five-year term, unless the employment agreement is otherwise terminated pursuant to its terms.

        The annual base salary for each Named Executive Officer is set forth in his New Employment Agreement, and is reviewed on an annual basis. Base salary is subject to adjustment (for increase but not for decrease) following the first (second for Mr. Fertitta) anniversary of this Offering. The initial annual base salary set forth in the New Employment Agreements is $1,000,000 for Frank J. Fertitta III, $750,000 for each of Messrs. Cavallaro and Haskins, and $600,000 for each of Messrs. Falcone and Roy. In addition, the New Employment Agreements provide for eligibility to receive a performance-based annual bonus with a targeted amount equal to 100% of the applicable Named Executive Officer's annual base salary. Each employment agreement also provides for (i) the inclusion of the applicable Named Executive Officer in all benefit plans and programs of the Company made available to our executives or salaried employees generally; (ii) to the extent applicable, initial equity incentive awards (as further described above under the sub-heading "IPO Equity Grants"); and (iii) continuation of any group health, executive medical, disability and life insurance-related coverage and/or benefits, and tax preparation services, as were in effect for the applicable Named Executive Officer immediately prior to this Offering.

        The New Employment Agreements require us to make payments and provide benefits to each Named Executive Officer upon the termination of his employment with us under various scenarios. The New Employment Agreements do not provide for any additional payments or benefits upon a voluntary termination of employment by the Named Executive Officer without "good reason" or involuntary termination by the Company for "cause" (each as defined in the applicable New Employment Agreement). Under those scenarios, the Named Executive Officers are only entitled to their accrued and unpaid obligations, such as unpaid salary, any annual bonus awarded but not yet paid, and reimbursement for previously-incurred expenses. With the exception of Mr. Fertitta, the concept of "good reason" for resignation applies only following a "change in control" of the Company (as defined in the applicable New Employment Agreement).

  Termination as a Result of Death or Disability

        In the event that a Named Executive Officer is terminated as a result of his death or disability, he or his legal representative will receive all salary due to the Named Executive Officer under his employment agreement as of the date of his death or disability. In addition, each Named Executive Officer will receive any awarded but unpaid annual bonus and a pro-rated annual bonus for the year of death or disability.

  Termination Without Cause or With Good Reason

        In the event that a Named Executive Officer is terminated without cause (other than due to death or disability), or resigns for good reason, the Named Executive Officer will receive the same amounts described above upon a termination as a result of death or disability. In addition, subject to the Named Executive Officer's execution of a release of claims against the Company, he will receive an amount equal his annual base salary in effect at the time of his termination, paid in 12 equal monthly installments. All of the Named Executive Officers will be entitled to continuation of group health and long-term disability insurance for 12 months, or a cash payment in lieu of such continuation coverage if the Company determines that such coverage is not permitted.

  Restrictive Covenants

        The New Employment Agreements contain indefinite confidentiality obligations, as well as prohibitions against the Named Executive Officers' competition with us or solicitation of our employees. The non-competition and non-solicitation restrictions apply during the full five-year term of each Named Executive Officer's New Employment Agreement or, if longer, through the second anniversary of the date of his termination of employment with respect to the "Restricted Area" (other than the "Las Vegas Strip") and through the first anniversary of the date of his termination of employment with respect to the "Las Vegas Strip" (in each case as defined in the applicable New Employment Agreement). However, in the event of a termination of a Named Executive Officer's employment by the Company without cause or by him for good reason, the non-competition and non-solicitation restrictions will instead end on the second anniversary of his termination of employment with respect to the Restricted Area (other than the Las Vegas Strip) and on the first anniversary of his termination of employment with respect to the Las Vegas Strip.

  Governance Provisions

        The New Employment Agreements do not provide for any "golden parachute" excise tax gross-ups or similar payments.

        The New Employment Agreements also include a compensation clawback provision, pursuant to which any compensation paid to any Named Executive Officer by us or any of our affiliates is subject to deductions and clawback as required by applicable law, regulations or stock exchange listing requirements.

Stock Ownership Guidelines

        The Company has implemented stock ownership guidelines in connection with this Offering. The guidelines require that:

  •
  the Company's Chief Executive Officer hold Company equity equal to five times base salary;

  •
  the Company's named executive officers (other than the Chief Executive Officer) hold Company equity equal to three times base salary; and

  •
  non-employee directors of the Company hold Company equity equal to two times annual retainer fees.

        No individual subject to the stock ownership guidelines is expected to satisfy the ownership targets until the date that is five years from the date the applicable individual first becomes subject to the stock ownership guidelines.

BOARD COMPENSATION FOR 2015

        The following table discloses the compensation for members of our board of directors who served on the board of managers of Station LLC for the year ended December 31, 2015:

Name	Fees Earned or Paid in Cash ($)	Total ($)
Frank J. Fertitta III	125,000	125,000
Lorenzo J. Fertitta	125,000	125,000
James E. Nave, D.V.M.	125,000	125,000
Robert A. Cashell, Jr.	125,000	125,000
Robert E. Lewis	125,000	125,000

        The members of the board of directors of Station Holdco did not receive any compensation for the year ended December 31, 2015 for serving on such board.

Discussion of Manager Compensation Table

        During 2015, each member of our board of directors who served as a member of Station LLC's board of managers received cash compensation for services to us, including service on committees of either such board. Compensation paid to members of Station LLC's board of managers was $125,000 annually, paid in 12 equal monthly installments of $10,417. Amounts shown are the amounts earned without consideration as to the year of payment. The members of the board of directors of Station Holdco did not receive any compensation for the year ended December 31, 2015 for serving on such board.

DIRECTOR COMPENSATION

        Red Rock has approved the following annual retainer fees for its non-employee directors:

Amount ($)
Base Annual Retainer, all board members	75,000
Audit Committee Chairman base fee	30,000
Audit Committee Member base fee	15,000
Compensation Committee Chairman base fee	20,000
Compensation Committee Member base fee	10,000
Nominating and Governance Committee Chairman base fee	12,500
Nominating and Governance Committee Member base fee	5,000
Lead Independent Director base fee, in addition to Board membership	25,000

        In addition, Red Rock has approved annual restricted stock awards with a value of $150,000 to each non-employee director.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Limited Liability Company Agreement of Station Holdco

        In connection with the Offering and Reorganization Transactions, the members of Station Holdco will amend and restate the limited liability company agreement of Station Holdco. Red Rock will control all of the business and affairs of Station Holdco and its subsidiaries. Holders of LLC Units will generally not have voting rights under the limited liability company agreement.

        Red Rock will have the right to determine when distributions will be made to holders of LLC Units and the amount of any such distributions, other than with respect to tax distributions as described below. If a distribution is authorized, such distribution will be made to the holders of LLC Units on a pro rata basis in accordance with the number of LLC Units held by such holder.

        The holders of LLC Units, including Red Rock, will incur U.S. federal, state and local income taxes on their proportionate share of any taxable income of Station Holdco. Net profits and net losses of Station Holdco will generally be allocated to holders of LLC Units (including Red Rock) on a pro rata basis in accordance with the number of LLC Units held by such holder. The limited liability company agreement will provide for quarterly cash distributions, which we refer to as "tax distributions," to the holders of the LLC Units. Generally, tax distributions will be computed by first determining the tax amount of each holder of LLC Units, which amount will generally equal the taxable income allocated to each holder of LLC Units (with certain adjustment) and then multiplying that income by an assumed tax rate. Station Holdco will then determine an aggregate tax distribution amount by reference to the highest individual LLC Unit holder's tax amount and, subject to certain limitations, will distribute that aggregate amount to all holders of LLC Units as of the tax distribution date based on their percentage ownership interests at the time of the distribution.

        The limited liability company agreement is expected to provide that, to the extent that such payments may be made in compliance with the terms of Station Holdco's debt agreements and applicable law, in the sole discretion of Red Rock, as the managing member of Station Holdco, Station Holdco will pay or reimburse Red Rock for all fees, costs, and expenses incurred by Red Rock and related to the business and affairs of Station Holdco (including expenses that relate to the business and affairs of Station Holdco that also relate to the activities of Red Rock, such as costs of future securities offerings, board of director compensation, costs of periodic reports to stockholders of Red Rock, and accounting and legal costs).

        The limited liability company agreement is expected to provide that it may be amended, supplemented, waived or modified by the written consent of Red Rock in its sole discretion without the approval of any other holder of LLC Units, except that no amendment may disproportionately materially and adversely affect the rights of a holder of LLC Units without the consent of such holder and amendments to certain provisions governing rights or obligations of the Fertitta Family Entities and GACC require the consent of the Fertitta Family Entities and GACC, respectively.

        In addition, the limited liability company agreement will provide that the aggregate non-equity compensation of Frank J. Fertitta III will not change for two years following the consummation of this Offering, the aggregate non-cash compensation of Lorenzo J. Fertitta shall be fixed at $500,000 for two years following the consummation of this Offering and, for so long as GACC and its affiliates beneficially own at least 5% of the outstanding Class A Common Stock of the Company (determined on an as-exchanged basis assuming that all of the LLC Units were exchanged for Class A Common Stock), the aggregate non-equity compensation payable for the second year following the consummation of this Offering to all other executives and employees employed by Fertitta Entertainment prior to the consummation of this Offering will not exceed 105% of the aggregate non-equity compensation received by such individuals, in the aggregate, during the first year following the consummation of this Offering. In addition, the limited liability company agreement will provide that, for a period of one year following the consummation of this Offering, no grants of equity compensation other than the grants described under the heading "Executive Compensation—Looking Ahead; Post-IPO Compensation—IPO Equity Grants" will be made to executives and employees employed by Fertitta Entertainment prior to the consummation of this Offering, and, for a period of two years following the consummation of this Offering, no such grants of equity compensation will be made to Frank J. Fertitta III or Lorenzo J. Fertitta. The limited liability company agreement will also provide that, for a period of two years following the consummation of this Offering, the aggregate number of shares of Class A Common Stock issued or issuable in connection with awards made pursuant to the Equity Incentive Plan, any successor plan thereto, or otherwise shall not exceed 50% of the total number of shares of Class A Common Stock reserved for issuance pursuant to the 2016 Equity Incentive Plan.

Tax Receivable Agreement

        As described in "The Reorganization of our Corporate Structure," we intend to use a portion of the proceeds from this Offering to purchase LLC Units from certain of our existing owners. In addition, the existing holders of the LLC Units may (subject to the terms of the exchange agreement) exchange their LLC Units, together with all outstanding shares of Class B Common Stock, for shares of our Class A Common Stock on a one-for-one basis or, at our election, for cash. As a result of this initial purchase and any subsequent exchanges, Red Rock will become entitled to a proportionate share of the existing tax basis of the assets of Station Holdco. In addition, Station Holdco intends to make an election under Section 754 of the Code effective for the first taxable year in which an exchange or purchase of LLC Units occurs and all future years, which may result in increases to the tax basis of the assets of Station Holdco. These increases in tax basis are expected to increase our depreciation and amortization deductions and create other tax benefits and therefore may reduce the amount of tax that Red Rock would otherwise be required to pay in the future. These increases in tax basis may also decrease gains (or increase losses) on future dispositions of certain assets.

        In connection with the Offering and Reorganization Transactions, we will enter into a tax receivable agreement with the existing holders of LLC Units (and their permitted transferees). The agreement will require us to pay to such holders 85% of the amount of tax benefits, if any, that we realize (or are deemed to realize in the case of an early termination payment, a change in control or a material breach by us of our obligations under the tax receivable agreement, as discussed below) as a result of any possible increases in tax basis described above and of certain other tax benefits attributable to payments under the tax receivable agreement itself. This will be Red Rock's obligation and not an obligation of Station Holdco. For purposes of the tax receivable agreement, the benefit deemed realized by Red Rock will be computed by comparing the actual income tax liability of Red Rock (calculated with certain assumptions) to the amount of such taxes that Red Rock would have been required to pay had there been no increase to the tax basis of the assets of Station Holdco as a result of the purchases or exchanges, and had Red Rock not entered into the tax receivable agreement. The tax receivable agreement is expected to become effective immediately prior to the consummation of this Offering and will remain in effect until all such tax benefits have been utilized or expired, unless the agreement is terminated early, as described below. We expect that all of the intangible assets, including goodwill, of Station Holdco at the time of this Offering allocable to LLC Units acquired or deemed acquired in taxable transactions by Red Rock from existing owners of Station Holdco will be amortizable for tax purposes. Red Rock and its stockholders will retain the remaining 15% of the tax benefits that Red Rock realizes or is deemed to realize. Estimating the amount of payments that may be made under the tax receivable agreement is by its nature imprecise, insofar as the calculation of amounts payable depends on a variety of factors. The actual increase in tax basis, as well as the amount and timing of any payments under the agreement, will vary depending upon a number of factors, including:

  •
  the timing of purchases or exchanges—for instance, the increase in any tax deductions will vary depending on the fair value, which may fluctuate over time, of the depreciable or amortizable assets of Station Holdco at the time of each purchase or exchange;

  •
  the price of shares of our Class A Common Stock at the time of the purchase or exchange—the increase in any tax deductions, as well as the tax basis increase in other assets, of Station Holdco is directly related to the price of shares of our Class A Common Stock at the time of the purchase or exchange;

  •
  the extent to which such purchases or exchanges are taxable—if an exchange or purchase is not taxable for any reason, increased tax deductions will not be available;

  •
  the amount and timing of our income—we expect that the tax receivable agreement will require Red Rock to pay 85% of the deemed benefits as and when deemed realized. If Red Rock does not have taxable income, it generally will not be required (absent a change of control or other circumstances requiring an early termination payment) to make payments under the tax receivable agreement for that taxable year because no benefit will have been realized. However, any tax benefits that do not result in realized benefits in a given tax year will likely generate tax attributes that may be utilized to generate benefits in previous or future tax years. The utilization of any such tax attributes will result in payments under the tax receivable agreement; and

  •
  tax rates in effect at the time of the agreement.

        The payments that we may make under the tax receivable agreement could be substantial. Assuming no material changes in the relevant tax law and based on our current operating plan and other assumptions, including our estimate of the tax basis of our assets as of September 30, 2015 and that Red Rock earns sufficient taxable income to realize all the tax benefits that are subject to the tax receivable agreement, we expect future payments under the tax receivable agreement relating to the purchase by Red Rock of LLC Units as part of this Offering to aggregate $           million (or $           million if the underwriters exercise their option to purchase additional shares in full) and to range over the next 15 years from approximately $           million to $           million per year (or approximately $           million to $           million per year if the underwriters exercise their option to purchase additional shares in full) and decline thereafter. The foregoing numbers are merely estimates that are based on current assumptions. The amount of actual payments could differ materially.

        We will have the right to terminate the tax receivable agreement at any time. In addition, the tax receivable agreement will terminate early if we breach our obligations under the tax receivable agreement or upon certain mergers, asset sales, other forms of business combinations or other changes of control. If we exercise our right to terminate the tax receivable agreement, or if the tax receivable agreement is terminated early in accordance with its terms, our payment obligations under the tax receivable agreement with respect to certain exchanged or acquired LLC Units would be accelerated and would become due and payable based on certain assumptions, including that we would have sufficient taxable income to use in full the deductions arising from the increased tax basis and certain other benefits. As a result, we could make payments under the tax receivable agreement that are substantial and in excess of our actual cash savings in income tax. See "Risk Factors—Risks Related to Our Structure and Organization—In certain cases, payments under the tax receivable agreement may be accelerated and/or significantly exceed the actual benefits, if any, we realize in respect of the tax attributes subject to the tax receivable agreement."

        Decisions made in the course of running our business, such as with respect to mergers and other forms of business combinations that constitute changes in control, may influence the timing and amount of payments we make under the tax receivable agreement in a manner that does not correspond to our use of the corresponding tax benefits. In these situations, our obligations under the tax receivable agreement could have a substantial negative impact on our liquidity and could have the effect of delaying, deferring or preventing certain mergers, asset sales, other forms of business combinations or other changes of control.

        Payments are generally due under the tax receivable agreement within a specified period of time following the filing of our tax return for the taxable year with respect to which the payment obligation arises, although interest on such payments will begin to accrue at a rate of LIBOR plus 100 basis points from the due date (without extensions) of such tax return. Late payments generally accrue interest at a rate of LIBOR plus 500 basis points.

        Payments under the tax receivable agreement will be based on the tax reporting positions that we determine. Although we are not aware of any material issue that would cause the IRS to challenge a tax basis increase, we will not be reimbursed for any payments previously made under the tax receivable agreement (although we would reduce future amounts otherwise payable under such tax receivable agreements). No assurance can be given that the IRS will agree with the allocation of value among our assets or that sufficient subsequent payments under the tax receivable agreement will be available to offset prior payments for disallowed benefits. As a result, in certain circumstances, payments could be made under the tax receivable agreement in excess of the benefit that we actually realize in respect of the increases in tax basis resulting from our purchases or exchanges of LLC Units and certain other tax benefits related to our entering into the tax receivable agreement.

Registration Rights

        In connection with the Offering and Reorganization Transactions, we will agree to register, subject to the lock-up agreements described under "Underwriting (Conflicts of Interest)," under the Securities Act the resale of shares of Class A Common Stock issued in exchange for LLC Units held by existing members of Station Holdco. In addition, such members will be entitled to request to participate in, or "piggyback" on, certain registrations of any of our securities offered for sale by us at any time after the completion of this Offering and the Principal Equityholders and GACC will be entitled to cause the Company to register the shares of Class A Common Stock they could acquire upon exchange of their LLC Units, subject to certain contractual restrictions, including the terms of the lock-up agreements discussed under "Underwriting (Conflicts of Interest)". We will also agree to provide that we will pay certain expenses (other than underwriting discounts and commissions and transfer taxes) of such existing owners (and their affiliates) of Station Holdco relating to such registrations and indemnify them against certain liabilities that may arise under the Securities Act.

        The registration rights outlined above will be subject to conditions and limitations, including the right of the underwriters to limit the number of shares to be included in a registration statement and our right to delay, suspend or withdraw a registration statement under specified circumstances.

        If requested by the managing underwriter or underwriters, holders of registrable shares of Class A Common Stock will not be able to sell or otherwise dispose of any of our equity securities (including sales under Rule 144) or give any demand notice during a period commencing on the date of the request and continuing for a period not to exceed 90 days or such shorter period as may be requested by the underwriters.

Exchange Agreement

        In connection with this Offering, we will enter into an exchange agreement with all of the existing owners of LLC Units (other than us) that is expected to entitle those owners (and certain permitted transferees thereof) to exchange their LLC Units, together with an equal number of shares of Class B Common Stock, for shares of Class A Common Stock on a one-for-one basis or, at our election, for cash. The exchange agreement will permit those owners to exercise their exchange rights at any time, in certain minimum increments and subject to certain conditions.

        The exchange agreement is expected to provide that an owner will not have the right to exchange LLC Units if the Company determines that such exchange would be prohibited by law or regulation or would violate other agreements with Station Holdco to which the owner is subject. The Company may impose additional restrictions on exchanges that it determines to be necessary or advisable so that Station Holdco is not treated as a "publicly traded partnership" for United States federal income tax purposes.

Purchase of LLC Units from Existing Owners

        Red Rock intends to use approximately $           million (or $           million if the underwriters exercise their option to purchase additional shares in full) of the net proceeds from this Offering to purchase              LLC Units (or              LLC Units if the underwriters exercise their option to purchase additional shares in full) held by certain existing owners, in each case, at a price per LLC Unit equal to the price paid by the underwriters for shares of our Class A Common Stock in this Offering. We expect that the purchase of the LLC Units from existing owners will be consummated promptly following this Offering.

        The following table sets forth the cash proceeds the existing owners will receive from the purchase by us of LLC Units with the proceeds from this Offering (based on the midpoint of the estimated public offering price range set forth on the coverage page of this prospectus):

	Assuming no exercise of the option to purchase additional shares		Assuming exercise of the option to purchase additional shares in full
Name	Number of LLC Units	Cash	Number of LLC Units	Cash
Fertitta Business Management, LLC		$		$
German American Capital Corporation		$		$
Oaktree SC Investments CTB, LLC		$		$

Acquisition of Fertitta Entertainment

        On June 17, 2011, Station LLC and certain of its subsidiaries (in such capacity, the "Owner") entered into the following management agreements with subsidiaries of our affiliate, Fertitta Entertainment (in such capacity, the "Manager"):

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  Management Agreement between Station LLC and FE Propco Management LLC for the operation and management of the Station Casinos Guarantor Group Properties (the "Propco Management Agreement");

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  Management Agreement between NP Opco LLC and FE Opco Management LLC for the operation and management of the Opco Assets (the "Opco Management Agreement");

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  Management Agreement between Station GVR Acquisition, LLC and FE GVR Management LLC for the operation and management of the Green Valley Ranch Resort, Casino & Spa (the "GVR Management Agreement"); and

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  Management Agreement between NP Tropicana LLC and FE Landco Management LLC for the operation and management of Wild Wild West Gaming Hall & Hotel (the "Landco Management Agreement" and, together with the Propco Management Agreement, the Opco Management Agreement and the GVR Management Agreement, the "Management Agreements").

        Under the terms of the Management Agreements, the Manager is entitled to: (1) a base management fee equal to 2% of the gross revenues from the operation of the properties, (2) an incentive management fee equal to 5% of EBITDA generated by the properties, and (3) expense reimbursement and overhead allocation.

        The Management Agreements each have a term of 25 years and are non-terminable by the Owner except under specified circumstance, including breaches of such agreement or gross negligence or willful misconduct of the Manager, suspension of gaming licenses, certain bankruptcy events, change-of-control events or failure of the performance test by the Manager. To fail the performance test (which is subject to cure if the Manager elects to make certain cure payments), Manager must fail both the (i) "Budget EBITDA Test" and the (ii) "Market EBITDA Test" for two consecutive fiscal years, starting with the sixth and seventh fiscal years during the term of the Management Agreements.

        While the Manager has authority to manage the day-to-day operations of the managed properties, the Manager is required pursuant the terms of the Management Agreements to seek the approval of Owner with respect to certain significant decisions.

        During the year ended December 31, 2014, Station LLC recognized management fee expense totaling $48.9 million pursuant to the Management Agreements. In addition, Station LLC allocates the costs of certain shared services to Fertitta Entertainment, primarily costs related to occupancy of a portion of its corporate office building and services provided by its human resources and regulatory personnel. For the year December 31, 2014, costs allocated to Fertitta Entertainment for shared services totaled $1.2 million.

        In addition, for the year ended December 31, 2014, our majority owned subsidiary, Fertitta Interactive, paid $0.9 million in management fees to Fertitta Entertainment for managerial, legal, accounting, human resources and technical services.

        In connection with this Offering, Station LLC will acquire Fertitta Entertainment pursuant to the terms of that certain Membership Interest Purchase Agreement, dated as of October 13, 2015 (the "Purchase Agreement"), by and among Fertitta Business Management LLC, a Nevada limited liability company, LNA Investments, LLC, a Nevada limited liability company, KVF Investments, LLC, a Nevada limited liability company, FE Employeeco LLC, a Delaware limited liability company (collectively, the "Sellers"), Station LLC, Fertitta Entertainment, and Frank J. Fertitta III, as seller representative. The purchase price is $460 million in cash, less amounts paid by the Company in satisfaction of indebtedness of Fertitta Entertainment on the closing date, which is expected to be approximately $55 million of outstanding indebtedness under the Fertitta Entertainment credit facility, and subject to reduction based on the amount, if any, of Fertitta Entertainment's liabilities assumed by Station LLC. The terms of the Fertitta Entertainment Acquisition were negotiated by the members of Fertitta Entertainment, on the one hand, and on the other hand by both GACC (as the holder of certain approval rights under the existing equityholders agreement for Station Holdco and its subsidiaries) and by a special committee of the board of managers of Station LLC (comprised of Dr. James E. Nave and Mr. Robert E. Lewis, each of whom was determined to be disinterested in the Fertitta Entertainment Acquisition). The special committee unanimously approved the terms of the Fertitta Entertainment Acquisition, and had the assistance and counsel of independent legal and financial advisors retained by such special committee in the negotiation and approval of such terms.

        We expect that the net proceeds payable to equityholders of Fertitta Entertainment in connection with the Fertitta Entertainment Acquisition following the payment of outstanding indebtedness of Fertitta Entertainment will be approximately $405 million. We expect that Frank J. Fertitta III and Lorenzo J. Fertitta will each receive approximately $112.5 million of such net proceeds and LNA Investments, LLC and KVF Investments, LLC, all of which are owned by trusts the beneficiaries of which are Lorenzo J. Fertitta's three children and Frank J. Fertitta III's three children, respectively, will each receive approximately $53 million of such net proceeds. We also expect that our executive officers, who are members of FE Employeeco LLC, will receive net proceeds in approximately the following amounts based on their proportionate direct or indirect ownership interests in Fertitta Entertainment: Stephen L. Cavallaro, our Executive Vice Chairman—$9.8 million; Richard J. Haskins, our President—$10.2 million; Marc J. Falcone, our Executive Vice President and Chief Financial Officer—$10.2 million; and Scott M Nielson, our Executive Vice President and Chief Development Officer—$8.2 million. The remainder of the net proceeds of the Fertitta Entertainment Acquisition will be distributed to other members of FE Employeeco LLC, who are employees or former employees of Fertitta Entertainment. However, the actual amount of cash proceeds from the Fertitta Entertainment Acquisition that will be distributed to the members of Fertitta Entertainment may be adjusted to reflect the non-pro rata distribution of assets of Fertitta Entertainment that are not included in the Fertitta Entertainment Acquisition, including a $17 million note payable to Fertitta Entertainment by another entity controlled by the Fertitta family and an airplane that will be transferred by Fertitta Entertainment to one or more of its members or their affiliates prior to the consummation of the Fertitta Entertainment Acquisition.

        The consummation of the Fertitta Entertainment Acquisition, which has been unanimously approved by Station LLC's board of managers, is subject to certain closing conditions, including, among other things, the closing of this Offering.

        We expect to use a portion of the proceeds from this Offering to pay a portion of the purchase price for the Fertitta Entertainment Acquisition and expects to fund the balance of the purchase price by incurring additional debt. Both Station LLC and the Sellers have agreed, following the closing, to indemnify the other party for losses arising from certain breaches of the representations, warranties and covenants contained in the Purchase Agreement and for certain other liabilities, subject to certain limitations.

        At the closing of the Fertitta Entertainment Acquisition, Fertitta Entertainment is not expected to have material assets other than the management agreements for the Company's business and its workforce. In connection with the Fertitta Entertainment Acquisition, we expect to terminate the management agreements with Fertitta Entertainment by mutual agreement for no additional consideration and assume or enter into new employment agreements or other employment relationships with our executive officers and other individuals who were employed by Fertitta Entertainment and provided services to us through the management agreements prior to the consummation of the Fertitta Entertainment Acquisition. See "Executive Compensation—Looking Ahead: Post-IPO Compensation—New Employment Agreements."

Employment Agreement with Lorenzo J. Fertitta

        In connection with this Offering, we intend to enter into an employment agreement with Lorenzo J. Fertitta. The employment agreement with Lorenzo J. Fertitta is expected to have a five-year term, and to provide for an annual base salary of $500,000 and severance in an amount equal to such annual base salary in the event of a termination of such Named Executive Officer's employment without cause or with good reason. Such employment agreement is also expected to contain non-competition and non-solicitation restrictions similar to Frank J. Fertitta III's employment agreement.

Reimbursable Costs

        The Company expects that it may periodically provide services to certain of its executive officers and directors, including the personal use of employees, construction work and other personal services. To the extent that such services are provided, the officers and directors to whom services are provided are expected to make deposits with the Company to prepay any such items and to replenish such deposits on an ongoing basis as needed.

Blocker Mergers

        As part of the Offering and Reorganization Transactions, ADVSTRA SC Holdings, LLC, CAPINC SC Holdings, LLC, PAIN SC Holdings, LLC, PRTN SC Holdings, LLC, STRAINC SC Holdings, LLC, Serengeti SC Blockerco LLC, PB Investor I LLC and PB Investor II LLC, all Delaware limited liability companies, will merge with newly-formed subsidiaries of Red Rock in the Blocker Mergers, which are intended to qualify as tax-free for U.S. federal income tax purposes. In the Blocker Mergers, the owner(s) of each Merging Blocker will collectively receive one share of Class A Common Stock for each LLC Unit owned by such Merging Blocker and such number of LLC Units as would be issuable upon a cashless exercise of the Warrants held by such Merging Blocker. In the aggregate, approximately              shares of Class A Common Stock of Red Rock are expected to be issued as consideration in the Blocker Mergers, assuming an initial public offering price of $          per share (the midpoint of the estimated public offering price range set forth on the cover page of this prospectus). In connection with the Blocker Mergers, the Company will (i) withhold              shares of Class A Common Stock that would otherwise be issued to certain of the members of the Merging Blockers, (ii) sell such shares in this Offering, and (iii) use the net proceeds from the sale of such shares to pay withholding tax obligations with respect to such members. The number of shares of Class A Common Stock issued in the Blocker Mergers and withholding with respect thereto will depend on the actual initial public offering price per share. Except for merger agreements with Merging Blockers that have been managed by Station Holdco, the merger agreements relating to the Blocker Mergers contain customary representations and warranties and indemnities from the owners of such Merging Blockers. As a result of the Blocker Mergers, Red Rock will indirectly become the owner of the LLC Units owned by the Merging Blockers. In the event that any of the Merging Blockers have liabilities, Red Rock may bear some, or all, of the risks relating to any such liabilities, which could be significant.

Voting Interests in Station LLC

        Station Holdco currently owns non-voting interests in Station LLC that represent all of the economic interests of Station LLC. The voting interests of Station LLC are held by Station Voteco LLC. Station Voteco LLC is owned by Robert A. Cashell Jr., who is designated as a member of Station Voteco by GACC, and an entity owned by Frank J. Fertitta III and Lorenzo J. Fertitta. Immediately prior to the consummation of this Offering, Station Voteco LLC will transfer the voting interests of Station LLC to Red Rock. No consideration will be payable to the members of Station Voteco LLC in connection with such transfer.

Credit Agreements and Restructured Land Loan

        In March 2013, we entered into that certain Credit Agreement, by and among the Company, the financial institutions from time to time named therein, and Deutsche Bank AG Cayman Islands Branch ("Deutsche Bank"), as Administrative Agent, and Deutsche Bank Securities Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as Joint Lead Arrangers and Joint Bookrunners. An affiliate of Deutsche Bank acted as a lead joint book running manager with respect to the Offering of the senior notes. GACC, an affiliate of Deutsche Bank, is also the lender with respect to our $114 million land loan, after giving effect to the Offering and Reorganization transactions will own approximately           % of the LLC Units and shares of Class B Common stock representing          % of the voting power of Red Rock (in each case assuming that the underwriters do not exercise their option to purchase additional shares).

Boulder Station Lease

        We lease 27 acres of land on which a portion of Boulder Station is located pursuant to a ground lease. We lease this land from KB Enterprises, a company owned by the Frank J. Fertitta and Victoria K. Fertitta Revocable Family Trust (the "Related Lessor"). Frank J. Fertitta, Jr. and

Victoria K. Fertitta are the parents of Frank J. Fertitta III, who is our Chairman and Chief Executive Officer, and Lorenzo J. Fertitta, who is a member of our board of directors. The lease has a maximum term of 65 years, ending in June 2058. The lease provides for monthly payments of $222,933 through June 2018, subject to periodic increases commensurate with the fair market value of the land and a cost of living factor. We believe that the terms of the ground lease are as fair to us as could be obtained from an independent third party.

Texas Station Lease

        We lease 47 acres of land on which Texas Station is located pursuant to a ground lease. We lease this land from Texas Gambling Hall & Hotel, Inc., a company owned by the Related Lessor. The lease has a maximum term of 65 years, ending in July 2060. The lease provides for monthly rental payments of $366,435 through July 2020, subject to periodic increases commensurate with the fair market value of the land and a cost of living factor. We believe that the terms of the ground lease are as fair to us as could be obtained from an independent third party.

Zuffa, LLC

        Station has purchased tickets to events held by Zuffa, LLC ("Zuffa") which is the parent company of the Ultimate Fighting Championship ("UFC") and is owned by Frank J. Fertitta III and Lorenzo J. Fertitta. For the nine months ended September 30, 2015 and the year ended December 31, 2014, we made payments to Zuffa totaling approximately $0.2 million and $0.3 million, respectively, for ticket purchases to, and closed circuit viewing fees of, UFC events.

Compensation Paid to Related Parties

        Kelly-Ann Fertitta, daughter of our Chairman and Chief Executive Officer, Frank J. Fertitta III, has been employed with Station Casinos LLC as its director of corporate marketing since September 2015 and is paid an annual salary of $125,000.

Policies and Procedures for Related Party Transactions

        Our board of directors will adopt a written related person transaction policy, to be effective upon the closing of this Offering, setting forth the policies and procedures for the review and approval or ratification of related person transactions. This policy will cover any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships, in which we were or are to be a participant and a related person had or will have a direct or indirect material interest, as determined by the audit committee of our board of directors, including, purchases of goods or services by or from the related person or entities in which the related person has a material interest, and indebtedness, guarantees of indebtedness or employment by us of a related person. In reviewing any such proposal, our Audit Committee will be tasked to consider all relevant facts and circumstances, including the commercial reasonableness of the terms, the benefit or perceived benefit, or lack thereof, to us, opportunity costs of alternate transactions, the materiality and character of the related person's direct or indirect interest and the actual or apparent conflict of interest of the related person.

        All related party transactions described in this section occurred prior to adoption of this policy and as such, these transactions were not subject to the approval and review procedures set forth in the policy, but were nonetheless subject to the approval and review procedures in effect at the applicable times.

Indemnification of Directors and Officers

        We expect to enter into customary indemnification agreements with our executive officers and directors that provide, in general, that we will provide them with customary indemnification in connection with their service to us or on our behalf. See "Description of Capital Stock—Limitation of Liability of Directors and Officers."

PRINCIPAL AND SELLING STOCKHOLDERS

        The following table sets forth information regarding beneficial ownership of our Class A Common Stock as of January 31, 2016 for:

  •
  each person whom we know to own beneficially more than 5% of any class of our shares;

  •
  each of the directors and named executive officers individually;

  •
  all directors and executive officers as a group; and

  •
  the selling stockholders.

        The number of shares of Class A Common Stock outstanding, the percentage of beneficial ownership and the combined voting power before this Offering are based on the number of shares of Class A Common Stock, shares of Class B Common Stock and LLC Units outstanding giving effect to the Reorganization Transactions prior to the Offering. The number of shares of Class A Common Stock outstanding, the percentage of beneficial ownership and the combined voting power after this Offering are based on the number of shares of Class A Common Stock issued in this Offering and the number of shares of Class B Common Stock and LLC Units issued and outstanding immediately after this Offering and after giving effect to the Offering and Reorganization Transactions (based on the midpoint of the initial public offering price range set forth on the cover of this prospectus), and use of proceeds. See "The Reorganization of Our Corporate Structure—Use of Proceeds." Holders of LLC Units will be entitled to exchange LLC Units, together with an equal number of shares of Class B Common Stock, for shares of Class A Common Stock on a one-for-one basis or, at our election, for cash. In accordance with the rules of the SEC, beneficial ownership includes voting or investment power with respect to securities and includes shares issuable pursuant to exchange or conversion rights that are exercisable within 60 days of the date of this prospectus, including such rights of holders of LLC Units (together with a corresponding number of shares of our Class B Common Stock) since they are exchangeable into shares of our Class A Common Stock at any time.

        Beneficial ownership is determined in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to such securities. Accordingly, if an individual or entity is a member of a "group" which has agreed to act together for the purpose of acquiring, holding, voting or disposing of such securities, such individual or entity is deemed to be the beneficial owner of such securities held by all members of the group. Further, if an individual or entity has or shares the power to vote or dispose of such securities held by another entity, beneficial ownership of such securities held by such entity may be attributed to such other individuals or entities. Except as otherwise indicated, all persons listed below have sole voting and investment power with respect to the shares beneficially owned by them, subject to applicable community property laws. Except as otherwise noted, the address of each person listed in the table below is c/o Red Rock Resorts, Inc., 1505 South Pavilion Center Drive, Las Vegas, Nevada 89135.

	Class A Common Stock Beneficially Owned(1)								Class B Common Stock Beneficially Owned						Combined Voting Power(2)(3)
	Prior to this Offering		Shares of Class A Common Stock Offered	Shares of Class A Common Stock Subject to Underwriters' Option	After Giving Effect to the Offering Assuming Underwriters do not Exercise Their Option(4)		After Giving Effect to the Offering Assuming Underwriters Exercise Their Option in Full(5)		Prior to this Offering		After Giving Effect to the Offering Assuming Underwriters do not Exercise Their Option		After Giving Effect to the Offering Assuming Underwriters Exercise Their Option in Full		Prior to this Offering	After Giving Effect to the Offering Assuming Underwriters do not Exercise Their Option	After Giving Effect to the Offering Assuming Underwriters Exercise Their Option in Full
Name and address of Beneficial Owner	Number	%	Number	Number	Number	%	Number	%	Number	%	Number	%	Number	%	%	%	%
FI Station Investor LLC(6)
Fertitta Business Management LLC(7)
LNA Investments, LLC(7)
KVF Investments, LLC(7)
German American Capital Corporation(8)
Oaktree SC Investments CTB, LLC(9)
FMR LLC(10)
Frank J. Fertitta III(6)(7)
Lorenzo J. Fertitta(6)(7)
Stephen L. Cavallaro(6)
Richard J. Haskins(6)
Marc J. Falcone(6)
Daniel J. Roy(11)
Robert A. Cashell, Jr.
James E. Nave, D.V.M.
Robert E. Lewis
Named Executive Officers and Directors as a Group(12)
Selling Stockholders*

*
The Selling Stockholders as a group own less than 1% of the Class A Common Stock (on an as-exchanged basis) prior to and following the consummation of this Offering.

(1)
In connection with the Offering and Reorganization Transactions, existing owners will purchase for nominal consideration one share of Class B Common Stock for each LLC Unit owned by such existing owners. Subject to the terms of the exchange agreement, holders of LLC Units will be entitled to exchange LLC Units, together with an equal number of shares of Class B Common Stock, for shares of Class A Common Stock on a one-for-one basis or, at our election, for cash. See "Certain Relations and Related Party Transactions—Exchange Agreement." Assumes exchange of all LLC Units per share of Class A Common Stock. Beneficial ownership of LLC Units has also been reflected as beneficial ownership of shares of our Class A common stock for which such LLC Units may be exchanged.

(2)
Represents percentage of voting power of the Class A Common Stock and Class B Common Stock of Red Rock voting together as a single class. Each outstanding share of Class A Common Stock will be entitled to one vote, each outstanding share of Class B Common Stock that is held by a holder that, together with its affiliates, owned LLC Units representing at least 30% of the outstanding LLC Units immediately following this Offering and, at the applicable record date, maintains direct or indirect beneficial ownership of at least 10% of the outstanding shares of Class A Common Stock (determined on an as-exchanged basis assuming that all of the LLC Units were exchanged for Class A Common Stock) will be entitled to ten votes and each other outstanding share of Class B Common Stock will be entitled to one vote. We expect that the only existing owners that will satisfy the foregoing criteria will be Fertitta Family Entities. Consequently, such entities will be the only holders of Class B Common Stock entitled to ten votes per share of Class B Common Stock immediately following this Offering. See "Principal and Selling Stockholders" and "Description of Capital Stock."

(3)
Our existing owners will hold shares of our Class B Common Stock. Each outstanding share of Class B Common Stock that is held by a holder that, together with its affiliates, owned LLC Units representing at least 30% of the outstanding LLC Units immediately following this Offering and, at the applicable record date, maintains direct or indirect beneficial ownership of at least 10% of the outstanding shares of Class A Common Stock (determined on an as-exchanged basis assuming that all of the LLC Units were exchanged for Class A Common Stock) will be entitled to ten votes and each other outstanding share of Class B Common Stock will be entitled to one vote. See "Description of Capital Stock."

(4)
Reflects the purchase by Red Rock of                 LLC Units,                LLC Units and                LLC Units from Fertitta Business Management, LLC, GACC and Oaktree SC Investments CTB, LLC, respectively. See "Certain Relationships and Related Party Transactions—Purchase of LLC Units from Existing Owners."

(5)
Reflects the purchase by Red Rock of                 LLC Units,                LLC Units and                LLC Units from Fertitta Business Management, LLC, GACC and Oaktree SC Investments CTB, LLC, respectively. See "Certain Relationships and Related Party Transactions—Purchase of LLC Units from Existing Owners."

(6)
FI Station Investor LLC is owned by an affiliate of Frank J. Fertitta III and Lorenzo J. Fertitta that is owned by Fertitta Business Management LLC, LNA Investments, LLC, KVF Investments, LLC, FI Employee Investco LLC, a Delaware limited liability company owned by Marc J. Falcone, Richard J. Haskins, Scott M Nielson, Thomas M. Friel, an officer of Station LLC, and Kevin Kelley, a former executive officer of Station Holdco and FI Employeeco LLC, a Delaware limited liability company owned by Stephen L. Cavallaro, Marc J. Falcone, Richard J. Haskins, Scott M Nielson and Kevin Kelley. All of the LLC Units and shares of Class B Common Stock indirectly owned by FI Employeeco Investco LLC and FI Employeeco LLC and a portion of the LLC Units and shares of Class B Common Stock indirectly owned by Fertitta Business Management, LLC are expected to be distributed to the members of such entities immediately prior to the consummation of this Offering. The number of LLC Units and shares of Class B Common Stock distributed to the members of FI Employeeco LLC will depend on the offering price of the Class A Common Stock. The shares of Class A Common Stock, shares of Class B Common Stock and LLC Units reflected as beneficially owned by FI Station Investor Fertitta Business Management, LLC, LNA Investments, LLC, KVF Investments, LLC and Messrs. Frank J. Fertitta III, Lorenzo J. Fertitta, Cavallaro, Haskins, and Falcone reflect the distributions to be made to Fertitta Business Management, LLC and the members of FI Employeeco LLC and FE Employeeco Investco LLC and assume an initial public offering price of $                per share (the midpoint of the estimated offering price range set forth on the cover page of this prospectus.) Each of such persons disclaims beneficial ownership of any shares of Class A Common Stock, Class B Common Stock and LLC Units owned beneficially or of record by FI Station except to the extent of any pecuniary interest therein.

(7)
Fertitta Business Management LLC is owned and controlled (i) 50% by F & J Fertitta Family Trust, a revocable trust for which Frank J. Fertitta III has sole investment and voting power, and (ii) 50% by L & T Fertitta Family Business Trust, a revocable trust for which Lorenzo J. Fertitta has sole investment and voting power. The address for all of the entities identified above is 1505 South Pavilion Center Drive, Las Vegas, NV 89135.

LNA Investments, LLC is managed by Lorenzo J. Fertitta and is beneficially owned by various trusts established for the benefit of his three children. Lorenzo J. Fertitta disclaims beneficial ownership of any shares of Class A Common Stock, shares of Class B Common Stock and LLC Units beneficially owned by LNA Investments, LLC, except to the extent of any pecuniary interest therein. The address for LNA Investments, LLC is 10801 W. Charleston Boulevard, Las Vegas, NV 89135.

KVF Investments, LLC is managed by Frank J. Fertitta III and is beneficially owned by various trusts established for the benefit of his three children. Frank J. Fertitta III disclaims beneficial ownership of any shares of Class A Common Stock, shares of Class B Common Stock and LLC Units beneficially owned by LNA Investments, LLC, except to the extent of any pecuniary interest therein. The address for KVF Investments, LLC is 10801 W. Charleston Boulevard, Las Vegas, NV 89135.

(8)
The address of German American Capital Corporation is 60 Wall Street, New York, NY. GACC is an indirect wholly owned subisidary of Deutsche Bank Aktiengesellschaft.

(9)
Represents all of the LLC Units owned by Oaktree SC Investments CTB, LLC. The manager of Oaktree SC Investments CTB, LLC ("SC Investments") is OCM FIE, LLC ("FIE"). The managing member of FIE is Oaktree Capital Management, L.P. ("OCM LP"). The general partner of OCM LP is Oaktree Holdings, Inc. ("Holdings"). The sole shareholder of Holdings is Oaktree Capital Group, LLC ("OCG"). The duly elected manager of OCG is Oaktree Capital Group Holdings GP, LLC ("OCGH GP" and, collectively with FIE, OCM LP, Holdings and OCG, the "Oaktree Entities"). OCGH GP is managed by an executive committee, the members of which are Howard S. Marks, Bruce A. Karsh, Jay S. Wintrob, John B. Frank, Sheldon M. Stone, Stephen A. Kaplan and David M. Kirchheimer (the "OCGH Members"). Each Oaktree Entity and each OCGH GP Member disclaims beneficial ownership of the equity interests and the units held directly or indirectly by SC Investments except to the extent of their respective pecuniary interest therein, if any. The address for SC Investments is c/o Oaktree Capital Management, L.P., 333 South Grand Avenue, 28th Floor, Los Angeles, CA 90071.

(10)
Consists of the following number of shares of Class A Common Stock expected to be held by the following entities affiliated with FMR LLC following the consummation of the Blocker Mergers (i)                 shares held by Fidelity Puritan Trust: Fidelity Puritan Fund, a registered investment fund (a "Fund") advised by Fidelity Management & Research Company ("Fidelity"), (ii)                 shares held by Fidelity Advisor Series I: Fidelity Advisor High Income Advantage Fund, a Fund advised by Fidelity, (iii)                 shares held by Fidelity School Street Trust: Fidelity Strategic Income Fund, a Fund advised by Fidelity, (iv)                  shares held by Fidelity Summer Street Trust: Fidelity Capital & Income Fund, a Fund advised by Fidelity, (v)                 shares held by Fidelity Advisor Series II: Fidelity Advisor Strategic Income Fund, a Fund advised by Fidelity, and (vi)                 shares held by other funds that are advised by Fidelity.

Fidelity, 82 Devonshire Street, Boston, Massachusetts 02109, a wholly-owned subsidiary of FMR LLC and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, is the beneficial owner of the Class A Common Stock, Class B Common Stock and LLC Units beneficially owned by the Funds as a result of acting as investment adviser to the Funds, all of which are investment companies registered under Section 8 of the Investment Company Act of 1940.

These accounts are managed by direct or indirect subsidiaries of FMR LLC. Edward C. Johnson 3d is a Director and the Chairman of FMR LLC and Abigail P. Johnson is a Director, the Vice Chairman and the President of FMR LLC. Members of the family of Edward C. Johnson 3d, including Abigail P. Johnson, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders' voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders' voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC. Neither FMR LLC nor Edward C. Johnson 3d nor Abigail P. Johnson has the sole power to vote or direct the voting of the shares owned directly by the various investment companies registered under the Investment Company Act ("Fidelity Funds") advised by Fidelity Management & Research Company ("FMR Co"), a wholly owned subsidiary of FMR LLC, which power resides with the Fidelity Funds' Boards of Trustees. Fidelity Management & Research Company carries out the voting of the shares under written guidelines established by the Fidelity Funds' Boards of Trustees.

(11)
Represents restricted shares of Class A Common Stock issued to Mr. Roy in substitution of Station Holdco profit units held by Mr. Roy assuming a public offering price of $                per share (the midpoint of the estimated offering price range set forth on the cover of this prospectus).

(12)
Named executive offices and directors as a group consist of nine persons.

DESCRIPTION OF CAPITAL STOCK

        The following is a description of our capital stock as it will be in effect upon the consummation of this Offering and the material provisions of our amended and restated certificate of incorporation and amended and restated bylaws. The following is only a summary and is qualified by applicable law and by the provisions of the amended and restated certificate of incorporation and amended and restated bylaws, copies of which are available as set forth under the caption entitled "Where You Can Find More Information." References to the "Company" herein solely refer to Red Rock.

Capital Stock

        Our current authorized capital stock consists of 1,000 shares of common stock, par value $0.01 per share. In connection with the Offering and Reorganization Transactions, we will file the amended and restated certificate of incorporation and our authorized capital stock will consist of 500,000,000 shares of Class A Common Stock, par value of $0.01 per share, 100,000,000 shares of Class B Common Stock, par value of $0.00001 per share, and 100,000,000 shares of preferred stock with a par value of $0.01 per share.

        Upon consummation of this Offering, we expect to have                shares of our Class A Common Stock outstanding (or                shares of Class A Common Stock if the underwriters exercise their option to purchase additional shares in full),                shares of our Class B Common Stock outstanding (or                shares of Class B Common Stock if the underwriters exercise their option to purchase additional shares in full), and no shares of preferred stock outstanding.

  Class A Common Stock

        Voting rights.    The holders of Class A Common Stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Holders of shares of our Class A Common Stock and Class B Common Stock vote together as a single class on all matters presented to our stockholders for their vote or approval, except as otherwise required by applicable law or our amended and restated certificate of incorporation.

        Dividend rights.    Subject to preferences that may be applicable to any outstanding preferred stock, the holders of Class A Common Stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the board of directors out of funds legally available therefor. See "Dividend Policy."

        Rights upon liquidation.    In the event of liquidation, dissolution or winding-up of Red Rock, whether voluntarily or involuntarily, the holders of Class A Common Stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock, if any, then outstanding.

        Other rights.    The holders of our Class A Common Stock have no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the Class A Common Stock. The rights, preferences and privileges of holders of our Class A Common Stock will be subject to those of the holders of any shares of our preferred stock we may issue in the future.

  Class B Common Stock

        Voting rights, exchange and conversion.    Each outstanding share of Class B Common Stock that is held by a holder that, together with its affiliates, owned LLC Units representing at least 30% of the outstanding LLC Units immediately following this Offering and, at the applicable record date, maintains direct or indirect beneficial ownership of at least 10% of the outstanding shares of Class A

Common Stock (determined on an as-exchanged basis assuming that all of the LLC Units were exchanged for Class A Common Stock) will be entitled to ten votes and each other outstanding share of Class B Common Stock will be entitled to one vote. We expect that the only existing owners that will satisfy the foregoing criteria will be Fertitta Family Entities. Consequently, such entities will be the only holders of Class B Common Stock entitled to ten votes per share of Class B Common Stock immediately following this Offering. See "Principal and Selling Stockholders." Each share of our Class B Common Stock will be entitled to only one vote automatically upon it being held by holder that, together with its affiliates, did not own at least 30% of the outstanding LLC Units immediately following the consummation of this Offering or owns less than 10% of the outstanding shares of Class A Common Stock (determined on an as-exchanged basis assuming that all of the LLC Units were exchanged for Class A Common Stock). Holders of shares of our Class A Common Stock and Class B Common Stock vote together as a single class on all matters presented to our stockholders for their vote or approval, except as otherwise required by applicable law or our amended and restated certificate of incorporation. In accordance with the exchange agreement to be entered into in connection with the Offering and Reorganization Transactions, holders of LLC Units will be entitled to exchange LLC Units, together with an equal number of shares of Class B Common Stock, for shares of Class A Common Stock on a one-for-one basis or, at our election, for cash. Accordingly, as members of Station Holdco exchange LLC Units, the voting power afforded to them by their shares of Class B Common Stock will be correspondingly reduced.

        Automatic transfer.    In the event that any outstanding share of Class B Common Stock shall cease to be held by a holder of an LLC Unit (including a transferee of an LLC Unit), such share shall automatically and without further action on our part or of the holder of Class Be Common Stock, be transferred to us and thereupon shall be retired.

        Dividend rights.    Our Class B stockholders will not participate in any dividends declared by our board of directors.

        Rights upon liquidation.    In the event of any liquidation, dissolution, or winding-up of Red Rock, whether voluntary or involuntary, our Class B stockholders will not be entitled to receive any of our assets.

        Other rights.    The holders of our Class B Common Stock have no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the Class B Common Stock. The rights, preferences and privileges of holders of our Class B Common Stock will be subject to those of the holders of any shares of our preferred stock we may issue in the future.

  Preferred Stock

        After the consummation of the Offering and Reorganization Transactions, there will be no shares of preferred stock outstanding and we will be authorized to issue up to 100,000,000 shares of preferred stock. Our board of directors will be authorized without further action by you, subject to limitations prescribed by Delaware law and our certificate of incorporation, to issue preferred stock and to determine the terms and conditions of the preferred stock, including whether the shares of preferred stock will be issued in one or more series, the number of shares to be included in each series and the powers, designations, preferences and rights of the shares. Our board of directors will also be authorized to designate any qualifications, limitations or restrictions on the shares without any further vote or action by the stockholders. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of our company that some of you might believe to be in your best interests or in which you might receive a premium for your shares of Class A Common Stock over the market price and may adversely affect the voting and other rights of the holders of our Class A Common Stock and Class B Common Stock, which could have an adverse impact on the market price of our Class A Common Stock. We have no current plan to issue any shares of preferred stock following the consummation of this Offering.

Anti-Takeover Effects of Certain Provisions of Delaware Law and Charter and Bylaw Provisions

        Certain provisions of our amended and restated certificate of incorporation and bylaws could discourage potential acquisition proposals and could delay or prevent a change in control. These provisions are intended to enhance the likelihood of continuity and stability in the composition of our board of directors and in the policies formulated by our board of directors and to discourage certain types of transactions that may involve an actual or threatened change of control. These provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal. The provisions also are intended to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for our shares and, as a consequence, they also may inhibit fluctuations in the market price of our Class A Common Stock that could result from actual or rumored takeover attempts. Such provisions also may have the effect of preventing changes in our management or delaying or preventing a transaction that might benefit you or other minority stockholders.

        These provisions include:

        Super Voting Stock.    Each outstanding share of Class B Common Stock that is held by a holder that, together with its affiliates, owned LLC Units representing at least 30% of the outstanding LLC Units immediately following this Offering and, at the applicable record date, maintains direct or indirect beneficial ownership of at least 10% of the outstanding shares of Class A Common Stock (determined on an as-exchanged basis assuming that all of the LLC Units were exchanged for Class A Common Stock) will be entitled to ten votes. We expect that the only existing owners that will satisfy the foregoing criteria will be Fertitta Family Entities. Consequently, such entities will be the only holders of Class B Common Stock entitled to ten votes per share of Class B Common Stock immediately following this Offering. See "Principal and Selling Stockholders."

        Action by Written Consent; Special Meetings of Stockholders.    The Delaware General Corporation Law ("DGCL") permits stockholder action by written consent unless otherwise provided by our amended and restated certificate of incorporation. Our amended and restated certificate of incorporation will permit stockholder action by written consent so long as the Fertitta Family Entities own at least 10% of the outstanding shares of Class A Common Stock (determined on an as-exchanged basis assuming that all of the LLC Units were exchanged for Class A Common Stock) (the "Fertitta Ownership Condition") and will preclude stockholder action by written consent at any time that the Fertitta Ownership Condition is not satisfied. Our amended and restated certificate of incorporation and our amended and restated bylaws provide that special meetings of stockholders may be called only by the board of directors, the chairman of the board of directors or the chief executive officer and only proposals included in the Company's notice may be considered at such special meetings. Notwithstanding the foregoing, for so long as the Fertitta Ownership Condition is satisfied, stockholders collectively holding at least a majority of the voting power of the outstanding shares of our capital stock entitled to vote in connection with the election of directors may call a special meeting. If the Fertitta Ownership Condition is not satisfied, stockholders will no longer have the ability to call a special meeting.

        Super Majority Approval Requirements.    The DGCL generally provides that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation's certificate of incorporation or bylaws, unless either a corporation's certificate of incorporation or bylaws require a greater percentage. Our amended and restated certificate of incorporation will provide that, (i) for so long as the Fertitta Ownership Condition is satisfied, the affirmative vote of the holders of at least a majority of the voting power of all of the then-outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class, shall be required to adopt, amend or repeal any provision of the bylaws or the provisions of our certificate of incorporation relating to amendments, stockholder action by written consent, corporate governance, composition of the Board of Directors, business combinations and voting rights, dividends, liquidation and transfers of Class A and Class B Common Stock, and (ii) following such time that the Fertitta Ownership Condition is not satisfied, the affirmative vote of holders of at least 66 2/3% of the voting power of all the then-outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class, shall be required to adopt, amend or repeal any provision of the bylaws or the provisions of our certificate of incorporation relating to amendments, stockholder action by written consent, corporate governance, composition of the Board of Directors, business combinations and voting rights, dividends, liquidation and transfers of Class A and Class B Common Stock.

        Election and Removal of Directors.    The DGCL provides that stockholders are not entitled to the right to cumulate votes in the election of directors unless our amended and restated certificate of incorporation provides otherwise. Our amended and restated certificate of incorporation does not expressly provide for cumulative voting. Directors may be removed, with or without cause, upon the affirmative vote of holders of at least a majority of the voting power of the outstanding shares of our capital stock entitled to vote generally in the election of directors, voting together as a single class.

        Business Combinations with Interested Stockholders.    In general, Section 203 of the DGCL, an anti-takeover law, prohibits a publicly held Delaware corporation from engaging in a business combination, such as a merger, with a person or group owning 15% or more of the corporation's voting stock, which person or group is considered an interested stockholder under the DGCL, for a period of three years following the date the person became an interested stockholder, unless (with certain exceptions) the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner. We intend to elect in our amended and restated certificate of incorporation not to be subject to Section 203.

        However, our amended and restated certificate of incorporation will contain provisions that have the same effect as Section 203, except that they provide that the Fertitta Family Entities will not be deemed to be "interested stockholders," regardless of the percentage of our voting stock owned by them, and accordingly will not be subject to such restrictions.

        Other Limitations on Stockholder Actions.    Our bylaws will also impose some procedural requirements on stockholders who wish to:

  •
  make nominations in the election of directors;

  •
  propose that a director be removed;

  •
  propose any repeal or change in our bylaws; or

  •
  propose any other business to be brought before an annual or special meeting of stockholders.

        Under these procedural requirements, in order to bring a proposal before a meeting of stockholders, a stockholder must deliver timely notice of a proposal pertaining to a proper subject for presentation at the meeting to our corporate secretary along with the following:

  •
  a description of the business or nomination to be brought before the meeting and the reasons for conducting such business at the meeting;

  •
  the stockholder's name and address;

  •
  any material interest of the stockholder in the proposal;

  •
  the number of shares beneficially owned by the stockholder and evidence of such ownership; and

  •
  the names and addresses of all persons with whom the stockholder is acting in concert and a description of all arrangements and understandings with those persons, and the number of shares such persons beneficially own.

        To be timely, a stockholder must generally deliver notice:

  •
  in connection with an annual meeting of stockholders, not less than 120 nor more than 180 days prior to the month and day corresponding to the date on which the annual meeting of stockholders was held in the immediately preceding year, but in the event that the date of the annual meeting is more than 30 days before or more than 60 days after the anniversary date of the preceding annual meeting of stockholders, a stockholder notice will be timely if received by us not later than the close of business on the later of (1) the 120th day prior to the annual meeting or (2) the 10th day following the day on which we first publicly announce the date of the annual meeting; or

  •
  in connection with the election of a director at a special meeting of stockholders, not less than 40 nor more than 60 days prior to the date of the special meeting, but in the event that less than 55 days' notice or prior public disclosure of the date of the special meeting of the stockholders is given or made to the stockholders, a stockholder notice will be timely if received by us not later than the close of business on the 10th day following the day on which a notice of the date of the special meeting was mailed to the stockholders or the public disclosure of that date was made.

        In order to submit a nomination for our board of directors, a stockholder must also submit any information with respect to the nominee that we would be required to include in a proxy statement, as well as some other information. If a stockholder fails to follow the required procedures, the stockholder's proposal or nominee will be ineligible and will not be voted on by our stockholders.

Limitation of Liability of Directors and Officers

        Our amended and restated certificate of incorporation will provide that no director will be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except as required by applicable law, as in effect from time to time. Currently, Delaware law requires that liability be imposed for the following:

  •
  any breach of the director's duty of loyalty to our Company or our stockholders;

  •
  any act or omission not in good faith or which involved intentional misconduct or a knowing violation of law;

  •
  unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; and

  •
  any transaction from which the director derived an improper personal benefit.

        As a result, neither we nor our stockholders have the right, through stockholders' derivative suits on our behalf, to recover monetary damages against a director for breach of fiduciary duty as a director, including breaches resulting from grossly negligent behavior, except in the situations described above.

        Our amended and restated certificate of incorporation will provide that, to the fullest extent permitted by law, we will indemnify any officer or director of our Company against all damages, claims and liabilities arising out of the fact that the person is or was our director or officer, or served any other enterprise at our request as a director, officer, employee, agent or fiduciary. We will reimburse the expenses, including attorneys' fees, incurred by a person indemnified by this provision when we receive an undertaking to repay such amounts if it is ultimately determined that the person is not entitled to be indemnified by us. Amending this provision will not reduce our indemnification obligations relating to actions taken before an amendment.

Forum Selection

        The Court of Chancery of the State of Delaware will be the sole and exclusive forum for (1) any derivative action or proceeding brought on our behalf, (2) any action asserting a claim of breach of fiduciary duty owed by any of our directors, officers or other employee to us or our stockholders, (3) any action asserting a claim arising pursuant to any provision of the DGCL, or (4) any action asserting a claim governed by the internal affairs doctrine, or if such court shall not have jurisdiction, any federal court located in the State of Delaware or other Delaware state court. Any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock shall be deemed to have notice of and consented to the foregoing forum selection provisions.

Transfer Agent and Register

        The transfer agent and registrar for our Class A Common Stock will be American Stock Transfer & Trust Company, LLC.

Securities Exchange

        We have applied to list the shares of Class A Common Stock on NASDAQ under the symbol "RRR."

SHARES ELIGIBLE FOR FUTURE SALE

        Prior to this Offering, there has been no market for our Class A Common Stock. Future sales of substantial amounts of our Class A Common Stock in the public market, or the perception that such sales could occur, could adversely affect market prices prevailing from time to time. Furthermore, because only a limited number of shares will be available for sale shortly after this Offering due to existing contractual and legal restrictions on resale as described below, there may be sales of substantial amounts of our Class A Common Stock in the public market after the restrictions lapse. This may adversely affect the prevailing market price and our ability to raise equity capital in the future.

        Of the                shares of Class A Common Stock (or                shares if the underwriters exercise their option to purchase additional shares in full) outstanding following this Offering,                will have been issued or sold in this Offering (or                if the underwriters exercise their option to purchase additional shares in full) and will be freely transferable without restriction or registration under the Securities Act, except for any shares purchased by one of our existing "affiliates," as that term is defined in Rule 144 under the Securities Act.

        In addition, upon consummation of the Offering and the application of the net proceeds from this Offering, the Principal Equityholders will directly or indirectly own an aggregate of                 % of the LLC Units (or                % of the LLC Units if the underwriters exercise their option to purchase additional shares in full). In accordance with the exchange agreement to be entered into in connection with the Offering and Reorganization Transactions, holders of LLC Units will be entitled to exchange LLC Units, together with an equal number of shares of Class B Common Stock, for shares of Class A Common Stock on a one-for-one basis or, at our election, for cash. Accordingly, as members of Station Holdco exchange LLC Units, the voting power afforded to them by their shares of Class B Common Stock will be correspondingly reduced. Shares of our Class A Common Stock issuable to the existing holders of LLC Units upon an exchange of LLC Units and shares of Class B Common Stock would be considered "restricted securities," as that term is defined in Rule 144 at the time of this Offering. However, we will grant registration rights with respect to the shares of Class A Common Stock delivered in exchange for LLC Units subject to the lock-up agreements discussed below. See "Certain Relationships and Related Party Transactions—Registration Rights."

        Restricted securities may be sold in the public market only if they qualify for an exemption from registration under Rule 144 under the Securities Act, which is summarized below, or any other applicable exemption under the Securities Act, or pursuant to a registration statement that is effective under the Securities Act. Immediately following the consummation of this Offering, the holders of approximately                shares of our Class A Common Stock (on an assumed as-exchanged basis) will be entitled to dispose of their shares following the expiration of an initial 180-day underwriter "lock-up" period subject to the holding period, volume and other restrictions of Rule 144. Deutsche Bank Securities Inc. and J.P. Morgan Securities LLC are entitled to waive or release such holders from these lock-up provisions at their discretion prior to the expiration dates of such lock-up agreements.

Rule 144

        In general, under Rule 144 as currently in effect, once we have been a reporting company subject to the reporting requirements of Section 13 or Section 15(d) of the Exchange Act for 90 days, an affiliate who has beneficially owned restricted shares of our Class A Common Stock for at least six months would be entitled to sell within any three-month period a number of shares that does not exceed the greater of either of the following:

  •
  1% of the number of shares of Class A Common Stock then outstanding; and

  •
  the average weekly reported volume of trading of our Class A Common Stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

        However, the six month holding period increases to one year in the event we have not been a reporting company for at least 90 days. In addition, any sales by affiliates under Rule 144 are also limited by manner of sale provisions and notice requirements and the availability of current public information about us.

        The volume limitation, manner of sale and notice provisions described above will not apply to sales by non-affiliates. For purposes of Rule 144, a non-affiliate is any person or entity who is not our affiliate at the time of sale and has not been our affiliate during the preceding three months. Once we have been a reporting company for 90 days, a non-affiliate who has beneficially owned restricted shares of our Class A Common Stock for six months may rely on Rule 144 provided that certain public information regarding us is available. The six month holding period increases to one year in the event we have not been a reporting company for at least 90 days. However, a non-affiliate who has beneficially owned the restricted shares proposed to be sold for at least one year will not be subject to any restrictions under Rule 144 regardless of how long we have been a reporting company.

        We are unable to estimate the number of shares that will be sold under Rule 144 since this will depend on the market price for our Class A Common Stock, the personal circumstances of the stockholder and other factors.

Registration Rights

        In connection with this Offering, we intend to grant registration rights and offer certain customary demand, piggyback and shelf registration rights to our existing owners, subject to certain contractual restrictions, including the terms of the lock-up agreements discussed under "Underwriting (Conflicts of Interest)". See "Certain Relationships and Related Party Transactions—Registration Rights."

Stock Options and Other Equity Compensation Awards

        In connection with this Offering, we intend to file a registration statement under the Securities Act covering all shares of Class A Common Stock issuable pursuant to the Red Rock Resorts, Inc. 2016 Equity Incentive Plan. Shares registered under this registration statement will be available for sale in the open market, subject to Rule 144 volume limitations applicable to affiliates, vesting restrictions with us or the contractual restrictions described below.

Lock-up Agreements

        Our executive officers, directors and our existing owners have agreed that, for a period of 180 days from the date of this prospectus, they will not, without the prior written consent of Deutsche Bank Securities Inc. and J.P. Morgan Securities LLC, dispose of or hedge any shares of our Class A Common Stock or any securities convertible into or exchangeable for our Class A Common Stock (including the LLC Units) subject to certain customary exceptions. We have agreed, subject to certain exceptions, not to issue, sell or otherwise dispose of any shares of our Class A Common Stock or any securities convertible into or exchangeable for our Class A Common Stock (including the LLC Units) during the 180-day period following the date of this prospectus. See "Underwriting (Conflicts of Interest)."

 MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES TO NON-U.S. HOLDERS

        The following is a summary of the material U.S. federal income and, to the limited extent noted below, estate tax consequences of the ownership and disposition of our Class A Common Stock applicable to Non-U.S. Holders (as defined below). This summary is based on current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), existing and proposed U.S. Treasury regulations promulgated thereunder, and administrative rulings and court decisions in effect as of the date hereof, all of which are subject to change at any time, possibly with retroactive effect. No opinion of counsel has been obtained, and we do not intend to seek a ruling from the Internal Revenue Service (the "IRS") as to any of the statements made and conclusions reached in the following summary. There can be no assurance that the IRS will agree with such statements and conclusions.

        This summary is limited to the material U.S. federal income and, to the limited extent noted below, estate tax consequences to Non-U.S. Holders who purchase our Class A Common Stock pursuant to this Offering and who hold shares of our Class A Common Stock as capital assets within the meaning of Section 1221 of the Code. The summary below does not address all aspects of U.S. federal income taxation that may be important to a Non-U.S. Holder in light of such Non-U.S. Holder's particular circumstances or that may be applicable to Non-U.S. Holders subject to special treatment under U.S. federal income tax law (including, for example, financial institutions, dealers in securities, traders in securities that elect mark-to-market treatment, insurance companies, tax-exempt entities, Non-U.S. Holders who acquire our Class A Common Stock pursuant to the exercise of employee stock options or otherwise as compensation, entities or arrangements treated as partnerships for U.S. federal income tax purposes (and investors therein), controlled foreign corporations, passive foreign investment companies, companies that accumulate earnings to avoid U.S. federal income tax, former citizens or former long-term residents of the United States, and Non-U.S. Holders who hold our Class A Common Stock as part of a hedge, straddle, constructive sale or conversion transaction). In addition, this discussion does not address U.S. federal tax laws other than U.S. federal income tax laws (such as U.S. federal estate tax (except to the limited extent noted below), alternative minimum tax or the Medicare contribution tax on certain net investment income), nor does it address any aspects of U.S. state, local or non-U.S. taxes. Non-U.S. Holders should consult with their own tax advisors regarding the possible application of these taxes.

        For the purposes of this discussion, the term "Non-U.S. Holder" means a beneficial owner of our Class A Common Stock that is an individual, corporation, estate or trust, other than:

  •
  an individual who is a citizen or resident of the United States as determined for U.S. federal income tax purposes;

  •
  a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in the United States or under the laws of the United States, any state thereof or the District of Columbia;

  •
  an estate, the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or

  •
  a trust if (1) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons (as defined in the Code) have the authority to control all substantial decisions of the trust, or (2) it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a domestic trust.

        If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds shares of our Class A Common Stock, the tax treatment of a person treated as a partner generally will depend on the status of the partner and the activities of the partnership. Persons that, for U.S. federal income tax purposes, are treated as partners in a partnership holding shares of our Class A Common Stock should consult their own tax advisors.

        THIS SUMMARY IS FOR GENERAL INFORMATION ONLY AND IS NOT INTENDED TO CONSTITUTE A COMPLETE DESCRIPTION OF ALL TAX CONSEQUENCES RELATING TO THE OWNERSHIP AND DISPOSITION OF OUR CLASS A COMMON STOCK. NON-U.S. HOLDERS OF OUR CLASS A COMMON STOCK SHOULD CONSULT WITH THEIR OWN TAX ADVISORS REGARDING THE TAX CONSEQUENCES TO THEM (INCLUDING THE APPLICATION AND EFFECT OF OTHER U.S. FEDERAL TAX LAWS AND ANY STATE, LOCAL, NON-U.S. INCOME AND OTHER TAX LAWS) OF THE OWNERSHIP AND DISPOSITION OF OUR CLASS A COMMON STOCK.

  Distributions on our Class A Common Stock

        Distributions of cash or property made in respect of our Class A Common Stock will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Except as described below under "—Effectively Connected Income," a Non-U.S. Holder generally will be subject to U.S. federal withholding tax at a rate of 30%, or such lower rate specified by an applicable income tax treaty, on any dividends received in respect of our Class A Common Stock. In order to obtain a reduced rate of U.S. federal withholding tax under an applicable income tax treaty, a Non-U.S. Holder will be required to provide a properly executed IRS Form W-8BEN or IRS Form W-8BEN-E (or successor form) certifying such Non-U.S. Holder's entitlement to benefits under the treaty. This certification must be provided to us (or our paying agent) prior to the payment of dividends and may be required to be updated periodically. Non-U.S. Holders are urged to consult their own tax advisors regarding the possible entitlement to benefits under an income tax treaty.

        To the extent a distribution exceeds our current and accumulated earnings and profits, such excess first will be treated as a return of capital to the extent of the Non-U.S. Holder's tax basis in our Class A Common Stock, and thereafter will be treated as capital gain. If we are unable to determine to what extent a distribution is in excess of our current or accumulated earnings and profits, we may withhold on the entire distribution, in which case the Non-U.S. Holder would be entitled to a refund from the IRS for the withholding tax on any portion of the distribution that is determined to be in excess of our current and accumulated earnings and profits.

  Gain on the Sale or Other Disposition of our Class A Common Stock

        Subject to the discussions below under "—Information Reporting and Backup Withholding" and "—FATCA," a Non-U.S. Holder generally will not be subject to U.S. federal income tax or withholding tax on any gain realized upon the sale or other taxable disposition of our Class A Common Stock unless:

  •
  the gain is effectively connected with the conduct by such Non-U.S. Holder of a trade or business in the United States, and if an applicable income tax treaty applies, is attributable to a U.S. permanent establishment or fixed base, in which case the gain will be subject to tax in the manner described below under "—Effectively Connected Income";

  •
  the Non-U.S. Holder is an individual who is present in the United States for a period or periods aggregating 183 days or more during the calendar year in which the sale or disposition occurs and certain other conditions are met, in which case the gain (reduced by any U.S. source capital losses) will be subject to a flat 30% (or a lower applicable treaty rate) tax; or

  •
  we are, or have been, a "United States real property holding corporation" for U.S. federal income tax purposes, at any time during the shorter of the five-year period preceding such disposition and the Non-U.S. Holder's holding period in our Class A Common Stock; provided, that so long as our Class A Common Stock is regularly traded on an established securities market, a Non-U.S. Holder generally would be subject to taxation with respect to a taxable disposition of our Class A Common Stock only if at any time during that five-year or shorter period it owned more than 5%, directly or indirectly by attribution of our Class A Common Stock.

        Under U.S. federal income tax laws, we will be a United States real property holding corporation if the fair market value of our "United States real property interests" equals or exceeds 50% of the sum of (i) our real property interests plus (ii) any other of our assets used or held for use in a trade or business. It is possible that we currently are a United States real property holding corporation based upon the composition of our assets. If we are considered a United States real property holding corporation, any taxable gain recognized by a Non-U.S. Holder that owns (or owned while we were a United States real property holding corporation) more than 5% of our Class A Common Stock (directly or indirectly by attribution) on the sale or other taxable disposition of our Class A Common Stock will be subject to U.S. federal income tax as if the gain were effectively connected with the conduct of the Non-U.S. Holder's trade or business in the United States so long as we remain a United States real property holding corporation or were a United States real property holding corporation at any time during the time period described above. See "—Effectively Connected Income." If we are considered a United States real property holding corporation and our Class A Common Stock ceases to be regularly traded on an established securities market, a transferee of our Class A Common Stock generally would be required to withhold tax, under U.S. federal income tax laws, in an amount equal to 15% of the amount realized by a Non-U.S. Holder on the sale or other taxable disposition of our Class A Common Stock. The rules regarding United States real property interests are complex, and Non-U.S. Holders are urged to consult with their own tax advisors on the application of these rules based on their particular circumstances.

  Effectively Connected Income

        If a dividend received on our Class A Common Stock, or gain from a sale or other taxable disposition of our Class A Common Stock, is treated as effectively connected with a Non-U.S. Holder's conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to such Non-U.S. Holder's U.S. permanent establishment or fixed base), such Non-U.S. Holder generally will be subject to U.S. federal income tax on a net income basis on any such dividends or gains in the same manner as if such Non-U.S. Holder were a United States person (as defined in the Code) unless an applicable income tax treaty provides otherwise. Such Non-U.S. Holder generally will be exempt from withholding tax on any such dividends, provided such Non-U.S. Holder complies with certain certification requirements (generally on IRS Form W-8ECI). In addition, a Non-U.S. Holder that is a foreign corporation may be subject to a branch profits tax at a rate of 30% (or a lower rate provided by an applicable income tax treaty) on such Non-U.S. Holder's earnings and profits for the taxable year that are effectively connected with such Non-U.S. Holder's conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, are attributable to such holder's U.S. permanent establishment), subject to adjustments.

  Information Reporting and Backup Withholding

        Generally, we must report to our Non-U.S. Holders and the IRS the amount of dividends paid during each calendar year, if any, and the amount of any tax withheld. These information reporting requirements apply even if no withholding is required (e.g., because the distributions are effectively connected with the Non-U.S. Holder's conduct of a United States trade or business, or withholding is eliminated by an applicable income tax treaty). This information also may be made available under a specific treaty or agreement with the tax authorities in the country in which the Non-U.S. Holder resides or is established.

        Backup withholding generally will not apply to distributions to a Non-U.S. Holder on shares of our Class A Common Stock provided that the Non-U.S. Holder furnishes to us or our paying agent the required certification as to its non-U.S. status, such as by providing a valid IRS Form W-8BEN, IRS Form W-8BEN-E or IRS Form W-8ECI, or certain other requirements are met. Notwithstanding the foregoing, backup withholding may apply if either we or our paying agent has actual knowledge, or reason to know, that the Non-U.S. Holder is a United States person (as defined in the Code) that is not an exempt recipient.

        Information reporting and, depending on the circumstances, backup withholding will apply to the proceeds of a sale of our Class A Common Stock within the United States or conducted through certain U.S.-related financial intermediaries, unless the beneficial owner furnishes to the applicable paying agent the required certification as to its non-U.S. status, such as by providing a valid IRS Form W-8BEN, IRS Form W-8BEN-E or IRS Form S-ECI (and the payor does not have actual knowledge or reason to know that the beneficial owner is a United States person as defined in the Code), or such owner otherwise establishes an exemption.

        Backup withholding is not an additional tax but merely an advance payment, which may be credited against a Non-U.S. Holder's U.S. federal income tax liability or refunded to the extent it results in an overpayment of tax and the appropriate information is timely supplied by the Non-U.S. Holder to the IRS.

  FATCA

        Pursuant to the Foreign Account Tax Compliance Act, or "FATCA," foreign financial institutions (which include most foreign hedge funds, private equity funds, mutual funds, securitization vehicles and any other investment vehicles) and certain other foreign entities must comply with new information reporting rules with respect to their U.S. account holders and investors or confront a new withholding tax on U.S. source payments made to them (whether received as a beneficial owner or as an intermediary for another party). More specifically, a foreign financial institution or other foreign entity that does not comply with the FATCA reporting requirements generally will be subject to a 30% withholding tax with respect to any "withholdable payments." For this purpose, withholdable payments generally include U.S. source payments otherwise subject to nonresident withholding tax (e.g., U.S. source dividends) and also generally include the entire gross proceeds from the sale of any equity or debt instruments of U.S. issuers. This FATCA withholding tax will apply even if the payment would otherwise not be subject to U.S. nonresident withholding tax (e.g., because it is capital gain). The FATCA withholding obligation currently applies to payments of dividends on U.S. common stock and will apply to proceeds from dispositions of U.S. common stock on or after January 1, 2019. FATCA withholding will not apply to withholdable payments made directly to foreign governments, international organizations, foreign central banks of issue and individuals, and the U.S. Treasury is authorized to provide additional exceptions. An intergovernmental agreement between the United States and an applicable non-U.S. country may modify the requirements described above.

        Non-U.S. Holders are urged to consult with their own tax advisors regarding the effect, if any, of the FATCA provisions to them based on their particular circumstances.

  Federal Estate Tax

        Individuals who are not citizens or residents of the United States (as defined for U.S. federal estate tax purposes) and entities the property of which is potentially includible in such an individual's gross estate for U.S. federal estate tax purposes should note that, absent an applicable treaty exemption, our Class A Common Stock will be treated as U.S.-situs property subject to U.S. federal estate tax.

UNDERWRITING (CONFLICTS OF INTEREST)

        Deutsche Bank Securities Inc., J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Goldman, Sachs & Co. are acting as representatives of each of the underwriters named below. Subject to the terms and conditions of the underwriting agreement, the underwriters named below have severally agreed to purchase from us and the selling stockholders the following respective number of shares of Class A Common Stock at a public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus:

Underwriter	Number of Shares
Deutsche Bank Securities Inc.
J.P. Morgan Securities LLC
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Goldman, Sachs & Co.
Total

        The underwriting agreement provides that the underwriters' obligation to purchase shares of Class A Common Stock depends on the satisfaction of the conditions contained in the underwriting agreement including:

  •
  the obligation to purchase all of the shares of Class A Common Stock offered hereby (other than those shares of Class A Common Stock covered by their option to purchase additional shares as described below), if any of the shares are purchased;

  •
  the representations and warranties made by us and the selling stockholders to the underwriters are true;

  •
  there is no material change in our business or the financial markets; and

  •
  we and the selling stockholders deliver customary closing documents to the underwriters.

        The offering of the shares by the underwriters is subject to receipt and acceptance and subject to the underwriters' right to reject any order in whole or in part.

Commissions and Expenses

        The following table summarizes the underwriting discounts and commissions we and the selling stockholders will pay to the underwriters. These amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase                additional shares. The underwriting fee is the difference between the initial offering price to the public and the amount the underwriters pay us for the shares.

	Per Share		Total
	No Exercise	Full Exercise	No Exercise	Full Exercise
Public offering price
Underwriting discounts and commissions
Paid by Red Rock
Paid by the selling stockholders.

        The representatives of the underwriters have advised us that the underwriters propose to offer the shares of Class A Common Stock directly to the public at the public offering price on the cover of this prospectus and to selected dealers, which may include the underwriters, at such offering price less a

selling concession not in excess of $            per share. The underwriters may allow, and the selected dealers may re-allow, a discount from the concession not in excess of $            per share to brokers and dealers. After the Offering, the representatives may change the offering price and other selling terms. Sales of shares made outside of the United States may be made by affiliates of the underwriters.

        The expenses of the Offering that are payable by us are estimated to be approximately $6 million (excluding underwriting discounts and commissions), including approximately $            in connection with the qualification of the Offering with FINRA by counsel to the underwriters.

Option to Purchase Additional Shares

        We and the selling stockholders have granted the underwriters an option exercisable for 30 days after the date of this prospectus, to purchase, from time to time, in whole or in part, up to an aggregate of                and                shares, respectively, at the public offering price less underwriting discounts and commissions. To the extent the underwriters exercise this option, each underwriter will be committed, so long as the conditions of the underwriting agreement are satisfied, to purchase a number of additional shares of Class A Common Stock proportionate to that underwriter's initial commitment as indicated in the preceding table, and we and the selling stockholders will be obligated to sell the additional shares of Class A Common Stock to the underwriters.

No Sales of Similar Securities

        We, our executive officers and directors and our other existing security holders, including the selling stockholders, have agreed not to sell or transfer any Class A Common Stock or securities convertible into, exchangeable for, exercisable for, or repayable with Class A Common Stock (including the LLC Units), for 180 days after the date of this prospectus without first obtaining the written consent of Deutsche Bank Securities Inc. and J.P. Morgan Securities LLC, other than shares of Class A Common Stock issuable upon exercise of the Warrants or in substitution of the outstanding profit units. Specifically, we and these other persons have agreed, with certain limited exceptions, not to offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise dispose of any Class A Common Stock, or any options or warrants to purchase any Class A Common Stock, or any securities convertible into, exchangeable for or that represent the right to receive Class A Common Stock (including the LLC Units), whether now owned or hereinafter acquired, owned directly by us or these other persons (including holding as a custodian) or with respect to which we or such other persons has beneficial ownership within the rules and regulations of the SEC. We and such other persons have agreed that these restrictions expressly preclude us and such other persons from engaging in any hedging or other transaction which is designed to or which reasonably could be expected to lead to or result in a sale or disposition of our or such other persons' Class A Common Stock if such Class A Common Stock would be disposed of by someone other than us or such other persons. Prohibited hedging or other transactions includes any short sale or any purchase, sale or grant of any right (including without limitation any put or call option) with respect to any of our or such other persons' Class A Common Stock or with respect to any security that includes, relates to, or derives any significant part of its value from such Class A Common Stock (including the LLC Units).

        The restrictions described in the paragraph above do not apply, subject in certain cases to various conditions (including no filing requirements (other than certain filings on Form 5) and the transfer of lockup restrictions), to:

  •
  transfers pursuant the Offering and Reorganization Transactions, the exchange agreement to be entered into by us and our existing owners in connection therewith and transfers to us upon the application of the proceeds of this offering as described under "Use of Proceeds";

  •
  transfers to a family member, trust, family limited partnership or family limited liability company for the direct or indirect benefit of the securityholder or the family members of the securityholder;

  •
  transfers to any beneficiary of the securityholder pursuant to a will or other testamentary document or pursuant to applicable laws of descent;

  •
  transfers as a bona fide gift or gifts;

  •
  distributions or other transfers to members, partners or stockholders of the securityholder or transfers to the securityholder's subsidiaries, or direct or indirect affiliates;

  •
  certain transfers required by law;

  •
  transfers of shares acquired in open market transactions following completion of this offering;

  •
  the pledge, hypothecation or other granting of a security interest in shares or such other securities to one or more banks or financial institutions as collateral or security for any loan, advance or extension of credit and any transfer upon foreclosure upon such shares or other securities;

  •
  transfers to satisfy tax withholding obligations (including in respect of estimated taxes) in connection with the exercise of options to purchase shares or the vesting of restricted stock awards; and

  •
  transfers with the prior written consent of Deutsche Bank Securities Inc. and J.P. Morgan Securities LLC on behalf of the underwriters.

Offering Price Determination

        Prior to this Offering, there has been no public market for our Class A Common Stock. The initial public offering price will be negotiated between us and the representatives. In determining the initial public offering price of our Class A Common Stock, the representatives will consider:

  •
  the history and prospects for the industry in which we compete;

  •
  our financial information;

  •
  the ability of our management, present stage of development and our business potential and earning prospects;

  •
  the prevailing securities markets at the time of this Offering; and

  •
  the recent market prices of, and the demand for, publicly traded shares of generally comparable companies.

Indemnification

        We and the selling stockholders have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act and to contribute to payments that the underwriters may be required to make for these liabilities.

Stabilization, Short Positions and Penalty Bids

        The underwriters may engage in stabilizing transactions, short sales and purchases to cover positions created by short sales, and penalty bids or purchases for the purpose of pegging, fixing or maintaining the price of our Class A Common Stock, in accordance with Regulation M under the Exchange Act.

  •
  Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

  •
  A short position involves a sale by the underwriters of shares in excess of the number of shares the underwriters are obligated to purchase in the Offering, which creates the syndicate short position. This short position may be either a covered short position or a naked short position. In a covered short position, the number of shares involved in the sales made by the underwriters in excess of the number of shares they are obligated to purchase is not greater than the number of shares that they may purchase by exercising their option to purchase additional shares. In a naked short position, the number of shares involved is greater than the number of shares in their option to purchase additional shares. The underwriters may close out any short position by either exercising their option to purchase additional shares, in whole or in part, and/or purchasing shares in the open market. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through their option to purchase additional shares. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the Offering.

  •
  Syndicate covering transactions involve purchases of our Class A Common Stock in the open market after the distribution has been completed in order to cover syndicate short positions.

  •
  Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the Class A Common Stock originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

        These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our Class A Common Stock or preventing or retarding a decline in the market price of our Class A Common Stock. As a result, the price of our Class A Common Stock may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the NASDAQ or otherwise and, if commenced, may be discontinued at any time.

        Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our Class A Common Stock. In addition, neither we nor any of the underwriters make any representation that the underwriters will engage in these stabilizing transactions or that any transaction, once commenced, will not be discontinued without notice.

Electronic Distribution

        In connection with the Offering, certain of the underwriters or securities dealers may distribute prospectuses by electronic means, such as e-mail. In addition, certain of the underwriters may facilitate Internet distribution for this Offering to certain of its Internet subscription customers. Such underwriters may allocate a limited number of shares for sale to its online brokerage customers. A prospectus in electronic format is being made available on Internet web sites maintained by one or more of the bookrunners of this Offering and may be made available on web sites maintained by other underwriters. Other than the prospectus in electronic format, the information on any underwriter's web site and any information contained in any other web site maintained by an underwriter is not part of the prospectus or the registration statement of which the prospectus forms a part.

Listing

        We have applied to list our Class A Common Stock on NASDAQ under the symbol "RRR."

Discretionary Sales

        The underwriters have informed us that they do not intend to confirm sales to discretionary accounts that exceed 5% of the total number of shares offered by them.

Stamp Taxes

        Purchasers of the shares of our Class A Common Stock offered in this prospectus may be required to pay stamp taxes and other charges under the laws and practices of the country of purchase, in addition to the offering price listed on the cover page of this prospectus. Accordingly, we urge you to consult a tax advisor with respect to whether you may be required to pay those taxes or charges, as well as any other tax consequences that may arise under the laws of the country of purchase.

Relationships

        The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for us, for which they may receive customary fees and expenses. In particular, an affiliate of Deutsche Bank Securities Inc. is the administrative agent and letter of credit issuer under our $1.625 billion term loan and $350 million revolving credit facility. In addition, Merrill Lynch, Pierce, Fenner & Smith Incorporated is the syndication agent and, together with Deutsche Bank Securities Inc., J.P. Morgan Securities LLC and an affiliate of Goldman, Sachs & Co., were joint lead arrangers and joint bookrunners in connection with, and are lenders under, our $1.625 billion term loan and $350 million revolving credit facility. Also, Deutsche Bank Securities Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, J.P. Morgan Securities LLC and Goldman, Sachs & Co. were joint book-running managers in connection with our offering of $500 million aggregate principal amount of 7.50% senior notes due 2021 and were also the initial purchasers of the senior notes. An affiliate of Merrill Lynch, Pierce, Fenner & Smith Incorporated is the administrative agent and letter of credit issuer and, together with J.P. Morgan Securities LLC, were joint lead arrangers and joint book managers in connection with, and, together with an affiliate of Goldman, Sachs & Co., are lenders under, Fertitta Entertainment's $55 million revolving credit facility and $20 million term loan, the outstanding amounts of which are expected to be repaid upon consummation of the Fertitta Entertainment Acquisition. None of Merrill Lynch, Pierce, Fenner & Smith Incorporated, J.P. Morgan Securities LLC, Goldman, Sachs & Co. or their respective affiliates are expected to receive proceeds in an amount exceeding 5% of the net proceeds of this Offering.

        In addition, in the ordinary course of business, the underwriters and their respective affiliates may make or hold a broad array of investments including serving as counterparties to certain derivative and hedging arrangements and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of the issuer. The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments. Affiliates of J.P. Morgan Securities LLC and Goldman, Sachs & Co. each, directly or indirectly, own warrants that will become exercisable upon completion of this Offering to purchase less than 0.5% of our outstanding Class A Common Stock (on a fully converted basis).

        Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the Offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

Notice to Prospective Investors in Canada

        The shares may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the shares must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

        Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser's province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser's province or territory for particulars of these rights or consult with a legal advisor.

        Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this Offering.

Notice to Prospective Investors in the European Economic Area

        In relation to each Member State of the European Economic Area (each, a "Relevant Member State"), no offer of shares may be made to the public in that Relevant Member State other than:

  A.
  to any legal entity which is a qualified investor as defined in the Prospectus Directive;

  B.
  to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representatives; or

  C.
  in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of shares shall require the Company or the representatives to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

        Each person in a Relevant Member State who initially acquires any shares or to whom any offer is made will be deemed to have represented, acknowledged and agreed that it is a "qualified investor" within the meaning of the law in that Relevant Member State implementing Article 2(1)(e) of the Prospectus Directive. In the case of any shares being offered to a financial intermediary as that term is used in Article 3(2) of the Prospectus Directive, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the shares acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer of any shares to the public other than their offer or resale in a Relevant Member State to qualified investors as so defined or in circumstances in which the prior consent of the representatives has been obtained to each such proposed offer or resale.

        The Company, the representatives and their affiliates will rely upon the truth and accuracy of the foregoing representations, acknowledgements and agreements.

        This prospectus has been prepared on the basis that any offer of shares in any Relevant Member State will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of shares. Accordingly any person making or intending to make an offer in that Relevant Member State of shares which are the subject of the Offering contemplated in this prospectus may only do so in circumstances in which no obligation arises for the Company or any of the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Directive in relation to such offer. Neither the Company nor the underwriters have authorized, nor do they authorize, the making of any offer of shares in circumstances in which an obligation arises for the Company or the underwriters to publish a prospectus for such offer.

        For the purpose of the above provisions, the expression "an offer to the public" in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe the shares, as the same may be varied in the Relevant Member State by any measure implementing the Prospectus Directive in the Relevant Member State and the expression "Prospectus Directive" means Directive 2003/71/EC (including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member States) and includes any relevant implementing measure in the Relevant Member State and the expression "2010 PD Amending Directive" means Directive 2010/73/EU.

Notice to Prospective Investors in the United Kingdom

        In addition, in the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are "qualified investors" (as defined in the Prospectus Directive) (i) who have professional experience in matters relating to investments falling within Article 19 (5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the "Order") and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as "relevant persons").

        Any person in the United Kingdom that is not a relevant person should not act or rely on the information included in this document or use it as basis for taking any action. In the United Kingdom, any investment or investment activity that this document relates to may be made or taken exclusively by relevant persons. Any person in the United Kingdom that is not a relevant person should not act or rely on this document or any of its contents.

Notice to Prospective Investors in Switzerland

        The shares may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange ("SIX") or on any other stock exchange or regulated trading facility in Switzerland. This document does not constitute a prospectus within the meaning of, and has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX

Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the shares or the Offering may be publicly distributed or otherwise made publicly available in Switzerland.

        Neither this document nor any other offering or marketing material relating to the Offering, the Company, the shares have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of shares will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA (FINMA), and the offer of shares has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes ("CISA"). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of shares.

Notice to Prospective Investors in the Dubai International Financial Centre ("DIFC")

        This document relates to an Exempt Offer in accordance with the Markets Rules 2012 of the Dubai Financial Services Authority ("DFSA"). This document is intended for distribution only to persons of a type specified in the Markets Rules 2012 of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement nor taken steps to verify the information set forth herein and has no responsibility for this document. The securities to which this document relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the securities offered should conduct their own due diligence on the securities. If you do not understand the contents of this document you should consult an authorized financial advisor.

        In relation to its use in the DIFC, this document is strictly private and confidential and is being distributed to a limited number of investors and must not be provided to any person other than the original recipient, and may not be reproduced or used for any other purpose. The interests in the securities may not be offered or sold directly or indirectly to the public in the DIFC.

Notice to Prospective Investors in the United Arab Emirates

        The shares have not been, and are not being, publicly offered, sold, promoted or advertised in the United Arab Emirates (including the Dubai International Financial Centre) other than in compliance with the laws of the United Arab Emirates (and the Dubai International Financial Centre) governing the issue, offering and sale of securities. Further, this prospectus does not constitute a public offer of securities in the United Arab Emirates (including the Dubai International Financial Centre) and is not intended to be a public offer. This prospectus has not been approved by or filed with the Central Bank of the United Arab Emirates, the Securities and Commodities Authority or the Dubai Financial Services Authority.

Notice to Prospective Investors in Australia

        This prospectus:

  •
  does not constitute a disclosure document under Chapter 6D.2 of the Corporations Act 2001 (Cth) (the "Corporations Act");

  •
  has not been, and will not be, lodged with the Australian Securities and Investments Commission ("ASIC"), as a disclosure document for the purposes of the Corporations Act and does not purport to include the information required of a disclosure document under Chapter 6D.2 of the Corporations Act; and

  •
  may only be provided in Australia to select investors who are able to demonstrate that they fall within one or more of the categories of investors, or Exempt Investors, available under section 708 of the Corporations Act.

        The shares may not be directly or indirectly offered for subscription or purchased or sold, and no invitations to subscribe for or buy the shares may be issued, and no draft or definitive offering memorandum, advertisement or other offering material relating to any shares may be distributed in Australia, except where disclosure to investors is not required under Chapter 6D of the Corporations Act or is otherwise in compliance with all applicable Australian laws and regulations. By submitting an application for the shares, you represent and warrant to us that you are an Exempt Investor.

        As any offer of shares under this document will be made without disclosure in Australia under Chapter 6D.2 of the Corporations Act, the offer of those securities for resale in Australia within 12 months may, under section 707 of the Corporations Act, require disclosure to investors under Chapter 6D.2 if none of the exemptions in section 708 applies to that resale. By applying for the shares you undertake to us that you will not, for a period of 12 months from the date of issue of the shares, offer, transfer, assign or otherwise alienate those securities to investors in Australia except in circumstances where disclosure to investors is not required under Chapter 6D.2 of the Corporations Act or where a compliant disclosure document is prepared and lodged with ASIC.

Notice to Prospective Investors in Japan

        The shares have not been and will not be registered under the Financial Instruments and Exchange Act. Accordingly, the shares may not be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to or for the benefit of a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Act and any other applicable laws, regulations and ministerial guidelines of Japan.

Notice to Prospective Investors in Hong Kong

        The shares have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (a) to "professional investors" as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (b) in other circumstances which do not result in the document being a "prospectus" as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to the shares has been or may be issued or has been or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

Notice to Prospective Investors in Singapore

        This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under

Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the "SFA"), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275, of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

        Where the shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

  (a)
  a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

  (b)
  a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries' rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the shares pursuant to an offer made under Section 275 of the SFA except:

  (a)
  to an institutional investor or to a relevant person defined in Section 275(2) of the SFA, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

  (b)
  where no consideration is or will be given for the transfer;

  (c)
  where the transfer is by operation of law;

  (d)
  as specified in Section 276(7) of the SFA; or

  (e)
  as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore

Notice to Prospective Investors in Bermuda

        Shares may be offered or sold in Bermuda only in compliance with the provisions of the Investment Business Act of 2003 of Bermuda which regulates the sale of securities in Bermuda. Additionally, non-Bermudian persons (including companies) may not carry on or engage in any trade or business in Bermuda unless such persons are permitted to do so under applicable Bermuda legislation.

Notice to Prospective Investors in Saudi Arabia

        This document may not be distributed in the Kingdom of Saudi Arabia except to such persons as are permitted under the Offers of Securities Regulations as issued by the board of the Saudi Arabian Capital Market Authority ("CMA") pursuant to resolution number 2-11-2004 dated 4 October 2004 as amended by resolution number 1-28-2008, as amended (the "CMA Regulations"). The CMA does not make any representation as to the accuracy or completeness of this document and expressly disclaims any liability whatsoever for any loss arising from, or incurred in reliance upon, any part of this document. Prospective purchasers of the securities offered hereby should conduct their own due diligence on the accuracy of the information relating to the securities. If you do not understand the contents of this document, you should consult an authorised financial adviser.

Notice to Prospective Investors in the British Virgin Islands

        The shares are not being, and may not be offered to the public or to any person in the British Virgin Islands for purchase or subscription by or on behalf of the Company. The shares may be offered to companies incorporated under the BVI Business Companies Act, 2004 (British Virgin Islands),

"BVI Companies"), but only where the offer will be made to, and received by, the relevant BVI Company entirely outside of the British Virgin Islands.

        This prospectus has not been, and will not be, registered with the Financial Services Commission of the British Virgin Islands. No registered prospectus has been or will be prepared in respect of the shares for the purposes of the Securities and Investment Business Act, 2010 ("SIBA") or the Public Issuers Code of the British Virgin Islands.

        The shares may be offered to persons located in the British Virgin Islands who are "qualified investors" for the purposes of SIBA. Qualified investors include (i) certain entities which are regulated by the Financial Services Commission in the British Virgin Islands, including banks, insurance companies, licensees under SIBA and public, professional and private mutual funds; (ii) a company, any securities of which are listed on a recognised exchange; and (iii) persons defined as "professional investors" under SIBA, which is any person (a) whose ordinary business involves, whether for that person's own account or the account of others, the acquisition or disposal of property of the same kind as the property, or a substantial part of the property of the Company; or (b) who has signed a declaration that he, whether individually or jointly with his spouse, has net worth in excess of US$1,000,000 and that he consents to being treated as a professional investor.

Notice to Prospective Investors in China

        This prospectus does not constitute a public offer of the shares, whether by sale or subscription, in the People's Republic of China (the "PRC"). The shares is not being offered or sold directly or indirectly in the PRC to or for the benefit of, legal or natural persons of the PRC.

        Further, no legal or natural persons of the PRC may directly or indirectly purchase any of the shares or any beneficial interest therein without obtaining all prior PRC's governmental approvals that are required, whether statutorily or otherwise. Persons who come into possession of this document are required by the issuer and its representatives to observe these restrictions.

Notice to Prospective Investors in Korea

        The shares have not been and will not be registered under the Financial Investments Services and Capital Markets Act of Korea and the decrees and regulations thereunder (the "FSCMA"), and the shares have been and will be offered in Korea as a private placement under the FSCMA. None of the shares may be offered, sold or delivered directly or indirectly, or offered or sold to any person for re-offering or resale, directly or indirectly, in Korea or to any resident of Korea except pursuant to the applicable laws and regulations of Korea, including the FSCMA and the Foreign Exchange Transaction Law of Korea and the decrees and regulations thereunder (the "FETL"). The shares have not been listed on any of securities exchanges in the world including, without limitation, the Korea Exchange in Korea. Furthermore, the purchaser of the shares shall comply with all applicable regulatory requirements (including but not limited to requirements under the FETL) in connection with the purchase of the shares. By the purchase of the shares, the relevant holder thereof will be deemed to represent and warrant that if it is in Korea or is a resident of Korea, it purchased the shares pursuant to the applicable laws and regulations of Korea.

Notice to Prospective Investors in Malaysia

        No prospectus or other offering material or document in connection with the offer and sale of the shares has been or will be registered with the Securities Commission of Malaysia ("Commission") for the Commission's approval pursuant to the Capital Markets and Services Act 2007. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Malaysia other than (i) a closed end fund approved by the Commission; (ii) a holder of a Capital Markets Services License; (iii) a person who acquires the shares, as principal, if the offer is on terms that the shares may only be acquired at a consideration of not less than RM250,000 (or its equivalent in foreign currencies) for each transaction; (iv) an individual whose total net personal assets or total net joint assets with his or her spouse exceeds RM3 million (or its equivalent in foreign currencies), excluding the value of the primary residence of the individual; (v) an individual who has a gross annual income exceeding RM300,000 (or its equivalent in foreign currencies) per annum in the preceding twelve months; (vi) an individual who, jointly with his or her spouse, has a gross annual income of RM400,000 (or its equivalent in foreign currencies), per annum in the preceding twelve months; (vii) a corporation with total net assets exceeding RM10 million (or its equivalent in a foreign currencies) based on the last audited accounts; (viii) a partnership with total net assets exceeding RM10 million (or its equivalent in foreign currencies); (ix) a bank licensee or insurance licensee as defined in the Labuan Financial Services and Securities Act 2010; (x) an Islamic bank licensee or takaful licensee as defined in the Labuan Financial Services and Securities Act 2010; and (xi) any other person as may be specified by the Commission; provided that, in the each of the preceding categories (i) to (xi), the distribution of the shares is made by a holder of a Capital Markets Services Licence who carries on the business of dealing in securities. The distribution in Malaysia of this prospectus is subject to Malaysian laws. This prospectus does not constitute and may not be used for the purpose of public offering or an issue, offer for subscription or purchase, invitation to subscribe for or purchase any securities requiring the registration of a prospectus with the Commission under the Capital Markets and Services Act 2007.

Notice to Prospective Investors in Taiwan

        The shares have not been and will not be registered with the Financial Supervisory Commission of Taiwan pursuant to relevant securities laws and regulations and may not be sold, issued or offered within Taiwan through a public offering or in circumstances which constitutes an offer within the meaning of the Securities and Exchange Act of Taiwan that requires a registration or approval of the Financial Supervisory Commission of Taiwan. No person or entity in Taiwan has been authorised to offer, sell, give advice regarding or otherwise intermediate the offering and sale of the shares in Taiwan.

Notice to Prospective Investors in South Africa

        Due to restrictions under the securities laws of South Africa, the shares are not offered, and the Offer shall not be transferred, sold, renounced or delivered, in South Africa or to a person with an address in South Africa, unless one or other of the following exemptions applies:

  (i)
  the offer, transfer, sale, renunciation or delivery is to duly registered banks, mutual banks, financial services provider, financial institution, the Public Investment Corporation (in each case registered as such in South Africa), a person who deals with securities in their ordinary course of business, or a wholly owned subsidiary of a bank, mutual bank, authorised services provider or financial institution, acting as agent in the capacity of an authorised portfolio manager for a pension fund (duly registered in South Africa), or as manager for a collective investment scheme(registered in South Africa); or

  (ii)
  the contemplated acquisition cost of the securities, for any single addressee acting as principal is equal to or greater than R1,000,000.

        This document does not, nor is it intended to, constitute an "offer to the public" (as that term is defined in the South African Companies Act, 2008 (the "SA Companies Act") and does not, nor is it intended to, constitute a prospectus prepared and registered under the SA Companies Act. This document is not an "offer to the public" and must not be acted on or relied on by persons who do not fall within Section 96(1)(a) of the SA Companies Act (such persons being referred to as "relevant persons"). Any investment or investment activity to which this document relates is available only to relevant persons and will be engaged in only with relevant persons.

Conflicts of Interest

        Because Deutsche Bank Securities Inc., an underwriter for this Offering, is an affiliate of GACC, which is a significant stockholder and one of our existing owners that will receive more than 5% of the net proceeds of this Offering, a conflict of interest under FINRA Rule 5121 is deemed to exist. Accordingly, this Offering will be conducted in accordance with that rule. Pursuant to FINRA Rule 5121, Deutsche Bank Securities Inc. will not confirm sales to any account over which it exercises discretionary authority without the specific prior written approval of the account holder. Pursuant to Rule 5121, a "qualified independent underwriter" (as defined in Rule 5121) must participate in the preparation of the prospectus and perform its usual standard of due diligence with respect to the registration statement and this prospectus.                        has agreed to act as qualified independent underwriter for the Offering and to undertake the legal responsibilities and liabilities of an underwriter under the Securities Act, specifically including those inherent in Section 11 of the Securities Act. We have also agreed to indemnify                        against certain liabilities incurred in connection with it acting as a qualified independent underwriter in this Offering, including liabilities under the Securities Act.

 LEGAL MATTERS

        The validity of the shares of Class A Common Stock offered by this prospectus will be passed upon for us by Milbank, Tweed, Hadley & McCloy LLP, Los Angeles, California. The validity of the shares of Class A Common Stock offered by this prospectus will be passed upon for the underwriters by Davis Polk & Wardwell LLP, New York, New York.

EXPERTS

        The balance sheet of Station Casinos Corp. as of September 9, 2015, appearing in this prospectus and registration statement has been audited by Ernst and Young LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and is included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

        The combined financial statements of Station Holdco at December 31, 2014 and 2013, and for each of the three years ended December 31, 2014, appearing in this prospectus and registration statement have been audited by Ernst and Young LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

        A copy of the registration statement that relates to this Offering of our Class A Common Stock, including the exhibits and the financial statements and notes filed as a part of the registration statement, may be inspected without charge at the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549, and copies of all or any part of the registration statement may be obtained from the SEC upon the payment of fees prescribed by it. You may call the SEC at 1-800-SEC-0330 for more information on the operation of the public reference facilities. The SEC maintains a website at http://www.sec.gov that contains reports, proxy and information statements and other information regarding companies that file electronically with it.

        We maintain a website at www.sclv.com. After the completion of this Offering, you may access our reports, proxy statements and other information free of charge at this website as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC. The information on or accessible through our website does not constitute part of, and is not incorporated by reference into, this prospectus.

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders of Station Casinos Corp.

        We have audited the accompanying balance sheet of Station Casinos Corp. (the "Company") as of September 9, 2015. The financial statement is the responsibility of the Company's management. Our responsibility is to express an opinion on the financial statement based on our audit.

        We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free of material misstatement. We were not engaged to perform an audit of the Company's internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statement, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

        In our opinion, the financial statement referred to above presents fairly, in all material respects, the financial position of Station Casinos Corp. as of September 9, 2015, in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young LLP

Las Vegas, Nevada
October 13, 2015

STATION CASINOS CORP.

BALANCE SHEET

SEPTEMBER 9, 2015

ASSETS
Current assets:
Cash and cash equivalents	$—

Total assets	$—

Commitments and contingencies
STOCKHOLDER'S EQUITY
Common stock $0.01 par value per share, 1,000 shares authorized, none issued or outstanding	$—

Total stockholder's equity	$—

The accompanying notes are an integral part of this balance sheet.

STATION CASINOS CORP.

NOTES TO BALANCE SHEET

1. Organization

        Station Casinos Corp. (the "Company") was formed as a Delaware corporation on September 9, 2015. The Company was formed for the purpose of completing a public offering and related transactions in order to carry on the business of Station Holdco LLC.

2. Summary of Significant Accounting Policies

  Basis of Accounting

        The balance sheet is presented in accordance with accounting principles generally accepted in the United States of America. Separate statements of operations, comprehensive income, changes in stockholder's equity, and cash flows have not been presented because there have been no activities in this entity.

3. Stockholder's Equity

        The Company is authorized to issue 1,000 shares of common stock, par value $0.01 per share, none of which have been issued or are outstanding.

4. Subsequent Event (Unaudited)

        On January 5, 2016, the Company filed an amended Certificate of Incorporation to change its name to Red Rock Resorts, Inc.

Report of Independent Registered Public Accounting Firm

The Board of Directors and Members of Station Holdco LLC:

        We have audited the accompanying combined balance sheets of the entities listed at Note 1 (collectively, referred to as "Station Holdco LLC" or the "Company"), as of December 31, 2014 and 2013, and the related combined statements of operations, comprehensive income (loss), members' equity, and cash flows for each of the three years in the period ended December 31, 2014. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company's internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the combined financial position of the Company as of December 31, 2014 and 2013, and the combined results of its operations and its cash flows for each of the three years in the period ended December 31, 2014, in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young LLP

Las Vegas, Nevada
October 13, 2015

STATION HOLDCO LLC

COMBINED BALANCE SHEETS

(amounts in thousands)

	December 31,
	2014	2013
ASSETS
Current assets:
Cash and cash equivalents	$122,579	$133,598
Restricted cash	1,067	1,067
Receivables, net	35,621	45,846
Inventories	9,960	8,937
Prepaid gaming tax	19,426	18,966
Prepaid expenses and other current assets	7,719	8,838
Current assets of discontinued operations	1,746	5,300

Total current assets	198,118	222,552
Property and equipment, net	2,136,910	2,156,476
Goodwill	195,676	195,676
Intangible assets, net	168,332	186,667
Land held for development	202,222	216,021
Investments in joint ventures	19,840	14,799
Native American development costs	9,619	6,806
Related party note receivable	16,825	16,104
Other assets, net	48,417	59,728
Noncurrent assets of discontinued operations	—	23,669

Total assets	$2,995,959	$3,098,498

LIABILITIES AND MEMBERS' EQUITY
Current liabilities:
Accounts payable	$26,256	$17,888
Accrued interest payable	15,049	16,951
Other accrued liabilities	121,436	116,754
Current portion of long-term debt	83,892	72,813
Current liabilities of discontinued operations	251	7,543

Total current liabilities	246,884	231,949
Long-term debt, less current portion	2,083,607	2,147,985
Deficit investments in joint venture	2,339	2,308
Interest rate swaps and other long-term liabilities, net	19,012	23,435

Total liabilities	2,351,842	2,405,677

Commitments and contingencies (Note 19)
Members' equity:
Combined members' equity	625,042	667,219
Accumulated other comprehensive loss	(7,099)	(11,933)

Total combined members' equity	617,943	655,286
Noncontrolling interest	26,174	37,535

Total members' equity	644,117	692,821

Total liabilities and members' equity	$2,995,959	$3,098,498

The accompanying notes are an integral part of these combined financial statements.

STATION HOLDCO LLC

COMBINED STATEMENTS OF OPERATIONS

(amounts in thousands)

	Year Ended December 31,
	2014	2013	2012
Operating revenues:
Casino	$897,361	$882,241	$885,629
Food and beverage	239,212	235,722	237,770
Room	112,664	105,630	106,348
Other	70,522	67,431	69,704
Management fees	68,782	59,758	30,793

Gross revenues	1,388,541	1,350,782	1,330,244
Promotional allowances	(96,925)	(94,645)	(100,023)

Net revenues	1,291,616	1,256,137	1,230,221

Operating costs and expenses:
Casino	341,490	339,651	355,199
Food and beverage	157,191	161,790	161,167
Room	45,479	43,062	43,106
Other	28,979	26,580	26,987
Selling, general and administrative	320,120	327,820	308,158
Preopening	640	222	311
Depreciation and amortization	127,961	128,958	129,267
Management fee expense	—	—	15,581
Impairment of goodwill	—	1,183	—
Asset impairment	11,739	—	10,066
Write-downs and other charges, net	20,956	11,895	9,958

	1,054,555	1,041,161	1,059,800

Operating income	237,061	214,976	170,421
Earnings from joint ventures	924	1,603	1,773

Operating income and earnings from joint ventures	237,985	216,579	172,194
Other (expense) income:
Interest expense, net	(151,702)	(165,220)	(189,781)
Loss on extinguishment of debt	(4,132)	(147,131)	(51,796)
Gain on Native American development	49,074	16,974	102,816
Change in fair value of derivative instruments	(90)	(291)	(921)

	(106,850)	(295,668)	(139,682)

Net income (loss) from continuing operations	131,135	(79,089)	32,512
Discontinued operations	(42,548)	(24,976)	(13,003)

Net income (loss)	88,587	(104,065)	19,509
Less: net loss attributable to noncontrolling interests	(11,955)	(9,067)	(1,606)

Net income (loss) attributable to Station Holdco LLC	$100,542	$(94,998)	$21,115

The accompanying notes are an integral part of these combined financial statements.

STATION HOLDCO LLC

COMBINED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

(amounts in thousands)

	Year Ended December 31,
	2014	2013	2012
Net income (loss)	$88,587	$(104,065)	$19,509
Other comprehensive income (loss):
Unrealized gain (loss) on interest rate swaps:
Unrealized (loss) gain arising during period	(7,999)	772	(18,918)
Reclassification of unrealized loss into income	12,896	13,133	13,187

Unrealized gain (loss) on interest rate swaps, net	4,897	13,905	(5,731)
Unrealized (loss) gain on available-for-sale securities	(63)	(166)	213

Other comprehensive income (loss)	4,834	13,739	(5,518)

Comprehensive income (loss)	93,421	(90,326)	13,991
Less comprehensive loss attributable to noncontrolling interests	(11,955)	(9,067)	(1,606)

Comprehensive income (loss) attributable to Station Holdco LLC	$105,376	$(81,259)	$15,597

The accompanying notes are an integral part of these combined financial statements.

STATION HOLDCO LLC

COMBINED STATEMENTS OF MEMBERS' EQUITY

(amounts in thousands)

	Combined members' equity	Accumulated other comprehensive loss	Total combined members' equity	Noncontrolling interest	Total members' equity
Balances, December 31, 2011	$819,831	$(20,154)	$799,677	$42,799	$842,476
Unrealized loss on interest rate swaps	—	(5,731)	(5,731)	—	(5,731)
Unrealized gain on available-for-sale securities	—	213	213	—	213
Combination of Fertitta Entertainment	3,467	—	3,467	—	3,467
Share-based compensation	8,129	—	8,129	47	8,176
Capital contributions from noncontrolling interests	—	—	—	8,616	8,616
Acquisition of Fertitta Interactive	5,605	—	5,605	6,475	12,080
Deemed distribution	(12,638)	—	(12,638)	—	(12,638)
Distributions	(25,925)	—	(25,925)	(11,302)	(37,227)
Net income (loss)	21,115	—	21,115	(1,606)	19,509

Balances, December 31, 2012	819,584	(25,672)	793,912	45,029	838,941
Unrealized gain on interest rate swaps	—	13,905	13,905	—	13,905
Unrealized loss on available-for-sale securities	—	(166)	(166)	—	(166)
Share-based compensation	13,536	—	13,536	95	13,631
Capital contributions from noncontrolling interests	—	—	—	15,316	15,316
Redemption of noncontrolling interests	(1,673)	—	(1,673)	(3,634)	(5,307)
Distributions	(69,230)	—	(69,230)	(10,204)	(79,434)
Net loss	(94,998)	—	(94,998)	(9,067)	(104,065)

Balances, December 31, 2013	667,219	(11,933)	655,286	37,535	692,821
Unrealized gain on interest rate swaps	—	4,897	4,897	—	4,897
Unrealized loss on available-for-sale securities	—	(63)	(63)	—	(63)
Share-based compensation	10,600	—	10,600	23	10,623
Capital contributions from noncontrolling interests	—	—	—	9,969	9,969
Liquidation of Fertitta Interactive	—	—	—	696	696
Distributions	(153,319)	—	(153,319)	(10,094)	(163,413)
Net income (loss)	100,542	—	100,542	(11,955)	88,587

Balances, December 31, 2014	$625,042	$(7,099)	$617,943	$26,174	$644,117

The accompanying notes are an integral part of these combined financial statements.

STATION HOLDCO LLC

COMBINED STATEMENTS OF CASH FLOWS

(amounts in thousands)

	Year Ended December 31,
	2014	2013	2012
Cash flows from operating activities:
Net income (loss)	$88,587	$(104,065)	$19,509
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	132,043	134,053	132,298
Change in fair value of derivative instruments	90	291	921
Amortization of deferred losses on derivative instruments	12,896	11,064	2,812
Write-downs and other charges, net	18,314	9,980	554
Impairment of goodwill	5,562	1,183	—
Asset impairment	27,688	258	12,973
Amortization of debt discount and debt issuance costs	18,182	23,665	70,506
Interest—paid in kind	4,158	4,115	4,106
Share-based compensation	12,775	16,438	8,166
Earnings from joint ventures	(924)	(1,603)	(1,773)
Distributions from joint ventures	1,877	1,623	1,847
Gain on Native American development	(49,074)	(16,974)	(102,816)
Loss on extinguishment of debt	4,132	148,597	51,796
Changes in assets and liabilities:
Restricted cash	—	913	25
Receivables, net	(6,700)	2,228	(2,574)
Interest on related party notes receivable	(742)	(754)	(469)
Inventories and prepaid expenses	(73)	(1,606)	3,559
Accounts payable	2,911	(3,613)	3,541
Accrued interest payable	(1,782)	13,612	5,058
Other accrued liabilities	(3,234)	14,348	7,190
Other, net	3,105	(3,063)	607

Net cash provided by operating activities	269,791	250,690	217,836

Cash flows from investing activities:
Capital expenditures, net of related payables	(102,748)	(86,728)	(62,048)
Proceeds from asset sales	2,739	3,468	908
Investment in joint ventures	(6,817)	(5,365)	—
Acquisition of Fertitta Interactive	—	—	(7,741)
Distributions in excess of earnings from joint ventures	1,019	315	492
Proceeds from repayment of Native American development costs	66,048	—	195,779
Native American development costs	(2,630)	(3,551)	(19,882)
Issuance of related party notes receivable	(500)	—	(4,300)
Other, net	2	(2,376)	(6,107)

Net cash (used in) provided by investing activities	(42,887)	(94,237)	97,101

Cash flows from financing activities:
Proceeds from issuance of 7.50% Senior Notes	—	499,935	—
Repayment of Senior Notes	—	(625,000)	—
Borrowings under credit agreements with original maturity dates greater than three months	—	1,631,622	676,687
Borrowings (payments) under credit agreements with original maturities of three months or less, net	1,250	(18,000)	(6,150)
Payments under credit agreements with original maturities greater than three months	(71,129)	(1,518,248)	(880,611)
Cash paid for early extinguishment of debt	—	—	(9,882)
Distributions to members and noncontrolling interests	(163,413)	(79,434)	(37,227)
Deemed distribution	—	—	(12,638)
Payments of debt issuance costs	(2,454)	(36,336)	(16,878)
Payments on derivative instruments with other-than-insignificant financing elements	(10,980)	(9,039)	—
Capital contributions from noncontrolling interests	9,969	15,316	8,616
Other, net	(4,911)	(9,352)	(1,887)

Net cash used in financing activities	(241,668)	(148,536)	(279,970)

Cash and cash equivalents (including cash and cash equivalents of discontinued operations):
(Decrease) increase in cash and cash equivalents	(14,764)	7,917	34,967
Balance, beginning of year	138,080	130,163	95,196

Balance, end of year	$123,316	$138,080	$130,163

Supplemental cash flow disclosures:
Cash paid for interest, net of $0, $0, and $3,721 capitalized, respectively	$129,090	$118,262	$109,348
Non-cash investing and financing activities:
Capital expenditures incurred but not yet paid	$17,360	$11,492	$22,283
Issuance of note payable with option by Fertitta Interactive in exchange for redemption of noncontrolling interest	$—	$4,600	$—
Equity issued to noncontrolling interests of Fertitta Interactive in settlement of notes payable	$—	$—	$8,148

The accompanying notes are an integral part of these combined financial statements.

STATION HOLDCO LLC

NOTES TO COMBINED FINANCIAL STATEMENTS

1. Basis of Presentation, Organization and Background

        The combined financial statements of Station Holdco LLC ("Station Holdco") comprise the financial statements of Station Holdco, Station Voteco LLC ("Station Voteco"), Station Casinos LLC and its consolidated subsidiaries ("Station LLC"), and Fertitta Entertainment LLC and its consolidated subsidiaries ("Fertitta Entertainment") (as combined, "Station Holdco Combined" or the "Company"). Station LLC is a gaming, development and management company that owns, operates and manages hotel and casino properties. Station Holdco and Station Voteco hold all of the economic and voting interests, respectively in Station LLC. Station LLC operates under management agreements with Fertitta Entertainment LLC ("Fertitta Entertainment").

        On April 30, 2012, Station Holdco, Station Voteco and Fertitta Entertainment and their respective consolidated subsidiaries became under the common control of brothers Frank J. Fertitta III and Lorenzo J. Fertitta, who collectively hold more than 50% of their voting and economic interests.

        In October 2015, Station LLC entered into an agreement to purchase all of the outstanding membership interests of Fertitta Entertainment for $460 million (the "Fertitta Entertainment Acquisition") which constitutes an acquisition of an entity under common control. The consummation of the purchase is subject to the satisfaction of customary conditions, including receipt of required gaming approvals and the expiration of the waiting period under the Hart-Scott-Rodino Act. See Fertitta Entertainment LLC below for additional information about the proposed purchase of Fertitta Entertainment by Station LLC.

        The accompanying combined financial statements represent the effect of the retrospective combination of the financial statements of Station Holdco and Fertitta Entertainment for all periods subsequent to April 30, 2012. Our predecessor entity for accounting purposes is Station Holdco.

  Station Casinos LLC, Station Holdco LLC and Station Voteco LLC

        Station LLC owns and operates nine major hotel/casino properties and ten smaller casino properties (three of which are 50% owned) in the Las Vegas metropolitan area. Station LLC also manages a casino in Sonoma County, California, which opened on November 5, 2013, and a casino in Allegan County in southwestern Michigan, which opened in February 2011, both on behalf of Native American tribes.

        Station LLC acquired substantially all of the assets of Station Casinos, Inc. ("STN") and Green Valley Ranch Gaming LLC pursuant to Chapter 11 plans of reorganization, which became effective on June 17, 2011, and adopted fresh-start reporting at that date in accordance with the accounting guidance for reorganizations. In addition, on June 17, 2011, Station LLC entered into various new or amended credit agreements. Non-Voting Units representing 100% of Station LLC's outstanding economic interests were issued to Station Holdco and Voting Units representing 100% of Station LLC's outstanding voting power were issued to Station Voteco. The transactions that occurred on June 17, 2011 are collectively referred to herein as the "Restructuring Transactions".

  Fertitta Entertainment LLC

        Fertitta Entertainment was formed on October 19, 2009 to pursue the acquisition of or obtain management contracts for gaming and entertainment facilities domestically and internationally. Effective June 17, 2011, certain wholly-owned subsidiaries of Fertitta Entertainment entered into 25-year management agreements with Station LLC and certain of its subsidiaries. All but one of

STATION HOLDCO LLC

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

1. Basis of Presentation, Organization and Background (Continued)

Station LLC's executive officers and certain other key personnel are employed by Fertitta Entertainment and provide services to Station LLC pursuant to the management agreements. Upon consummation of the Fertitta Entertainment Acquisition, the management agreements will be terminated and Station LLC expects to assume or enter into new employment agreements or other employment relationships with its executive officers and other individuals who were employed by Fertitta Entertainment and provided services to Station LLC through the management agreements prior to the consummation of the Fertitta Entertainment Acquisition

        The amounts shown in the accompanying combined financial statements also include the accounts of MPM Enterprises, LLC ("MPM"), a 50% owned, consolidated variable interest entity ("VIE") of Station LLC. Investments in all other 50% or less owned affiliated companies are accounted for using the equity method.

        All significant intercompany and intra-company transactions, including the effects of the management agreements, have been eliminated.

2. Summary of Significant Accounting Policies

        The accompanying combined financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America ("GAAP").

  Use of Estimates

        The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported and disclosed in the combined financial statements and the accompanying notes. Significant estimates incorporated into the Company's combined financial statements include the estimated useful lives for depreciable and amortizable assets, the estimated cash flows and other factors used in assessing the recoverability of goodwill, intangible assets and other long-lived assets, the estimated fair values of certain assets related to write-downs and impairments, the estimated reserve for self-insured insurance claims, the estimated costs associated with the Company's player rewards program, and the estimated liabilities related to litigation, claims and assessments. Actual results could differ from those estimates.

  Discontinued Operations

        During the fourth quarter of 2014, Station LLC's majority-owned consolidated subsidiary, Fertitta Interactive LLC ("Fertitta Interactive"), ceased operations. The results of operations of Fertitta Interactive are reported in discontinued operations in the Combined Statements of Operations for all periods presented, and the assets and liabilities of Fertitta Interactive are reported separately in the Combined Balance Sheets. The Combined Statements of Cash Flows have not been adjusted for discontinued operations. See Note 3 for additional information.

  Fair Value Measurements

        The Company accounts for certain assets and liabilities at fair value, and utilizes the fair value hierarchy established by the accounting guidance for fair value measurements and disclosures to

STATION HOLDCO LLC

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

2. Summary of Significant Accounting Policies (Continued)

categorize the inputs to valuation techniques used to measure fair value into three levels. The three levels of inputs are as follows:

  Level 1: Quoted market prices in active markets for identical assets or liabilities.

  Level 2: Observable market-based inputs or unobservable inputs that are corroborated by market data.

  Level 3: Unobservable inputs that are not corroborated by market data.

        The accounting guidance for fair value measurements and disclosures also provides the option to measure certain financial assets and liabilities at fair value with changes in fair value recognized in earnings each period. The Company has not elected to measure any financial assets and liabilities at fair value that are not required to be measured at fair value.

  Fair Value of Financial Instruments

        The carrying values of cash and cash equivalents, restricted cash, receivables and accounts payable approximate fair value primarily because of the short maturities of these instruments. See Note 13 for information about the fair value of the Company's financial instruments.

  Cash and Cash Equivalents

        Cash and cash equivalents consist of cash on hand and investments purchased with an original maturity of 90 days or less.

  Restricted Cash

        Restricted cash primarily represents remaining escrow account balances related to the Restructuring Transactions.

  Receivables, Net and Credit Risk

        Receivables, net consist primarily of casino, hotel, ATM, cash advance, retail, management fees and other receivables, which are typically non-interest bearing. Receivables, net at December 31, 2013 included $17.0 million due from the Federated Indians of Graton Rancheria for certain reimbursable advances, which was collected in January 2014.

        Receivables are initially recorded at cost and an allowance for doubtful accounts is maintained to reduce receivables to their carrying amount, which approximates fair value. The allowance is estimated based on a specific review of customer accounts, historical collection experience, the age of the receivable and other relevant factors. Accounts are written off when management deems the account to be uncollectible, and recoveries of accounts previously written off are recorded when received. As of December 31, 2014 and 2013, the allowance for doubtful accounts was $1.7 million and $2.7 million, respectively. Management believes there are no significant concentrations of credit risk.

  Inventories

        Inventories primarily represent food and beverage items and retail merchandise which are stated at the lower of cost or market. Cost is determined on a weighted-average basis.

STATION HOLDCO LLC

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

2. Summary of Significant Accounting Policies (Continued)

  Assets Held for Sale

        The Company classifies assets as held for sale when an asset or asset group meets all of the held for sale criteria in the accounting guidance for impairment and disposal of long-lived assets. Assets held for sale are initially measured at the lower of carrying amount or fair value less cost to sell.

  Property and Equipment

        Property and equipment is initially recorded at cost. Depreciation and amortization are computed using the straight-line method over the estimated useful lives of the assets, or for leasehold improvements, the shorter of the estimated useful life of the asset or the lease term, as follows:

Buildings and improvements	10 to 45 years
Furniture, fixtures and equipment	3 to 7 years

        Costs of major improvements are capitalized, while costs of normal repairs and maintenance are charged to expense as incurred. Construction in progress is related to the construction or development of property and equipment that has not yet been placed in service for its intended use. Depreciation and amortization for property and equipment commences when the asset is placed in service. When assets are retired or otherwise disposed, the related cost and accumulated depreciation are removed from the accounts and the gain or loss on disposition is recognized within write-downs and other charges, net. Assets recorded under capital leases are included in property and equipment and amortization of assets recorded under capital leases is included in depreciation expense and accumulated depreciation. The Company makes estimates and assumptions when accounting for capital expenditures. The Company's depreciation expense is highly dependent on the assumptions it makes about its assets' estimated useful lives. Useful lives are estimated by the Company based on its experience with similar assets and estimates of the usage of the asset. Whenever events or circumstances occur which change the estimated useful life of an asset, the Company accounts for the change prospectively.

  Native American Development Costs

        The Company incurs certain costs associated with development and management agreements entered into with Native American tribes (the "Tribes"). In accordance with the accounting guidance for real estate, costs for the acquisition and related development of land and the casino facilities are capitalized as long-term assets. The assets are typically transferred to the Tribe when the Tribe secures third-party financing or the gaming facility is completed. Upon transfer of the assets to the Tribe, a long term receivable is recognized in an amount equal to any remaining carrying amount that has not yet been recovered from the Tribe.

        The Company capitalizes interest on Native American development projects when activities are in progress to prepare the asset for its intended use.

        The Company earns a return on the costs incurred for the acquisition and development of the projects. Due to the uncertainty surrounding the estimated costs to complete and the collectability of the stated return, it accounts for the return earned on Native American development costs using the cost recovery method described in the accounting guidance for real estate sales. Recognition of the return is deferred until the assets are transferred to the Tribe, the carrying amount of the assets has

STATION HOLDCO LLC

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

2. Summary of Significant Accounting Policies (Continued)

been fully recovered and the return is realizable. Repayment of the advances and the return typically is funded from the Tribe's third-party financing, from the cash flows of the gaming facility, or both.

        The Company evaluates its Native American development costs for impairment whenever events or changes in circumstances indicate that the carrying amount of a project might not be recoverable, taking into consideration all available information. Among other things, the Company considers the status of the project, any contingencies, the achievement of milestones, any existing or potential litigation, and regulatory matters when evaluating its Native American projects for impairment. If an indicator of impairment exists, the Company compares the estimated future cash flows of the project, on an undiscounted basis, to its carrying amount. If the undiscounted expected future cash flows do not exceed the carrying amount, the asset is written down to its estimated fair value, with fair value typically estimated based on a discounted future cash flow model or market comparables, when available. The Company estimates the undiscounted future cash flows of its Native American development project based on consideration of all positive and negative evidence about the future cash flow potential of the project including, but not limited to, the likelihood that the project will be successfully completed, the status of required approvals, and the status and timing of the construction of the project, as well as current and projected economic, political, regulatory and competitive conditions that may adversely impact the project's operating results.

  Capitalization of Interest

        The Company capitalizes interest costs associated with debt incurred in connection with major construction projects. Interest capitalization ceases once the project is substantially complete or no longer undergoing construction activities to prepare it for its intended use. When no debt is specifically identified as being incurred in connection with such construction projects, the Company capitalizes interest on amounts expended on the project at its weighted average cost of borrowings. No interest was capitalized for the years ended December 31, 2014 and 2013. Capitalized interest for the year ended December 31, 2012 was $3.7 million.

  Goodwill and Other Intangible Assets

        The Company's goodwill primarily resulted from Station LLC's adoption of fresh-start reporting in connection with the Restructuring Transactions in 2011. The Company tests its goodwill and indefinite-lived intangible assets for impairment annually during the fourth quarter of each year, and whenever events or circumstances indicate that it is more likely than not that impairment may have occurred. Impairment testing for goodwill is performed at the reporting unit level.

        The Company's annual goodwill impairment testing utilizes a two-step process. In the first step, the estimated fair value of each reporting unit is compared with its carrying amount, including goodwill. The fair value of each reporting unit is estimated using the expected present value of future cash flows along with value indications provided by the current valuation multiples of comparable publicly traded companies. If the carrying amount of the reporting unit exceeds its estimated fair value, the second step of the goodwill impairment test is performed to measure the amount of the impairment loss, if any. In the second step, the Company estimates the implied fair value of the reporting unit's goodwill by allocating the estimated fair value of the reporting unit to the assets and liabilities of the reporting unit, as if the reporting unit had been acquired in a business combination. If the carrying amount of

STATION HOLDCO LLC

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

2. Summary of Significant Accounting Policies (Continued)

the reporting unit's goodwill exceeds its implied fair value, an impairment loss is recognized in an amount equal to the excess.

        The estimation of fair values involves significant judgment by management. Future cash flow estimates are, by their nature, subjective and actual results may differ materially from such estimates. Cash flow estimates are based on the current regulatory, political and economic climates, recent operating information and projections. Such estimates could be negatively impacted by changes in federal, state or local regulations, economic downturns, competition, events affecting various forms of travel and access to the Company's properties, and other factors. If the Company's estimates of future cash flows are not met, it may have to record impairment charges in future accounting periods.

  Indefinite-Lived Intangible Assets

        The Company's indefinite-lived intangible assets primarily represent brands and certain license rights. The fair value of brands is estimated using a derivation of the income approach to valuation, based on estimated royalties avoided through ownership of the assets, utilizing market indications of fair value. The Company tests its indefinite-lived intangible assets for impairment annually during the fourth quarter of each year, and whenever events or circumstances indicate that it is more likely than not that an asset is impaired. Indefinite-lived intangible assets are not amortized unless it is determined that their useful life is no longer indefinite. The Company periodically reviews its indefinite-lived assets to determine whether events and circumstances continue to support an indefinite useful life. If an indefinite-lived intangible asset no longer has an indefinite life, then the asset is tested for impairment and is subsequently accounted for as a finite-lived intangible asset.

  Finite-Lived Intangible Assets

        The Company's finite-lived intangible assets primarily represent assets related to its management contracts and customer relationships, which are amortized over their estimated useful lives using the straight-line method. The Company periodically evaluates the remaining useful lives of its finite-lived intangible assets to determine whether events and circumstances warrant a revision to the remaining period of amortization.

        The Company's customer relationship intangible asset primarily represents the value associated with its rated casino guests. The initial fair value of the customer relationship intangible asset was estimated based on the projected net cash flows associated with these casino guests. The recoverability of the Company's customer relationship intangible asset could be affected by, among other things, increased competition within the gaming industry, a downturn in the economy, declines in customer spending which would impact the expected future cash flows associated with the rated casino guests, declines in the number of customer visits which could impact the expected attrition rate of the rated casino guests, and erosion of operating margins associated with rated casino guests. Should events or changes in circumstances cause the carrying amount of the customer relationship intangible asset to exceed its estimated fair value, an impairment charge in the amount of the excess would be recognized.

        The Company's management contract intangible assets represent the value associated with management agreements under which the Company provides management services to various casino properties, primarily Native American casinos which it has developed, and its 50% owned casinos. The fair values of management contract intangible assets were determined using discounted cash flow techniques based on future cash flows expected to be received in exchange for providing management

STATION HOLDCO LLC

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

2. Summary of Significant Accounting Policies (Continued)

services. The Company amortizes its management contract intangible assets over their expected useful lives using the straight-line method, beginning when the property commences operations and management fees are being earned. Should events or changes in circumstances cause the carrying amount of a management contract intangible asset to exceed its estimated fair value, an impairment charge in the amount of the excess would be recognized.

  Impairment of Long-Lived Assets

        The Company reviews the carrying amounts of its long-lived assets, other than goodwill and indefinite-lived intangible assets, for impairment whenever events or changes in circumstances indicate the carrying amount of an asset may not be recoverable. Recoverability is evaluated by comparing the estimated future cash flows of the asset, on an undiscounted basis, to its carrying amount. If the undiscounted estimated future cash flows exceed the carrying amount, no impairment is indicated. If the undiscounted cash flows do not exceed the carrying amount, impairment is measured based on the difference between the asset's estimated fair value and its carrying amount. To estimate fair values, the Company typically uses market comparables, when available, or a discounted cash flow model. Assets to be disposed of are carried at the lower of their carrying amount or fair value less costs of disposal. Fair value of assets to be disposed of is generally estimated based on comparable asset sales, solicited offers or a discounted cash flow model. The Company's long-lived asset impairment tests are performed at the reporting unit level.

        The estimation of fair values involves significant judgment by management. Future cash flow estimates are, by their nature, subjective and actual results may differ materially from such estimates. Estimates of cash flows are based on the current regulatory, political and economic climates, recent operating information and projections. Such estimates could be negatively impacted by changes in federal, state or local regulations, economic downturns, competition, events affecting various forms of travel and access to the Company's properties, and other factors. If the Company's estimates of future cash flows are not met, it may have to record impairment charges in future accounting periods. As of December 31, 2014 and 2013, the combined financial statements reflect all adjustments required under the accounting guidance for the impairment or disposal of long-lived assets. See Notes 5 and 6 for information about impairment charges recognized during the years ended December 31, 2014, 2013 and 2012.

  Debt Discounts and Debt Issuance Costs

        Debt discounts and costs incurred in connection with the issuance of long-term debt are capitalized and amortized to interest expense using the effective interest method over the expected terms of the related debt agreements. Debt issuance costs are included in other assets, net on the Company's Combined Balance Sheets. Costs incurred in connection with the modification of long-term debt are charged to loss on extinguishment of debt.

  Derivative Instruments

        In accordance with the accounting guidance for derivatives and hedging activities, the Company records all derivatives on the balance sheet at fair value. The fair values of the Company's derivatives are determined using widely accepted valuation techniques including discounted cash flow analysis on the expected cash flows of each derivative. This analysis reflects the contractual terms of the

STATION HOLDCO LLC

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

2. Summary of Significant Accounting Policies (Continued)

derivatives, including the period to maturity, and uses observable market-based inputs, including forward interest rate curves. The Company incorporates credit valuation adjustments to appropriately reflect both its own nonperformance risk and the respective counterparty's nonperformance risk in the fair value measurements.

        The accounting for changes in fair value of derivative instruments (i.e. gains or losses) depends on the intended use of the derivative, whether the Company has elected to designate a derivative in a hedging relationship and apply hedge accounting, and whether the hedging relationship has satisfied the criteria necessary to qualify for hedge accounting. All derivative instruments held by the Company are intended to hedge its exposure to variability in expected future cash flows related to interest payments.

  Comprehensive Income (Loss)

        Comprehensive income includes net income (loss) and other comprehensive income, which includes all other non-member changes in equity. Components of the Company's comprehensive income are reported in the Combined Statements of Comprehensive Income (Loss) and Combined Statements of Members' Equity, and accumulated other comprehensive income (loss) is included in Members' Equity in the Combined Balance Sheets.

  Revenues and Promotional Allowances

        The Company recognizes the net win from gaming activities as casino revenues, which is the difference between gaming wins and losses, with liabilities recognized for funds deposited by customers before gaming play occurs and for chips in the customers' possession. Casino revenues are recognized net of discounts and certain incentives provided to customers under the Company's player rewards program, such as cash back and free slot play. Food and beverage, hotel, and other operating revenues are recognized as the service is provided. Other operating revenue includes rental income which is recognized over the lease term and contingent rental income which is recognized when the right to receive such rental income is established according to the lease agreements.

        Management fee revenues are recognized when the services have been performed, the amount of the fee is determinable and collectability is reasonably assured. Management fee revenues include reimbursable costs, which represent amounts received or due pursuant to the Company's management agreements with Native American tribes for the reimbursement of expenses, primarily payroll costs, that it incurs on their behalf. The Company recognizes reimbursable cost revenues on a gross basis, with an offsetting amount charged to operating expenses.

        The retail value of complimentary goods and services provided to customers is recorded as revenue with a corresponding offsetting amount included in promotional allowances. The estimated

STATION HOLDCO LLC

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

2. Summary of Significant Accounting Policies (Continued)

departmental costs of providing such complimentary goods and services are included in casino costs and expenses and consisted of the following (amounts in thousands):

	Year Ended December 31,
	2014	2013	2012
Food and beverage	$85,555	$83,150	$85,921
Room	6,327	7,045	8,571
Other	3,369	2,225	2,910

Total	$95,251	$92,420	$97,402

  Player Rewards Program

        The Company has a player rewards program (the "Rewards Program") which allows customers to earn points based on their gaming activity. Points may be redeemed at all of the Company's Las Vegas area properties for cash, free slot play, food, beverage, rooms, entertainment and merchandise. The Company records a liability for the estimated cost of outstanding points earned under the Rewards Program that management believes will ultimately be redeemed, which totaled $11.9 million and $12.9 million at December 31, 2014 and 2013, respectively. The estimated cost of points expected to be redeemed for cash and free slot play under the Rewards Program reduces casino revenue. The estimated cost of points expected to be redeemed for food, beverage, rooms, entertainment and merchandise is charged to casino expense. Cost is estimated based on assumptions about the mix of goods and services for which points will be redeemed and the incremental departmental cost of providing the goods and services.

  Slot Machine Jackpots

        The Company does not accrue base jackpots if payment of the jackpot can be avoided. A jackpot liability is accrued with a related reduction in casino revenue when the Company is legally obligated to pay the jackpot, such as the incremental amount in excess of the base jackpot on a progressive game.

  Gaming Taxes

        The Company is assessed taxes based on gross gaming revenue, subject to applicable jurisdictional adjustments. Gaming taxes are included in casino costs and expenses in the Combined Statements of Operations. Gaming tax expense, excluding discontinued operations, was as follows (amounts in thousands):

	Year Ended December 31,
	2014	2013	2012
Gaming tax expense	$59,756	$58,894	$60,739

  Share-Based Compensation

        The Company measures its share-based compensation expense at the grant date based on the fair value of the award and recognizes the expense over the requisite service period. The Company uses the straight-line method to recognize compensation expense for share-based awards with graded vesting.

STATION HOLDCO LLC

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

2. Summary of Significant Accounting Policies (Continued)

For share-based compensation awards that it intends to settle partially in cash, the Company applies liability accounting, and compensation expense is measured based on the fair value of these awards, which is remeasured at each reporting period until the liability is settled. See Note 15 for additional information about the Company's share-based compensation.

  Advertising

        The Company expenses advertising costs the first time the advertising takes place. Advertising expense is included in selling, general and administrative expense in the Combined Statements of Operations. Advertising expense, excluding discontinued operations, was as follows (amounts in thousands):

	Year Ended December 31,
	2014	2013	2012
Advertising expense	$15,624	$16,871	$19,523

  Segments

        The Company views each of its properties as individual operating segments. All of the Company's operating segments offer the same products, cater to the same customer base, have the same regulatory and tax structure, share the same marketing techniques and all are directed by a centralized management structure. The Company believes all of its operating segments meet the economic similarity criteria established by the accounting guidance for segment reporting and therefore, aggregates all of its operating segments into one reportable segment.

  Income Taxes

        Station Holdco, Station Voteco, Station LLC and Fertitta Entertainment are limited liability companies treated as partnerships for income tax purposes and as such, are pass-through entities and are not liable for income tax in the jurisdictions in which they operate. Accordingly, no provision for income taxes has been made in the combined financial statements and the Company has no liability associated with uncertain tax positions.

  Recently Issued and Recently Adopted Accounting Standards

        In April 2015, the Financial Accounting Standards Board ("FASB") issued amended accounting guidance that changes the balance sheet presentation of debt issuance costs. Under the amended guidance, debt issuance costs will be presented on the balance sheet as a direct deduction from the related debt liability rather than as an asset. For public companies, the new guidance is effective for financial statements issued for fiscal years beginning after December 15, 2015 (including interim periods within those fiscal years), and is required to be applied on a retrospective basis. Early adoption is permitted. The Company expects to early adopt this guidance as of December 31, 2015. Upon adoption, approximately $18 million of debt issuance costs, which are included in other assets at December 31, 2014, will be reclassified as a direct deduction from the related debt liabilities. The adoption will have no effect on the Company's results of operations.

STATION HOLDCO LLC

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

2. Summary of Significant Accounting Policies (Continued)

        In January 2015, the FASB issued amended accounting guidance which will eliminate from GAAP the concept of extraordinary items, which are defined as events and transactions that are both unusual in nature and infrequent in occurrence. Presentation of extraordinary items on a net-of-tax basis after income from continuing operations will be eliminated. The new guidance will require items that are both unusual and infrequent to be separately presented on a pre-tax basis within income from continuing operations, similar to current presentation requirements for items that are either unusual or infrequent. The new guidance is effective for fiscal years beginning after December 15, 2015. Early adoption is permitted, and upon adoption, either prospective or retrospective application may be elected. The Company expects to adopt this guidance retrospectively in the first quarter of 2016 and does not expect the adoption to have a material impact on its financial position or results of operations.

        In August 2014, the FASB issued amended accounting guidance that is intended to define management's responsibility to evaluate whether there is substantial doubt about an organization's ability to continue as a going concern and to provide related footnote disclosures. This amendment provides guidance to an organization's management, with principles and definitions that are intended to reduce diversity in the timing and content of relevant disclosures. The amendments are effective for annual periods ending after December 15, 2016, and interim periods thereafter. Early application is permitted for annual or interim reporting periods for which financial statements have not previously been issued. The Company will adopt this guidance for the fiscal year ended December 31, 2016 and does not expect the adoption to have a material impact on its financial position or results of operations.

        In May 2014, the FASB issued a new accounting standard for revenue recognition, which requires entities to recognize revenue when it transfers promised goods or services to customers, in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. The new standard supersedes the existing accounting guidance for revenue recognition, including industry-specific guidance, and amends certain accounting guidance for recognition of gains and losses on the transfer of non-financial assets. For public companies, the new guidance is effective for annual reporting periods (including interim periods within those periods) beginning after December 15, 2017. Upon adoption, financial statement issuers may elect to apply the new standard either retrospectively to each prior reporting period presented, or using a modified retrospective approach by recognizing the cumulative effect of initial application and providing certain additional disclosures. The Company will adopt this guidance in the first quarter of 2018. The Company is currently evaluating the impact this guidance will have on its financial position and results of operations, and has not yet determined which adoption method it will elect.

        In April 2014, the FASB issued amended accounting guidance that changes the criteria for reporting discontinued operations and expands disclosure requirements for disposals that do not meet the discontinued operations criteria. This guidance is effective in the first quarter of 2015 for public companies with calendar year ends, and early adoption is permitted. The Company adopted this guidance in the first quarter of 2015, and the adoption did not have a material impact on its financial position or results of operations.

        A variety of proposed or otherwise potential accounting guidance is currently under study by standard-setting organizations and certain regulatory agencies. Due to the tentative and preliminary nature of such proposed accounting guidance, the Company has not yet determined the effect, if any,

STATION HOLDCO LLC

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

2. Summary of Significant Accounting Policies (Continued)

that the implementation of such proposed accounting guidance would have on its combined financial statements.

3. Fertitta Interactive

        Station LLC's majority-owned consolidated subsidiary, Fertitta Interactive, ceased operations during the fourth quarter of 2014. Fertitta Interactive previously operated online gaming in New Jersey and online poker in Nevada under the Ultimate Gaming and Ultimate Poker brands, respectively.

        Station LLC acquired a 50.1% ownership interest in Fertitta Interactive in November 2012 for $20.7 million in cash. Frank J. Fertitta III and Lorenzo J. Fertitta, who became the controlling members of the Company in April 2012, controlled Fertitta Interactive prior to its acquisition by Station LLC. As a result, the acquisition was accounted for as a transaction between entities under common control, and the combined financial statements include the financial results of Fertitta Interactive for all periods subsequent to April 30, 2012. The acquisition was accounted for in a manner similar to a pooling of interests, and the excess of the purchase price over the historical cost of the net assets acquired was treated as a deemed distribution for accounting purposes.

        In September 2014, Fertitta Interactive terminated its online gaming operations agreement with its partner in New Jersey due to multiple breaches by the partner. Later in the same month, the partner filed for Chapter 11 bankruptcy reorganization and Fertitta Interactive ceased operating online gaming in New Jersey. As a result of these developments, management determined that the carrying amounts of Fertitta Interactive's long-lived assets were no longer recoverable, primarily due to forecasted negative cash flows. Accordingly, the Company performed an interim impairment test for all of Fertitta Interactive's long-lived assets during the third quarter of 2014 and recognized impairment charges totaling $21.5 million to write off all of the assets. The charges included $5.6 million for goodwill impairment and $15.9 million for other asset impairment, primarily representing property and equipment and an advancement fee related to its New Jersey operations. In November 2014, Fertitta Interactive ceased operating online poker in Nevada and commenced a wind-down of its operations.

        The results of Fertitta Interactive have been reported as discontinued operations in the accompanying Combined Statements of Operations for all periods presented. Following is an analysis of discontinued operations (amounts in thousands):

	Year Ended December 31,
	2014	2013	2012
Revenues	$6,859	$5,341	$174
Operating costs and expenses	27,109	28,549	10,246
Asset impairment charges and other	22,298	1,768	2,931

Net loss from discontinued operations	(42,548)	(24,976)	(13,003)
Less net loss from discontinued operations attributable to noncontrolling interests	(18,689)	(11,509)	(7,025)

Net loss from discontinued operations attributable to Station Holdco LLC	$(23,859)	$(13,467)	$(5,978)

STATION HOLDCO LLC

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

3. Fertitta Interactive (Continued)

        The assets and liabilities of Fertitta Interactive are reported separately in the Combined Balance Sheets. The major classes of assets of discontinued operations are presented below (amounts in thousands):

	December 31,
	2014	2013
Cash	$737	$4,482
Accounts receivable and other	1,009	818

Total current assets	1,746	5,300
Property and equipment	—	7,369
Goodwill and intangible assets	—	8,747
Other noncurrent assets	—	7,553

Total noncurrent assets	—	23,669

Total assets	$1,746	$28,969

        Fertitta Interactive's current liabilities at December 31, 2014 and December 31, 2013 consisted primarily of accounts payable, accrued expenses and gaming-related liabilities.

        The Combined Statements of Cash Flows have not been adjusted for discontinued operations.

4. Property and Equipment

        Property and equipment consisted of the following (amounts in thousands):

	December 31,
	2014	2013
Land	$204,900	$204,900
Buildings and improvements	1,925,919	1,909,620
Furniture, fixtures and equipment	343,980	296,160
Construction in progress	37,430	20,658

	2,512,229	2,431,338
Accumulated depreciation and amortization	(375,319)	(274,862)

Property and equipment, net	$2,136,910	$2,156,476

        Depreciation expense, excluding discontinued operations, was as follows (amounts in thousands):

	Year Ended December 31,
	2014	2013	2012
Depreciation expense	$109,626	$114,931	$115,825

        At December 31, 2014 and 2013, substantially all of the Company's property and equipment was pledged as collateral for its long-term debt.

STATION HOLDCO LLC

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

5. Goodwill and Other Intangible Assets

        The changes in the carrying amount of goodwill, excluding discontinued operations, were as follows (amounts in thousands):

	Year Ended December 31,
	2014	2013
Goodwill, net at beginning of year	$195,676	$195,132
Additions during the year	—	1,727
Impairment losses recognized during year	—	(1,183)

Goodwill, net at end of year	$195,676	$195,676

        Accumulated goodwill impairment losses totaled $1.2 million at December 31, 2014 and 2013.

        During the year ended December 31, 2013, the Company acquired two taverns in the Las Vegas area and recognized $1.7 million of goodwill related to the transactions. Additional capital expenditures subsequent to the acquisition of these taverns increased the carrying amount and management believed it was more likely than not that the carrying amount, including goodwill, exceeded the fair value. As a result, an interim goodwill impairment test for these reporting units was performed as of September 30, 2013 and the Company recognized a goodwill impairment charge of $1.2 million.

        The Company's intangible assets other than goodwill, excluding discontinued operations, consisted of the following (amounts in thousands):

	December 31, 2014
	Estimated useful life (years)	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Brands	Indefinite	$77,200	$—	$77,200
License rights	Indefinite	345	—	345
Customer relationships	15	22,800	(5,379)	17,421
Management contracts	7 - 20	115,000	(43,636)	71,364
Lease	9	3,300	(1,298)	2,002

		$218,645	$(50,313)	$168,332

	December 31, 2013
	Estimated useful life (years)	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Brands	Indefinite	$77,200	$—	$77,200
License rights	Indefinite	345	—	345
Customer relationships	15	22,800	(3,859)	18,941
Management contracts	7 - 20	115,000	(27,188)	87,812
Leases	2 - 10	3,990	(1,621)	2,369
Other	2 - 3	1,770	(1,770)	—

		$221,105	$(34,438)	$186,667

STATION HOLDCO LLC

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

5. Goodwill and Other Intangible Assets (Continued)

        Aggregate amortization expense for intangible assets, excluding discontinued operations, was as follows (amounts in thousands):

	Year Ended December 31,
	2014	2013	2012
Aggregate amortization expense	$18,335	$14,027	$13,442

        Estimated annual amortization expense for intangible assets for each of the next five years is as follows (amounts in thousands):

Years Ending December 31,
2015	$18,335
2016	18,335
2017	18,335
2018	9,438
2019	8,135

        The amounts presented above exclude goodwill and intangible assets of Fertitta Interactive, which are presented separately in the Combined Balance Sheets. During the year ended December 31, 2014, Fertitta Interactive recognized a goodwill impairment charge of $5.6 million and an impairment charge of $0.9 million for intangible assets other than goodwill, which are included in discontinued operations in the Combined Statements of Operations. See Note 3 for additional information.

6. Land Held for Development

        As of December 31, 2014, the Company's land held for development consisted primarily of 12 sites comprising approximately 355 acres in the Las Vegas valley, approximately 34 acres in northern California and approximately 100 acres in Reno, Nevada. The Company's decision whether to proceed with any new gaming or development opportunity is dependent upon future economic and regulatory factors, the availability of acceptable financing and competitive and strategic considerations. As many of these considerations are beyond the Company's control, no assurances can be made that it will be able to proceed with any particular project.

        During the year ended December 31, 2014, the Company sold a 101-acre parcel of land held for development in Reno and recognized an impairment loss of $11.7 million to write down the carrying amount of the land to its fair value less cost to sell. In addition, the Company sold certain small land parcels in Reno and recognized a net gain of $0.2 million, which is included in write-downs and other charges, net in the Combined Statement of Operations. During the year ended December 31, 2013, the Company sold certain land in northern California and recognized a loss on disposal of $4.2 million.

        During the year ended December 31, 2012, the Company prepared a business enterprise valuation for the purpose of estimating the fair value of share-based compensation awards granted during the year. During the valuation process, the Company became aware that the appraised values of certain parcels of its land held for development were less than the carrying amounts. As a result, the Company tested its land held for development, including buildings and improvements on such land, for impairment and recorded an impairment loss of $10.1 million to write down the carrying amounts of certain parcels totaling $120.4 million to fair value totaling $110.3 million. Prior to the preparation of

STATION HOLDCO LLC

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

6. Land Held for Development (Continued)

the business enterprise valuation, no indicators of impairment existed for any of the Company's assets. The Company uses traditional real estate valuation techniques to estimate the fair value of its land held for development, primarily the sales comparison approach, which is based on inputs classified as Level 2 and Level 3 within the fair value hierarchy.

        Subsequent to December 31, 2014, the Company sold certain parcels of land and recognized net gains on sale totaling $5.7 million.

7. Investments in Joint Ventures and Variable Interest Entities

        Station holds a 50% investment in MPM, which manages Gun Lake Casino. Based on the terms of the MPM operating agreement and a qualitative analysis, the Company has determined that MPM is a VIE. Station LLC consolidates MPM because it directs the activities of MPM that most significantly impact MPM's economic performance and has the right to receive benefits and the obligation to absorb losses that are significant to MPM. In addition, under the terms of the operating agreement, Station LLC was required to provide the majority of MPM's initial financing and could be required to provide financing to MPM in the future. The assets of MPM reflected in the Company's Combined Balance Sheets at December 31, 2014 and 2013 include intangible assets of $31.9 million and $42.1 million, respectively, and management fee receivables of $3.2 million and $2.1 million, respectively. MPM's assets may be used only to settle MPM's obligations, and MPM's beneficial interest holders have no recourse to the general credit of the Company. See Note 9 for information about MPM's management agreement with Gun Lake Casino.

        The Company has various other investments in 50% owned joint ventures which are accounted for using the equity method. Under the equity method, original investments are initially recorded at cost and are adjusted by the investor's share of earnings, losses and distributions of the joint ventures. The Company operates three smaller casino properties which are 50% owned, and held a 50% investment in a joint venture which owns undeveloped land in North Las Vegas, which was sold in April 2015. The carrying amount of the Company's investment in one of the smaller casino properties has been reduced below zero and is presented as a deficit investment balance in the Combined Balance Sheets because the Company has received distributions in excess of its investment in the casino.

        The Company also holds certain investments in unconsolidated VIEs accounted for using the equity method. These investments include 50% investments in certain restaurants at the Company's properties and Fertitta Entertainment's investment in an entity ("Tejon"), which was formed to develop and manage a casino resort for the Tejon Indian Tribe. In May 2015, Fertitta Entertainment withdrew from Tejon and wrote off its $1.8 million investment, and all of its obligations associated with Tejon ceased. Equity method investments in which the Company is not the primary beneficiary totaled $10.5 million and $5.2 million at December 31, 2014 and 2013, respectively, which included investments in Tejon of $1.7 million and $0.8 million, respectively. The equity method investments of the Company are not, in the aggregate, material in relation to its financial position or results of operations.

8. Native American Development

        Following is information about the Company's Native American development activities.

STATION HOLDCO LLC

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

8. Native American Development (Continued)

  North Fork Rancheria of Mono Indian Tribe

        The Company has development and management agreements with the North Fork Rancheria of Mono Indians (the "Mono"), a federally recognized Native American tribe located near Fresno, California, which were originally entered into in 2003. In August 2014, the Mono and the Company entered into the Second Amended and Restated Development Agreement (the "Development Agreement") and the Second Amended and Restated Management Agreement (the "Management Agreement"). Pursuant to those agreements, the Company will assist the Mono in developing and operating a gaming and entertainment facility (the "North Fork Project") to be located in Madera County, California. The Company purchased a 305—acre parcel of land located on Highway 99 north of the city of Madera (the "North Fork Site"), which was taken into trust for the benefit of the Mono by the Department of the Interior ("DOI") on February 5, 2013.

        As currently contemplated, the North Fork Project is expected to include approximately 2,000 slot machines, approximately 40 table games, and several restaurants. Development of the North Fork Project is subject to certain governmental and regulatory approvals, including, but not limited to, approval of the Management Agreement by the National Indian Gaming Commission ("NIGC").

        Under the terms of the Development Agreement, the Company has agreed to arrange the financing for the ongoing development costs and construction of the facility. Prior to obtaining third-party financing, the Company will contribute significant financial support to the North Fork Project. The Company's advances are expected to be repaid from the proceeds of the third-party financing or from the Mono's gaming revenues; however, there can be no assurance that the advances will be repaid. STN began capitalizing reimbursable advances related to the North Fork Project in 2003. Through December 31, 2014, advances toward the development of the North Fork Project totaled approximately $24.7 million, primarily to complete the environmental impact study, secure the North Fork Site and defend the actions filed challenging the North Fork Project. The carrying amount of the advances was reduced to fair value as a result of Station LLC's adoption of fresh-start reporting in 2011. At December 31, 2014, the carrying amount of the advances was $9.6 million. Reimbursable advances to the Mono incurred prior to February 1, 2013 bear interest at the prime rate plus 1.5%, advances from February 1, 2013 through July 1, 2014 bear interest at 10% per annum, and advances after July 1, 2014 bear interest at LIBOR plus 12% per annum. In accordance with the Company's accounting policy, accrued interest on the advances will not be recognized in income until the carrying amount of the advances has been recovered.

        The term of the Development Agreement ends seven years from the commencement of gaming operations at the facility. The Company will receive a development fee of 4% of the costs of construction (as defined in the Development Agreement) for its development services, which will be paid upon the commencement of gaming operations at the facility. The Management Agreement has a term of seven years from the opening of the facility. The Management Agreement allows the Company to receive a management fee of 40% of the facility's net income. The Management Agreement includes termination provisions whereby either party may terminate the agreement for cause, and the Management Agreement may also be terminated at any time upon agreement of the parties. There is no provision in the Management Agreement allowing the tribe to buy-out the agreement prior to its expiration. The Management Agreement provides that the Company will train the Mono tribal members such that they may assume responsibility for managing the facility upon the expiration of the agreement.

STATION HOLDCO LLC

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

8. Native American Development (Continued)

        Upon termination or expiration of the Management Agreement and Development Agreement, the Mono will continue to be obligated to repay any unpaid principal and interest on the advances from the Company, as well as certain other amounts that may be due, such as management fees. Amounts due to the Company under the Development Agreement and Management Agreement are secured by substantially all of the assets of the North Fork Project except the North Fork Site. In addition, the Development Agreement and Management Agreement contain waivers of the Mono's sovereign immunity from suit for the purpose of enforcing the agreements or permitting or compelling arbitration and other remedies.

        On September 1, 2011, the Assistant Secretary of the Interior for Indian Affairs issued his determination that gaming on the North Fork Site would be in the best interest of the Mono and would not be detrimental to the surrounding community. On August 31, 2012, Edmund G. Brown, Jr., the Governor of California, concurred with the Assistant Secretary's determination that placing the North Fork Site in trust was in the best interest of the Mono and was not detrimental to the surrounding community and signed a new tribal-state Class III gaming compact (the "Compact") between the State and the Mono. The California Assembly and Senate subsequently passed Assembly Bill 277 ("AB 277") ratifying the Compact. On October 22, 2013, the Bureau of Indian Affairs ("BIA") published notice in the Federal Register that the Compact was deemed effective. The Compact is intended to regulate gaming at the North Fork Project on the North Fork Site, and provides for the Mono to operate up to 2,000 slot machines in return for sharing up to 15% of the net revenues from Class III gaming devices with the State, Madera County, the City of Madera, and other Native American tribes, which includes payments due to local authorities under any memorandum of understanding.

        On November 20, 2013, opponents of the North Fork Project qualified a referendum that became known as "Proposition 48" to place AB 277 on the November 2014 state-wide ballot in California. The opponents of the North Fork Project contend that the qualification of Proposition 48 suspended the effectiveness of AB 277 and that the Compact would be void unless Proposition 48 was approved by a majority of voters voting in that election. On November 4, 2014, Proposition 48 failed. The Mono is pursuing other avenues of obtaining a tribal-state compact and the right to operate Class III gaming at the North Fork Project. No assurances can be provided as to whether the Mono will be successful in obtaining a tribal-state compact.

STATION HOLDCO LLC

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

8. Native American Development (Continued)

        The following table summarizes the Company's evaluation at December 31, 2014 of each of the critical milestones necessary to complete the North Fork Project.

As of December 31, 2014
Federally recognized as a tribe by the BIA	Yes
Date of recognition	Federal recognition was terminated in 1961 and restored in 1983.
Tribe has possession of or access to usable land upon which the project is to be built	The DOI accepted approximately 305 acres of land for the project into trust for the benefit of the Mono on February 5, 2013.
Status of obtaining regulatory and governmental approvals:
Tribal-state compact	A compact was negotiated and signed by the Governor of California and the Mono on August 31, 2012. The Compact was ratified by the California State Assembly and Senate on May 2, 2013 and June 27, 2013, respectively. Opponents of the North Fork Project qualified a referendum, "Proposition 48," for a state-wide ballot challenging the legislature's ratification of the Compact. On November 4, 2014, Proposition 48 failed. The North Fork Project's opponents contend that the failure of Proposition 48 nullified the ratification of the Compact and, therefore, the Compact is not in effect. On March 17, 2015, the Mono filed suit against the State (see North Fork Rancheria of Mono Indians v. State of California) to obtain a compact with the State or procedures from the Assistant Secretary of the Interior for Indian Affairs under which Class III gaming may be conducted on the North Fork Site. On May 6, 2015, the State filed its answer to the Mono's complaint. No assurances can be provided as to whether the Mono will be successful in obtaining a tribal-state compact or Secretarial procedures to conduct Class III gaming on the North Fork Site.
Approval of gaming compact by DOI	The Compact was submitted to the DOI on July 19, 2013. The Company believes that the Compact became effective as a matter of federal law on October 22, 2013.
Record of decision regarding environmental impact published by BIA

On November 26, 2012, the record of decision for the Environmental Impact Statement for the North Fork Project was issued by the BIA. On December 3, 2012, the Notice of Intent to take land into trust was published in the Federal Register.

STATION HOLDCO LLC

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

8. Native American Development (Continued)

As of December 31, 2014
BIA accepting usable land into trust on behalf of the tribe	The North Fork Site was accepted into trust on February 5, 2013.
Approval of management agreement by NIGC

Approval of the Management Agreement by the NIGC is expected to occur following the Mono's written request for such approval. The Company believes the Management Agreement will be approved because the terms and conditions thereof are consistent with the provisions of the Indian Gaming Regulatory Act.

Gaming licenses:
Type	Current plans for the North Fork Project include Class II and Class III gaming, which requires that the Compact be determined to be effective or that the Mono obtains Secretarial procedures to conduct Class III gaming on the North Fork Site and that the Management Agreement be approved by the NIGC.
Number of gaming devices allowed	The Compact permits a maximum of 2,000 Class III slot machines at the facility. There is no limit on the number of Class II gaming devices that the Mono can offer.
Agreements with local authorities

The Mono has entered into memoranda of understanding with the City of Madera, the County of Madera and the Madera Irrigation District under which the Mono agreed to pay one-time and recurring mitigation contributions, subject to certain contingencies.

        Following is a discussion of legal matters related to the North Fork Project.

        Stand Up For California! v. Dept. of the Interior.    In December 2012, Stand Up for California!, several individuals and the Ministerial Association of Madera (collectively, the "Stand Up" plaintiffs) filed a complaint against the DOI, the BIA and the Secretary of Interior and Assistant Secretary of the Interior, in their official capacities, seeking to overturn the Secretary's determination to take the North Fork Site into trust for the purposes of gaming (the "North Fork Determination") and seeking declaratory and injunctive relief to prevent the United States from taking the North Fork Site into trust. The Mono filed a motion to intervene as a party to the lawsuit, which was subsequently granted. In January 2013, the Court denied the Stand Up plaintiffs' Motion for Preliminary Injunction and the United States accepted the North Fork Site into trust for the benefit of the Mono in February 2013. In June 2013, the court granted the Stand Up plaintiffs leave to amend their complaint to add a claim alleging that the federal defendants failed to comply with the requirements of the Clean Air Act and the Stand Up plaintiffs subsequently filed an amended Complaint for Declaratory and Injunctive Relief challenging the validity of the Compact and alleging that the North Fork Site should be taken out of trust because the purposes for which it was taken into trust are no longer valid. The parties' motions for summary judgment, oppositions to motions for summary judgment and responses were all filed by April 2015. The parties are currently awaiting a hearing date for oral argument or a decision on the pleadings.

STATION HOLDCO LLC

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

8. Native American Development (Continued)

        Stand Up For California! v. Brown.    In March 2013, Stand Up for California! and Barbara Leach, a local resident, filed a complaint for declaratory relief and petition for writ of mandate in California Superior Court for the County of Madera against California Governor Edmund G. Brown, Jr., alleging that Governor Brown violated the California constitutional separation-of-powers doctrine when he concurred in the North Fork Determination. The complaint sought to vacate and set aside the Governor's concurrence. Plaintiffs' complaint was subsequently amended to include a challenge to the constitutionality of AB 277. The Mono intervened as a defendant in the lawsuit and both the State and the Mono filed demurrers to plaintiffs' complaint. In March 2014, the court issued its Judgment of Dismissal dismissing plaintiffs' amended complaint. In September 2014, plaintiffs filed their opening appellate brief appealing the Judgment of Dismissal. The State and the Mono subsequently filed their responsive briefs and the plaintiffs filed their reply brief in January 2015. The parties are currently awaiting a hearing date for oral arguments or a decision on the appellate briefs. Prior to the court's issuing its Judgment of Dismissal, the Mono filed a Cross-Complaint against the State alleging that Proposition 48 was invalid and unenforceable to the extent that it purports to invalidate the legislative ratification of the Compact. The State and the plaintiffs filed demurrers seeking to dismiss the Cross-Complaint. In June 2014, the court sustained the plaintiffs' and the State's demurers and dismissed the Mono's Cross-Complaint. The Mono timely filed their notice of appeal for dismissal of the Cross-Complaint and in June 2015, filed their opening appellate brief. On September 18, 2015, plaintiffs and the State filed their responsive briefs.

        North Fork Rancheria of Mono Indians v. State of California.    In March 2015, the Mono filed a complaint against the State of California alleging that the State has violated 25 U.S.C. Section 2710(d)(7) et. seq. by failing to negotiate with the Mono in good faith to enter into a tribal-state compact governing Class III gaming on the Mono's Indian lands. The suit seeks a declaration that the State has failed to negotiate in good faith to enter into an enforceable tribal-state compact and an order directing the State to conclude an enforceable tribal-state compact within 60 days or submit to mediation. The State filed its answer to the Mono's complaint in May 2015. The Chowchilla (Chaushilha) Tribe of Yokuts ("Chowchilla"), a group that is not federally recognized, filed a motion to intervene in this case in July 2015. The Tribe and the State filed oppositions to the Chowchilla's motion. On August 26, 2015, the court denied the Chowchilla's motion to intervene. The Mono's motion for judgment on the pleadings was filed on August 17, 2015 and the State's opposition and cross motion for judgment on the pleadings was filed on September 17, 2015. The parties' reply briefs are all scheduled to be filed by October 29, 2015.

        The timing of this type of project is difficult to predict and is dependent upon the receipt of the necessary governmental and regulatory approvals. There can be no assurance as to when, or if, these approvals will be obtained. The Company currently estimates that construction of the facility may begin in the next 36 to 48 months and estimates that the facility would be completed and opened for business approximately 18 months after construction begins. There can be no assurance, however, that the North Fork Project will be completed and opened within this time frame or at all. The Company expects to assist the Mono in obtaining third-party financing for the North Fork Project once all necessary regulatory approvals have been received and prior to commencement of construction; however, there can be no assurance that the Company will be able to obtain such financing for the North Fork Project on acceptable terms or at all.

STATION HOLDCO LLC

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

8. Native American Development (Continued)

        The Company has evaluated the likelihood that the North Fork Project will be successfully completed and opened, and has concluded that at December 31, 2014, the likelihood of successful completion is in the range of 65% to 75%. The Company's evaluation is based on its consideration of all available positive and negative evidence about the status of the North Fork Project, including, but not limited to, the status of required regulatory approvals, as well as the progress being made toward the achievement of all milestones and the successful resolution of all contingencies. There can be no assurance that the North Fork Project will be successfully completed nor that future events and circumstances will not change the Company's estimates of the timing, scope, and potential for successful completion or that any such changes will not be material. In addition, there can be no assurance that the Company will recover all of its investment in the North Fork Project even if it is successfully completed and opened for business.

  The Federated Indians of Graton Rancheria

        The Company assisted the Federated Indians of Graton Rancheria (the "Graton Tribe"), a federally-recognized Indian tribe, in designing, developing and financing Graton Resort & Casino ("Graton Resort") in Sonoma County, California, pursuant to a development agreement. The Company manages Graton Resort on behalf of the Graton Tribe under a management agreement, which is described in Note 9.

        Upon completion of Graton Resort on November 5, 2013, the Company earned a development fee of approximately $8.2 million representing 2% of the cost of the project, which is included in management fee revenue in the Combined Statement of Operations for the year ended December 31, 2013. Prior to securing third-party financing for the project, the Company made reimbursable advances to the Graton Tribe for development of Graton Resort. Upon completion of the Graton Resort's third-party financing in 2012, the Company received a $194.2 million partial repayment of the advances. At December 31, 2013, $63.9 million in advances remained outstanding. During the year ended December 31, 2014, the advances were repaid in full. Fair value adjustments recognized by Station LLC upon adoption of fresh-start reporting in 2011 resulted in a decrease in the carrying amount of the advances, and repayments in excess of the carrying amount of the advances have been reflected as gains on Native American development in the Combined Statements of Operations.

9. Management Agreements

  The Federated Indians of Graton Rancheria

        The Company manages Graton Resort, which opened on November 5, 2013, on behalf of the Graton Tribe. Graton Resort is located just west of U.S. Highway 101 in Rohnert Park, California, approximately 43 miles north of downtown San Francisco, and is the largest gaming and entertainment facility in the Bay Area.

        The Graton management agreement has a term of seven years from the date of the opening of Graton Resort. The Company will receive a management fee of 24% of Graton Resort's net income (as defined in the management agreement) in years 1 through 4 and 27% of Graton Resort's net income in years 5 through 7. Management fees from Graton Resort totaled $27.3 million and $6.5 million for the year ended December 31, 2014 and for the period from November 5, 2013 through December 31, 2013, respectively. The management agreement may be terminated under certain circumstances, including but not limited to, material breach, changes in regulatory or legal status, and mutual agreement of the

STATION HOLDCO LLC

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

9. Management Agreements (Continued)

parties. There is no provision in the management agreement allowing the Graton Tribe to buy-out the management agreement prior to its expiration. Under the terms of the management agreement, the Company will provide training to the Graton Tribe such that the tribe may assume responsibility for managing Graton Resort upon expiration of the seven-year term of the management agreement. Upon termination or expiration of the management and development agreements, the Graton Tribe will continue to be obligated to pay certain amounts that may be due to the Company, such as management fees. Amounts due to the Company under the development and management agreements are subordinate to the obligations of the Graton Tribe under its third-party financing. The development and management agreements contain waivers of the Graton Tribe's sovereign immunity from suit for the purpose of enforcing the agreements or permitting or compelling arbitration and other remedies.

  Gun Lake Tribe

        The Company holds a 50% interest in MPM, which manages the Gun Lake Casino ("Gun Lake") in Allegan County, Michigan, on behalf of the Match-E-Be-Nash-She-Wish Band of Pottawatomi Indians of Michigan, a federally recognized Native American tribe commonly referred to as the Gun Lake Tribe. Gun Lake, which opened in February 2011, is located on U.S. Highway 131 and 129th Avenue, approximately 25 miles south of Grand Rapids, Michigan and 27 miles north of Kalamazoo, Michigan. The Gun Lake management agreement has a term of seven years from the opening of the facility and provides for a management fee of 30% of Gun Lake's net income (as defined in the management agreement) to be paid to MPM. MPM's management fee revenue from Gun Lake is included in the Combined Statements of Operations for the years ended December 31, 2014, 2013 and 2012, and totaled $33.3 million, $31.8 million and $29.3 million, respectively. Under the terms of the MPM operating agreement, the Company's portion of the management fee is 50% of the first $24 million of management fees, 83% of the next $24 million of management fees and 93% of any management fees in excess of $48 million, each calculated on an annual basis. The Company receives monthly cash distributions from MPM representing its portion of the management fees, less certain expenses of MPM, and the remainder of MPM's distributable cash is required to be distributed to MPM's noncontrolling interest holders and investors.

  Other Managed Properties

        In addition, the Company is the managing partner of three 50% owned smaller casino properties in the Las Vegas metropolitan area and receives a management fee equal to 10% of earnings before interest, taxes, depreciation and amortization from these properties.

  Reimbursable Costs

        Management fee revenue also includes reimbursable payroll and other costs, primarily related to Graton Resort. Reimbursed costs totaled $7.5 million and $12.6 million for the years ended December 31, 2014 and 2013, respectively.

STATION HOLDCO LLC

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

10. Other Accrued Liabilities

        Other accrued liabilities consisted of the following (amounts in thousands):

	December 31,
	2014	2013
Accrued payroll and related	$35,159	$33,977
Accrued gaming and related	41,718	41,407
Construction payables and equipment purchase accruals	7,600	10,206
Interest rate swap	4,149	—
Other	32,810	31,164

Total other accrued liabilities	$121,436	$116,754

11. Long-term Debt

        Long-term debt consisted of the following (amounts in thousands):

	December 31,
	2014	2013
$1.625 billion Term Loan Facility, due March 1, 2020, interest at a margin above LIBOR or base rate (4.25% and 5.00% at December 31, 2014 and 2013, respectively), net of unamortized discount of $42.1 million and $51.4 million, respectively	$1,503,831	$1,561,415
$350 million Revolving Credit Facility, due March 1, 2018, interest at a margin above LIBOR or base rate	—	—
$500 million 7.50% Senior Notes, due March 1, 2021, net of unamortized discount of $5.3 million and $6.0 million, respectively	494,682	494,041
Restructured Land Loan, due June 16, 2016, interest at a margin above LIBOR or base rate (3.67% and 3.67% at December 31, 2014 and 2013, respectively), net of unamortized discount of $6.7 million and $10.7 million, respectively	106,783	99,820
Other long-term debt, weighted-average interest of 4.21% and 4.18% at December 31, 2014 and 2013, respectively, maturity dates ranging from 2015 to 2027	62,203	65,522

Total long-term debt	2,167,499	2,220,798
Current portion of long-term debt	(83,892)	(72,813)

Total long-term debt, net	$2,083,607	$2,147,985

  Credit Facility

        On March 1, 2013, Station LLC entered into a credit agreement (the "Credit Facility") with a $1.625 billion term loan facility (the "Term Loan Facility") and a $350 million revolving credit facility (the "Revolving Credit Facility"). The Term Loan Facility is fully drawn and will mature on March 1, 2020. On March 18, 2014, Station LLC completed a repricing of the Term Loan Facility. The interest rate under the amended Term Loan Facility is at Station LLC's option, either LIBOR plus 3.25% or base rate plus 2.25%, subject to a minimum LIBOR rate of 1.00%. Under the terms of the amended

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NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

11. Long-term Debt (Continued)

Term Loan Facility, Station LLC must pay a 1.0% premium if it prepays the Term Loan Facility prior to March 18, 2015. On or after March 18, 2015, Station LLC may, at its option, prepay the Term Loan Facility at par. The Company evaluated the repricing transaction on a lender by lender basis and accounted for the portion of the transaction that did not meet the criteria for debt extinguishment as a debt modification. As a result of the repricing transaction, the Company recognized a $4.1 million loss on extinguishment of debt, which included $2.4 million in third-party fees and the write-off of $1.7 million in unamortized debt discount and debt issuance costs related to the repriced debt.

        The interest rate under the Revolving Credit Facility is at Station LLC's option, either LIBOR plus a margin of up to 3.50%, or base rate plus a margin of up to 2.50%, subject to a leverage-based grid. Additionally, Station LLC is subject to a fee of 0.50% per annum on the unused portion of the Revolving Credit Facility. Subject to the satisfaction of certain conditions, amounts may be borrowed under the Revolving Credit Facility, which shall be fully available at any time prior to maturity on March 1, 2018. At December 31, 2014, Station LLC's borrowing availability under the Revolving Credit Facility was $315.7 million, which is net of outstanding letters of credit and similar obligations totaling $34.3 million.

        Subject to obtaining additional commitments under the Credit Facility, Station LLC has the ability to increase its borrowing capacity thereunder in an aggregate principal amount not to exceed the greater of (a) $350 million and (b) an unlimited amount, if certain conditions are met and pro forma first lien leverage is less than or equal to 4.5x. Station LLC's ability to incur additional debt pursuant to such increased borrowing capacity is subject to compliance with the covenants in the Credit Facility and the indenture governing Station LLC's 7.50% Senior Notes, including pro forma compliance with the financial covenants contained in the Credit Facility and compliance with covenants contained in the Credit Facility and indenture limiting the ability of Station LLC to incur additional indebtedness.

        All of Station LLC's obligations under the Credit Facility are guaranteed by all subsidiaries of Station LLC other than unrestricted subsidiaries. At December 31, 2014, the unrestricted subsidiaries were NP Landco Holdco LLC ("Landco Holdco") and its subsidiaries, MPM and NP Restaurant Holdco LLC ("Restaurant Holdco"). The Credit Facility is secured by substantially all of the current and future personal property assets of Station LLC and the restricted subsidiaries, and mortgages on the real property and improvements owned or leased by all nine of Station LLC's major casino properties: Red Rock, Green Valley Ranch, Palace Station, Boulder Station, Texas Station, Sunset Station, Santa Fe Station, Fiesta Rancho, and Fiesta Henderson, and certain after-acquired real property based on thresholds. The Credit Facility is also secured by a pledge of all of Station LLC's equity.

        Station LLC is required to make quarterly principal payments, which began on June 30, 2013, of 0.25% of the original principal amount of the Term Loan Facility. Station LLC is also required to make prepayments on the Term Loan Facility with a portion of its excess cash flow as follows: (i) 50% of excess cash flow so long as no default has occurred and its total leverage ratio is above 4.50 to 1.00 or a default has occurred and is continuing, (ii) 25% of excess cash flow so long as no default has occurred and its total leverage ratio is less than or equal to 4.50 to 1.00, or (iii) 0% of excess cash flow so long as no default has occurred and its total leverage ratio is less than or equal to 3.50 to 1.00. A mandatory prepayment of $61.0 million was paid in March 2015 pursuant to the excess cash flow provisions of the Term Loan Facility, which was included in current portion of long-term debt on the Combined Balance Sheet at December 31, 2014. In addition, subject to certain customary carve-outs

STATION HOLDCO LLC

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

11. Long-term Debt (Continued)

and reinvestment provisions, Station LLC is required to use all net cash proceeds of asset sales or other dispositions, all proceeds from the issuance or incurrence of additional debt, and all proceeds from the receipt of insurance and condemnation awards to make prepayments on the Term Loan Facility.

        The credit agreement governing the Credit Facility contains a number of customary covenants that, among other things and subject to certain exceptions, restrict Station LLC's ability and the ability of its restricted subsidiaries to incur or guarantee additional debt; create liens on collateral; engage in mergers, consolidations or asset dispositions; make distributions; make investments, loans or advances; engage in certain transactions with affiliates or subsidiaries; engage in lines of business other than its core business and related businesses; or issue certain preferred units. The credit agreement governing the Revolving Credit Facility also includes requirements that Station LLC maintain a maximum total leverage ratio ranging from 7.00 to 1.00 at December 31, 2014 to 5.00 to 1.00 in 2017 and a minimum interest coverage ratio ranging from 2.50 to 1.00 in 2014 to 3.00 to 1.00 in 2017, provided that a default of the financial ratio covenants shall only become an event of default under the Term Loan Facility if the lenders providing the Revolving Credit Facility take certain affirmative actions after the occurrence of a default of such financial ratio covenants. At December 31, 2014, Station LLC's total leverage ratio was 5.02 to 1.00 and its interest coverage ratio was 3.40 to 1.00. Station LLC believes it was in compliance with all applicable covenants at December 31, 2014.

        The credit agreement governing the Credit Facility contains a number of customary events of default including, among other things, nonpayment of principal when due; nonpayment of interest, fees or other amounts after a five business day grace period; material inaccuracy of representations and warranties; violation of covenants (subject, in the case of certain covenants, to certain grace periods); cross-default; bankruptcy events; certain Employee Retirement Income Security Act events; material judgments; and a change of control. If any event of default occurs, the lenders under the Credit Facility would be entitled to take various actions, including accelerating amounts due thereunder and taking all actions permitted to be taken by a secured creditor.

  7.50% Senior Notes

        On March 1, 2013, Station LLC issued $500 million in aggregate principal amount of 7.50% senior notes due March 1, 2021 (the "7.50% Senior Notes"), pursuant to an indenture (the "Indenture") among Station LLC, the guarantors party thereto and Wells Fargo Bank, National Association, as trustee. The 7.50% Senior Notes are guaranteed by all subsidiaries of Station LLC other than unrestricted subsidiaries including Landco Holdco and its subsidiaries, MPM, and Restaurant Holdco. The 7.50% Senior Notes are not guaranteed by Station Holdco, Station Voteco or Fertitta Entertainment. Interest is due March 1 and September 1 of each year, and commenced September 1, 2013. Prior to March 1, 2016, Station LLC may redeem the 7.50% Senior Notes plus accrued and unpaid interest and a make-whole premium specified in the Indenture. Prior to March 1, 2016, Station LLC is also entitled to redeem up to 35% of the original aggregate principal amount of the 7.50% Senior Notes with proceeds of certain equity financings at the redemption prices specified in the Indenture.

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NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

11. Long-term Debt (Continued)

        On or after March 1, 2016, Station LLC may redeem all or a portion of the 7.50% Senior Notes at the redemption prices (expressed as percentages of the principal amount) set forth below plus accrued and unpaid interest and additional interest to the applicable redemption date:

Years Beginning March 1,	Percentage
2016	105.625%
2017	103.750%
2018	101.875%
2019 and thereafter	100.000%

        If Station LLC experiences certain change of control events (as defined in the Indenture), Station LLC must offer to repurchase the 7.50% Senior Notes at a purchase price in cash equal to 101% of the aggregate principal amount outstanding plus accrued and unpaid interest thereon to the date of repurchase and that Station LLC make an offer to repurchase the 7.50% Senior Notes at a purchase price equal to 100% of the principal amount of the purchased notes if it has excess net proceeds (as defined in the Indenture) from certain asset sales.

        The Indenture contains a number of customary covenants that, among other things and subject to certain exceptions, restrict Station LLC's ability and the ability of its restricted subsidiaries to incur or guarantee additional debt; create liens; engage in mergers, consolidations or asset dispositions; enter into certain transactions with affiliates; engage in lines of business other than its core business and related businesses; or pay dividends or distributions (other than customary tax distributions). These covenants are subject to a number of exceptions and qualifications as set forth in the Indenture. The Indenture also provides for events of default which, if any of them occurs, would permit or require the principal and accrued interest on the 7.50% Senior Notes to be declared due and payable.

        The net proceeds of the 7.50% Senior Notes and the Credit Facility, together with cash on hand, were used to (i) repurchase all of Station LLC's outstanding senior notes due 2018, (ii) repay all amounts outstanding under the Propco credit agreement, (iii) repay all amounts outstanding under the Opco credit agreement, and (iv) pay associated fees and expenses. Station LLC evaluated the March 2013 refinancing transactions in accordance with the accounting standards for debt modifications and extinguishments. Because certain lenders under the 7.50% Senior Notes and the Credit Facility were lenders under the previous debt arrangements, Station LLC applied the accounting guidance on a lender by lender basis. Station LLC recognized a loss on debt extinguishment of $146.8 million during 2013, primarily representing the write-off of unamortized debt discount and debt issuance costs related to the refinanced debt. Station LLC accounted for the portions of the transactions that did not meet the criteria for debt extinguishment as debt modifications. In connection with the March 2013 transactions, Station LLC paid $35.9 million in fees and costs, of which $23.2 million was capitalized. Unamortized debt issuance costs are included in other assets on the Combined Balance Sheets.

  Restructured Land Loan

        On June 17, 2011, an indirect wholly owned subsidiary of Station LLC, CV PropCo, LLC ("CV Propco"), as borrower, entered into an amended and restated credit agreement (the "Restructured Land Loan") with Deutsche Bank AG Cayman Islands Branch ("Deutsche Bank") and JPMorgan Chase Bank, N.A. ("JPM") as initial lenders (the "Land Loan Lenders"), consisting of a term loan facility with a principal amount of $105 million. The initial maturity date of the Restructured Land

STATION HOLDCO LLC

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

11. Long-term Debt (Continued)

Loan is June 16, 2016. The interest rate on the Restructured Land Loan is, at Station LLC's option, either LIBOR plus 3.50%, or base rate plus 2.50% for the first five years. All interest on the Restructured Land Loan will be paid in kind for the first five years. CV Propco has two options to extend the maturity date for an additional year to be available subject to absence of default, payment of up to a 1.00% extension fee for each year, and a step-up in interest rate to not more than LIBOR plus 4.50% or base rate plus 3.50% in the sixth year, and not more than LIBOR plus 5.50% or base rate plus 4.50% in the seventh year. Interest accruing in the sixth and seventh years shall be paid in cash. There are no scheduled minimum principal payments prior to final stated maturity, but the Restructured Land Loan is subject to mandatory prepayments with excess cash and, subject to certain exceptions, with casualty or condemnation proceeds.

        The credit agreement governing the Restructured Land Loan contains a number of customary covenants that, among other things and subject to certain exceptions, restrict CV Propco's ability and the ability of its restricted subsidiaries to incur or guarantee additional debt; create liens on collateral; engage in activity that requires CV Propco to be licensed as a gaming company; engage in mergers, consolidations or asset dispositions; make distributions; make investments, loans or advances; engage in certain transactions with affiliates or subsidiaries; or make capital expenditures. The Company believes CV Propco was in compliance with all applicable covenants at December 31, 2014.

        The credit agreement governing the Restructured Land Loan contains a number of customary events of default (subject to grace periods and cure rights). If any event of default occurs, the Land Loan Lenders would be entitled, in certain cases, to take various actions, including accelerating amounts due thereunder and taking all actions permitted to be taken by a secured creditor.

        The Restructured Land Loan is guaranteed by NP Tropicana LLC ("NP Tropicana," an indirect subsidiary of Station LLC), Landco Holdco (an indirect subsidiary of Station LLC and parent of CV Propco and NP Tropicana) and all subsidiaries of CV Propco. The Restructured Land Loan is secured by a pledge of CV Propco and NP Tropicana equity and all tangible and intangible assets of NP Tropicana, Landco Holdco and CV Propco and its subsidiaries, principally consisting of land located on the southern end of Las Vegas Boulevard at Cactus Avenue and land surrounding Wild Wild West. The Restructured Land Loan is also secured by the leasehold interest in the land on which Wild Wild West is located. The land carry costs of CV Propco are supported by Station LLC under a limited support agreement and recourse guaranty (the "Limited Support Agreement"). Under the Limited Support Agreement, Station LLC guarantees the net operating costs of CV Propco and NP Tropicana. Such net operating costs include timely payment of all capital expenditures, taxes, insurance premiums, other land carry costs and any indebtedness payable by CV Propco (excluding debt service for the Restructured Land Loan), as well as rent, capital expenditures, taxes, management fees, franchise fees, maintenance, and other costs of operations and ownership payable by NP Tropicana. Under the Limited Support Agreement, Station LLC also guarantees certain recourse liabilities of CV Propco and NP Tropicana under the Restructured Land Loan, including, without limitation, payment and performance of the Restructured Land Loan in the event any of CV Propco, Landco Holdco or NP Tropicana files or acquiesces in the filing of a bankruptcy petition or similar legal proceeding. As part of the consideration for the Land Loan Lenders' agreement to enter into the Restructured Land Loan, CV Propco and NP Tropicana issued warrants to the Land Loan Lenders (or their designees) for up to 60% of the outstanding equity interests of each of CV Propco and NP Tropicana exercisable for a nominal exercise price commencing on the earlier of (i) the date that the Restructured Land Loan is repaid, (ii) the date CV Propco sells any land to a third party, and (iii) the fifth anniversary of the Restructured Land Loan.

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NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

11. Long-term Debt (Continued)

  Other Long-term Debt

        Other long-term debt included the financing of the Company's corporate office building, amounts outstanding under the Fertitta Entertainment credit facility, certain financed equipment purchases, and other long-term obligations.

  Corporate Office Lease

        The Company leases its corporate office building under a lease agreement entered into in 2007 pursuant to a sale-leaseback arrangement with a third-party real estate investment firm. The lease has an initial term of 20 years with four additional five-year extension options. The lease also contains two options for the Company to repurchase the corporate office building, one option at the end of year five of the original lease term, which was not exercised, and another at the end of year ten of the original lease term. These options to repurchase the building constitute continuing involvement under the accounting guidance for sale-leaseback transactions involving real estate. As a result, the sale-leaseback transaction is accounted for as a financing transaction until the repurchase options expire. The corporate office building is included in property and equipment, net on the Combined Balance Sheets and is being depreciated according to the Company's policy. The carrying amount of the related obligation is $35.9 million, which is included in long-term debt on the Combined Balance Sheets, and the lease payments are recognized as principal and interest payments on the debt. The lease payment in effect at December 31, 2014 was $3.2 million on an annualized basis, which will increase by approximately 1.25% annually to approximately $3.8 million in the final year of the original term.

        Minimum lease payments on the corporate office lease for each of the next five years are as follows (amounts in thousands):

Years Ending December 31,
2015	$3,263
2016	3,303
2017	3,345
2018	3,387
2019	3,429

  Fertitta Entertainment Credit Facility

        On December 24, 2013, Fertitta Entertainment entered into an amended and restated credit agreement (the "FE Credit Facility") with Bank of America, N.A. and JP Morgan Chase Bank, N.A., consisting of a $20 million term loan and a $30 million revolving credit facility. At December 31, 2014, $17.0 million was outstanding under the $20 million term loan and $3.9 million was drawn under the $30 million revolving credit facility. The proceeds from the FE Credit Facility were used to repay all of the revolving loans then outstanding under Fertitta Entertainment's existing credit facility, along with associated fees and expenses. At December 31, 2014, the maturity date of the FE Credit Facility was December 24, 2016. The interest rate on the FE Credit Facility is at Fertitta Entertainment's option, either LIBOR plus 4.50% or base rate plus 3.50%. Fertitta Entertainment is required to make quarterly principal payments of $750,000 on the term loan, which began on March 31, 2014. The credit agreement governing the FE Credit Facility contains a number of customary covenants and events of default and the Company believes Fertitta Entertainment was in compliance with all applicable

STATION HOLDCO LLC

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

11. Long-term Debt (Continued)

covenants at December 31, 2014. On March 26, 2015, Fertitta Entertainment amended the FE Credit Facility, increasing the revolving credit facility to $55 million and lowering the interest rate to either LIBOR plus a margin of up to 4.0% or base rate plus a margin of up to 3.0%, as selected by Fertitta Entertainment and subject to a leverage-based grid. In addition, the amendment extended the maturity date of the FE Credit Facility to December 24, 2017. In September 2015, Fertitta Entertainment entered into a $22.0 million secured promissory note and drew an additional $8.0 million under its revolving credit facility to finance an asset purchase. The promissory note, which has a term of five years, bears interest at LIBOR plus 5.25% and contains a number of customary covenants and events of default.

  Principal Maturities

        Scheduled principal maturities of the Company's long-term debt for each of the next five years and thereafter are as follows (amounts in thousands):

Years Ending December 31,
2015	$83,892
2016	209,896
2017	51,499
2018	54,582
2019	19,135
Thereafter	1,802,584

2,221,588
Debt discounts	(54,089)

$2,167,499

  Terminated Debt Facilities

  Original Opco and GVR Credit Agreements

        On June 17, 2011, NP Opco LLC ("Opco"), a wholly owned subsidiary of Station LLC, entered into a credit agreement (the "Original Opco Credit Agreement") with Deutsche Bank, as administrative agent, and the other lender parties thereto, consisting of approximately $435.7 million in aggregate principal amount of term loans and a revolving credit facility in the amount of $25 million. In addition, on June 17, 2011, Station GVR Acquisition, LLC ("GVR"), an indirect wholly owned subsidiary of Station LLC, entered into a first lien credit agreement with Jefferies Finance LLC and Goldman Sachs Lending Partners LLC, as initial lenders (collectively, the "GVR Lenders"), consisting of a revolving credit facility in the amount of $10 million and a term loan facility in the amount of $215 million, and a second lien credit agreement with the GVR Lenders with a term loan facility in the amount of $90 million (the "GVR Credit Agreements"). In September 2012, amounts outstanding under the Original Opco Credit Agreement and the GVR Credit Agreements were repaid in full with proceeds from the Opco credit agreement, and the credit agreements were terminated.

STATION HOLDCO LLC

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

11. Long-term Debt (Continued)

  Opco Credit Agreement

        In September 2012, Opco and GVR, jointly and severally as co-borrowers, entered into a credit agreement (the "Opco Credit Agreement") with Deutsche Bank, as administrative agent, and the other lender parties thereto, consisting of a term loan facility in the principal amount of $575 million (the "Opco Term Loan") and a revolving credit facility in the amount of $200 million (the "Opco Revolver"). Approximately $517 million of the borrowings incurred under the Opco Term Loan were applied to repay in full the amounts outstanding under the Original Opco Credit Agreement and the GVR Credit Agreements. The remaining borrowings under the Opco Term Loan were used for transaction fees and expenses, ongoing working capital and other general corporate purposes.

        The Company evaluated the September 2012 refinancing transactions in accordance with the accounting guidance for debt modifications and extinguishments. Because certain lenders under the Opco Credit Agreement were lenders under the previous debt facilities, the Company applied the accounting guidance on a lender by lender basis. As a result of its evaluation, the Company accounted for the majority of the transaction as an extinguishment of debt and recognized a loss of $51.8 million in 2012, primarily representing the write-off of unamortized debt discount and debt issuance costs related to the previous credit facilities. The portion of the transaction that did not meet the criteria for debt extinguishment was accounted for as a modification. In March 2013, amounts outstanding under the Opco Credit Agreement were repaid in full using proceeds from the Credit Facility as noted above, and the Opco Credit Agreement was terminated.

  Propco Credit Agreement

        On June 17, 2011, Station LLC, as borrower, entered into a credit agreement (the "Propco Credit Agreement") with Deutsche Bank, as administrative agent, and the other lender parties thereto (collectively, the "Mortgage Lenders"), consisting of a term loan facility in the principal amount of $1.575 billion (the "Propco Term Loan") and a revolving credit facility in the amount of $125 million (the "Propco Revolver"). The Propco Term Loan originally had three tranches: Tranche B-1 in the principal amount of $200 million, Tranche B-2 in the principal amount of $750 million and Tranche B-3 in the principal amount of $625 million. The initial maturity date of the loans made under the Propco Credit Agreement was June 17, 2016, with two additional one-year extension periods, subject to certain conditions. In January 2012, the lenders thereunder elected to fix the interest rate on the $625 million Tranche B-3 loan and exchange such fixed rate Tranche B-3 loans for senior notes (the "Propco Senior Notes") pursuant to the terms of the Propco Credit Agreement. Amounts outstanding under the Propco Credit Agreement were repaid in full on March 1, 2013 using the proceeds of the Credit Facility as noted above, and the Propco Credit Agreement was terminated.

  Propco Senior Notes

        In January 2012, pursuant to the terms of the Propco Credit Agreement, Station LLC issued $625 million in aggregate principal amount of Propco Senior Notes in exchange for $625 million in principal amount of Tranche B-3 loans that were outstanding under the Propco Credit Agreement. The Propco Senior Notes were issued pursuant to an indenture among Station LLC, NP Boulder LLC, NP Palace LLC, NP Red Rock LLC, NP Sunset LLC, NP Development LLC, NP Losee Elkhorn Holdings LLC (each a wholly owned subsidiary of Station LLC) and Wells Fargo Bank, National Association, as Trustee. On March 1, 2013, Station LLC repurchased all of the Propco Senior Notes

STATION HOLDCO LLC

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

11. Long-term Debt (Continued)

pursuant to a tender offer at a purchase price of $991.50 in cash, plus a $10 consent payment per $1,000 in principal amount.

12. Derivative Instruments

        The Company's objective in using derivative instruments is to add stability to interest expense and to manage its exposure to interest rate movements. To accomplish this objective, the Company uses interest rate swaps as a primary part of its cash flow hedging strategy. The Company's interest rate swaps utilized as cash flow hedges involve the receipt of variable-rate payments in exchange for fixed—rate payments over the life of the agreements without exchange of the underlying notional amount. The Company does not use derivative financial instruments for trading or speculative purposes. The Company carries derivative instruments on the Combined Balance Sheets at fair value, which incorporates adjustments for the nonperformance risk of the Company and the counterparties. At December 31, 2014, the Company had two outstanding interest rate swaps with a total notional amount of $1.0 billion. One of the Company's interest rate swaps with a notional amount of approximately $700 million matured in July 2015, and the notional amount of the Company's remaining interest rate swap, which matures in 2017, increased by the same amount.

        The table below presents the fair value of the Company's derivative financial instruments, exclusive of any accrued interest, as well as the classification on the Combined Balance Sheets (amounts in thousands):

		Fair value at December 31,
	Balance sheet classification	2014	2013
Derivatives designated as hedging instruments:
Interest rate swap	Other accrued liabilities	$4,149	$—
Interest rate swaps	Interest rate swaps and other long-term liabilities, net	6,105	13,030

        The Company recognizes changes in the fair value of derivative instruments each period as described below in the Cash Flow Hedges and Non-Designated Hedges sections.

        As of December 31, 2014, the Company had not posted any collateral related to its interest rate swap agreements; however, the Company's obligations under the interest rate swaps are subject to the security and guarantee arrangements applicable to the related credit agreements. The swap agreements contain cross-default provisions under which the Company could be declared in default on its obligations under such agreements if certain conditions of default exist on Station LLC's Credit Facility. As of December 31, 2014, the termination value of the interest rate swaps, including accrued interest, was a net liability of $11.2 million. Had the Company been in breach of the provisions of the swap arrangements, it could have been required to pay the termination value to settle the obligations.

  Cash Flow Hedges

        As of December 31, 2014, the Company had two outstanding interest rate swaps that effectively converted $1.0 billion of its variable interest rate debt to a fixed rate of approximately 5.29%. In accordance with the accounting guidance for derivatives and hedging, the Company has designated the

STATION HOLDCO LLC

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

12. Derivative Instruments (Continued)

full notional amount of both interest rate swaps as cash flow hedges of interest rate risk. Under the terms of the swap agreements, the Company pays fixed rates of 1.77% and 2.13% and receives variable rates based on one-month LIBOR (subject to a minimum of 1.00%).

        For derivative instruments that are designated and qualify as cash flow hedges of forecasted interest payments, the effective portion of the gain or loss is reported as a component of other comprehensive income (loss) until the interest payments being hedged are recorded as interest expense, at which time the amounts in other comprehensive income (loss) are reclassified as an adjustment to interest expense. Gains or losses on any ineffective portion of derivative instruments in cash flow hedging relationships are recorded in the period in which they occur as a component of change in fair value of derivative instruments in the Combined Statements of Operations. The Company's two outstanding designated interest rate swaps had fair values other than zero at the time they were designated, resulting in ineffectiveness.

        The tables below present the Company's gains (losses) on derivative financial instruments and the location within the combined financial statements (amounts in thousands):

					Amount of Gain (Loss) Reclassified from Accumulated Other Comprehensive Income into Income (Effective Portion)
	Amount of Gain (Loss) on Derivatives Recognized in Other Comprehensive Income (Effective Portion)
				Location of Gain (Loss) Reclassified from Accumulated Other Comprehensive Income into Income (Effective Portion)
	Year Ended December 31,				Year Ended December 31,
Derivatives in Cash Flow Hedging Relationships	2014	2013	2012		2014	2013	2012
Interest rate swaps	$(7,999)	$772	$(18,918)	Interest expense, net	$(12,896)	$(13,133)	$(12,446)

		Amount of Gain (Loss) on Derivatives Recognized in Income (Ineffective Portion and Amount Excluded from Effectiveness Testing)
		Year Ended December 31,
	Location of Gain (Loss) on Derivatives Recognized in Income (Ineffective Portion and Amount Excluded from Effectiveness Testing)
Derivatives in Cash Flow Hedging Relationships		2014	2013	2012
Interest rate swaps	Change in fair value of derivative instruments	$(90)	$(87)	$(860)

        Losses reclassified from accumulated other comprehensive loss into interest expense, net include reclassifications of deferred losses related to discontinued cash flow hedging relationships. In addition, as a result of the September 2012 refinancing transactions, the loss on ineffective portion shown above for the year ended December 31, 2012 includes a loss of $0.7 million that was reclassified from accumulated other comprehensive income into earnings because it became probable that certain previously hedged forecasted transactions would not occur.

        Approximately $8.4 million of deferred losses included in accumulated other comprehensive loss on the Company's Combined Balance Sheet at December 31, 2014 is expected to be reclassified into earnings during the next twelve months. This amount includes a portion of the previously deferred losses related to discontinued cash flow hedging relationships.

STATION HOLDCO LLC

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

12. Derivative Instruments (Continued)

  Interest Rate Swap Amendments

        In July 2011, the Company entered into three variable-to-fixed interest rate swaps with initial notional amounts totaling $1.3 billion that effectively converted a portion of its variable-rate debt to fixed rates. Under the terms of the swap agreements, the Company paid fixed rates ranging from 1.29% to 2.03% and received variable rates based on one-month LIBOR (subject to a minimum of 1.50% for one swap with an initial notional amount of $228.5 million). These interest rate swaps effectively fixed the interest rates on a portion of the Company's debt equal to the notional amount of the interest rate swaps.

        In September 2012, in connection with entering into the Opco Credit Agreement, the Company terminated one of its interest rate swaps and paid approximately $3.0 million to the counterparty. The Company also amended one of the two remaining interest rate swaps to include a minimum variable interest rate of 1.25% to match the terms of the Opco Term Loan. The Company's three cash flow hedging relationships that existed at the time were discontinued, and cumulative deferred losses of $28.6 million that had been recognized in other comprehensive income were being amortized through July 2015, the original maturity date of the swap, as an increase to interest expense as the hedged interest payments continue to occur. The two remaining interest rate swaps were redesignated in cash flow hedging relationships.

        In connection with the debt refinancing transactions in March 2013, the Company amended one of its interest rate swaps to include a minimum variable interest rate of 1.00% to match the terms of the Credit Facility. The Company also amended its other interest rate swap to include a minimum interest rate of 1.00% on the variable interest rate leg to match the terms of the Credit Facility as well as to extend the maturity and adjust the notional amount. These amendments resulted in the discontinuation of the Company's two cash flow hedging relationships that existed at the time, and as a result of the discontinuation, cumulative deferred losses of $1.1 million that had been previously recognized in other comprehensive income were being amortized as an increase to interest expense as the previously hedged interest payments continue to occur through July 2015, the original maturity date of the swap. The amended interest rate swaps were redesignated in cash flow hedging relationships. The amended interest rate swaps contain an other-than-insignificant financing element and accordingly, the cash flows associated with the amended interest rate swaps are reported as financing activities in the Combined Statement of Cash Flows.

  Non-Designated Hedges

        From time to time the Company holds interest rate swaps that are not designated as hedges. Such non-designated interest rate swaps are not speculative and are used to manage the Company's exposure to interest rate movements, but do not meet the hedge accounting requirements. Prior to the March 2013 amendment and re-designation of the interest rate swaps described above, a portion of one of the Company's interest rate swaps was not designated in a hedging relationship. At December 31, 2014 and 2013, the Company had no interest rate swaps that were not designed as hedges. The Company records changes in the fair value of any interest rate swaps not designated in hedging relationships in the period in which they occur as a component of change in fair value of derivative instruments in the Combined Statements of Operations. The portion of the swap that was designated as a cash flow hedge is reflected in the designated cash flow hedges discussion above.

STATION HOLDCO LLC

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

12. Derivative Instruments (Continued)

        The table below presents the effect of the Company's derivative financial instruments that were not designated in hedging relationships on the Combined Statements of Operations (amounts in thousands):

		Amount of Gain (Loss) on Derivatives Recognized in Income
		Year Ended December 31,
	Location of Gain (Loss) on Derivatives Recognized in Income
Derivatives Not Designated as Hedging Instruments		2014	2013	2012
Interest rate swap	Change in fair value of derivative instruments	$—	$(204)	$(61)

13. Fair Value Measurements

  Assets Measured at Fair Value on a Recurring Basis

        The following tables present information about the Company's financial assets and liabilities measured at fair value on a recurring basis, aggregated by the level in the fair value hierarchy within which those measurements fall (amounts in thousands):

		Fair Value Measurement at Reporting Date Using
	Balance as of December 31, 2014	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets
Available-for-sale securities(a)	$187	$187	$—	$—
Liabilities
Interest rate swaps	$10,254	$—	$10,254	$—

		Fair Value Measurement at Reporting Date Using
	Balance as of December 31, 2013	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets
Available-for-sale securities(a)	$250	$250	$—	$—
Liabilities
Interest rate swaps	$13,030	$—	$13,030	$—

(a)
Available-for-sale securities are included in other assets in the accompanying Combined Balance Sheets.

STATION HOLDCO LLC

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

13. Fair Value Measurements (Continued)

  Assets Measured at Fair Value on a Nonrecurring Basis

        During the year ended December 31, 2014, the Company performed an interim impairment assessment for Fertitta Interactive's goodwill and long-lived assets. The Company determined that the carrying amounts were not recoverable due to negative cash flows forecasted for future periods and that the assets would have minimal value to a market participant. As a result, the Company recognized an impairment charge to write off the goodwill and other long-lived assets of Fertitta Interactive, which is included in discontinued operations in the Combined Statements of Operations. The Company's assessment was based on Level 3 unobservable inputs under the fair value hierarchy. See Note 3 for additional information about Fertitta Interactive.

        During the year ended December 31, 2014, the Company entered into an agreement to sell a parcel of land in Reno and recognized a $11.7 million impairment charge to write down the carrying value of the land to $2.0 million, which represented its estimated fair value less cost to sell. The land sale was completed in December 2014.

        During the year ended December 31, 2013, the Company recognized goodwill impairment losses of $1.2 million (see Note 5).

        During the year ended December 31, 2012, the Company recognized impairment losses totaling $10.1 million related to certain land held for development, including related buildings and improvements, and reduced the carrying amount of those assets to the estimated fair values (see Note 6).

        In June 2015, the Company recognized an impairment charge of $1.8 million to reduce the $3.9 million carrying amount of a parcel of land to its estimated fair value less cost to sell.

  Fair Value of Long-term Debt

        The following table presents information about the estimated fair value of the Company's long-term debt compared with its carrying amount (amounts in millions):

	December 31,
	2014	2013
Aggregate fair value	$2,186	$2,322
Aggregate carrying amount	$2,167	$2,221

        The estimated fair value of the Company's long-term debt is based on quoted market prices from various banks for similar instruments, which is considered a Level 2 input under the fair value hierarchy.

14. Members' Equity

  Station Holdco

        Station Holdco has two classes of membership interests: common units and non-voting profit units. The common units are owned by (i) FI Station Investor, LLC, an affiliate of Frank J. Fertitta III and Lorenzo J. Fertitta ("FI Station Investor"), (ii) German American Capital Corporation, an indirect wholly owned subsidiary of Deutsche Bank, and (iii) indirectly by certain former general unsecured

STATION HOLDCO LLC

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

14. Members' Equity (Continued)

creditors of STN. In addition, the former lenders of STN and FI Station Investor indirectly own warrants to purchase approximately 4.5% of the common units of Station Holdco on a fully diluted basis. As of December 31, 2014, the warrants have exercise prices of approximately $3.31 and $3.97, depending on the series of warrant, expire on June 17, 2018 and may be exercised following the earlier of (i) December 17, 2017 and (ii) the occurrence of a capital raising transaction by Station Holdco that involves a determination of the equity value of Station Holdco. The profit units of Station Holdco, which have no voting rights, are owned by SH Employeeco LLC pursuant to the Station Holdco Profit Units Plan (the "Station Profit Units Plan"), under which profit units are awarded to certain employees of Station LLC. Following distributions to holders of Station Holdco common units in an amount equal to the greater of (x) a return of capital and a 15% preferred return and (y) a specified threshold amount, holders of profit units are entitled to pro rata distributions in proportion to their percentage interest in Station Holdco. As of December 31, 2014, 10.2 million profit units were issued and outstanding, representing approximately 2.53% of the outstanding membership units of Station Holdco. See Note 15 for additional information about the Station Profit Units Plan.

  Station Voteco

        Station Voteco has a single class of membership interests, common units, of which are 61.4% are owned by Fertitta Station Voteco Member LLC, an affiliate of Frank J. Fertitta and Lorenzo J. Fertitta, and 38.6% are owned by a designee of German American Capital Corporation.

  Fertitta Entertainment

        Fertitta Entertainment has two classes of membership interests: common units and profit units. The common units, which represent 81.8% of the economic interests and 100% of the voting interests of Fertitta Entertainment, are owned by affiliates of Frank J. Fertitta III and Lorenzo J. Fertitta. The profit units of Fertitta Entertainment, which have no voting rights, are owned by FE Employeeco LLC pursuant to the Fertitta Entertainment Profit Units Plan, and represent 18.2% of the economic interests of Fertitta Entertainment. See Note 15 for additional information about the Fertitta Entertainment Profit Units Plan.

        During the year ended December 31, 2014, the Company paid distributions to members totaling $153.3 million, and MPM paid distributions of $10.1 million to Station LLC's noncontrolling interest holders. During the period January 1, 2015 through September 30, 2015, the Company paid distributions to members totaling $188.4 million, and $9.4 million in distributions were paid to noncontrolling interest holders.

STATION HOLDCO LLC

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

14. Members' Equity (Continued)

  Accumulated Other Comprehensive Income (Loss)

        The components of accumulated other comprehensive income (loss) were as follows (amounts in thousands):

	Unrealized loss on interest rate swaps	Unrealized gain (loss) on available-for- sale securities	Total
Balances, December 31, 2012	$(25,778)	$106	$(25,672)
Unrealized gain on interest rate swaps	772	—	772
Reclassification of unrealized loss on interest rate swaps into income	13,133	—	13,133
Unrealized loss on available-for-sale securities	—	(166)	(166)

Balances, December 31, 2013	(11,873)	(60)	(11,933)
Unrealized loss on interest rate swaps	(7,999)	—	(7,999)
Reclassification of unrealized loss on interest rate swaps into income	12,896	—	12,896
Unrealized loss on available-for-sale securities	—	(63)	(63)

Balances, December 31, 2014	$(6,976)	$(123)	$(7,099)

  Income (Loss) Attributable to Station Holdco Combined

        Net income (loss) attributable to Station Holdco Combined was as follows (amounts in thousands):

	Year Ended December 31,
	2014	2013	2012
Net income (loss) from continuing operations	$124,401	$(81,531)	$27,093
Net loss from discontinued operations	(23,859)	(13,467)	(5,978)

Net income (loss)	$100,542	$(94,998)	$21,115

  Noncontrolling Interest

        Noncontrolling interest represents ownership interests in consolidated subsidiaries of Station LLC that are held by owners other than Station LLC. At December 31, 2014, noncontrolling interest included a 50% ownership interest in MPM, a 42.7% ownership interest in Fertitta Interactive and ownership interests of the former mezzanine lenders and former unsecured creditors of STN who hold warrants to purchase stock in CV Propco and NP Tropicana LLC.

15. Share-Based Compensation

        The Company has three share-based compensation plans that are designed to attract, retain and motivate employees and to align the interests of those individuals and the Company's members.

STATION HOLDCO LLC

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

15. Share-Based Compensation (Continued)

        The Company measures its share-based compensation expense at the grant date based on the fair value of the award and recognizes the expense over the requisite service period. The Company uses the straight-line method to recognize compensation expense for share-based awards with graded vesting. The Company estimates the fair value of its share-based compensation awards on the date of grant using an option pricing method, which utilizes various key inputs and assumptions that are estimated by management. Key inputs and assumptions include the Company's total equity value, equity volatility, risk free rate and time to liquidity event. Management estimates the Company's total equity value using a combination of the income approach, which incorporates cash flow projections that are discounted at an appropriate rate, and the market approach, which involves applying a market multiple to the Company's projected operating results. Volatility is estimated using the historical average volatility for comparable companies based on weekly stock price returns, and the discount for post-vesting restrictions is estimated based on an average-strike put option model. For share-based compensation awards that it intends to settle partially in cash, the Company applies liability accounting, and compensation expense is measured based on the fair value of these awards, which is remeasured at each reporting period until the liability is settled.

        Share-based compensation is classified in the same financial statement line items as cash compensation. Share-based compensation expense is included within operating costs and expenses in the accompanying Combined Statements of Operations as follows (amounts in thousands):

	Year Ended December 31,
	2014	2013	2012
Casino	$125	$110	$149
Food and beverage	—	35	93
Room	62	51	21
Selling, general and administrative	12,570	16,163	7,866

Total	$12,757	$16,359	$8,129

  Station Profit Units Plan

        Station Holdco's Board of Directors has adopted the Station Holdco LLC Profit Units Plan, under which up to 14 million profit units ("Profit Units") may be issued to employees of Station LLC. Profit Unit awards vest over requisite service periods of three to four years. Holders of Profit Units are entitled to participate in Station Holdco's distributions, subject to certain preferred distribution rights of Station Holdco's common unit holders. Upon termination of a plan participant's employment for any reason, any unvested awards are forfeited. Under certain circumstances, including termination of employment for any reason, the Company may call the terminated employee's vested awards at fair value at any time after a holding period of six months.

        The weighted-average grant date fair value of Profit Units awarded during each of the years ended December 31, 2014 and 2013 was $1.23 per unit. The weighted-average grant date fair value of Profit

STATION HOLDCO LLC

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

15. Share-Based Compensation (Continued)

Units awarded during the year ended December 31, 2012 was $1.26 per unit. The weighted-average grant date fair values were estimated based on weighted-average assumptions in the table below.

	Year Ended December 31,
	2014	2013	2012
Risk-free interest rate	0.35%	0.35%	0.41%
Expected volatility	40%	40%	45%
Expected life (in years)	3	3	3
Dividend yield	—	—	—
Discount for post-vesting restrictions	20%	20%	25%

        A summary of the status of the Station Profit Units Plan as of December 31, 2014 and changes during the year then ended is presented below:

	Units (in thousands)	Weighted- average grant date fair value per unit
Nonvested units at January 1, 2014	8,038	$1.25
Activity during the period:
Granted	171	1.23
Vested	(2,486)	1.25
Forfeited	(834)	1.26

Nonvested units at December 31, 2014	4,889	$1.25

        The estimated fair value of Profit Units that vested during the years ended December 31, 2014 and 2013 was $3.1 million and $3.5 million, respectively. The total unrecognized compensation cost related to nonvested awards under the Station Profit Units Plan was $4.0 million at December 31, 2014, which is expected to be recognized over a weighted-average period of 1.6 years.

  Fertitta Entertainment Profit Units Plan

        The Fertitta Entertainment Profit Units Plan provides for the issuance of Fertitta Entertainment profit interests ("FE Profit Interests") to certain key executives of Fertitta Entertainment. The FE Profit Interests vest over requisite service periods of four to five years. Holders of FE Profit Interests are entitled to participate in Fertitta Entertainment's distributions, subject to the return of capital contributions made by the common unit holders and certain other preferred distribution rights.

        The weighted-average grant date fair value of FE Profit Interests awarded during each of the years ended December 31, 2013 and 2012 was $1,362 per unit. No FE Profit Interests were awarded during the year ended December 31, 2014. Key assumptions utilized in estimating the grant date fair value of the FE Profit Interests awarded during the years ended December 31, 2013 and 2012 were a risk-free interest rate of 0.83%, expected volatility of 50%, an expected life of five years, zero dividend yield and a discount for post-vesting restrictions of 25%.

        The Company applies liability accounting for certain awards of FE Profit Interests that may be settled in cash and remeasures the awards at fair value each reporting period. The liability awards are

STATION HOLDCO LLC

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

15. Share-Based Compensation (Continued)

included in interest rate swaps and other long-term liabilities, net in the accompanying Combined Balance Sheets and were $3.4 million and $2.3 million at December 31, 2014 and 2013, respectively. Key assumptions utilized in estimating the fair value of the liability awards at December 31, 2014 and 2013 were a risk-free interest rate of 0.83%, expected volatility of 50%, an expected life of five years, zero dividend yield and a discount for post-vesting restrictions of 25%.

        A summary of the status of the FE Profit Interests as of December 31, 2014 and changes during the year then ended is presented below:

	Equity Awards		Liability Awards
	Units	Weighted- average grant date fair value per unit	Units	Weighted- average grant date fair value per unit
Nonvested units at January 1, 2014	4,400	$1,362	4,000	$1,362
Activity during the period:
Granted	—	—	—	—
Vested	(2,450)	1,362	(1,313)	1,362
Cancelled or forfeited	(950)	1,362	—	—

Nonvested units at December 31, 2014	1,000	$1,362	2,687	$1,362

        The estimated fair value of the FE Profit Interests that vested during the years ended December 31, 2014, 2013 and 2012 was $5.4 million, $6.0 million and $4.5 million, respectively. The total unrecognized compensation cost related to nonvested FE Profit Interests was $3.7 million at December 31, 2014, which is expected to be recognized in 2015.

  FI Station Investor Profit Units Plan

        Certain key executives of Fertitta Entertainment have been issued profit interest awards by FI Station Investor, the holder of 58.4% of Station Holdco's common units, pursuant to the FI Station Investor Profit Units Plan (the "FI Profit Interests"). The FI Profit Interests vest over requisite service periods ranging from 2.5 years to four years. Holders of FI Profit Interests are entitled to participate in FI Station Investor's distributions, subject to the return of capital contributions made by the common unit holders and certain other preferred distribution rights.

        The estimated grant date fair value of FI Profit Interests awarded during the year ended December 31, 2013 was $1.03 per unit. No FI Profit Interests were granted during the years ended December 31, 2014 or 2012. Key assumptions utilized in estimating the grant date fair value of the FI Profit Interests awarded during the year ended December 31, 2013 were a risk-free interest rate of 0.36%, expected volatility of 40%, an expected life of three years, zero dividend yield and a discount for post-vesting restrictions of 20%.

STATION HOLDCO LLC

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

15. Share-Based Compensation (Continued)

        A summary of the status of the FI Profit Interests as of December 31, 2014 and changes during the year then ended is presented below:

	Units (in thousands)	Weighted- average grant date fair value per unit
Nonvested units at January 1, 2014	10,837	$0.82
Activity during the period:
Granted	—	—
Vested	(4,741)	0.79
Cancelled or forfeited	(1,129)	0.70

Nonvested units at December 31, 2014	4,967	$0.88

        The estimated fair value of the FI Profit Interests that vested during the years ended December 31, 2014, 2013 and 2012 was $4.9 million, $5.5 million and $3.2 million, respectively. The total unrecognized compensation cost related to nonvested FI Profit Interests was $3.6 million at December 31, 2014, which is expected to be recognized during 2015.

16. Write-downs and Other Charges, Net

        Write-downs and other charges, net include various charges to record net losses on asset disposals and non-routine transactions. Write-downs and other charges, net consisted of the following (amounts in thousands):

	Year Ended December 31,
	2014	2013	2012
Loss on disposal of assets, net	$19,728	$9,461	$471
Severance expense	1,941	1,525	2,913
Other, net	(713)	909	6,574

	$20,956	$11,895	$9,958

        Loss on disposal of assets for the year ended December 31, 2014 primarily represents the abandonment of certain assets, including an amphitheater and an outdoor water feature, as well as asset disposals related to various renovation projects. During the year ended December 31, 2012, the Company paid $5.0 million in satisfaction of an option granted to a former owner of Green Valley Ranch to reacquire an ownership interest in the property as provided in a settlement agreement.

17. Retirement Plans

  401(k) Plan

        The Company has two defined contribution 401(k) plans that cover all of the employees of Station LLC and Fertitta Entertainment, respectively, who meet certain age and length of service requirements and allow an employer contribution of up to 50% of the first 4% of each participating employee's compensation contributed to the respective plan. Participants may elect to defer pretax compensation through payroll deductions. These deferrals are regulated under Section 401(k) of the

STATION HOLDCO LLC

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

17. Retirement Plans (Continued)

Internal Revenue Code. The Company recorded expense for matching contributions of $3.3 million, $3.1 million and $2.9 million for the years ended December 31, 2014, 2013 and 2012, respectively.

18. Related Party Transactions

        Station LLC has entered into credit agreements with certain lenders including Deutsche Bank, which (a) owns approximately 25% of the common units of Station Holdco, (b) has the right to designate members that hold 38.6% of the units of Station Voteco, the owner of all of Station's Voting Units, and (c) has the right to designate up to two individuals to serve on each of Station Holdco's Board of Directors and Station LLC's Board of Managers.

        On November 16, 2012, Station LLC acquired a 50.1% indirect ownership interest in Fertitta Interactive from entities controlled by Frank J. Fertitta III and Lorenzo J. Fertitta for cash consideration of $20.7 million (see Note 3).

        Station LLC has entered into long-term agreements with a related party for ground leases at two of its properties. Station LLC's annual lease payments related to these ground leases totaled approximately $6.7 million for the years ended December 31, 2014, 2013 and 2012, which is included in selling, general and administrative expense in the Combined Statements of Operations (see Note 19).

        Effective March 5, 2014, Fertitta Entertainment entered into a promissory note receivable with one of the Company's executive officers in the amount of $0.5 million. The maturity of the promissory note is the earlier of the sale of the executive's residence or July 5, 2016. The carrying amount of this note receivable is included in Receivables, net in the Combined Balance Sheet at December 31, 2014. As of July 5, 2015, Fertitta Entertainment is authorized to apply all bonuses and/or distributions otherwise payable to the executive to the outstanding balance. For the year ended December 31, 2014, Fertitta Entertainment recognized $21,000 in interest income associated with this note receivable.

        Effective March 1, 2010, Fertitta Entertainment entered into a promissory note receivable with one of the Company's executive officers in the amount of $0.3 million in connection with his employment agreement. Commencing on March 31, 2010 and continuing thereafter on the last calendar day of each of the succeeding thirty-five (35) months, the principal amount outstanding under the note on each such date was automatically reduced by $7,000 or a lesser amount to reduce to zero the principal amount outstanding. For the year ended December 31, 2013 and 2012, amounts forgiven totaled $14,000 and $56,000, respectively. The carrying amount of the note receivable was reduced to zero at December 31, 2013.

        On April 26, 2012, Fertitta Entertainment entered into a Non-Recourse Secured Promissory Note (the "Note") due April 30, 2019, with Fertitta Investment LLC ("FI"), under which from time to time Fertitta Entertainment may lend or advance up to a maximum of $15.0 million. FI is the parent company of FI Station Investor. The principal balance accrues interest at the rate of 4.99%. If a partial payment on principal is made, the corresponding portion of accrued interest will be concurrently paid. The principal balance of the Note was $14.9 million and unpaid interest was $1.9 million as of December 31, 2014. For the years ended December 31, 2014, 2013 and 2012, interest income associated with this note receivable was $0.7 million, $0.8 million and $0.5 million respectively.

        Fertitta Entertainment entered into various agreements for partial use of and to share in the cost of airplanes with Fertitta Enterprises, Inc. ("Enterprises"), a related party owned by the Frank J. Fertitta and Victoria K. Fertitta Revocable Family Trust, and Zuffa LLC ("Zuffa"), a related party

STATION HOLDCO LLC

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

18. Related Party Transactions (Continued)

because certain equityholders (or affiliates thereof) of the Company also own a direct interest in Zuffa. As of December 31, 2014 and 2013, Fertitta Entertainment accrued $0.1 million and $0.4 million respectively, related to the airplane agreements, which is included in other accrued liabilities in the accompanying Combined Balance Sheets. For the years ended December 31, 2014, 2013 and 2012, the cost related to the airplane agreements was $2.1 million and $3.0 million, and $2.3 million, respectively, which is included in selling, general and administrative expenses in the Combined Statements of Operations.

        Effective November 28, 2011 and April 1, 2012, Fertitta Entertainment entered into Reimbursement Agreements with Zuffa, under which Fertitta Entertainment is entitled to reimbursement of fifty percent (50%) of salary, bonuses and payroll taxes and benefits paid by Fertitta Entertainment in connection with certain individuals. As of December 31, 2013, there was $0.4 million outstanding under the Reimbursement Agreements, which were terminated effective December 31, 2013. In January 2014, Fertitta Entertainment received full payment on the outstanding amount due from Zuffa under the Reimbursement Agreements.

        As of December 31, 2014 and 2013, balances due to the Company for expenses paid on behalf of related parties, primarily employees, were $1.1 million and $0.8 million, respectively, which is included in Receivables, net in the Combined Balance Sheets.

19. Commitments and Contingencies

  Leases

  Boulder Station Lease

        Station LLC leases 27 acres of land on which a portion of Boulder Station is located pursuant to a ground lease. Station LLC leases this land from KB Enterprises, a company owned by the Frank J. Fertitta and Victoria K. Fertitta Revocable Family Trust (the "Related Lessor"). Frank J. Fertitta, Jr. and Victoria K. Fertitta are the parents of Frank J. Fertitta III, who is a member of Station LLC's Board of Managers and Chief Executive Officer, and Lorenzo J. Fertitta, who is a member of Station LLC's Board of Managers. The lease has a maximum term of 65 years, ending in June 2058. The lease provides for monthly payments of $222,933 through June 2018. In July 2018, and every ten years thereafter, the rent will be adjusted by a cost of living factor. In July 2023 and every ten years thereafter, the rent is subject to adjustment based on the product of the fair market value of the land and the greater of the then prevailing annual rate of return for comparably situated property or 8% per year. In no event will the rent for any period be less than the rent for the immediately preceding period. Pursuant to the ground lease, Station LLC has an option to purchase the land at fair market value, exercisable in July 2018 and at five-year intervals thereafter. Station LLC's leasehold interest in the property is subject to a lien to secure borrowings under the Credit Agreements.

  Texas Station Lease

        Station LLC leases 47 acres of land on which Texas Station is located pursuant to a ground lease. Station LLC leases this land from Texas Gambling Hall & Hotel, Inc., a company owned by the Related Lessor. The lease has a maximum term of 65 years, ending in July 2060. The lease provides for monthly rental payments of $366,435 through July 2020. In August 2020 and every ten years thereafter, the rent is subject to adjustment based on the product of the fair market value of the land and the

STATION HOLDCO LLC

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

19. Commitments and Contingencies (Continued)

greater of the then prevailing annual rate of return for comparably situated property or 8% per year. In August 2025, and every ten years thereafter, the rent will be adjusted by a cost of living factor. In no event will the rent for any period be less than the rent for the immediately preceding period. Pursuant to the ground lease, Station LLC has an option to purchase the land at fair market value, exercisable in April 2030 and at five-year intervals thereafter. Station LLC's leasehold interest in the property is subject to a lien to secure borrowings under the Credit Agreements.

  Wild Wild West Lease

        Station LLC leases from a third-party lessor the 20-acre parcel of land on which Wild Wild West is located and is a party to a purchase agreement for the land. The significant terms of the agreement include (i) annual rent adjustments through January 2020 and every three years thereafter, (ii) options under which Station LLC may purchase the land at any time through 2019 at established fixed prices, (iii) a one-time termination option at Station LLC's election in 2019, and (iv) options under which Station LLC may purchase the land in July 2023, 2044 and 2065 for a purchase price equal to fair market value as of July 2022, 2043 and 2064, respectively. Monthly rental payments under the Wild Wild West lease were $125,637 for the year ended December 31, 2014.

  Other Operating Leases

        In addition to the leases described above, the Company also leases certain other buildings and equipment used in its operations, which have operating lease terms expiring through 2042.

        Future minimum lease payments required under all non-cancelable operating leases are as follows (amounts in thousands):

Years Ending December 31,
2015	$8,773
2016	8,813
2017	8,718
2018	8,666
2019	8,694
Thereafter	388,155

Total	$431,819

        Rent expense, excluding discontinued operations, was as follows (amounts in thousands):

	Year Ended December 31,
	2014	2013	2012
Rent expense	$8,509	$8,444	$8,513

  Legal Matters

        The Company and its subsidiaries are defendants in various lawsuits relating to routine matters incidental to their business. As with all litigation, no assurance can be provided as to the outcome of any legal matters and litigation inherently involves significant costs.

STATION HOLDCO LLC

CONDENSED COMBINED BALANCE SHEETS

(amounts in thousands)

	September 30, 2015	December 31, 2014
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$102,648	$122,579
Restricted cash	1,067	1,067
Receivables, net	34,543	35,621
Inventories	8,859	9,960
Prepaid gaming tax	20,786	19,426
Prepaid expenses and other current assets	10,372	7,719
Current assets of discontinued operations	196	1,746
Assets held for sale	15,346	—

Total current assets	193,817	198,118
Property and equipment, net of accumulated depreciation of $450,901 and $375,319 at September 30, 2015 and December 31, 2014, respectively	2,145,485	2,136,910
Goodwill	195,676	195,676
Intangible assets, net of accumulated amortization of $64,064 and $50,313 at September 30, 2015 and December 31, 2014, respectively	154,581	168,332
Land held for development	174,320	202,222
Investments in joint ventures	14,358	19,840
Native American development costs	11,264	9,619
Related party note receivable	17,382	16,825
Other assets, net	45,936	48,417

Total assets	$2,952,819	$2,995,959

LIABILITIES AND MEMBERS' EQUITY
Current liabilities:
Accounts payable	$21,734	$26,256
Accrued interest payable	3,988	15,049
Other accrued liabilities	146,185	121,436
Current portion of long-term debt	114,770	83,892
Current liabilities of discontinued operations	106	251

Total current liabilities	286,783	246,884
Long-term debt, less current portion	2,086,359	2,083,607
Deficit investment in joint venture	2,312	2,339
Interest rate swaps and other long-term liabilities, net	30,165	19,012

Total liabilities	2,405,619	2,351,842

Commitments and contingencies (Note 10)
Members' equity:
Combined members' equity	531,428	625,042
Accumulated other comprehensive loss	(6,693)	(7,099)

Total combined members' equity	524,735	617,943
Noncontrolling interest	22,465	26,174

Total members' equity	547,200	644,117

Total liabilities and members' equity	$2,952,819	$2,995,959

The accompanying notes are an integral part of these condensed combined financial statements.

STATION HOLDCO LLC

CONDENSED COMBINED STATEMENTS OF INCOME

(amounts in thousands, unaudited)

	Nine Months Ended September 30,
	2015	2014
Operating revenues:
Casino	$683,598	$662,392
Food and beverage	187,565	177,357
Room	92,311	84,479
Other	52,925	53,434
Management fees	63,703	51,506

Gross revenues	1,080,102	1,029,168
Promotional allowances	(75,918)	(71,288)

Net revenues	1,004,184	957,880

Operating costs and expenses:
Casino	257,269	253,127
Food and beverage	121,197	117,126
Room	34,762	34,010
Other	19,537	22,161
Selling, general and administrative	253,941	240,968
Preopening	1,121	286
Depreciation and amortization	103,896	95,600
Asset impairment	2,101	11,739
Write-downs and other charges, net	7,446	20,592

	801,270	795,609

Operating income	202,914	162,271
Earnings from joint ventures	1,070	754

Operating income and earnings from joint ventures	203,984	163,025

Other (expense) income:
Interest expense, net	(109,030)	(114,631)
Loss on extinguishment of debt	(90)	(4,132)
Gain on Native American development	—	49,074
Change in fair value of derivative instruments	(4)	(2)

	(109,124)	(69,691)

Net income from continuing operations	94,860	93,334
Discontinued operations	(171)	(42,312)

Net income	94,689	51,022
Less: net income (loss) attributable to noncontrolling interests	5,730	(11,921)

Net income attributable to Station Holdco LLC	$88,959	$62,943

The accompanying notes are an integral part of these condensed combined financial statements.

STATION HOLDCO LLC

CONDENSED COMBINED STATEMENTS OF COMPREHENSIVE INCOME

(amounts in thousands, unaudited)

	Nine Months Ended September 30,
	2015	2014
Net income	$94,689	$51,022
Other comprehensive income (loss):
Unrealized gain on interest rate swaps:
Unrealized loss arising during period	(6,945)	(5,181)
Reclassification of unrealized loss on interest rate swaps into operations	7,222	9,720

Unrealized gain on interest rate swaps, net	277	4,539
Unrealized gain (loss) on available-for-sale securities:
Unrealized loss arising during the period	(72)	(81)
Reclassification of other-than-temporary impairment of available-for-sale securities into operations	201	—

Unrealized gain (loss) on available-for-sale securities, net	129	(81)

Other comprehensive income	406	4,458

Comprehensive income	95,095	55,480
Less: comprehensive income (loss) attributable to noncontrolling interests	5,730	(11,921)

Comprehensive income attributable to Station Holdco LLC	$89,365	$67,401

The accompanying notes are an integral part of these condensed combined financial statements.

STATION HOLDCO LLC

CONDENSED COMBINED STATEMENTS OF CASH FLOWS

(amounts in thousands, unaudited)

	Nine Months Ended September 30,
	2015	2014
Cash flows from operating activities:
Net income	$94,689	$51,022
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	103,896	99,682
Change in fair value of derivative instruments	4	2
Amortization of deferred losses on derivative instruments	7,222	9,720
Write-downs and other charges, net	5,227	18,957
Goodwill impairment of Fertitta Interactive	—	5,562
Asset impairment	2,101	27,687
Amortization of debt discount and debt issuance costs	14,108	13,372
Interest—paid in kind	3,176	3,097
Share-based compensation	17,097	8,717
Earnings from joint ventures	(1,070)	(754)
Distributions from joint ventures	1,314	1,291
Gain on Native American development	—	(49,074)
Loss on extinguishment of debt	90	4,132
Changes in assets and liabilities:
Receivables, net	1,643	1,666
Interest on related party notes receivable	(575)	(536)
Inventories and prepaid expenses	(3,479)	(1,444)
Accounts payable	(1,263)	992
Accrued interest payable	(10,855)	(10,600)
Other accrued liabilities	15,039	7,204
Other, net	2,341	2,030

Net cash provided by operating activities	250,705	192,725

Cash flows from investing activities:
Capital expenditures, net of related payables	(103,889)	(71,620)
Proceeds from asset sales	25,156	791
Investments in joint ventures	(227)	(4,726)
Distributions in excess of earnings from joint ventures	845	785
Proceeds from repayment of Native American development costs	—	66,048
Native American development costs	(1,569)	(2,052)
Other, net	(1,882)	409

Net cash used in investing activities	(81,566)	(10,365)

Cash flows from financing activities:
Borrowings under credit agreements with original maturities greater than three months	55,000	—
Borrowings under credit agreements with original maturities of three months or less, net	45,000	1,250
Payments under credit agreements with original maturities greater than three months	(77,268)	(65,468)
Distributions to members and noncontrolling interests	(197,822)	(143,053)
Payment of debt issuance costs	(796)	(2,454)
Payments on derivative instruments with other-than-insignificant financing elements	(7,125)	(8,270)
Capital contributions from noncontrolling interests	—	9,803
Other, net	(6,600)	(3,167)

Net cash used in financing activities	(189,611)	(211,359)

Cash and cash equivalents (including cash and cash equivalents of discontinued operations):
Decrease in cash and cash equivalents	(20,472)	(28,999)
Balance, beginning of period	123,316	138,080

Balance, end of period	$102,844	$109,081

Supplemental cash flow disclosures:
Cash paid for interest	$101,686	$104,395
Non-cash investing and financing activities:
Capital expenditures incurred but not yet paid	$20,081	$23,339

The accompanying notes are an integral part of these condensed combined financial statements.

STATION HOLDCO LLC

NOTES TO CONDENSED COMBINED FINANCIAL STATEMENTS

(UNAUDITED)

1. Basis of Presentation and Significant Accounting Policies

        The condensed combined financial statements of Station Holdco LLC ("Station Holdco") comprise the financial statements of Station Holdco, Station Voteco LLC ("Station Voteco"), Station Casinos LLC and its consolidated subsidiaries ("Station LLC"), and Fertitta Entertainment LLC and its consolidated subsidiaries ("Fertitta Entertainment") (as combined, "Station Holdco Combined" or the "Company"). Station LLC is a gaming, development and management company that owns, operates and manages hotel and casino properties. Station Holdco and Station Voteco hold all of the economic and voting interests, respectively in Station LLC. Station LLC operates under management agreements with Fertitta Entertainment LLC ("Fertitta Entertainment").

        On April 30, 2012, Station Holdco, Station Voteco and Fertitta Entertainment and their respective consolidated subsidiaries became under the common control of brothers Frank J. Fertitta III and Lorenzo J. Fertitta, who collectively hold more than 50% of their voting and economic interests.

        On October 13, 2015, Station Casinos Corp., a Delaware corporation and newly formed affiliate of the Company ("Station Corp."), filed a registration statement on Form S-1 to register shares of common stock to be offered in an initial public offering (the "IPO"). Upon closing of the IPO and the associated reorganization transactions (the "Transactions"), Station Corp. will become the sole managing member of Station Holdco and will hold a portion of the outstanding LLC units of Station Holdco. On January 5, 2016, Station Casinos Corp. filed an amended Certificate of Incorporation to change its name to Red Rock Resorts, Inc.

        Also on October 13, 2015, Station LLC entered into an agreement to purchase all of the outstanding membership interests of Fertitta Entertainment for $460 million (the "Fertitta Entertainment Acquisition") which constitutes an acquisition of an entity under common control. The consummation of the purchase is subject to the satisfaction of customary conditions, including receipt of required gaming approvals and the expiration of the waiting period under the Hart-Scott-Rodino Act. See Fertitta Entertainment LLC below for additional information about the proposed purchase of Fertitta Entertainment by Station LLC.

        The accompanying combined financial statements represent the effect of the retrospective combination of the financial statements of Station Holdco and Fertitta Entertainment for all periods subsequent to April 30, 2012. Our predecessor entity for accounting purposes is Station Holdco.

  Station Casinos LLC, Station Holdco LLC and Station Voteco LLC

        Station LLC is a gaming and entertainment company that owns and operates nine major hotel/casino properties and ten smaller casino properties (three of which are 50% owned) in the Las Vegas regional market. Station LLC also manages a casino in Sonoma County, California and a casino in southwestern Michigan, both on behalf of Native American tribes.

        Station LLC acquired substantially all of the assets of Station Casinos, Inc. and Green Valley Ranch Gaming LLC pursuant to Chapter 11 plans of reorganization, which became effective on June 17, 2011. In addition, on June 17, 2011, Station LLC entered into various new or amended credit agreements. Non-Voting Units representing 100% of Station LLC's outstanding economic interests were issued to Station Holdco and Voting Units representing 100% of Station LLC's outstanding voting power were issued to Station Voteco.

STATION HOLDCO LLC

NOTES TO CONDENSED COMBINED FINANCIAL STATEMENTS (Continued)

(UNAUDITED)

1. Basis of Presentation and Significant Accounting Policies (Continued)

  Fertitta Entertainment LLC

        Fertitta Entertainment was formed on October 19, 2009 to pursue the acquisition of or obtain management contracts for gaming and entertainment facilities domestically and internationally. Effective June 17, 2011, certain wholly-owned subsidiaries of Fertitta Entertainment entered into 25-year management agreements with Station LLC and certain of its subsidiaries. All but one of Station LLC's executive officers and certain other key personnel are employed by Fertitta Entertainment and provide services to Station LLC pursuant to the management agreements. Upon consummation of the Fertitta Entertainment Acquisition, the management agreements will be terminated and Station LLC expects to assume or enter into new employment agreements or other employment relationships with its executive officers and other individuals who were employed by Fertitta Entertainment and provided services to Station LLC through the management agreements prior to the consummation of the Fertitta Entertainment Acquisition.

        All significant intercompany and intra-company transactions, including the effects of the management agreements, have been eliminated.

  Basis of Presentation

        The accompanying condensed combined financial statements included herein have been prepared by the Company pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States ("GAAP") have been condensed or omitted pursuant to such rules and regulations, although management believes that the disclosures are adequate to make the information presented not misleading. In the opinion of management, all adjustments (which include only normal recurring adjustments) necessary for a fair presentation of the results for the interim periods have been made. The interim results reflected in these condensed combined financial statements are not necessarily indicative of results to be expected for the full fiscal year. These financial statements should be read in conjunction with the Company's combined financial statements and related notes for the year ended December 31, 2014.

  Use of Estimates

        The preparation of condensed combined financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported and disclosed in the condensed combined financial statements and the accompanying notes. Significant estimates incorporated into the Company's condensed combined financial statements include the estimated useful lives for depreciable and amortizable assets, the estimated cash flows and other factors used in assessing the recoverability of goodwill, intangible assets and other long-lived assets, the estimated reserve for self-insured insurance claims, the estimated costs associated with the Company's player rewards program and the estimated liabilities related to litigation, claims and assessments. Actual results could differ from those estimates.

STATION HOLDCO LLC

NOTES TO CONDENSED COMBINED FINANCIAL STATEMENTS (Continued)

(UNAUDITED)

1. Basis of Presentation and Significant Accounting Policies (Continued)

  Investments in Joint Ventures and Variable Interest Entities

        The amounts shown in the accompanying combined financial statements include the accounts of MPM Enterprises, LLC ("MPM"), a 50% owned, consolidated variable interest entity ("VIE") of Station LLC. Station LLC consolidates MPM because it directs the activities of MPM that most significantly impact MPM's economic performance and has the right to receive benefits and the obligation to absorb losses that are significant to MPM. The assets of MPM reflected in the Company's Condensed Combined Balance Sheets at September 30, 2015 and December 31, 2014 included intangible assets of $24.3 million and $31.9 million, respectively, and receivables of $3.0 million and $3.2 million, respectively. MPM's assets may be used only to settle MPM's obligations, and MPM's beneficial interest holders have no recourse to the general credit of the Company.

        The Company has various other investments in 50% owned joint ventures which are accounted for using the equity method, including three 50% owned smaller casino properties. In April 2015, the Company sold its 50% investment in a joint venture that owns undeveloped land in North Las Vegas.

        The Company also holds certain investments in unconsolidated VIEs accounted for using the equity method. These investments include 50% investments in certain restaurants at the Company's properties. Fertitta Entertainment held an investment in an entity ("Tejon"), which was formed to develop and manage a casino resort for the Tejon Indian Tribe. In May 2015, Fertitta Entertainment withdrew from, and wrote off its $1.8 million investment in, Tejon, and all of its obligations associated with Tejon ceased. Equity method investments in which the Company is not the primary beneficiary totaled $6.9 million and $10.5 million at September 30, 2015 and December 31, 2014, respectively, which included investments in Tejon of $1.7 million at December 31, 2014. The equity method investments of the Company are not, in the aggregate, material in relation to its financial position or results of operations.

  Discontinued Operations

        During the fourth quarter of 2014, Station LLC's majority-owned consolidated subsidiary, Fertitta Interactive LLC ("Fertitta Interactive"), ceased operations. The results of operations of Fertitta Interactive are reported in discontinued operations in the Condensed Combined Statements of Income for all periods presented, and the assets and liabilities of Fertitta Interactive are reported separately in the Condensed Combined Balance Sheets. The Condensed Combined Statements of Cash Flows have not been adjusted for discontinued operations. See Note 2 for additional information about Fertitta Interactive.

  Related Party Note Receivable

        Fertitta Entertainment has a non-recourse secured note receivable due April 30, 2019 from Fertitta Investment LLC ("FI"), the parent of FI Station Investor LLC, an entity controlled by Frank J. Fertitta III and Lorenzo J. Fertitta. The principal balance of the note accrues interest at the rate of 4.99%. At September 30, 2015, the principal balance of the note was $14.9 million and unpaid interest was $2.5 million.

STATION HOLDCO LLC

NOTES TO CONDENSED COMBINED FINANCIAL STATEMENTS (Continued)

(UNAUDITED)

1. Basis of Presentation and Significant Accounting Policies (Continued)

  Assets Held for Sale

        The Company classifies assets as held for sale when an asset or asset group meets all of the held for sale criteria in the accounting guidance for impairment and disposal of long-lived assets. Assets held for sale are initially measured at the lower of carrying amount or fair value less cost to sell. At September 30, 2015, assets held for sale primarily represented undeveloped land in Las Vegas and Reno that is expected to be sold within one year.

  Income Taxes

        Station Holdco, Station Voteco, Station LLC and Fertitta Entertainment are limited liability companies treated as partnerships for income tax purposes and as such, are pass-through entities and are not liable for income tax in the jurisdictions in which they operate. Accordingly, no provision for income taxes has been made in the condensed combined financial statements and the Company has no liability associated with uncertain tax positions.

  Significant Accounting Policies

        A description of the Company's significant accounting policies is included in the Company's audited combined financial statements for the year ended December 31, 2014.

  Recently Issued Accounting Standards

        In May 2014, the Financial Accounting Standards Board ("FASB") issued a new accounting standard for revenue recognition, which requires entities to recognize revenue when it transfers promised goods or services to customers, in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. The new standard supersedes the existing accounting guidance for revenue recognition, including industry-specific guidance, and amends certain accounting guidance for recognition of gains and losses on the transfer of non-financial assets. For public companies, the new guidance is effective for annual reporting periods (including interim periods within those periods) beginning after December 15, 2017. Early application is permitted for annual reporting periods beginning after December 15, 2016 (including interim periods within those periods). Upon adoption, financial statement issuers may elect to apply the new standard either retrospectively to each prior reporting period presented, or using a modified retrospective approach by recognizing the cumulative effect of initial application and providing certain additional disclosures. The Company will adopt this guidance in the first quarter of 2018. The Company is currently evaluating the impact this guidance will have on its financial position and results of operations, and has not yet determined which adoption method it will elect.

        In April 2015, the FASB issued amended accounting guidance that changes the balance sheet presentation of debt issuance costs. Under the amended guidance, debt issuance costs will be presented on the balance sheet as a direct deduction from the related debt liability rather than as an asset. For public companies, the new guidance is effective for financial statements issued for fiscal years beginning after December 15, 2015 (including interim periods within those fiscal years), and is required to be applied on a retrospective basis. Early adoption is permitted. The Company expects to early adopt this guidance as of December 31, 2015. Upon adoption, approximately $18 million in debt issuance costs

STATION HOLDCO LLC

NOTES TO CONDENSED COMBINED FINANCIAL STATEMENTS (Continued)

(UNAUDITED)

1. Basis of Presentation and Significant Accounting Policies (Continued)

which are currently included in other assets will be reclassified as a direct deduction from the related debt liabilities. The adoption will have no effect on the Company's results of operations.

        A variety of proposed or otherwise potential accounting guidance is currently under study by standard-setting organizations and certain regulatory agencies. Due to the tentative and preliminary nature of such proposed accounting guidance, the Company has not yet determined the effect, if any, that the implementation of such proposed accounting guidance will have on its condensed combined financial statements.

2. Fertitta Interactive

        Station LLC's majority-owned consolidated subsidiary, Fertitta Interactive, ceased operations during the fourth quarter of 2014. Fertitta Interactive previously operated online gaming in New Jersey and online poker in Nevada under the Ultimate Gaming and Ultimate Poker brands, respectively.

        The results of Fertitta Interactive have been reported as discontinued operations in the accompanying Condensed Combined Statements of Income for all periods presented. Following is an analysis of discontinued operations (amounts in thousands):

	Nine Months Ended September 30,
	2015	2014
Revenues	$—	$6,531
Costs and expenses	171	48,843

Net loss from discontinued operations	(171)	(42,312)
Less: net loss from discontinued operations attributable to noncontrolling interests	(73)	(18,790)

Net loss from discontinued operations attributable to Station Holdco LLC	$(98)	$(23,522)

        The assets and liabilities of Fertitta Interactive are reported separately in the Condensed Combined Balance Sheets. The major classes of assets of discontinued operations are presented below (amounts in thousands):

	September 30, 2015	December 31, 2014
Cash	$196	$737
Accounts receivable and other	—	1,009

Total assets	$196	$1,746

        Fertitta Interactive's current liabilities at September 30, 2015 and December 31, 2014 consisted primarily of accounts payable, accrued expenses and gaming-related liabilities.

STATION HOLDCO LLC

NOTES TO CONDENSED COMBINED FINANCIAL STATEMENTS (Continued)

(UNAUDITED)

3. Native American Development

        Following is information about the Company's Native American development activities.

  North Fork Rancheria of Mono Indian Tribe

        The Company has development and management agreements with the North Fork Rancheria of Mono Indians (the "Mono"), a federally recognized Native American tribe located near Fresno, California, which were originally entered into in 2003. In August 2014, the Mono and the Company entered into the Second Amended and Restated Development Agreement (the "Development Agreement") and the Second Amended and Restated Management Agreement (the "Management Agreement"). Pursuant to those agreements, the Company will assist the Mono in developing and operating a gaming and entertainment facility (the "North Fork Project") to be located in Madera County, California. The Company purchased a 305-acre parcel of land located on Highway 99 north of the city of Madera (the "North Fork Site"), which was taken into trust for the benefit of the Mono by the Department of the Interior ("DOI") on February 5, 2013.

        As currently contemplated, the North Fork Project is expected to include approximately 2,000 slot machines, approximately 40 table games and several restaurants. Development of the North Fork Project is subject to certain governmental and regulatory approvals, including, but not limited to, approval of the Management Agreement by the Chairman of the National Indian Gaming Commission ("NIGC").

        Under the Development Agreement, the Company will receive a development fee of 4% of the costs of construction and the costs of development of the North Fork Project (both as defined in the Development Agreement). Under the terms of the Development Agreement, the Company has agreed to arrange the financing for the ongoing development costs and construction of the facility. The Company will contribute significant financial support to the North Fork Project. Through September 30, 2015, the Company has paid approximately $26.4 million of reimbursable advances to the Mono, primarily to complete the environmental impact study, secure the North Fork Site and pay the costs of litigation. The advances are expected to be repaid from the proceeds of third-party financing or from the Mono's gaming revenues; however, there can be no assurance that the advances will be repaid. The carrying amount of the advances was reduced to fair value upon the Company's adoption of fresh-start reporting in 2011. At September 30, 2015, the carrying amount of the advances was $11.3 million.

STATION HOLDCO LLC

NOTES TO CONDENSED COMBINED FINANCIAL STATEMENTS (Continued)

(UNAUDITED)

3. Native American Development (Continued)

        The following table outlines the Company's evaluation at September 30, 2015 of each of the critical milestones necessary to complete the North Fork Project.

As of September 30, 2015
Federally recognized as a tribe by the Bureau of Indian Affairs ("BIA")	Yes
Date of recognition	No later than 1916. Federal recognition was terminated in 1961 and restored in 1983.
Tribe has possession of or access to usable land upon which the project is to be built	The DOI accepted approximately 305 acres of land into trust for the benefit of the Mono on February 5, 2013.
Status of obtaining regulatory and governmental approvals:
Tribal-state compact	A compact was negotiated and signed by the Governor of California and the Mono on August 31, 2012 (the "Compact"). The Compact was ratified by the California State Assembly and Senate on May 2, 2013 and June 27, 2013, respectively. Opponents of the North Fork Project qualified a referendum, "Proposition 48," for a state-wide ballot challenging the legislature's ratification of the Compact. On November 4, 2014, Proposition 48 failed. The project's opponents contend that the failure of Proposition 48 nullified the ratification of the Compact and, therefore, the Compact is not in effect. On March 17, 2015, the Mono filed suit against the State of California to obtain a compact with the State or procedures from the Assistant Secretary of the Interior for Indian Affairs under which Class III gaming may be conducted on the North Fork Site. The State filed its answer to the Mono's complaint in May 2015. On August 17, 2015, the Mono filed a motion for judgment on the pleadings and the State filed its opposition and cross motion for judgment on the pleadings on September 17, 2015. The Mono's reply brief was filed on October 8, 2015 and the State's reply brief was filed on October 29, 2015. On November 13, 2015 the district court issued its order granting judgment in favor of the Mono and ordering the parties to conclude a compact within 60 days (see North Fork Rancheria of Mono Indians v. State of California). No assurances can be provided as to whether the Mono will be successful in obtaining a tribal-state compact or Secretarial procedures to conduct Class III gaming on the North Fork Site.
Approval of gaming compact by DOI	The Compact was submitted to the DOI on July 19, 2013. The Company believes that the Compact became effective as a matter of federal law on October 22, 2013.
Record of decision regarding environmental impact published by BIA

On November 26, 2012, the record of decision for the Environmental Impact Statement for the North Fork Project was issued by the BIA. On December 3, 2012, the Notice of Intent to take land into trust was published in the Federal Register.

STATION HOLDCO LLC

NOTES TO CONDENSED COMBINED FINANCIAL STATEMENTS (Continued)

(UNAUDITED)

3. Native American Development (Continued)

As of September 30, 2015
BIA accepting usable land into trust on behalf of the tribe	The North Fork Site was accepted into trust on February 5, 2013.
Approval of management agreement by NIGC

Approval of the Management Agreement by the NIGC is expected to occur following the Mono's written request for such approval. The Company believes the Management Agreement will be approved because the terms and conditions thereof are consistent with the provisions of the Indian Gaming Regulatory Act.

Gaming licenses:
Type	Current plans for the North Fork Project include Class II and Class III gaming, which requires that a compact be in effect and that the Management Agreement be approved by the NIGC.
Number of gaming devices allowed	The Compact permits a maximum of 2,000 Class III slot machines at the facility. There is no limit on the number of Class II gaming devices that the Mono can offer.
Agreements with local authorities

The Mono has entered into memoranda of understanding with the City of Madera, the County of Madera and the Madera Irrigation District under which the Mono agreed to pay one-time and recurring mitigation contributions, subject to certain contingencies.

        Following is a discussion of legal matters related to the North Fork Project.

        Stand Up For California! v. Dept. of the Interior.    In December 2012, Stand Up for California!, several individuals and the Ministerial Association of Madera (collectively, the "Stand Up" plaintiffs) filed a complaint against the DOI, the BIA and the Secretary of Interior and Assistant Secretary of the Interior, in their official capacities, seeking to overturn the Secretary's determination to take the North Fork Site into trust for the purposes of gaming (the "North Fork Determination") and seeking declaratory and injunctive relief to prevent the United States from taking the North Fork Site into trust. The Mono filed a motion to intervene as a party to the lawsuit, which was subsequently granted. In January 2013, the Court denied the Stand Up plaintiffs' Motion for Preliminary Injunction and the United States accepted the North Fork Site into trust for the benefit of the Mono in February 2013. The parties' motions for summary judgment, oppositions to motions for summary judgment and responses were all filed by April 2015, and the parties are currently awaiting a hearing date for oral argument or a decision on the pleadings.

        Stand Up For California! v. Brown.    In March 2013, Stand Up for California! and Barbara Leach, a local resident, filed a complaint for declaratory relief and petition for writ of mandate in California Superior Court for the County of Madera against California Governor Edmund G. Brown, Jr., alleging that Governor Brown violated the California constitutional separation-of-powers doctrine when he concurred in the North Fork Determination. The complaint sought to vacate and set aside the Governor's concurrence. Plaintiffs' complaint was subsequently amended to include a challenge to the constitutionality of AB 277. The Mono intervened as a defendant in the lawsuit and both the State of California (the "State") and the Mono filed demurrers to plaintiffs' complaint. In March 2014, the court issued its Judgment of Dismissal dismissing plaintiffs' amended complaint. In September 2014,

STATION HOLDCO LLC

NOTES TO CONDENSED COMBINED FINANCIAL STATEMENTS (Continued)

(UNAUDITED)

3. Native American Development (Continued)

plaintiffs filed their opening appellate brief appealing the Judgment of Dismissal. The State and the Mono subsequently filed their responsive briefs and the plaintiffs filed their reply brief in January 2015. The parties are currently awaiting a hearing date for oral arguments or a decision on the appellate briefs. Prior to the court's issuance of its Judgment of Dismissal, the Mono filed a Cross-Complaint against the State alleging that Proposition 48 was invalid and unenforceable to the extent that it purports to invalidate the legislative ratification of the Compact. The State and the plaintiffs filed demurrers seeking to dismiss the Cross-Complaint. In June 2014, the court sustained the plaintiffs' and the State's demurrers and dismissed the Mono's Cross-Complaint. The Mono timely filed their notice of appeal for dismissal of the Cross-Complaint and in June 2015, filed their opening appellate brief. On September 18, 2015, plaintiffs and the State filed their responsive briefs.

        North Fork Rancheria of Mono Indians v. State of California.    In March 2015, the Mono filed a complaint against the State alleging that the State has violated 25 U.S.C. Section 2710(d)(7) et. seq. by failing to negotiate with the Mono in good faith to enter into a tribal-state compact governing Class III gaming on the Mono's Indian lands. The suit seeks a declaration that the State has failed to negotiate in good faith to enter into an enforceable tribal-state compact and an order directing the State to conclude an enforceable tribal-state compact within 60 days or submit to mediation. The State filed its answer to the Mono's complaint in May 2015. The Chowchilla (Chaushilha) Tribe of Yokuts ("Chowchilla"), a group that is not federally recognized, filed a motion to intervene in this case in July 2015. The Mono and the State both filed oppositions to the Chowchilla's motion. On August 26, 2015, the court denied the Chowchilla's motion to intervene. The Mono's motion for judgment on the pleadings was filed on August 17, 2015, and the State's opposition and cross motion for judgment on the pleadings was filed on September 17, 2015. The Mono's reply brief was filed on October 8, 2015 and the State's reply brief was filed on October 29, 2015. On November 13, 2015 the district court issued its order granting judgment in favor of the Mono and ordering the parties to conclude a compact within 60 days.

        The timing of this type of project is difficult to predict and is dependent upon the receipt of the necessary governmental and regulatory approvals. There can be no assurance as to when, or if, these approvals will be obtained. The Company currently estimates that construction of the facility may begin in the next 36 to 48 months and estimates that the facility would be completed and opened for business approximately 18 months after construction begins. There can be no assurance, however, that the North Fork Project will be completed and opened within this time frame or at all. The Company expects to assist the Mono in obtaining third-party financing for the North Fork Project once all necessary regulatory approvals have been received and prior to commencement of construction; however, there can be no assurance that the Company will be able to obtain such financing for the North Fork Project on acceptable terms or at all.

        The Company has evaluated the likelihood that the North Fork Project will be successfully completed and opened, and has concluded that the likelihood of successful completion is in the range of 65% to 75% at September 30, 2015. The Company's evaluation is based on its consideration of all available positive and negative evidence about the status of the North Fork Project, including, but not limited to, the status of required regulatory approvals, as well as the progress being made toward the achievement of all milestones and the successful resolution of all contingencies. There can be no assurance that the North Fork Project will be successfully completed or that future events and

STATION HOLDCO LLC

NOTES TO CONDENSED COMBINED FINANCIAL STATEMENTS (Continued)

(UNAUDITED)

3. Native American Development (Continued)

circumstances will not change the Company's estimates of the timing, scope, and potential for successful completion or that any such changes will not be material. In addition, there can be no assurance that the Company will recover all of its investment in the North Fork Project even if it is successfully completed and opened for business.

4. Long-term Debt

        Long-term debt consisted of the following (amounts in thousands):

	September 30, 2015	December 31, 2014
$1.625 billion Term Loan Facility, due March 1, 2020, interest at a margin above LIBOR or base rate (4.25% at September 30, 2015 and December 31, 2014, respectively), net of unamortized discount of $36.0 million and $42.1 million, respectively	$1,436,647	$1,503,831
$350 million Revolving Credit Facility, due March 1, 2018, interest at a margin above LIBOR or base rate (4.38% at September 30, 2015)	45,000	—
$500 million 7.50% Senior Notes, due March 1, 2021, net of unamortized discount of $4.8 million and $5.3 million, respectively	495,197	494,682
Restructured Land Loan, due June 16, 2016, interest at a margin above LIBOR or base rate (3.69% and 3.67% at September 30, 2015 and December 31, 2014, respectively), net of unamortized discount of $3.3 million and $6.7 million, respectively	110,780	106,783
Other long-term debt, weighted-average interest of 4.35% and 4.21% at September 30, 2015 and December 31, 2014, respectively, maturity dates ranging from 2016 to 2027	113,505	62,203

Total long-term debt	2,201,129	2,167,499
Current portion of long-term debt	(114,770)	(83,892)

Total long-term debt, net	$2,086,359	$2,083,607

  Restructured Land Loan

        On June 17, 2011, an indirect wholly owned subsidiary of Station LLC, CV PropCo, LLC ("CV Propco"), as borrower, entered into an amended and restated credit agreement (the "Restructured Land Loan") with Deutsche Bank AG Cayman Islands Branch and JPMorgan Chase Bank, N.A. as initial lenders, consisting of a term loan facility with an initial principal amount of $105 million and an initial maturity date of June 16, 2016. CV Propco has two options to extend the maturity date for one additional year to be available subject to absence of default, payment of up to a 1% extension fee for each year, and a step-up in interest rate to not more than LIBOR plus 4.50% or base rate plus 3.50% in the sixth year, and not more than LIBOR plus 5.50% or base rate plus 4.50% in the seventh year. In addition, CV Propco is required to enter into an interest rate agreement that fixes or caps LIBOR at 5.00% during each of the extended maturity periods. Interest on the Restructured Land Loan is paid in kind during the first five years, and interest accruing in the sixth and seventh years shall be paid in cash. CV Propco has the intent and ability to execute the first one-year extension option which would extend the maturity date to June 16, 2017, and accordingly, the amounts outstanding under the Restructured Land Loan were excluded from the current portion of long-term debt at September 30, 2015.

STATION HOLDCO LLC

NOTES TO CONDENSED COMBINED FINANCIAL STATEMENTS (Continued)

(UNAUDITED)

4. Long-term Debt (Continued)

  Term Loan Amendment

        In March 2014, Station LLC completed a repricing of the Term Loan Facility, which reduced the interest rate on the facility by 75 basis points. Prior to the repricing, the interest rate under the Term Loan Facility was at Station LLC's option, either LIBOR plus 4.00%, or base rate plus 3.00%, subject to a minimum LIBOR rate of 1.00%. As amended, the interest rate under the Term Loan Facility is at Station LLC's option, either LIBOR plus 3.25%, or base rate plus 2.25%, subject to a minimum LIBOR rate of 1.00%. The amendment had no impact on Station LLC's $350 million revolving credit facility (the "Revolving Credit Facility" and together with the Term Loan Facility, the "Credit Facility").

        Station LLC evaluated the repricing transaction on a lender by lender basis and accounted for the portion of the transaction that did not meet the criteria for debt extinguishment as a debt modification. As a result of the repricing transaction, Station LLC recognized a $4.1 million loss on extinguishment of debt during the first quarter of 2014, which included $2.4 million in third-party fees and the write-off of $1.7 million in unamortized debt discount and debt issuance costs related to the repriced debt.

        The credit agreement governing the Term Loan Facility and the Revolving Credit Facility contains a number of customary covenants, including requirements that Station LLC maintain a maximum total leverage ratio ranging from 6.50 to 1.00 at September 30, 2015 to 5.00 to 1.00 in 2017 and a minimum interest coverage ratio of 3.00 to 1.00, provided that a default of the financial ratio covenants shall only become an event of default under the Term Loan Facility if the lenders providing the Revolving Credit Facility take certain affirmative actions after the occurrence of a default of such financial ratio covenants. At September 30, 2015, Station LLC's total leverage ratio was 4.53 to 1.00 and its interest coverage ratio was 3.91 to 1.00, both as defined in the credit agreement, and Station LLC believes it was in compliance with all applicable covenants.

  Station LLC Revolver Availability

        At September 30, 2015, Station LLC's borrowing availability under its $350 million Revolving Credit Facility, subject to continued compliance with the terms of the Credit Facility, was $271.8 million, which is net of outstanding letters of credit and similar obligations totaling $33.2 million.

  Fertitta Entertainment Debt

        On March 26, 2015, Fertitta Entertainment amended the credit agreement governing its $20 million term loan and $30 million revolving credit facility with Bank of America, N.A. and JP Morgan Chase Bank, N.A. (the "FE Credit Facility"), increasing the revolving credit facility to $55 million and lowering the interest rate to either LIBOR plus a margin of up to 4.0% or base rate plus a margin of up to 3.0%, as selected by Fertitta Entertainment and subject to a leverage-based grid. In addition, the amendment extended the maturity date of the FE Credit Facility to December 24, 2017. Prior to the March 26, 2015 amendment, the interest rate on the FE Credit Facility was at Fertitta Entertainment's option, either LIBOR plus 4.50% or base rate plus 3.50%, and the maturity date was December 24, 2016. At September 30, 2015, $18.5 million was outstanding under the term loan facility and $33.9 million was drawn under the revolving credit facility. The credit agreement governing the FE Credit Facility contains a number of customary covenants and events of default, and

STATION HOLDCO LLC

NOTES TO CONDENSED COMBINED FINANCIAL STATEMENTS (Continued)

(UNAUDITED)

4. Long-term Debt (Continued)

the Company believes Fertitta Entertainment was in compliance with all applicable covenants at September 30, 2015.

        In September 2015, Fertitta Entertainment borrowed $22.0 million pursuant to a secured promissory note to finance an asset purchase. The promissory note has a term of five years and requires Fertitta Entertainment to make monthly principal and interest payments. The promissory note bears interest at LIBOR plus 5.25% and contains a number of customary covenants and events of default.

5. Derivative Instruments

        The Company's objective in using derivative instruments is to add stability to interest expense and to manage its exposure to interest rate movements. To accomplish this objective, the Company uses interest rate swaps as a primary part of its cash flow hedging strategy. The Company does not use derivative financial instruments for trading or speculative purposes. The Company carries derivative instruments on the Condensed Combined Balance Sheets at fair value, which incorporates adjustments for the nonperformance risk of the Company and the counterparties.

        At September 30, 2015, the Company had one outstanding interest rate swap with a notional amount of $1.0 billion under which it received variable-rate payments in exchange for fixed-rate payments over the life of the agreement without exchange of the underlying notional amount. In July 2015, one of the Company's interest rate swaps with a notional amount of approximately $0.7 billion matured, and the notional amount of the Company's remaining interest rate swap, which matures in 2017, increased by the same amount.

        The table below presents the fair value of the Company's derivative financial instruments, exclusive of any accrued interest, as well as their classification on the Condensed Combined Balance Sheets (amounts in thousands):

		Fair Value
	Balance Sheet Classification	September 30, 2015	December 31, 2014
Derivatives designated as hedging instruments:
Interest rate swap	Other accrued liabilities	$—	$4,149
Interest rate swap	Interest rate swap and other long-term liabilities, net	10,284	6,105

        The Company recognizes changes in the fair value of derivative instruments each period as described in the Cash Flow Hedge section below.

        As of September 30, 2015, the Company had not posted any collateral related to its interest rate swap agreement; however, the Company's obligation under the swap agreement is subject to the security and guarantee arrangements applicable to the related credit agreement. The swap agreement contains a cross-default provision under which the Company could be declared in default on its obligation under such agreement if certain conditions of default exist on the Credit Facility. As of September 30, 2015, the termination value of the interest rate swap, including accrued interest, was a

STATION HOLDCO LLC

NOTES TO CONDENSED COMBINED FINANCIAL STATEMENTS (Continued)

(UNAUDITED)

5. Derivative Instruments (Continued)

net liability of $11.0 million. Had the Company been in breach of the provisions of the swap arrangement, it could have been required to pay the termination value to settle the obligation.

  Cash Flow Hedge

        As of September 30, 2015, the Company's outstanding interest rate swap effectively converted $1.0 billion of its variable interest rate debt to a fixed rate of approximately 5.02%. In accordance with the accounting guidance for derivatives and hedging, the Company has designated the full notional amount of the interest rate swap as a cash flow hedge of interest rate risk. Under the terms of the swap agreement, the Company pays a fixed rate of 1.77% and receives a variable rate based on one-month LIBOR (subject to a minimum of 1.00%).

        For derivative instruments that are designated and qualify as cash flow hedges of forecasted interest payments, the effective portion of the gain or loss is reported as a component of other comprehensive income (loss) until the interest payments being hedged are recorded as interest expense, at which time the amounts in other comprehensive income (loss) are reclassified as an adjustment to interest expense. Gains or losses on any ineffective portion of derivative instruments in cash flow hedging relationships are recorded in the period in which they occur as a component of change in fair value of derivative instruments in the Condensed Combined Statements of Income. The Company's interest rate swap had a fair value other than zero at the time it was designated in a hedging relationship, resulting in ineffectiveness.

        The table below presents the losses on derivative financial instruments included in the Company's condensed combined financial statements (amounts in thousands):

							Amount of Loss on Derivatives Recognized in Income (Ineffective Portion and Amount Excluded from Effectiveness Testing)
				Amount of Loss Reclassified from Accumulated Other Comprehensive Loss into Income (Effective Portion)
	Amount of Loss on Derivatives Recognized in Other Comprehensive Income (Effective Portion)
						Location of Loss on Derivatives Recognized in Income (Ineffective Portion and Amount Excluded from Effectiveness Testing)
			Location of Loss Reclassified from Accumulated Other Comprehensive Loss into Income (Effective Portion)
	Nine Months Ended September 30,			Nine Months Ended September 30,			Nine Months Ended September 30,
Derivatives in Cash Flow Hedging Relationships	2015	2014		2015	2014		2015	2014
Interest rate swaps	$(6,945)	$(5,181)	Interest expense, net	$(7,222)	$(9,720)	Change in fair value of derivative instruments	$(4)	$(2)

        Losses reclassified from accumulated other comprehensive loss into interest expense, net included deferred losses on discontinued cash flow hedging relationships that were being amortized as an increase to interest expense as the previously hedged interest payments continued to occur. These deferred losses became fully amortized in June 2015.

        Approximately $5.4 million of deferred losses on the Company's designated interest rate swap is expected to be reclassified from accumulated other comprehensive loss into earnings during the next twelve months.

STATION HOLDCO LLC

NOTES TO CONDENSED COMBINED FINANCIAL STATEMENTS (Continued)

(UNAUDITED)

6. Fair Value Measurements

  Assets Measured at Fair Value on a Recurring Basis

        The following tables present information about the Company's financial assets and liabilities measured at fair value on a recurring basis, aggregated by the level in the fair value hierarchy within which those measurements fall (amounts in thousands):

		Fair Value Measurement at Reporting Date Using
	Balance as of September 30, 2015	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets
Available-for-sale securities(a)	$115	$115	$—	$—
Liabilities
Interest rate swap	$10,284	$—	$10,284	$—

		Fair Value Measurement at Reporting Date Using
	Balance as of December 31, 2014	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets
Available-for-sale securities(a)	$187	$187	$—	$—
Liabilities
Interest rate swaps	$10,254	$—	$10,254	$—

(a)
Available-for-sale securities are included in Other assets, net in the accompanying Condensed Combined Balance Sheets.

        The fair values of the Company's interest rate swaps are determined using widely accepted valuation techniques including discounted cash flow analysis on the expected cash flows of each swap. This analysis reflects the contractual terms of the interest rate swap, including the period to maturity, and uses observable market-based inputs, including forward interest rate curves. The Company incorporates credit valuation adjustments to appropriately reflect both its own nonperformance risk and the counterparty's nonperformance risk in the fair value measurement.

  Assets Measured at Fair Value on a Nonrecurring Basis

        During the nine months ended September 30, 2015, the Company recognized an impairment charge of $1.9 million to write down the carrying amount of a parcel of land held for sale in Las Vegas to $2.0 million, representing its estimated fair value less cost to sell.

STATION HOLDCO LLC

NOTES TO CONDENSED COMBINED FINANCIAL STATEMENTS (Continued)

(UNAUDITED)

6. Fair Value Measurements (Continued)

  Fair Value of Long-term Debt

        The following table presents information about the estimated fair value of the Company's long-term debt compared with its carrying amount (amounts in millions):

	September 30, 2015	December 31, 2014
Aggregate fair value	$2,246	$2,186
Aggregate carrying amount, net of unamortized discounts	2,201	2,167

        The estimated fair value of the Company's long-term debt is based on quoted market prices from various banks for similar instruments, which is considered a Level 2 input under the fair value measurement hierarchy.

7. Members' Equity

  Changes in Members' Equity and Noncontrolling Interest

        The changes in members' equity and noncontrolling interest for the nine months ended September 30, 2015 were as follows (amounts in thousands):

	Combined Members' Equity	Accumulated Other Comprehensive Loss	Total Combined Members' Equity	Noncontrolling Interest	Total Members' Equity
Balances, December 31, 2014	$625,042	$(7,099)	$617,943	$26,174	$644,117
Net reclassification of:
Unrealized losses on interest rate swaps	—	277	277	—	277
Unrealized loss on available-for-sale securities	—	129	129	—	129
Share-based compensation	5,810	—	5,810	—	5,810
Net income	88,959	—	88,959	5,730	94,689
Distributions	(188,383)	—	(188,383)	(9,439)	(197,822)

Balances, September 30, 2015	$531,428	$(6,693)	$524,735	$22,465	$547,200

        At September 30, 2015, noncontrolling interest included a 50% ownership interest in MPM, a 42.7% ownership interest in Fertitta Interactive and ownership interests of the former mezzanine lenders and former unsecured creditors of Station Casinos, Inc. who hold warrants to purchase stock in CV Propco and NP Tropicana LLC.

STATION HOLDCO LLC

NOTES TO CONDENSED COMBINED FINANCIAL STATEMENTS (Continued)

(UNAUDITED)

7. Members' Equity (Continued)

  Accumulated Other Comprehensive Loss

        The components of accumulated other comprehensive loss were as follows (amounts in thousands):

	Unrealized Loss on Interest Rate Swaps	Unrealized (Loss) Gain on Available-for- sale Securities	Total
Balances, December 31, 2014	$(6,976)	$(123)	$(7,099)
Unrealized losses on interest rate swaps	(6,945)	—	(6,945)
Reclassification of unrealized losses on interest rate swaps into income	7,222	—	7,222
Unrealized loss on available-for-sale securities	—	(72)	(72)
Reclassification of other-than-temporary impairment of available-for-sale securities into income	—	201	201

Balances, September 30, 2015	$(6,699)	$6	$(6,693)

  Net Income Attributable to Station Holdco Combined

        Net income attributable to Station Holdco Combined was as follows (amounts in thousands):

	Nine Months Ended September 30,
	2015	2014
Net income from continuing operations	$89,057	$86,465
Net loss from discontinued operations	(98)	(23,522)

Net income	$88,959	$62,943

8. Share-Based Compensation

        Fertitta Entertainment has issued certain share-based compensation awards that may be settled in cash. The Company applies liability accounting for these awards by remeasuring the fair value of the awards at each reporting date and recognizing the changes in fair value within compensation expense, until the awards are settled. At September 30, 2015 and December 31, 2014, the estimated fair value of the liability awards was $14.7 million and $3.4 million, respectively, which is included in Interest rate swaps and other long-term liabilities, net, on the Condensed Combined Balance Sheets. The Company estimated the fair value of the liability awards at September 30, 2015 by applying a blended approach using an option pricing methodology consistent with its historical practice and the $460 million exit price for the Fertitta Entertainment Acquisition. For the nine months ended September 30, 2015 and 2014, the Company recognized expense of $11.3 million and $1.1 million, respectively, related to the liability awards.

STATION HOLDCO LLC

NOTES TO CONDENSED COMBINED FINANCIAL STATEMENTS (Continued)

(UNAUDITED)

9. Write-downs and Other Charges, Net

        Write-downs and other charges, net include various charges to record net losses on asset disposals and non-routine transactions. Write-downs and other charges, net consisted of the following (amounts in thousands):

	Nine Months Ended September 30,
	2015	2014
Loss on disposal of assets, net	$1,441	$19,613
Transaction-related costs	4,363	—
Severance expense	847	1,619
Other, net	795	(640)

	$7,446	$20,592

        Transaction-related costs include IPO-related advisory, legal and other costs that were not deferred as direct and incremental costs of the IPO, and costs related to the Fertitta Entertainment Acquisition. At September 30, 2015, the Company had recognized $0.9 million of deferred offering costs related to the IPO, which is included in Other assets, net in the Condensed Combined Balance Sheet.

        During the nine months ended September 30, 2015, the Company sold certain parcels of land that were previously held for development, and recognized gains on sale totaling $6.4 million, which is included in loss on disposal of assets, net. The gain is partially offset by losses on disposal of various assets, including asset disposals related to remodeling projects. For the nine months ended September 30, 2014, loss on disposal of assets, net, primarily represented the abandonment of certain assets, including an amphitheater and an outdoor water feature, as well as asset disposals related to various remodeling projects.

10. Commitments and Contingencies

        The Company and its subsidiaries are defendants in various lawsuits relating to routine matters incidental to their business. As with all litigation, no assurance can be provided as to the outcome of any legal matters and litigation inherently involves significant costs.

            Shares

Red Rock Resorts, Inc.

Class A Common Stock

PROSPECTUS

Deutsche Bank Securities
J.P. Morgan
BofA Merrill Lynch
Goldman, Sachs & Co.

                              , 2016

        Through and including the 25th day after the date of this prospectus, all dealers that effect transactions in these securities, whether or not participating in this Offering, may be required to deliver a prospectus. This is in addition to the dealers' obligations to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.    OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

        The actual and estimated expenses in connection with this Offering, all of which will be borne by us, are as follows:

SEC registration fee	$
FINRA Filing Fee	$
Listing Fee	$
Transfer agent's fees*		$7,000.00
Printing and engraving expenses*		$250,000.00
Accounting fees and expenses*		$700,000.00
Legal fees and expenses*
Miscellaneous*

Total

*
To be updated by amendment.

        Each of the amounts set forth above, other than the registration fee and the FINRA filing fee, is an estimate.

ITEM 14.    INDEMNIFICATION OF DIRECTORS AND OFFICERS

  Delaware Registrant

        Subsection (a) of Section 145 of the General Corporation Law of the State of Delaware, or the DGCL, empowers a corporation to indemnify any person who was or is a party or who is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful.

        Subsection (b) of Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person acted in any of the capacities set forth above, against expenses (including attorneys' fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

        Section 145 further provides that to the extent a director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and the indemnification provided for by Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of such person's heirs, executors and administrators. Section 145 also empowers the corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify such person against such liabilities under Section 145.

        Section 102(b)(7) of the DGCL provides that a corporation's certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit.

        To the fullest extent permitted by Section 102(b)(7) of the DGCL, our Certificate of Incorporation provides that a director of the Company shall not be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director. Further, it states that the liability of a director of the Company to the company or its stockholders for monetary damages shall be eliminated to the fullest extent permissible under applicable law in the event it is determined that Delaware law does not apply.

        Article V of our Bylaws eliminates the personal liability of our directors for breach of their fiduciary duty as directors, except that a director shall be liable (i) for any breach of the director's duty of loyalty to the company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit. The Bylaws provide for indemnification of the officers and directors to the full extent permitted by the DGCL. These indemnification provisions may be sufficiently broad to permit indemnification of the company's officers and directors for liabilities (including reimbursement of expenses incurred) arising under the Securities Act of 1933, as amended, or the Securities Act.

  Other

        To the extent that indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling our company pursuant to the foregoing provisions, we have been informed that, in the opinion of the U.S. Securities and Exchange Commission, or the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. If a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of our Company in the successful defense of any action, suit or proceeding) is asserted by any of our directors, officers or controlling persons in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of that issue.

        In addition, the Company has entered into indemnification agreements with certain of our executive officers and each of our directors pursuant to which the Company has agreed to indemnify such executive officers and directors against liability incurred by them by reason of their services as an executive officer or director to the fullest extent allowable under applicable law. We also provide liability insurance for each director and officer for certain losses arising from claims or charges made against them while acting in their capacities as our directors or officers.

        The underwriting agreement filed as exhibit to this Registration Statement provides for indemnification of directors and officers of the Company by the underwriters against certain liabilities.

ITEM 15.    RECENT SALES OF UNREGISTERED SECURITIES

        In connection with the transactions described under "The Reorganization of Our Corporate Structure" in the accompanying prospectus, the Company will issue an aggregate of                        shares of its Class B Common Stock to the existing members of Station Holdco LLC, assuming an initial public offering price of $        per share of Class A Common Stock (the midpoint of the estimated public offering price range set forth on the cover page of the accompanying prospectus). The shares of Class B Common Stock described above will be issued for nominal consideration in reliance on the exemption contained in Section 4(a)(2) of the Securities Act of 1933 on the basis that the transactions will not involve a public offering. No underwriters will be involved in the transactions.

        In connection with the Blocker Mergers (as defined in the accompanying prospectus), the Company will issue an aggregate of                        shares of its Class A Common Stock to the owners of ADVSTRA SC Holdings, LLC, CAPINC SC Holdings, LLC, PAIN SC Holdings, LLC, PRTN SC Holdings, LLC, STRAINC SC Holdings, LLC, Serengeti SC Blockerco LLC, PB Investor I LLC and PB Investor II LLC, each a Delaware limited liability company that will merge with a newly-formed subsidiary of the Company as further described in the accompanying prospectus, assuming an initial public offering price of $        per share of Class A Common Stock (the midpoint of the estimated public offering price range set forth on the cover page of the accompanying prospectus). The shares of Class A Common Stock issued in consideration of the Blocker Mergers will be issued in reliance on the exemption contained in Section 4(a)(2) of the Securities Act of 1933 on the basis that each such transaction will not involve a public offering. No underwriters will be involved in the transactions.

ITEM 16.    EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

Exhibit Number		Description
1.1	+	Form of Underwriting Agreement.
3.1	^	Certificate of Incorporation of Red Rock Resorts, Inc., as currently in effect.
3.2	^	Bylaws of Red Rock Resorts, Inc., as currently in effect.
3.3	^	Form of Amended and Restated Certificate of Incorporation of Red Rock Resorts, Inc.
3.4	^	Form of Amended and Restated Bylaws of Red Rock Resorts, Inc.
4.1	+	Form of Class A Common Stock Certificate.
5.1	*	Opinion of Milbank, Tweed, Hadley & McCloy LLP.
10.1	*	Form of Third Amended and Restated Limited Liability Company Agreement of Station Holdco LLC.

Exhibit Number		Description
10.2	+	Form of Indemnification Agreement, between Red Rock Resorts, Inc., a Delaware corporation, Station Casinos LLC, a Nevada limited liability company, and the directors and officers of Red Rock Resorts, Inc.
10.3	^	Form of Exchange Agreement.
10.4	^	Form of Tax Receivable Agreement.
10.5	+	Form of Employment Agreement among Red Rock Resorts, Inc., Station Casinos LLC and Frank J. Fertitta III.
10.6	+	Form of Employment Agreement among Red Rock Resorts, Inc., Station Casinos LLC and Stephen L. Cavallaro.
10.7	+	Form of Employment Agreement among Red Rock Resorts, Inc., Station Casinos LLC and Marc J. Falcone.
10.8	+	Form of Employment Agreement among Red Rock Resorts, Inc., Station Casinos LLC and Richard J. Haskins.
10.9	+	Form of Employment Agreement among Red Rock Resorts, Inc., Station Casinos LLC and Daniel J. Roy.
10.10	+
Membership Interest Purchase Agreement, dated as of October 13, 2015, by and among Station Casinos LLC, Fertitta Business Management LLC, LNA Investments, LLC, KVF Investments, LLC, FE Employeeco LLC, Fertitta Entertainment LLC and Frank J. Fertitta III (as seller representative).
10.11
Credit Agreement dated as of March 1, 2013, by and among Station Casinos LLC, the financial institutions from time to time named therein, and Deutsche Bank AG Cayman Islands Branch, as Administrative Agent, and Deutsche Bank Securities Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as Joint Lead Arrangers and Joint Bookrunners (Incorporated herein by reference to Station Casinos LLC's Current Report on Form 8-K/A filed March 5, 2013).
10.12
First Amendment to Credit Agreement dated as of March 18, 2014, by and among Station Casinos LLC, as borrower, the Station Parties (as defined therein) parties thereto, Deutsche Bank AG Cayman Islands Branch, as administrative agent, and each Lender (as defined therein) party thereto. (Incorporated herein by reference to Station Casinos LLC's Current Report on Form 8-K dated March 21, 2014).
10.13
Amended and Restated Credit Agreement dated as of June 16, 2011 by and among CV PropCo, LLC, as borrower, NP Tropicana LLC, as leasehold holder, NP Landco Holdco LLC, as holdco, Deutsche Bank AG Cayman Islands Branch, JPMorgan Chase Bank, N.A., and each other lender from time to time party thereto, as lenders, Deutsche Bank AG Cayman Islands Branch, as administrative agent for the secured parties, JPMorgan Chase Bank, N.A., as syndication agent, and Deutsche Bank Securities Inc. and J.P. Morgan Securities Inc., as joint lead arrangers and joint book running manager. (Incorporated herein by reference to Station Casinos LLC's Current Report on Form 8-K filed June 23, 2011).
10.14
Indenture, dated as of March 1, 2013, by and among Station Casinos LLC, certain of its wholly owned subsidiaries (as guarantors) and Wells Fargo Bank, National Association, as trustee (Incorporated herein by reference to Station Casinos LLC's Current Report on Form 8-K filed March 1, 2013).

Exhibit Number	Description
10.15	Ground Lease and Sublease, dated as of June 1, 1993, by and between Boulder Station, Inc. and KB Enterprises. (Incorporated herein by reference to Station Casinos LLC's Current Report on Form 8-K filed June 23, 2011).
10.16
Option to Lease or Purchase, dated as of June 1, 1993, by and between Boulder Station, Inc. and KB Enterprises. (Incorporated herein by reference to Station Casinos LLC's Current Report on Form 8-K filed June 23, 2011).
10.17
Option to Acquire Interest Under Purchase Contract, dated as of June 1, 1993, by and between Boulder Station, Inc. and KB Enterprises. (Incorporated herein by reference to Station Casinos LLC's Current Report on Form 8-K filed June 23, 2011).
10.18
First Amendment to Ground Lease and Sublease, dated as of June 30, 1995, by and between KB Enterprises and Boulder Station, Inc. (Incorporated herein by reference to Station Casinos LLC's Current Report on Form 8-K filed June 23, 2011).
10.19
Lease Amendment No. 1, dated as of December 23, 1996, by and between Boulder Station, Inc. and KB Enterprises. (Incorporated herein by reference to Station Casinos LLC's Current Report on Form 8-K filed June 23, 2011).
10.20
Second Amendment to Ground Lease and Sublease, dated as of January 7, 1997, by and between KB Enterprises and Boulder Station, Inc. (Incorporated herein by reference to Station Casinos LLC's Current Report on Form 8-K filed June 23, 2011).
10.21
Rent Agreement to the First Amendment to Ground Lease and Sublease, dated as of March 28, 2003, by and between KB Enterprises and Boulder Station, Inc. (Incorporated herein by reference to Station Casinos LLC's Current Report on Form 8-K filed June 23, 2011).
10.22
Ground Lease, dated as of June 1, 1995, by and between Station Casinos, Inc. and Texas Gambling Hall & Hotel, Inc. (Incorporated herein by reference to Station Casinos LLC's Current Report on Form 8-K filed June 23, 2011).
10.23
First Amendment to Ground Lease, dated as of June 30, 1995, by and between Station Casinos, Inc. and Texas Gambling Hall & Hotel, Inc. (Incorporated herein by reference to Station Casinos LLC's Current Report on Form 8-K filed June 23, 2011).
10.24
Lease Amendment No. 1, dated as of December 23, 1996, by and between Station Casinos, Inc. and Texas Gambling Hall & Hotel, Inc. (Incorporated herein by reference to Station Casinos LLC's Current Report on Form 8-K filed June 23, 2011).
10.25
Second Amendment to Ground Lease, dated as of January 7, 1997, by and between Texas Gambling Hall & Hotel, Inc. and Texas Station, Inc. (Incorporated herein by reference to Station Casinos LLC's Current Report on Form 8-K filed June 23, 2011).
10.26
Third Amendment to Ground Lease, dated as of June 13, 2011, by and between Texas Gambling Hall & Hotel, Inc. and NP Texas LLC. (Incorporated herein by reference to Station Casinos LLC's Current Report on Form 8-K filed June 23, 2011).
10.27
Rent Agreement to the First Amendment to Ground Lease, dated as of May 12, 2000, by and between Texas Gambling Hall & Hotel Real Estate Trust and Texas Gambling Hall & Hotel, Inc. (Incorporated herein by reference to Station Casinos LLC's Current Report on Form 8-K filed June 23, 2011).
10.28
Assignment, Assumption and Consent Agreement (Ground Lease), dated as of July 6, 1995, by and between Station Casinos, Inc. and Texas Station, Inc. (Incorporated herein by reference to Station Casinos LLC's Current Report on Form 8-K filed June 23, 2011).

Exhibit Number		Description
10.29	+	Red Rock Resorts, Inc. 2016 Equity Incentive Plan.
10.30	+	Form of Non-Qualified Stock Option Award Agreement pursuant to the Red Rock Resorts, Inc. 2016 Equity Incentive Plan.
10.31	+	Form of Restricted Stock Award Agreement pursuant to the Red Rock Resorts, Inc. 2016 Equity Incentive Plan.
10.32	^
Seventh Amended and Restated Management Agreement, dated as of January 3, 2013, among the Match-E-Be-Nash-She-Wish Band of Pottawatomi Indians of Michigan, the Gun Lake Tribal Gaming Authority and MPM Enterprises, L.L.C.
10.33	^
Amended and Restated Gaming Management Agreement, dated as of July 27, 2012, among Federated Indians of Graton Rancheria, a federally recognized Indian tribe, Graton Economic Development Authority and SC Sonoma Management, LLC, a California limited liability company.
10.34	^
Amended and Restated Non-Gaming Management Agreement, dated as of August 6, 2012, among Federated Indians of Graton Rancheria, a federally recognized Indian tribe, Graton Economic Development Authority and SC Sonoma Management, LLC, a California limited liability company.
21.1	^	List of Subsidiaries of the Company.
23.1	+	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.
23.2	*	Consent of Milbank, Tweed, Hadley & McCloy LLP (included in Exhibit 5.1).
24.1	^	Powers of Attorney.

^
Previously filed.

+
Filed herewith.

*
To be filed by amendment.

ITEM 17.    UNDERTAKINGS

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

        The undersigned Registrant hereby undertakes that:

  1.
  For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

  2.
  For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        The undersigned Registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 3 to registration statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Las Vegas, Nevada, on February 12, 2016.

Red Rock Resorts, Inc., a Delaware corporation
By:	* Frank J. Fertitta III Chief Executive Officer

SIGNATURES

        Pursuant to the requirements of the Securities Act, this Amendment No. 3 to registration statement on Form S-1 has been signed on February 12, 2016 by the following persons in the capacities indicated.

Signature		Title

* Frank J. Fertitta III		Chairman of the Board and Chief Executive Officer (Principal Executive Officer)
/s/ MARC J. FALCONE Marc J. Falcone		Chief Financial Officer (Principal Financial and Accounting Officer)
* Lorenzo J. Fertitta		Director
* Robert A. Cashell, Jr.		Director
* James E. Nave, D.V.M.		Director
* Robert E. Lewis		Director
* By:	/s/ MARC J. FALCONE Marc J. Falcone Attorney-in-Fact

EXHIBIT INDEX

Exhibit Number		Description
1.1	+	Form of Underwriting Agreement.
3.1	^	Certificate of Incorporation of Red Rock Resorts, Inc., as currently in effect.
3.2	^	Bylaws of Red Rock Resorts, Inc., as currently in effect.
3.3	^	Form of Amended and Restated Certificate of Incorporation of Red Rock Resorts, Inc.
3.4	^	Form of Amended and Restated Bylaws of Red Rock Resorts, Inc.
4.1	+	Form of Class A Common Stock Certificate.
5.1	*	Opinion of Milbank, Tweed, Hadley & McCloy LLP.
10.1	*	Form of Third Amended and Restated Limited Liability Company Agreement of Station Holdco LLC.
10.2	+	Form of Indemnification Agreement, between Red Rock Resorts, Inc., a Delaware corporation, Station Casinos LLC, a Nevada limited liability company, and the directors and officers of Red Rock Resorts, Inc.
10.3	^	Form of Exchange Agreement.
10.4	^	Form of Tax Receivable Agreement.
10.5	+	Form of Employment Agreement among Red Rock Resorts, Inc., Station Casinos LLC and Frank J. Fertitta III.
10.6	+	Form of Employment Agreement among Red Rock Resorts, Inc., Station Casinos LLC and Stephen L. Cavallaro.
10.7	+	Form of Employment Agreement among Red Rock Resorts, Inc., Station Casinos LLC and Marc J. Falcone.
10.8	+	Form of Employment Agreement among Red Rock Resorts, Inc., Station Casinos LLC and Richard J. Haskins.
10.9	+	Form of Employment Agreement among Red Rock Resorts, Inc., Station Casinos LLC and Daniel J. Roy.
10.10	+	Membership Interest Purchase Agreement, dated as of October 13, 2015, by and among Station Casinos LLC, Fertitta Business Management LLC, LNA Investments, LLC, KVF Investments, LLC, FE Employeeco LLC, Fertitta Entertainment LLC and Frank J. Fertitta III (as seller representative).
10.11		Credit Agreement dated as of March 1, 2013, by and among Station Casinos LLC, the financial institutions from time to time named therein, and Deutsche Bank AG Cayman Islands Branch, as Administrative Agent, and Deutsche Bank Securities Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as Joint Lead Arrangers and Joint Bookrunners (Incorporated herein by reference to Station Casinos LLC's Current Report on Form 8-K/A filed March 5, 2013).
10.12		First Amendment to Credit Agreement dated as of March 18, 2014, by and among Station Casinos LLC, as borrower, the Station Parties (as defined therein) parties thereto, Deutsche Bank AG Cayman Islands Branch, as administrative agent, and each Lender (as defined therein) party thereto. (Incorporated herein by reference to Station Casinos LLC's Current Report on Form 8-K dated March 21, 2014).

Exhibit Number	Description
10.13	Amended and Restated Credit Agreement dated as of June 16, 2011 by and among CV PropCo, LLC, as borrower, NP Tropicana LLC, as leasehold holder, NP Landco Holdco LLC, as holdco, Deutsche Bank AG Cayman Islands Branch, JPMorgan Chase Bank, N.A., and each other lender from time to time party thereto, as lenders, Deutsche Bank AG Cayman Islands Branch, as administrative agent for the secured parties, JPMorgan Chase Bank, N.A., as syndication agent, and Deutsche Bank Securities Inc. and J.P. Morgan Securities Inc., as joint lead arrangers and joint book running manager. (Incorporated herein by reference to Station Casinos LLC's Current Report on Form 8-K filed June 23, 2011).
10.14	Indenture, dated as of March 1, 2013, by and among Station Casinos LLC, certain of its wholly owned subsidiaries (as guarantors) and Wells Fargo Bank, National Association, as trustee (Incorporated herein by reference to Station Casinos LLC's Current Report on Form 8-K filed March 1, 2013).
10.15	Ground Lease and Sublease, dated as of June 1, 1993, by and between Boulder Station, Inc. and KB Enterprises. (Incorporated herein by reference to Station Casinos LLC's Current Report on Form 8-K filed June 23, 2011).
10.16	Option to Lease or Purchase, dated as of June 1, 1993, by and between Boulder Station, Inc. and KB Enterprises. (Incorporated herein by reference to Station Casinos LLC's Current Report on Form 8-K filed June 23, 2011).
10.17	Option to Acquire Interest Under Purchase Contract, dated as of June 1, 1993, by and between Boulder Station, Inc. and KB Enterprises. (Incorporated herein by reference to Station Casinos LLC's Current Report on Form 8-K filed June 23, 2011).
10.18	First Amendment to Ground Lease and Sublease, dated as of June 30, 1995, by and between KB Enterprises and Boulder Station, Inc. (Incorporated herein by reference to Station Casinos LLC's Current Report on Form 8-K filed June 23, 2011).
10.19	Lease Amendment No. 1, dated as of December 23, 1996, by and between Boulder Station, Inc. and KB Enterprises. (Incorporated herein by reference to Station Casinos LLC's Current Report on Form 8-K filed June 23, 2011).
10.20	Second Amendment to Ground Lease and Sublease, dated as of January 7, 1997, by and between KB Enterprises and Boulder Station, Inc. (Incorporated herein by reference to Station Casinos LLC's Current Report on Form 8-K filed June 23, 2011).
10.21	Rent Agreement to the First Amendment to Ground Lease and Sublease, dated as of March 28, 2003, by and between KB Enterprises and Boulder Station, Inc. (Incorporated herein by reference to Station Casinos LLC's Current Report on Form 8-K filed June 23, 2011).
10.22	Ground Lease, dated as of June 1, 1995, by and between Station Casinos, Inc. and Texas Gambling Hall & Hotel, Inc. (Incorporated herein by reference to Station Casinos LLC's Current Report on Form 8-K filed June 23, 2011).
10.23	First Amendment to Ground Lease, dated as of June 30, 1995, by and between Station Casinos, Inc. and Texas Gambling Hall & Hotel, Inc. (Incorporated herein by reference to Station Casinos LLC's Current Report on Form 8-K filed June 23, 2011).
10.24	Lease Amendment No. 1, dated as of December 23, 1996, by and between Station Casinos, Inc. and Texas Gambling Hall & Hotel, Inc. (Incorporated herein by reference to Station Casinos LLC's Current Report on Form 8-K filed June 23, 2011).

Exhibit Number		Description
10.25		Second Amendment to Ground Lease, dated as of January 7, 1997, by and between Texas Gambling Hall & Hotel, Inc. and Texas Station, Inc. (Incorporated herein by reference to Station Casinos LLC's Current Report on Form 8-K filed June 23, 2011).
10.26		Third Amendment to Ground Lease, dated as of June 13, 2011, by and between Texas Gambling Hall & Hotel, Inc. and NP Texas LLC. (Incorporated herein by reference to Station Casinos LLC's Current Report on Form 8-K filed June 23, 2011).
10.27		Rent Agreement to the First Amendment to Ground Lease, dated as of May 12, 2000, by and between Texas Gambling Hall & Hotel Real Estate Trust and Texas Gambling Hall & Hotel, Inc. (Incorporated herein by reference to Station Casinos LLC's Current Report on Form 8-K filed June 23, 2011).
10.28		Assignment, Assumption and Consent Agreement (Ground Lease), dated as of July 6, 1995, by and between Station Casinos, Inc. and Texas Station, Inc. (Incorporated herein by reference to Station Casinos LLC's Current Report on Form 8-K filed June 23, 2011).
10.29	+	Red Rock Resorts, Inc. 2016 Equity Incentive Plan.
10.30	+	Form of Non-Qualified Stock Option Award Agreement pursuant to the Red Rock Resorts, Inc. 2016 Equity Incentive Plan.
10.31	+	Form of Restricted Stock Award Agreement pursuant to the Red Rock Resorts, Inc. 2016 Equity Incentive Plan.
10.32	^	Seventh Amended and Restated Management Agreement, dated as of January 3, 2013, among the Match-E-Be-Nash-She-Wish Band of Pottawatomi Indians of Michigan, the Gun Lake Tribal Gaming Authority and MPM Enterprises, L.L.C.
10.33	^	Amended and Restated Gaming Management Agreement, dated as of July 27, 2012, among Federated Indians of Graton Rancheria, a federally recognized Indian tribe, Graton Economic Development Authority and SC Sonoma Management, LLC, a California limited liability company.
10.34	^	Amended and Restated Non-Gaming Management Agreement, dated as of August 6, 2012, among Federated Indians of Graton Rancheria, a federally recognized Indian tribe, Graton Economic Development Authority and SC Sonoma Management, LLC, a California limited liability company.
21.1	^	List of Subsidiaries of the Company.
23.1	+	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.
23.2	*	Consent of Milbank, Tweed, Hadley & McCloy LLP (included in Exhibit 5.1).
24.1	^	Powers of Attorney.

^
Previously filed.

+
Filed herewith.

*
To be filed by amendment.